As filed with the Securities and Exchange Commission on July 7, 2009

Registration No. 333-159766

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	6022	54-1866052
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

330 Hospital Road, P.O. Box 1455

Tappahannock, Virginia 22560

(804) 443-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

330 Hospital Road

P.O. Box 1455

Tappahannock, Virginia 22560

(804) 443-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wayne A. Whitham, Jr. Charles W. Kemp Williams Mullen Two James Center 1021 East Cary Street Richmond, Virginia 23219 (804) 783-6929	Kevin D. Pomfret Dwight F. Hopewell Cantor Arkema, P.C. Bank of America Center 1111 East Main Street Richmond, Virginia 23219 (804) 644-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 7, 2009

JOINT PROXY STATEMENT/PROSPECTUS

FOR THE PROPOSED MERGER OF

EASTERN VIRGINIA BANKSHARES, INC. AND

FIRST CAPITAL BANCORP, INC.

The boards of directors of Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) and First Capital Bancorp, Inc. (“First Capital”) have agreed to a merger of First Capital with and into Eastern Virginia. If the proposed merger is completed, First Capital shareholders will receive 0.98 shares of Eastern Virginia common stock for each share of First Capital common stock they own.

Eastern Virginia common stock is listed on the Nasdaq Global Select Market under the symbol “EVBS.” First Capital common stock is listed on the Nasdaq Capital Market under the symbol “FCVA.”

This joint proxy statement/prospectus provides detailed information about the merger and the special meetings of Eastern Virginia shareholders and First Capital shareholders. It also provides information about the Eastern Virginia common stock to be issued to First Capital shareholders in the event the merger is completed. As described in this joint proxy statement/prospectus, we cannot complete the merger unless we obtain the necessary government approvals and approval of the common shareholders of both Eastern Virginia and First Capital and the Series A Preferred Stock shareholder of First Capital, voting as a separate voting group. The U.S. Treasury currently is the only holder of First Capital Series A Preferred Stock. First Capital intends to obtain the U.S. Treasury’s approval of the merger as soon as practicable, other than through this joint proxy statement/prospectus.

Please carefully review and consider this joint proxy statement/prospectus, which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page 22.

It is important that your shares are represented at your shareholders’ meeting, whether or not you plan to attend. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated             , 2009. It is first being mailed to Eastern Virginia’s and First Capital’s shareholders on or about July 15, 2009.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend a special meeting of the shareholders of Eastern Virginia to be held on August 20, 2009 at 10:00 a.m. Eastern Daylight Time at the King William Ruritan Park, 15188 King William Road, King William, Virginia 23086. At the special meeting, you will be asked to:

•	approve the proposed merger of First Capital into Eastern Virginia; and

•

adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not vote your shares by proxy or in person, the effect will be to vote against the merger.

W. Rand Cook

Chairman of the Board
Eastern Virginia Bankshares, Inc.

EASTERN VIRGINIA BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2009

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of shareholders of Eastern Virginia, a Virginia corporation, to be held on August 20, 2009 at 10:00 a.m. Eastern Daylight Time at the King William Ruritan Park, 15188 King William Road, King William, Virginia, 23086, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger dated as of April 3, 2009, by and between Eastern Virginia and First Capital and the transactions contemplated thereby. The merger agreement provides that First Capital will merge with and into Eastern Virginia upon the terms and subject to the conditions set forth in the agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal II)

3.	To transact any other business as may properly be brought before the Eastern Virginia special meeting or any adjournments or postponements thereof.

Our board of directors has determined that the terms of the merger are fair to and in the best interest of Eastern Virginia and our shareholders and has approved and adopted the agreement and plan of merger and the related transactions.

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval and adoption of the agreement and plan of merger and the related transactions and “FOR” the approval of the proposal to adjourn the meeting, if necessary.

Our board of directors has fixed the close of business on July 6, 2009 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement, the merger and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the agreement and plan of merger the transactions contemplated thereby.

By Order of the Board of Directors

Joe A. Shearin

July 15, 2009	President and Chief Executive Officer

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend a special meeting of the common shareholders of First Capital to be held on August 20, 2009 at 2:00 p.m. Eastern Daylight Time at Comfort Suites Innsbrook, 4051 Innslake Drive, Glen Allen, Virginia 23060. At the special meeting, you will be asked to:

•	approve the proposed merger of First Capital into Eastern Virginia; and

•

adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

In the merger, each share of First Capital common stock that you own will be exchanged for 0.98 shares of Eastern Virginia common stock.

We expect the merger to be tax-free with respect to the shares of Eastern Virginia common stock that you receive.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be to vote against the merger.

You can obtain current market price quotations on shares of Eastern Virginia common stock and First Capital common stock, which are listed on the Nasdaq Global Select Market and the Nasdaq Capital Market under the symbols “EVBS” and “FCVA,” respectively.

Grant S. Grayson

Chairman of the Board
First Capital Bancorp, Inc.

FIRST CAPITAL BANCORP, INC.

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2009

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of common shareholders of First Capital, a Virginia corporation, to be held on August 20, 2009 at 2:00 p.m. Eastern Daylight Time at Comfort Suites Innsbrook, 4051 Innslake Drive, Glen Allen, Virginia 23060, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger dated as of April 3, 2009, by and among First Capital and Eastern Virginia, and the transactions contemplated thereby. The merger agreement provides that First Capital will merge with and into Eastern Virginia upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the common shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal II)

3.	To transact any other business as may properly be brought before the First Capital special meeting or any adjournments or postponements thereof.

Our board of directors has determined that the terms of the merger are fair to and in the best interest of First Capital and our shareholders, has approved and adopted the merger agreement, the merger and the related transactions, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement, the merger and the related transactions.

Our board of directors has fixed the close of business on July 6, 2009 as the record date for determination of our common shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement, the merger and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement, the merger and the transactions contemplated thereby.

By Order of the Board of Directors

John M. Presley

July 15, 2009	Managing Director and Chief Executive Officer

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ii

Annex A	—	Agreement and Plan of Merger dated as of April 3, 2009, by and among Eastern Virginia Bankshares, Inc. and First Capital Bancorp, Inc.
Annex B	—	Opinion of Davenport & Company LLC to the Board of Directors of First Capital Bancorp, Inc.
Annex C	—	Opinion of Keefe, Bruyette & Woods to the Board of Directors of Eastern Virginia Bankshares, Inc.
Annex D	—	Eastern Virginia Bankshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2008
Annex E	—	Eastern Virginia Bankshares, Inc. amendment to its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009
Annex F	—	Selected information from Eastern Virginia Bankshares, Inc’s Proxy Statement for the 2009 Annual Meeting of Shareholders
Annex G	—	First Capital Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2008
Annex H	—	First Capital Bancorp, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2009
Annex I	—	Selected information from First Capital Bancorp, Inc’s Proxy Statement for the 2009 Annual Meeting of Shareholders
Annex J	—	Form of First Capital Support Agreement among Eastern Virginia, First Capital and each of First Capital’s directors dated April 3, 2009
Annex K	—	Form of Eastern Virginia Support Agreement among First Capital, Eastern Virginia and each of Eastern Virginia’s directors dated April 3, 2009

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ADDITIONAL INFORMATION

Additional important information relating to Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) is found in the following documents attached as annexes:

•	Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached as Annex D;

•	Eastern Virginia’s amendment to its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, which is attached as Annex E; and

•	Selected information from Eastern Virginia’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which is attached as Annex F.

Additional information relating to First Capital Bancorp, Inc. (“First Capital”) is found in the following documents attached as annexes:

•	First Capital’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached as Annex G;

•	First Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is attached as Annex H; and

•	Selected information from First Capital’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which is attached as Annex I.

These annexes are incorporated by reference herein. See “Where You Can Find More Information.”

This information is also available to you without charge upon oral or written request to:

First Capital Bancorp, Inc. 4222 Cox Road – Suite 200 Glen Allen, VA 23060 Attn: John M. Presley Managing Director and Chief Executive Officer	Eastern Virginia Bankshares, Inc. 330 Hospital Road P.O. Box 1455 Tappahannock, VA 22560 Attn: Joe A. Shearin President and Chief Executive Officer

If you would like to request any documents, please do so by August 13, 2009 in order to receive them before the shareholder meetings.

You should rely only on the information contained in this joint proxy statement/prospectus regarding the matters to be considered at the respective shareholder meetings. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2009. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to First Capital or Eastern Virginia shareholders nor the issuance by Eastern Virginia of Eastern Virginia common stock in connection with the merger will create any implication to the contrary.

Information contained in this joint proxy statement/prospectus regarding Eastern Virginia has been provided by Eastern Virginia and information contained in this joint proxy statement/prospectus regarding First Capital has been provided by First Capital.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

Q:	Why are First Capital and Eastern Virginia proposing the merger transaction?

A:	We believe the proposed merger is in the best interest of First Capital, Eastern Virginia and our respective shareholders. Our boards of directors believe that merging First Capital with and into Eastern Virginia, will provide significant value to our shareholders. The merger provides First Capital shareholders the opportunity to participate in the opportunities for growth offered by the larger, combined company.

You should review the reasons for the merger described in greater detail under the captions “Proposal I—Approval of the Merger and Related Matters—Background of the Merger,” “—Eastern Virginia’s Reasons for the Merger” and “—First Capital’s Reasons for the Merger” beginning on page 39.

Q:	When and where are the shareholder meetings?

A:	The First Capital special meeting is scheduled to take place on August 20, 2009 at 2:00 p.m., Eastern Daylight Time, at Comfort Suites Innsbrook, 4051 Innslake Drive, Glen Allen, Virginia 23060.

The Eastern Virginia special meeting is scheduled to take place on August 20, 2009 at 10:00 a.m., Eastern Daylight Time, at the King William Ruritan Park, 15188 King William Road, King William, Virginia 23086.

Q:	What do the boards of directors recommend?

A:	The boards of directors of First Capital and Eastern Virginia have approved and adopted the merger agreement and recommend that shareholders vote “FOR” the proposal to approve the merger agreement, the merger and the transactions contemplated thereby.

Q:	What will First Capital shareholders receive for their stock?

A:	For each share of First Capital common stock that you own, you will receive 0.98 shares of Eastern Virginia common stock.

Q:	How do I exchange my First Capital stock certificates?

A:	To receive merger consideration, you must return your First Capital stock certificates or an appropriate guarantee of delivery. You will receive instructions on where to surrender your First Capital stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your First Capital stock certificates with your proxy card.

Q:	What should I do if my shares of First Capital are held by my broker or otherwise in “street name”?

A:	If you hold your shares of First Capital common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions directly from your bank or broker. If you have any questions, you should contact your bank or broker directly, or you may contact Eastern Virginia or First Capital at the addresses or telephone numbers listed on page 87.

Q:	Can the value of the transaction change between now and the time that the merger is completed?

A:	Yes. The value of the merger consideration could increase or decrease between now and the time that the merger is completed. The market value of the Eastern Virginia common stock that First Capital common shareholders will receive in the merger will fluctuate based on the trading price of Eastern Virginia common stock on the Nasdaq Global Select Market.

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Q:	When will you complete the merger?

A:	We intend to complete the merger as soon as possible after shareholder approval is received, all regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived. We expect to complete the merger in the third quarter of 2009, although there can be no assurance in this regard.

Q:	What should I do now?

A:	Complete, sign, date and return your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the applicable shareholder meeting. It is important that the proxy card be received as soon as possible and in any event before the applicable shareholder meeting.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy card; or

•	Third, you can attend the shareholder meeting and vote in person. Simply attending the shareholder meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card prior to the shareholder meeting. If you are a First Capital shareholder, your submissions must be mailed to the Secretary of First Capital at the address listed on page 87. If you are a Eastern Virginia shareholder, your submissions must be mailed to the Secretary of Eastern Virginia at the address listed on page 87.

If your shares are held in “street name” (i.e., your bank or broker holds your shares for you), you should contact your bank or broker to obtain instructions about how to change your vote.

Q:	Who will be soliciting proxies?

A:	The officers, boards of directors and certain employees of Eastern Virginia and First Capital will be soliciting proxies. In addition, Eastern Virginia has retained The Altman Group to aid in the solicitation of proxies. The Altman Group will receive a fee of approximately $9,000 for its proxy solicitation services.

Q:	What if I do not vote or I abstain from voting on the merger?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will be the equivalent of a “NO” vote on the merger.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:	Your broker will not vote your shares on the merger unless you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote your shares, which will have the effect of a “NO” vote on the merger.

Q:	If I am a First Capital shareholder, will I be able to sell the shares of Eastern Virginia common stock that I receive in the merger?

A:	Yes, in most cases. The shares of Eastern Virginia common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and listed on the Nasdaq Global Select Market. However, certain former First Capital shareholders who are deemed to be “affiliates” of Eastern Virginia (after the merger) under the Securities Act (generally, directors, executive officers and shareholders of Eastern Virginia holding 10% or more of the outstanding shares of Eastern Virginia common stock) must abide by certain transfer restrictions under the Securities Act.

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Q:	What are the tax consequences of the merger to me?

A:	If you are a First Capital shareholder, you will not recognize gain or loss upon your receipt of Eastern Virginia common stock for your First Capital common stock. For greater detail, see “Proposal I—Approval of the Merger and Related Matters—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

If you are a Eastern Virginia shareholder, there will be no changes to your shares of Eastern Virginia common stock and there will be no tax consequences for you as a result of the merger.

Q:	Who should shareholders call with questions?

A:	If you have more questions about the merger you should contact:

First Capital Bancorp, Inc. 4222 Cox Road – Suite 200 Glen Allen, VA 23060 (804) 273-1160 Attn: John M. Presley Managing Director and Chief Executive Officer	Eastern Virginia Bankshares, Inc. 330 Hospital Road P.O. Box 1455 Tappahannock, VA 22560 (804) 443-8400 Attn: Joe A. Shearin President and Chief Executive Officer

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus, including Annexes A through K, and the other documents to which this joint proxy statement/prospectus refers to fully understand the merger and the other matters to be considered at the respective shareholder meetings. See “Where You Can Find More Information” on page 86. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 39)

We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. Please read the merger agreement. It is the legal document that governs the merger.

In the merger, Eastern Virginia will acquire First Capital through the merger of First Capital with and into Eastern Virginia. After the merger, First Capital Bank, First Capital’s bank subsidiary will merge into EVB, Eastern Virginia’s bank subsidiary and EVB will continue to operate as a Virginia chartered bank.

Each share of First Capital common stock outstanding will be converted in the merger into 0.98 shares of Eastern Virginia common stock as further described below. We expect to complete the merger in the third quarter of 2009, although there can be no assurance in this regard.

Our Reasons for the Merger (page 40)

First Capital’s board of directors is proposing the merger because, among other reasons:

•	First Capital’s common shareholders will receive a premium over First Capital’s prevailing stock price;

•	the merger will allow First Capital’s common shareholders to retain a voice in management through First Capital’s continued presence on the boards of the combined entity and the combined bank;

•	the merger allows First Capital’s shareholders to be part owner of a larger and more diversified financial institution offering a broader array of financial services;

•	the merger should allow First Capital to expand its presence in the central Virginia market, increase competitiveness and improve operations;

•	First Capital believes that Eastern Virginia has a compatible business culture and shared approach to customer service and increasing shareholder value; and

•

the merger will enable First Capital’s common shareholders to exchange their shares for shares of a combined company that will have a larger market capitalization and could provide First Capital’s common shareholders with a greater ability to buy and sell their shares quickly and efficiently.

Eastern Virginia’s board of directors is proposing the merger because, among other reasons:

•

the merger will broaden the market presence of Eastern Virginia in the Richmond metropolitan area by adding seven branches, six of which are in areas where Eastern Virginia does not currently have a strong presence;

•	First Capital’s operating philosophy and business lines compliment those of Eastern Virginia;

•	the merger will create a larger and more diversified organization, with a higher legal lending limit, that is better positioned to compete a grow its business;

•

the merger conforms with Eastern Virginia’s long-term goals of enhancing shareholder value, diversifying credit risk, broadening its customer base for loans deposits and broadening its market penetration;

•	the cultural philosophy of First Capital’s management team fits well with Eastern Virginia’s strategic initiatives;

•	the merger will increase the capacity of the resulting organization to add to its current offering of financial products and services;

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•	the larger shareholder base of the combined entity may allow shareholders to buy and sell shares more quickly and efficiently; and

•	the transaction should be accretive to earnings per share in the first year after completion of the merger.

What First Capital Common Shareholders Will Receive in the Merger (page 39)

Each of your shares of First Capital common stock will be converted into 0.98 shares of Eastern Virginia common stock.

Eastern Virginia will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Eastern Virginia common stock to which you would otherwise be entitled. The amount of cash that you will receive for any such fractional share will be calculated by multiplying (i) the fractional share interest to which you would otherwise be entitled by (ii) the Eastern Virginia “average price.” The Eastern Virginia “average price” means the average of the daily closing prices of Eastern Virginia shares on the Nasdaq Global Select Market for the ten consecutive trading days ending on the fifth day before the effective time of the merger.

Dissenters’ or Appraisal Rights (page 60)

Holders of First Capital common stock will not have any dissenters’ or appraisal rights in connection with the merger or any other matters described in this joint proxy statement/prospectus. Holders of First Capital Series A Preferred Shares have appraisal rights; however, the U.S. Treasury currently is the only holder of First Capital Series A Preferred Shares and will not have appraisal rights if it votes such shares in favor of, or otherwise approves or consents to, the merger. If the U.S. Treasury does not approve the merger, the merger cannot be completed.

Board Recommendations (pages 36 and 38)

First Capital

The First Capital board of directors believes that the merger is fair to First Capital’s shareholders and in their best interests. First Capital’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the transactions contemplated thereby.

Eastern Virginia

The Eastern Virginia board of directors believes that the merger is fair to Eastern Virginia shareholders and in their best interests. Eastern Virginia’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the transactions contemplated thereby.

Opinion of Financial Advisors (pages 45 and 53)

First Capital

Davenport & Company LLC delivered a written opinion to the First Capital board of directors that, as of April 2, 2009, the merger consideration is fair to its shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex B. You should read this opinion and the discussion regarding the opinion in “Proposal I—Approval of the Merger and Related Matters—Opinion of First Capital’s Financial Advisor” beginning on page 45 to understand the assumptions made, matters considered and limitations of the review undertaken by Davenport & Company LLC in providing its opinion.

Eastern Virginia

Keefe, Bruyette & Woods delivered a written opinion to Eastern Virginia’s board of directors that, as of April 2, 2009, the merger consideration is fair to its shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex C. You should read this opinion “Proposal I—Approval of the Merger and Related Matters—Opinion of Eastern Virginia’s Financial Advisor” beginning on page 53 to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods.

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Accounting Treatment (page 15)

The merger will be accounted for under the purchase method of accounting.

Certain Federal Income Tax Consequences (page 69)

You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. The parties are not obligated to close the merger unless each of First Capital and Eastern Virginia has received a legal opinion from outside counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. These opinions of counsel, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders also will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of material United States federal income tax consequences set forth in this joint proxy statement/prospectus is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Capital common stock. Shareholders of First Capital are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 72)

Eastern Virginia Bankshares, Inc.

330 Hospital Road

P.O. Box 1455

Tappahanock, VA 22560

Eastern Virginia is a bank holding company headquartered in Tappahannock, Virginia (45 miles northeast of Richmond, Virginia). Through its wholly-owned bank subsidiary, EVB, Eastern Virginia operates 25 full service branches in the eastern region of Virginia. EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas of Virginia.

Eastern Virginia provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. It complements its lending operations with an array of retail and commercial deposit products and fee-based services. Eastern Virginia’s services are delivered locally by well-trained and experienced bankers, who are empowered to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Eastern Virginia believes that, by offering its customers personalized service and a breadth of products, it can compete effectively as it expands within its existing markets and into new markets.

As of March 31, 2009, Eastern Virginia reported, on a consolidated basis, total assets of $1,098.0 million, net loans of $818.0 million, deposits of $852.6 million and shareholders’ equity of $99.6 million.

First Capital Bancorp, Inc.

4222 Cox Road – Suite 200

Glen Allen, VA 23060

First Capital is a bank holding company that was incorporated under Virginia law in 2006. Pursuant to a statutory share exchange that was effective on September 8, 2006, it became a bank holding company. First Capital conducts its primary operations through its wholly-owned bank subsidiary, First Capital Bank, which is chartered under Virginia law. First Capital has one other wholly-owned subsidiary, FCRV Statutory Trust 1, which is a Delaware Business Trust that was formed in connection with the issuance of trust preferred debt in September 2006.

First Capital Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The bank is a member of the Federal Reserve System and began banking operations in late 1998. The bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals within

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its market area. This market area consists of the Richmond, Virginia metropolitan area, with a current emphasis on western Henrico County, Chesterfield County, the City of Richmond, the Town of Ashland and the surrounding areas. The bank’s goal is to provide its customers with high quality, responsive and technologically advanced banking services. In addition, the bank strives to develop personal, knowledgeable relationships with its customers, while at the same time offering products comparable to those offered by larger banks in its market area.

As of March 31, 2009, First Capital reported, on a consolidated basis, total assets of $473 million, net loans of $373 million, deposits of $377 million and shareholders’ equity of $35.2 million.

The Shareholder Meetings (pages 35 and 37)

Eastern Virginia

The special meeting will be held on August 20, 2009 at 10:00 a.m. at the King William Ruritan Park, 15188 King William Road, King William, Virginia 23086. At the special meeting, you will be asked:

•

to approve and adopt the merger agreement, the merger and the transactions contemplated thereby. The merger agreement provides that First Capital will merge with and into Eastern Virginia, upon the terms and subject to the conditions set forth in the agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

•

to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal II)

•	To transact any other business as may properly be brought before the Eastern Virginia special meeting or any adjournments or postponements thereof.

First Capital

The special meeting will be held on August 20, 2009 at 2:00 p.m. at Comfort Suites Innsbrook, 4051 Innslake Drive, Glen Allen, Virginia 23060. At the special meeting, you will be asked:

•

to approve and adopt the merger agreement, the merger and the transactions contemplated thereby. The merger agreement provides that First Capital will merge with and into Eastern Virginia, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

•

to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal II)

•	To transact any other business as may properly be brought before the First Capital special meeting or any adjournments or postponements thereof.

Record Date; Vote Required (pages 35 and 37)

Eastern Virginia

Shareholders of Eastern Virginia can vote at the special meeting if they owned shares of Eastern Virginia common stock at the close of business on July 6, 2009. On that date, Eastern Virginia had 5,953,655 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Eastern Virginia common stock that you owned on that date.

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The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Eastern Virginia’s outstanding shares of common stock.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares cast at the meeting, whether or not a quorum is present.

Approval of the merger agreement, the merger and the transactions contemplated thereby does not require the approval of the holder of the Eastern Virginia Series A Preferred Stock.

First Capital

Shareholders of First Capital can vote at the special meeting if they owned shares of First Capital common stock at the close of business on July 6, 2009. On that date, First Capital had 2,971,171 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of First Capital common stock that you owned on that date.

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of First Capital’s outstanding shares of common stock and preferred stock.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares cast at the meeting, whether or not a quorum is present.

In addition, the merger must be approved by the holder of the First Capital Series A Preferred Stock, voting as a separate group. The U.S. Treasury currently holds all of such preferred stock. First Capital intends to obtain the U.S. Treasury’s approval of the merger as soon as practicable, other than through this joint proxy statement/prospectus. While we do not know of any reason why First Capital would not be able to obtain the U.S. Treasury’s approval in a timely manner, we cannot be certain when or if we will receive it.

Support Agreements (page 62)

In connection with the merger agreement, the directors of Eastern Virginia and First Capital entered into support agreements, which generally require such directors to vote “FOR” the merger.

As of July 6, 2009, Eastern Virginia’s directors and executive officers held approximately 4.52% of the outstanding shares of Eastern Virginia common stock entitled to vote at the special meeting.

As of July 6, 2009, First Capital’s directors and executive officers held approximately 18.48% of the outstanding shares of First Capital common stock entitled to vote at the special meeting.

Conditions to Completion of the Merger (page 62)

The obligations of Eastern Virginia and First Capital to complete the merger depend on a number of conditions being met. These include, but are not limited to:

•	the holders of common stock of Eastern Virginia and First Capital must approve the merger agreement, the merger and the related transactions;

•	the holder of preferred stock of First Capital, which is currently held by the U.S. Treasury, must approve the merger agreement, the merger and the related transactions as a separate voting group;

•	the approval of the merger by the necessary federal and state regulatory authorities; and

•

the receipt by First Capital and Eastern Virginia of opinions from their respective outside legal counsel that, for United States federal income tax purposes, the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

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A full list of the conditions to completion of the merger can be found in “Proposal I—Approval of the Merger and Related Matters—Conditions of the Merger” beginning on page 62.

Where the law permits, either of us could choose to waive in writing a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 66)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice has the power to challenge the merger.

As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement; Expenses (page 64)

Eastern Virginia and First Capital can mutually agree at any time to terminate the merger agreement without completing the merger, even if the First Capital and Eastern Virginia shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

•	an unremedied breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement has not itself materially breached the agreement;

•	the failure of a condition to the obligations of a party to close the merger;

•	the failure to complete the merger by December 31, 2009;

•	the final denial of a required regulatory approval;

•	the failure to obtain the required shareholder votes;

•	First Capital enters into a definitive agreement with a third party that First Capital’s board of directors determines is more favorable to its shareholders from a financial point of view;

•	the failure of the banks on a combined basis to achieve certain pro-forma capital levels shortly before closing; and

•	the failure of either of Eastern Virginia or First Capital to be “well capitalized” shortly before closing.

Eastern Virginia also can terminate the merger agreement if First Capital elects not to make accounting adjustments reasonably requested by Eastern Virginia in order to conform First Capital’s accounting policies to those of Eastern Virginia immediately prior to the effective time of the merger.

If the merger agreement is terminated as the result of an intentional breach, then the breaching party may owe the other party a termination fee of $2,500,000. Eastern Virginia may be entitled to receive a termination fee from First Capital of $1,250,000, if the reason for the termination involves another acquisition proposal. A termination fee and transaction expenses may also be payable in certain other instances. See “Proposal I—Approval of the Merger and Related Matters—Effect of Termination; Termination Fee and Transaction Expenses” beginning on page 65.

Waiver and Amendment (page 66)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, our right to do so after either of the shareholders’ meetings is restricted under the Virginia Stock Corporation Act and other applicable law.

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Certain Benefits of Directors and Officers of First Capital (page 60)

Some directors and officers of First Capital have interests in the merger that differ from the interests of other First Capital shareholders, including the following:

•	Following the merger, Eastern Virginia will indemnify and provide liability insurance to the present directors and officers of First Capital, subject to certain limitations.

•	At the effective time of the merger, unvested First Capital stock options shall vest.

•

Following the merger, Eastern Virginia will assume all existing change in control and employment agreements of First Capital, except to the extent any such agreements are amended, modified or terminated prior to the effective time of the merger. The terms of these agreements are summarized on page 60.

•

Upon completion of the merger, five members of the First Capital board of directors, Grant S. Grayson, John M. Presley, Richard W. Wright, Debra L. Richardson and P.C. Amin, will join the board of directors of Eastern Virginia. In addition, Mr. Presley will become the managing director and chief financial officer of Eastern Virginia and Robert G. Watts, Jr. will become chief executive officer of EVB. Neither of Messrs. Presley or Watts have entered into employment agreements with Eastern Virginia or EVB nor have the terms of their employment been determined.

The members of the First Capital board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Stock Option Conversions (page 60)

Under the merger agreement, each stock option to buy First Capital common stock granted under First Capital’s stock option plan that is outstanding and not yet exercised immediately prior to the merger will vest and will be converted into an option to buy Eastern Virginia’s common stock on the same terms and conditions as were applicable under such First Capital stock option. The number and price of the options converted in connection with the merger will be adjusted by the exchange ratio.

Preferred Stock and Warrant Conversions (pages 59 and 60)

On April 3, 2009, First Capital issued 10,958 shares of preferred stock to the U.S. Treasury in return for $10.958 million in cash in connection with the TARP Capital Purchase Program. Each share of such First Capital preferred stock will be converted into one share of a series of Eastern Virginia preferred stock having identical powers, preferences and rights as the First Capital preferred stock. The Eastern Virginia preferred stock will be issued privately and not pursuant to this joint proxy statement/prospectus.

In addition, First Capital issued a warrant to the U.S. Treasury giving them the right to purchase 250,947 shares of First Capital’s common stock at $6.55 per share for up to 10 years so long as the preferred stock is outstanding. Under the merger agreement, such First Capital warrant will be converted into a warrant to buy Eastern Virginia’s common stock on the same terms and conditions as were applicable under such First Capital warrant. The number and price of the warrants converted in connection with the merger will be adjusted by the exchange ratio.

Material Differences in the Rights of Eastern Virginia Shareholders and First Capital Shareholders (page 80)

The rights of Eastern Virginia shareholders are governed by Virginia law and by Eastern Virginia’s articles of incorporation and bylaws. The rights of First Capital shareholders are governed by Virginia law and by First Capital’s articles of incorporation and bylaws. Upon completion of the merger, the rights of Eastern Virginia’s shareholders, including former shareholders of First Capital, will be governed by Virginia law and the articles of incorporation and bylaws of Eastern Virginia.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Eastern Virginia common stock is traded on the Nasdaq Global Select Market under the symbol “EVBS.” First Capital common stock is traded on the Nasdaq Capital Market under the symbol “FCVA.” The closing sale price reported for Eastern Virginia and First Capital common stock on April 2, 2009, the last trading date preceding the public announcement of the merger agreement, was $8.90 and $6.10, respectively.

The following table sets forth for the periods indicated the high and low prices per share of Eastern Virginia and First Capital common stock as reported on the applicable Nasdaq market, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	Eastern Virginia			First Capital
	Sales Price		Cash Dividend	Sales Price		Cash Dividend
	High	Low	Declared	High	Low	Declared
2007
First quarter	$23.74	$22.09	$0.16	$20.00	$16.80	—
Second quarter	23.08	21.95	0.16	17.50	15.50	—
Third quarter	22.81	19.13	0.16	16.00	12.00	—
Fourth quarter	19.98	16.88	0.16	14.75	11.00	—

2008
First quarter	19.50	15.90	0.16	14.25	11.05	—
Second quarter	18.93	15.69	0.16	13.50	9.61	—
Third quarter	17.49	12.60	0.16	11.25	9.01	—
Fourth quarter	12.96	7.11	0.16	10.50	5.75	—

2009
First quarter	11.57	7.44	0.16	9.89	4.37	—
Second quarter	9.55	6.94	0.05	8.71	5.70	—
Third quarter (through July 6)	8.50	8.08	—	8.00	8.00	—

Eastern Virginia has historically paid cash dividends on a quarterly basis. However, it cannot guarantee that it will continue to pay cash dividends on any particular schedule or that it will not reduce the amount of dividends it pays in the future. Eastern Virginia’s future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors deemed relevant by its board, including but not limited to the future consolidated earnings, financial condition, liquidity, capital requirements for it and EVB, applicable governmental regulations and policies.

As a result of Eastern Virginia’s issuance of Series A Preferred Stock to the U.S. Treasury under the TARP Capital Purchase Program on January 9, 2009, Eastern Virginia faces additional restrictions on its ability to pay cash dividends. The Series A Preferred Stock is in a superior ownership position compared to common stock. Dividends must be paid to the Series A Preferred Stock holder before they can be paid to common stock holders. In addition, prior to January 9, 2012, unless Eastern Virginia has redeemed the Series A Preferred Stock or the U.S. Treasury has transferred the Series A Preferred Stock to a third party, the consent of the U.S. Treasury will be required for Eastern Virginia to increase its common stock dividend above $0.16 per quarter or repurchase its common stock or other equity or capital securities, other than in certain circumstances specified in the TARP Purchase Agreement. If dividends on the Series A Preferred Stock have not been paid for an aggregate of six (6) quarterly dividend periods or more, whether or not consecutive, Eastern Virginia’s authorized number of directors will be automatically increased by two and the holders of the Series A Preferred Stock will have the right to elect those directors at Eastern Virginia’s next annual meeting or at a special meeting called for that purpose; these two directors will be elected annually and will serve until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. First Capital also issued preferred stock to the U.S. Treasury on April 3, 2009. Upon completion of the merger, each share of First Capital’s preferred stock will be converted into the right to receive one share of Eastern Virginia Series B Preferred Stock with identical powers, preferences and rights. As a result of such conversion, Eastern Virginia will be subject to the restrictions on its ability to pay dividends described above until April 3, 2012, unless Eastern Virginia has redeemed the Series B Preferred Stock or the U.S. Treasury has transferred the Series B Preferred Stock to a third party.

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Eastern Virginia is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

Eastern Virginia is a legal entity separate and distinct from its subsidiaries. Eastern Virginia’s ability to distribute cash dividends will depend primarily on the ability of EVB to pay dividends to Eastern Virginia, and EVB is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, EVB is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. The Federal Reserve and the state of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state of Virginia and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

Under the Federal Reserve’s regulations, EVB may not declare or pay any dividend if the total amount of all dividends, including the proposed dividend, is in excess of its net income for the current year plus any retained net income from the prior two calendar years, unless the dividend is approved by the Federal Reserve. In addition, EVB may not declare or pay a dividend without the approval of its board and two-thirds of its shareholders if the dividend would exceed its undivided profits, as reported to the Federal Reserve. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits.

In addition, Eastern Virginia is subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect Eastern Virginia’s dividend policies. The Federal Reserve has indicated that a bank holding company should generally pay dividends only if its net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

The following table sets forth historical per share market values for Eastern Virginia common stock and First Capital common stock (i) on April 2, 2009, the last trading day prior to public announcement of the merger agreement, and (ii) on July 6, 2009 the most recent practicable date before the printing and mailing of this joint proxy statement/prospectus. The table also shows the equivalent pro forma market value of First Capital common stock on April 2, 2009 and July 6, 2009.

The equivalent pro forma market value of First Capital common stock is obtained by multiplying the historical market price of Eastern Virginia common stock by the exchange ratio of 0.98 shares of Eastern Virginia common stock for each share of First Capital common stock.

The historical market prices represent the last sale prices on or before the dates indicated

	Historical Market Price
	Eastern Virginia	First Capital	First Capital Equivalent Pro Forma Market Value
April 2, 2009	$8.90	$6.10	$8.722
July 6, 2009	8.46	8.00	8.291

Once the merger is completed, there will be no further public market for First Capital common stock.

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COMPARATIVE UNAUDITED PER SHARE DATA

We have summarized below historical per share information for Eastern Virginia and First Capital and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The unaudited pro forma information is based upon the assumption that the total number of shares of First Capital common stock outstanding immediately prior to the completion of the merger will be 2,971,171, the number of shares outstanding as of March 31, 2009, and that no outstanding stock options and warrants have been exercised.

We expect that both Eastern Virginia and First Capital will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The unaudited information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Eastern Virginia and First Capital incorporated by reference into, or contained in, this joint proxy statement/prospectus. The pro forma equivalent is calculated on the actual shares to be received by First Capital shareholders at the 0.98 exchange ratio.

	Net Income Per Share		Dividends Declared on Common Stock	Book Value Per Common Share	Tangible Book Value Per Common Share
	Basic	Diluted
Year Ended December 31, 2008
Eastern Virginia Bankshares, Inc.	$0.52	$0.52	$0.64	$13.23	$10.41
First Capital Bancorp, Inc.	$0.06	$0.06	$—	$11.92	$11.92

Pro Forma Combined
100% stock consideration	$0.98	$0.98	$0.43	$11.76	$9.75

First Capital Pro Forma Equivalent
100% stock consideration	$0.98	$0.98	$0.43	$11.76	$9.75

Three Months Ended March 31, 2009
Eastern Virginia Bankshares, Inc.	$0.06	$0.06	$0.16	$12.78	$10.00
First Capital Bancorp, Inc.	$0.03	$0.03	$—	$11.84	$11.84

Pro Forma Combined
100% stock consideration	$0.27	$0.27	$0.11	$11.43	$9.44

First Capital Pro Forma Equivalent
100% stock consideration	$0.27	$0.27	$0.11	$11.43	$9.44

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UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheets as of March 31, 2009 and unaudited pro forma combined condensed income statements for the year ended December 31, 2008 and three months ended March 31, 2009 combine the historical financial statements of Eastern Virginia and First Capital. The unaudited pro forma financial statements give effect to the proposed merger of First Capital with and into Eastern Virginia as if the merger occurred on March 31, 2009 with respect to the balance sheet, and on January 1, 2008 and January 1, 2009 with respect to the income statements for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively. The pro forma calculations assume a closing price of $8.39, which represents the closing price of Eastern Virginia’s common stock on March 31, 2009. The unaudited pro forma financial statements give effect to the proposed merger under the acquisition method of accounting.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (“SFAS”) No. 141 Revised (SFAS 141R), which replaced SFAS 141, “Business Combinations,” for periods beginning on or after December 15, 2008, but retains the fundamental requirements in SFAS 141, that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

SFAS 141R revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date rather than an earlier measurement date as currently required under SFAS 141. Under SFAS 141R all loans are transferred at fair value, including adjustments for credit, and no allowance is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. Statement 141R nullifies EITF No. 95–3, “Recognition of Liabilities in Connection with a Purchase Business Combination” and requires costs associated with restructuring or exit activities that do not meet the recognition criteria in SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

SFAS 141R also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, SFAS 141R’s scope is broader than that of SFAS 141, which only applied to business combinations in which control was obtained by transferring consideration. As the transaction will close after December 15, 2008, the application of SFAS 141R was considered in arriving at the unaudited pro forma results in the tables provided below.

The acquisition method of accounting requires that all of First Capital’s assets and liabilities be adjusted to their fair market values as of the date of acquisition. For purposes of the unaudited pro forma financial statements, fair market value of March 31, 2009 assets and liabilities has been estimated by management of Eastern Virginia using market information available on March 31, 2009. Accordingly, these adjustments are only approximations. This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. Upon consummation of the merger, Eastern Virginia will make adjustments as of the date of consummation based on appraisals and estimates.

Financial statements of Eastern Virginia issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of First Capital. The operating results of First Capital will be reflected in Eastern Virginia’s consolidated financial statements from and after the date the merger is consummated. The unaudited pro forma combined consolidated financial statements contained in this joint proxy statement/prospectus have been prepared using the purchase method of accounting to account for the merger.

The unaudited pro forma condensed combined financial information is based on, derived from, and should be read in conjunction with the historical consolidated financial statements of Eastern Virginia and First Capital, which are included in this joint proxy statement/prospectus or incorporated in this document by reference.

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The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred, or financial position that would have existed if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not reflect the benefits of expected cost savings or opportunities to earn additional revenue.

Eastern Virginia Bankshares, Inc and First Capital Bancorp, Inc

Pro Forma Combined Balance Sheets

March 31, 2009

(Unaudited)

	EVB	FCV	Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$47,114	$30,678	$(1,500)	1	$76,292
Total investment securities	164,294	52,852			217,146

Total gross loans	829,095	378,556	(7,945)	2	1,199,706
Loan loss reserves	(11,142)	(5,080)	5,080	2	(11,142)

Net loans	817,953	373,476	(2,865)	2	1,188,564
Goodwill	15,970	—	—		15,970
Core deposit intangible	431	—	1,215	3	1,646

Total intangibles	16,401	—	1,215		17,616
OREO	943	4,286			5,229
Deferred tax assets	14,146	1,195	3,862	4	19,203
Other assets	37,165	10,483	—		47,648

Total assets	$1,098,016	$472,970	$712		$1,571,698

Liabilities
Deposits	$852,649	$377,088	$6,737	5	$1,236,474
Total borrowings	135,487	58,612	2,648	6	196,747
Other liabilities	10,264	2,101	1,155	7	13,520

Total liabilities	998,400	437,801	10,540		1,446,741
Equity
Common stock	11,822	11,884	5,887	8	17,709
			(11,884)	10
Preferred stock	24,072	—	—		24,072
Surplus	18,621	18,693	18,807	9	37,428
			(18,693)	10
Retained earnings	62,389	4,791	647	11	63,036
			(4,791)	10
Accumulated other comprehensive income (loss), net of tax	(17,288)	(199)	199	10	(17,288)

Total equity	99,616	35,169	(9,828)		124,957

Total liabilities and equity	$1,098,016	$472,970	$712		$1,571,698

1.	Cash estimate for merger expenses.

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2.	Mark to market for loans and elimination of FCB loan loss reserve.
3.	Core deposit intangible.
4.	Deferred tax asset related to fair value adjustments and core deposit intangible.
5.	Mark to market adjustment for time deposits.
6.	Mark to market adjustment for FHLB borrowings and subordinated debt.
7.	Income tax payable on net income impact of negative goodwill.
8.	Issuance of common stock consideration for merger and elimination of FCB common stock.
9.	Increase in capital surplus for the excess of fair value of the shares issued over the par value plus the fair value of outstanding options and elimination of FCB equity.
10.	Elimination of FCB equity.
11.	Income statement impact of negative goodwill, net of tax and merger expenses.

Eastern Virginia Bankshares, Inc. and First Capital Bancorp, Inc.

Pro Forma Combined Condensed Income Statements

Year Ended December 31, 2008

(Unaudited)

	EVB	FCB	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income	$59,386	$24,045	$(462)	[1]	$83,817
			849	[2]
Interest expense	26,809	12,996	(6,737)	[3]	32,534
	—	—	(533)	[4]	—

Net interest income	32,577	11,049	7,657		51,283
Provision for loan losses	4,025	2,925	—		6,950

Net interest income after provision	28,552	8,124	7,657		44,333
Noninterest income	2,970	744	3,302	[5]	7,016

Noninterest expense	27,945	8,560	1,500	[6]	38,336
	—	—	331	[7]	—

Pre tax income	3,577	308	9,128		13,013
Income tax expense	506	138	3,720	[8]	4,364

Net income	3,071	170	5,408		8,649
Effective dividend on preferred stock	—	—	—		—

Net income available to common shareholders	$3,071	$170	$5,408		$8,649

Per Share data:
Net income, basic	$0.52	$0.06			$0.98
Net income, diluted	$0.52	$0.06			$0.98
Cash dividends - common stock	$0.64	$—			$0.43
Average common shares outstanding
Basic	5,888,655	2,971,171	(59,423)	[9]	8,800,403
Diluted	5,889,574	2,983,840	(40,588)	[10]	8,832,826

1.	Amortization of loan premium of $2,929 thousand over 76 months.

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2.	Accretion of pooled loan discount of $5,374 thousand over 76 months.
3.	Amortization of time deposit discount of $6,737 thousand over 11.4 months.
4.	Amortization of FHLB borrowings of $497 thousand annually for 4.83 years plus amortization of premium on subordinated debt of $36 thousand annually for 6.75 years.
5.	Negative goodwill.
6.	Merger expenses.
7.	Amortization of core deposit intangible of $1,215 thousand over 3. 67 years.
8.	Income tax effect calculated at 35% of income before income taxes (merger expenses not deductible).
9.	Cancellation of First Capital’s basic average shares outstanding net of the effect of an additional 2,911,748 basic average EVB shares issued in the merger.
10.	Cancellation of First Capital’s diluted average shares outstanding net of the effect of an additional 2,943,252 diluted average EVB shares issued in the merger.

Eastern Virginia Bankshares, Inc. and First Capital Bancorp, Inc.

Pro Forma Combined Condensed Income Statements

Three Months Ended March 31, 2009

(Unaudited)

	EVB	FCB	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income	$13,933	$5,874	$(116)	[1]	$19,903
			212	[2]
Interest expense	6,369	3,337	(1,773)	[3]	7,800
	—	—	(133)	[4]	—

Net interest income	7,564	2,537	2,002		12,103
Provision for loan losses	900	215	—		1,115

Net interest income after provision	6,664	2,322	2,002		10,988
Noninterest income	1,557	181	3,302	[5]	5,040
Noninterest expense	7,379	2,350	1,500	[6]	11,312
	—	—	83	[7]	—

Pre tax income	842	153	3,721		4,716
Income tax expense	119	51	1,828	[8]	1,998

Net income	723	102	1,893		2,718
Effective dividend on preferred stock	342	—	—		342

Net income available to common shareholders	$381	$102	$1,893	[11]	$2,376

Per Share data:
Net income, basic	$0.06	$0.03			$0.27
Net income, diluted	$0.06	$0.03			$0.27
Cash dividends - common stock	$0.16	$—			$0.11
Average common shares outstanding
Basic	5,918,859	2,971,171	(59,423)	[9]	8,830,607
Diluted	5,918,859	2,971,171	(27,919)	[10]	8,862,111

1.	Amortization of loan premium of $2,929 thousand over 76 months.

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2.	Accretion of pooled loan discount of $5,374 thousand over 76 months.
3.	Amortization of time deposit discount of $6,737 thousand over 11.4 months.
4.	Amortization of FHLB borrowings of $497 thousand annually for 4.83 years plus amortization of premium on subordinated debt of $36 thousand annually for 6.75 years.
5.	Negative goodwill.
6.	Merger expenses.
7.	Amortization of core deposit intangible of $1,215 thousand over 3. 67 years.
8.	Income tax effect calculated at 35% of income before income taxes (merger expenses not deductible).
9.	Cancellation of First Capital’s basic average shares outstanding net of the effect of an additional 2,911,748 basic average EVB shares issued in the merger.
10.	Cancellation of First Capital’s diluted average shares outstanding net of the effect of an additional 2,943,252 diluted average EVB shares issued in the merger.
11.	Net income available to common shareholders equals net income less effective dividend on preferred shares of $342.

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SUMMARY SELECTED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial information for Eastern Virginia and First Capital. The balance sheet data and income statement data of each Eastern Virginia and First Capital as of and for the five years in the period ended December 31, 2008 are taken from the audited consolidated financial statements of Eastern Virginia and First Capital, respectively.

The balance sheet data and income statement data of each Eastern Virginia and First Capital as of and for the three months ended March 31, 2009 and 2008 are taken from the unaudited consolidated financial statements of Eastern Virginia and First Capital, respectively.

The following information should be read in conjunction with the audited consolidated financial statements of each of Eastern Virginia and First Capital, and the related notes, included in this joint proxy statement/prospectus or incorporated in this document by reference.

EASTERN VIRGINIA BANKSHARES, INC. - SELECTED HISTORICAL FINANCIAL DATA

	As of and For the Years Ended December 31					As of and For the Three Months Ended March 31
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except per share data)
Operating Results:
Net interest income	$32,577	$33,239	$31,572	$30,031	$28,974	$7,564	$8,205
Provision for loan losses	4,025	1,238	725	552	1,279	900	450
Noninterest income	2,970	6,110	5,165	4,727	4,524	1,557	2,657
Noninterest expense	27,945	25,874	25,819	24,893	22,348	7,379	6,595
Income taxes	506	3,483	2,956	2,587	2,631	119	1,145

Net income	3,071	8,754	7,237	6,726	7,240	723	2,672
Effective preferred dividend	—	—	—	—	—	342	—

Net income available to common shareholders	$3,071	$8,754	$7,237	$6,726	$7,240	$381	$2,672
Net income per common share
Basic	$0.52	$1.45	$1.45	$1.37	$1.48	$0.06	$0.45
Diluted	$0.52	$1.45	$1.45	$1.37	$1.48	$0.06	$0.45
Cash Dividends Per Common Share	$0.64	$0.64	$0.63	$0.60	$0.60	$0.16	$0.16
Assets	$1,051,363	$926,711	$851,398	$763,926	$696,327	$1,098,016	$1,017,550
Deposits	$813,533	$671,900	$653,979	$628,343	$589,878	$852,649	$763,404
Total equity	$78,029	$90,769	$87,807	$61,874	$59,763	$99,616	$89,829

FIRST CAPITAL BANCORP, INC. - SELECTED HISTORICAL FINANCIAL DATA
	As of and For the Years Ended December 31					As of and For the Three Months Ended March 31
	2008	2007	2006	2005	2004	2009	2008
	(Dollars in thousands, except per share data)
Operating Results:
Net interest income	$11,048	$9,793	$7,572	$6,399	$4,352	$2,537	$2,801
Provision for loan losses	2,924	676	404	408	346	215	325
Noninterest income	744	809	465	272	270	181	172
Noninterest expense	8,560	7,259	5,261	4,293	3,406	2,350	2,005
Income taxes	138	925	801	664	296	51	228

Net income	170	1,742	1,571	1,306	574	102	415
Effective preferred dividend	—	—	—	—	—	—	—

Net income available to common shareholders	170	1,742	1,571	1,306	574	102	415

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Net income per common share
Basic	$0.06	$0.72	$0.87	$0.73	$0.32	$0.03	$0.14
Diluted	$0.06	$0.71	$0.83	$0.70	$0.31	$0.03	$0.14
Cash Dividends Per Common Share	$—	$—	$—	$—	$—	$—	$—
Assets	$431,553	$351,867	$257,241	$209,529	$152,647	$472,970	$392,649
Deposits	$334,300	$255,108	$194,302	$162,388	$128,658	$377,088	$294,916
Total equity	$35,420	$34,859	$15,659	$13,970	$12,990	$35,169	$35,376

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RISK FACTORS

You should carefully read and consider the following risk factors concerning Eastern Virginia, First Capital and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at the respective shareholder meetings.

Risks Associated with the Merger

Fluctuations in the trading price of Eastern Virginia common stock will change the value of the shares of Eastern Virginia common stock that First Capital shareholders receive in the merger.

The value of the Eastern Virginia common stock that each First Capital common shareholder receives in the merger will increase or decrease as the market price of Eastern Virginia common stock increases or decreases. Also, after the merger, the market value of Eastern Virginia common stock could decrease.

The integration of the operations of Eastern Virginia and First Capital may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) the combined entity’s ability to:

•	timely and successfully integrate the operations of Eastern Virginia and First Capital;

•	maintain existing relationships with depositors in First Capital to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers;

•	control the incremental non-interest expense from First Capital to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Eastern Virginia and First Capital and in nearby communities.

The merger with First Capital may distract management of Eastern Virginia and First Capital from its other responsibilities.

The acquisition of First Capital could cause the management of Eastern Virginia and First Capital to focus their time and energies on matters related to the transaction that otherwise would be directed to the business and operations of Eastern Virginia and First Capital. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Eastern Virginia or the combined company.

There can be no assurance that Eastern Virginia will continue to pay dividends.

Although Eastern Virginia has paid a quarterly 16 cent dividend, it reduced that dividend to five cents in April of 2009. The future dividend policy of Eastern Virginia is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, capital and cash requirements, and general business conditions. In addition, the ability of Eastern Virginia to pay dividends is largely dependent upon the amount of dividends its subsidiary, EVB, is permitted to pay to Eastern Virginia. The ability of a bank to pay dividends is restricted under applicable law and regulations. In addition, Eastern Virginia’s ability to pay dividends is restricted by the terms of its preferred stock held by the U.S. Treasury pursuant to the TARP Capital Purchase Program. For a description of those restrictions, see the section entitled “Description of Eastern Virginia Capital Stock – Common Stock – Dividends.”

Eastern Virginia and First Capital may not receive regulatory approvals or such approvals may take longer than expected or impose conditions Eastern Virginia and First Capital do not presently anticipate.

The merger must be approved by the Federal Reserve and the Virginia State Corporation Commission (“SCC”). These regulatory agencies will consider, among other things, the competitive impact of the merger, each of Eastern Virginia’s and First Capital’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, Eastern Virginia and First Capital expect that the Federal Reserve will review the capital position, safety, soundness, and legal and regulatory compliance matters and Community Reinvestment Act

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matters. There can be no assurance as to whether the necessary approval from the Federal Reserve and the SCC will be received, the timing of that approval, or whether any conditions will be imposed that might limit the combined company’s ability to do business after the merger as presently anticipated.

Directors and officers of First Capital have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of First Capital have interests in the merger that differ from, or are in addition to, their interests as shareholders of First Capital. These interests exist because of, among other things, employment or severance agreements that the officers have with First Capital, rights that First Capital officers and directors have under First Capital’s benefit plans (including the treatment of their stock options following the merger) and rights to indemnification and directors and officers insurance following the merger.

Although the members of each of Eastern Virginia’s and First Capital’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of First Capital will receive benefits or other payments in connection with the merger that you will not receive. See “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger” on page 60.

Risks Associated with Eastern Virginia

Difficult market conditions have adversely affected Eastern Virginia’s industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities, but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected Eastern Virginia’s business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact Eastern Virginia’s charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on Eastern Virginia and others in the financial institutions industry.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing significant volatility and disruption for more than 12 months. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If market disruption and volatility continues or worsens, there can be no assurance that Eastern Virginia will not experience an adverse effect, which may be material, on its ability to access capital and on its business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect Eastern Virginia.

Eastern Virginia’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Eastern Virginia has exposure to many different industries and counterparties, and it routinely executes transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Eastern Virginia or by other institutions. Many of these transactions expose Eastern Virginia to credit risk in the event of default of its counterparty or client. In addition, Eastern Virginia’s credit risk may be exacerbated when the collateral held by it cannot be realized upon or is liquidated at

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prices not sufficient to recover the full amount of the financial instrument exposure due Eastern Virginia. To prepare it for these possibilities, Eastern Virginia monitors the financial soundness of companies it deals with. However, there is no assurance that any such losses would not materially and adversely affect Eastern Virginia’s results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). The legislation was the result of a proposal by U.S. Treasury Secretary Henry Paulson to the U.S. Congress in response to the financial crises affecting the banking system and financial markets and threats to investment banks and other financial institutions. Pursuant to the EESA, the U.S. Treasury will have the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury announced a program under the EESA pursuant to which it would make senior preferred stock investments in participating financial institutions (the “TARP Capital Purchase Program”). On October 14, 2008, the Federal Deposit Insurance Corporation announced the development of a guarantee program under the systemic risk exception to the Federal Deposit Act (“FDA”) pursuant to which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions (the “FDIC Temporary Liquidity Guarantee Program”). On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which contains a wide array of provisions aimed at stimulating the U.S. economy.

There can be no assurance, however, as to the actual impact that the EESA, ARRA and their implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets. The failure of the EESA, ARRA, the FDIC, or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect Eastern Virginia’s business, financial condition, results of operations, access to credit or the trading price of its common stock.

The impact on us of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and their implementing regulations, and actions by the FDIC, cannot be predicted at this time.

The programs established or to be established under the EESA, ARRA and the Troubled Asset Relief Program and other recently enacted legislation may have adverse effects upon Eastern Virginia. Compliance with such regulation may increase Eastern Virginia’s costs and limit its ability to pursue business opportunities. Also, participation in specific programs may subject it to additional restrictions. For example, participation in the TARP Capital Purchase Program limits (without the consent of the U.S. Treasury) Eastern Virginia’s ability to increase its dividend or to repurchase its common stock for so long as any securities issued under such program remain outstanding. It will also subject Eastern Virginia to additional executive compensation restrictions. Similarly, programs established by the FDIC under the systemic risk exception of the FDA, whether Eastern Virginia participates or not, may have an adverse effect on it. Participation in the FDIC Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. Eastern Virginia may be required to pay significantly higher Federal Deposit Insurance Corporation premiums even if it does not participate in the FDIC Temporary Liquidity Guarantee Program because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The affects of participating or not participating in any such programs and the extent of Eastern Virginia’s participation in such programs cannot reliably be determined at this time.

Eastern Virginia may incur losses if it is unable to successfully manage interest rate risk.

Eastern Virginia’s profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on the asset liability committee’s view of its needs. However, Eastern Virginia may pay above-market rates to attract deposits as it has done in some of its marketing promotions in the past. Changes in interest rates will affect Eastern Virginia’s operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in its mortgage banking business. Eastern Virginia attempts to minimize its exposure to interest rate risk, but it is unable to completely eliminate this risk. Eastern Virginia’s net interest spread will depend on many factors that are partly or entirely

24

outside its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Eastern Virginia’s net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest it earns on loans and investments.

Eastern Virginia is experiencing strong competition from other banks and financial institutions for deposits. Eastern Virginia may offer more competitive rates to its customers or find alternative funding sources to fund the growth in its loan portfolio. In 2008 and 2007, deposit growth was not sufficient to fund its loan growth. In 2007, Eastern Virginia was able to utilize the $23.5 million from its stock offering in late 2006 to fund loan growth early in the year. In addition, as it did in 2006, Eastern Virginia used Federal Home Loan Bank advances and principal and interest payments on available-for-sale securities to make up the difference. In 2008, Eastern Virginia borrowed from the FHLB early in the year but was able to fund a large part of its loan growth from the deposits it acquired from its purchase of two branches.

Eastern Virginia relies heavily on its management team and the unexpected loss of any of those personnel could adversely affect its operations; Eastern Virginia depends on its ability to attract and retain key personnel.

Eastern Virginia is a customer-focused and relationship-driven organization. Eastern Virginia expects its future growth to be driven in a large part by the relationships maintained with its customers by its president and chief executive officer and other senior officers. Eastern Virginia has entered into employment agreements with six of its executive officers. The existence of such agreements, however, does not necessarily assure that Eastern Virginia will be able to continue to retain their services. The unexpected loss of any of Eastern Virginia’s key employees could have an adverse effect on its business and possibly result in reduced revenues and earnings. Eastern Virginia maintains bank-owned life insurance on key officers that would help cover some of the economic impact of a loss caused by death. The implementation of Eastern Virginia’s business strategy also will require it to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by Eastern Virginia’s competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and Eastern Virginia cannot assure you that it will be successful in attracting, hiring, motivating or retaining them.

Eastern Virginia’s concentration in loans secured by real estate may increase its credit losses, which would negatively affect its financial results.

Eastern Virginia offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of Eastern Virginia’s loans are secured by real estate (both residential and commercial) in its market area. Consequently, a decline in local economic conditions may have a greater effect on Eastern Virginia’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, Eastern Virginia often secures loans with real estate collateral. At December 31, 2008, approximately 85.0% of Eastern Virginia’s loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If Eastern Virginia is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected.

Risk of loan defaults and foreclosures are unavoidable in the banking industry, and Eastern Virginia tries to limit its exposure to this risk by monitoring its extensions of credit carefully. While the subprime loan problems of the financial industry did not have a direct impact on Eastern Virginia in 2007 and early 2008, the significant economic downturn in the last half of 2008 and continuing into 2009 has increased the risk in its earning asset portfolios. The economy for the near-term is expected to be unsettled with the potential for more downturns. Since Eastern Virginia cannot fully eliminate credit risk and impact of the current economy, credit losses may occur in the future.

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Eastern Virginia has a concentration of credit exposure in acquisition and development (“ADC”) real estate loans.

At March 31, 2009, Eastern Virginia had approximately $99.6 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 12.0% of its total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans generally are viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because Eastern Virginia’s loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in its percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on Eastern Virginia’s financial condition and results of operations.

The banking regulators are giving ADC lending greater scrutiny, and may require banks with higher levels of ADC loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of ADC lending growth and exposures.

At March 31, 2009, Eastern Virginia’s allowance for loan losses was $11.1 million. Of this amount, approximately $2.6 million was allocated to the ADC type loans. Eastern Virginia will continue to monitor this situation and make adjustments as warranted.

Eastern Virginia may be adversely affected by economic conditions in its market area.

Eastern Virginia operates in a mixed market environment with influences from both rural and urban areas. Because its lending operation is concentrated in the Eastern, Richmond and Tidewater areas of Virginia, Eastern Virginia will be affected by the general economic conditions in these markets. Changes in the local economy may influence the growth rate of Eastern Virginia’s loans and deposits, the quality of the loan portfolio, and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond Eastern Virginia’s control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect Eastern Virginia’s financial condition and performance. Although Eastern Virginia might not have significant credit exposure to all the businesses in its areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect Eastern Virginia’s profitability.

Eastern Virginia’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

Eastern Virginia targets its commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which Eastern Virginia operates, its results of operations and financial condition may be adversely affected.

Eastern Virginia’s future success is dependent on its ability to compete effectively in the highly competitive banking industry.

Eastern Virginia faces vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in its market area. A number of these banks and other financial institutions are significantly larger than Eastern Virginia and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems,

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and offer a wider array of banking services. To a limited extent, Eastern Virginia also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than it can. Many of Eastern Virginia’s non-bank competitors are not subject to the same extensive regulations that govern it. As a result, these non-bank competitors have advantages over Eastern Virginia in providing certain services. While Eastern Virginia believes it competes effectively with these other financial institutions in its primary markets, it may face a competitive disadvantage as a result of its smaller size, smaller asset base, lack of geographic diversification and inability to spread its marketing costs across a broader market. If Eastern Virginia has to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, its net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit Eastern Virginia’s margins and its market share and may adversely affect its results of operations, financial condition and growth.

If Eastern Virginia’s allowance for loan losses becomes inadequate, its results of operations may be adversely affected.

Eastern Virginia maintains an allowance for loan losses that it believes is a reasonable estimate of probable and inherent losses in its loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of Eastern Virginia’s customers relative to their financial obligations with Eastern Virginia. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond Eastern Virginia’s control, and these losses may exceed its current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios.

Although Eastern Virginia believes the allowance for loan losses is a reasonable estimate of probable and inherent losses in its loan portfolio, it cannot fully predict such losses or that its loan loss allowance will be adequate in the future. Excessive loan losses could have a material impact on Eastern Virginia’s financial performance. Consistent with its loan loss reserve methodology, Eastern Virginia expects to make additions to its loan loss reserve levels as a result of its loan growth, which may affect its short-term earnings.

Federal and state regulators periodically review Eastern Virginia’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Eastern Virginia’s management. Any increase in the amount of Eastern Virginia’s provision or loans charged-off as required by these regulatory agencies could have a negative effect on its operating results.

Eastern Virginia may not be able to successfully manage its growth, which may adversely affect its results of operations and financial condition.

During the last five years, Eastern Virginia has experienced significant growth, and a key aspect of its business strategy is its continued growth and expansion. Eastern Virginia’s ability to continue to grow depends, in part, upon its ability to:

•	open new branch offices or acquire existing branches or other financial institutions;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

Eastern Virginia may not be able to successfully implement its growth strategy if it is unable to identify attractive markets, locations or opportunities to expand in the future. Eastern Virginia’s ability to manage its growth successfully also will depend on whether it can maintain capital levels adequate to support its growth, maintain cost controls and asset quality and successfully integrate any businesses it acquires into its organization. As Eastern Virginia continues to implement its growth strategy by opening new branches or acquiring branches or other banks, it expects to incur increased personnel, occupancy and other operating expenses. In the case of new branches, Eastern Virginia must absorb those higher expenses while it begins to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, Eastern Virginia’s plans for branch expansion could decrease its earnings in the short run, even if it efficiently executes its branching strategy.

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Eastern Virginia could sustain losses if its asset quality declines.

Eastern Virginia’s earnings are significantly affected by its ability to properly originate, underwrite and service loans. Eastern Virginia could sustain losses if it incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to deterioration in asset quality in a timely manner. Problems with asset quality could cause Eastern Virginia’s interest income and net interest margin to decrease and its provisions for loan losses to increase, which could adversely affect its results of operations and financial condition.

Eastern Virginia may face risks with respect to de novo banking opportunities and future acquisitions.

As a strategy, Eastern Virginia has sought to increase the size of its franchise by pursuing business development opportunities, and it has grown rapidly since it was formed. As part of that strategy, Eastern Virginia has grown primarily through opening new branches. Eastern Virginia also acquired three branches in 2003, and purchased two branches in the first quarter of 2008. It may acquire other branches or financial institutions in the future, if a desirable opportunity presents itself. Growth through new branches or acquisitions involves a number of risks, including:

•	the time and costs associated with identifying and evaluating where Eastern Virginia should open a new branch and who may be a favorable acquisition or merger partner;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to any growth opportunity may not be accurate;

•

the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	entry into new markets where Eastern Virginia lacks experience;

•	Eastern Virginia’s ability to finance an acquisition and possible ownership and economic dilution to its shareholders;

•	the diversion of management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the introduction of new products and services into Eastern Virginia’s business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on Eastern Virginia’s results of operations; and

•	the loss of key employees and clients.

Eastern Virginia may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance that integration efforts for any new branches or future mergers or acquisitions will be successful. Also, Eastern Virginia may issue equity securities, including common stock and securities convertible into shares of its common stock, in connection with future acquisitions, which could cause ownership and economic dilution to its shareholders. There is no assurance that, following any future merger or acquisition, Eastern Virginia’s integration efforts will be successful or it, after giving effect to the acquisition, will achieve profits comparable to or better than its historical experience.

Eastern Virginia’s profitability may suffer because of rapid and unpredictable changes in the highly regulated environment in which it operates.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations Eastern Virginia is governed by are intended to protect depositors, the public or the insurance fund maintained by the Federal Deposit Insurance Corporation rather than its shareholders. Banking regulations affect Eastern Virginia’s lending practices, capital structure, investment practices, dividend policy and many other aspects of its business. These requirements may constrain Eastern Virginia’s rate of growth, and changes in regulations could adversely affect it. The burden imposed by these federal and state regulations may place banks in a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect Eastern Virginia’s ability to operate profitably.

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The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to Eastern Virginia, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the cost of completing its audit and maintaining its internal controls. As a result, Eastern Virginia may experience greater compliance costs.

Eastern Virginia may identify a material weakness or a significant deficiency in its internal control over financial reporting that may adversely affect its ability to properly account for non-routine transactions.

As Eastern Virginia has grown and expanded, it has acquired and added, and expects to continue to acquire and add, businesses and other activities that complement its core retail and commercial banking functions. Such acquisitions or additions frequently involve complex operational and financial reporting issues that can influence management’s internal control system. While Eastern Virginia makes every effort to thoroughly understand any new activity or acquired entity’s business processes, its planning for proper integration can give no assurance that it will not encounter operational and financial reporting difficulties impacting its internal control over financial reporting.

If Eastern Virginia needs additional capital in the future to continue its growth, it may not be able to obtain it on terms that are favorable. This could negatively affect Eastern Virginia’s performance and the value of its common stock.

Eastern Virginia’s business strategy calls for continued growth. Eastern Virginia anticipates that it will be able to support this growth through the generation of additional deposits at new branch locations, as well as investment opportunities. However, Eastern Virginia may need to raise additional capital in the future to support its continued growth and to maintain its capital levels. Eastern Virginia’s ability to raise capital through the sale of additional securities will depend primarily upon its financial condition and the condition of financial markets at that time. Eastern Virginia may not be able to obtain additional capital in the amounts or on terms satisfactory to it. Eastern Virginia’s growth may be constrained if it is unable to raise additional capital as needed.

Liquidity needs could adversely affect Eastern Virginia’s results of operations and financial condition.

Eastern Virginia relies on dividends from the bank as its primary source of funds. The primary sources of funds of the bank are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. Accordingly, Eastern Virginia may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While Eastern Virginia believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Eastern Virginia continues to grow and experience increasing loan demand. Eastern Virginia may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

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Eastern Virginia’s recent results may not be indicative of its future results.

Eastern Virginia may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, Eastern Virginia’s recent and rapid growth may distort some of its historical financial ratios and statistics. In the future, Eastern Virginia may be subject to various factors that may influence its performance such as the interest rate environment which can have drastic swings that impact its revenue stream and cost of funds, the state of the real estate market and the valuations associated with property that is collateral on loans, or the ability to find suitable expansion opportunities. Other factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit Eastern Virginia’s ability to expand its market presence. If it experiences a significant decrease in its historical rate of growth, Eastern Virginia’s results of operations and financial condition may be adversely affected due to a high percentage of its operating costs being fixed expenses.

Eastern Virginia depends on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, Eastern Virginia may rely on information furnished to it by or on behalf of clients and counterparties, including financial statements and other financial information. Eastern Virginia also relies on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, Eastern Virginia assumes that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Eastern Virginia’s financial condition and results of operations could be negatively impacted to the extent it relies on financial statements that do not comply with GAAP or are materially misleading.

A substantial decline in the value of Eastern Virginia’s Federal Home Loan Bank of Atlanta common stock may result in an other than temporary impairment charge.

Eastern Virginia is a member of the Federal Home Loan Bank of Atlanta, or FHLB, which enables it to borrow funds under the Federal Home Loan Bank advance program. As a FHLB member, Eastern Virginia is required to own FHLB common stock, the amount of which increases with the level of our FHLB borrowings. The carrying value and fair market value of Eastern Virginia’s FHLB common stock was $7.5 million as of March 31, 2009. On January 30, 2009, the FHLB announced that in light of the FHLB’s other-than-temporary impairment analysis it was still completing for the fourth quarter of 2008, the FHLB deferred the declaration of the fourth quarter dividend. The FHLB has also suspended daily repurchases of FHLB common stock, which adversely affects the liquidity of these shares. Consequently, there is a risk that Eastern Virginia’s investment could be deemed other than temporarily impaired at some time in the future.

Increases in FDIC insurance premiums may cause Eastern Virginia’s earnings to decrease.

The Emergency Economic Stabilization Act of 2008 temporarily increased the limit on FDIC coverage to $250,000 for all accounts through December 31, 2009. As a result, the FDIC almost doubled its assessment rate on well-capitalized institutions by raising the assessment rate 7 basis points at the beginning of 2009. The FDIC has adopted another final rule effective April 1, 2009, to change the way that the FDIC’s assessment system differentiates for risk, make corresponding changes to assessment rates beginning with the second quarter of 2009, as well as other changes to the deposit insurance assessment rules. In May 2009, the Board of Directors of the FDIC voted to levy a special assessment of five basis points on an FDIC-insured depository institution’s assets, minus Tier 1 capital, as of June 30, 2009. The special assessment will be capped at 10 basis points of an institution’s domestic deposits. Eastern Virginia is also participating in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts. Banks that participate in the TLG’s noninterest bearing transaction account guarantee will pay the FDIC an annual assessment of 10 basis points on the amounts in such accounts above the amounts covered by FDIC deposit insurance. To the extent that these TLG assessments are insufficient to cover any loss or expenses arising from the TLG program, the FDIC is authorized to impose an emergency special assessment on FDIC-insured depository institutions. Legislation has been proposed to give the FDIC authority to impose charges for the TLG program upon depository institution holding companies, as well. These changes, along with the full utilization of our FDIC insurance assessment credit in early 2009, will cause the premiums and TLG assessments charged by the FDIC to increase. These actions could significantly increase Eastern Virginia’s noninterest expense in 2009 and for the foreseeable future.

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Declines in value may adversely impact the investment securities portfolio.

Eastern Virginia may be required to record other-than-temporary impairment charges on its investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for certain investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on Eastern Virginia’s securities portfolio in future periods. An other-than-temporary impairment charge could have a material adverse effect on Eastern Virginia’s results of operations and financial condition.

Risks Associated with First Capital

Difficult market conditions have adversely affected First Capital’s industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities, but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected First Capital’s business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact First Capital’s charge-offs and provision for credit losses.

First Capital’s concentration in loans secured by real estate may increase its credit losses, which would negatively affect its financial results.

First Capital offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of First Capital’s loans are secured by real estate (both residential and commercial) in its market area. Consequently, a decline in local economic conditions may have a greater effect on First Capital’s financial condition and operating results than on the financial condition and operating results of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition, First Capital has a large concentration of loans secured with real estate collateral. At December 31, 2008, approximately 84.8% of First Capital’s loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If First Capital is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its financial condition and operating results could be adversely affected.

Risk of loan defaults and foreclosures are unavoidable in the banking industry, and First Capital tries to limit its exposure to this risk by monitoring its extensions of credit carefully. While the subprime loan problems of the financial industry did not have a direct impact on First Capital in 2007 and early 2008, the significant economic downtown in the last half of 2008 and continuing into 2009 has increased the risk in its earning asset portfolios. The economy for the near-term is expected to be unsettled with the potential for more downturns, which could increase credit losses in the future.

First Capital has a concentration of credit exposure in acquisition and development (“ADC”) real estate loans.

At March 31, 2009, First Capital had approximately $83.1 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 22.0% of its total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans generally are viewed as having more risk of default than residential

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real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because First Capital’s loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of a few of these loans could cause a significant increase in its percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on First Capital’s financial condition and results of operations.

The banking regulators are giving ADC lending greater scrutiny, and may require banks with higher levels of ADC loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of ADC lending growth and exposures. Such requirements could adversely effect First Capital’s results of operations.

At March 31, 2009, First Capital’s allowance for loan losses was $5.1 million. Of this amount, approximately $2.2 million was allocated to the ADC type loans.

First Capital’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

First Capital targets its commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which First Capital operates, First Capital’s results of operations and financial condition may be adversely affected.

If First Capital’s allowance for loan losses becomes inadequate, its results of operations may be adversely affected.

First Capital maintains an allowance for loan losses that it believes is a reasonable estimate of probable and inherent losses in its loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of First Capital’s customers relative to their financial obligations with First Capital. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond First Capital’s control, and these losses may exceed its current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios.

Although First Capital believes the allowance for loan losses is a reasonable estimate of probable and inherent losses in its loan portfolio, it cannot fully predict such losses or that its loan loss allowance will be adequate in the future. Excessive loan losses could have a material impact on First Capital’s financial performance. Consistent with its loan loss reserve methodology, First Capital expects to make additions to its loan loss reserve levels as a result of its loan growth, which may affect its short-term earnings.

Federal and state regulators periodically review First Capital’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of First Capital’s management. Any increase in the amount of First Capital’s provision or loans charged-off as required by these regulatory agencies could have a negative effect on its operating results.

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FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of Eastern Virginia’s management for future operations of the combined organization following consummation of the merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of Eastern Virginia and First Capital caution you not to rely unduly on any forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of First Capital or Eastern Virginia to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the merger;

•	the ability of the companies to consummate the merger;

•	the ability to successfully integrate First Capital into Eastern Virginia following the merger;

•	the strength of the economy in First Capital and Eastern Virginia’s target market areas, as well as general economic, market, or business conditions;

•

changes in the quality or composition of First Capital’s or Eastern Virginia’s loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in their markets, or in the repayment ability of individual borrowers or issuers;

•	the impact of government intervention in the banking business;

•	changes in the interest rates affecting First Capital’s or Eastern Virginia’s deposits and loans;

•	the loss of any of First Capital’s or Eastern Virginia’s key employees;

•

changes in First Capital’s or Eastern Virginia’s competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and First Capital’s and Eastern Virginia’s ability to compete effectively against other financial institutions in their banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	Eastern Virginia’s ability to manage growth;

•

Eastern Virginia’s potential growth, including entrance or expansion into new markets, the opportunities that may be presented to and pursued by them and the need for sufficient capital to support that growth;

•	Eastern Virginia’s ability to assess and manage asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	Eastern Virginia’s ability to maintain internal control over financial reporting;

•	Eastern Virginia’s ability to raise capital as needed;

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•

Eastern Virginia’s reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies;

•	other circumstances, many of which are beyond the control of either First Capital or Eastern Virginia; and

•	the risk factors described on pages 22 to 32 of this joint proxy statement/prospectus.

Eastern Virginia and First Capital undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

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THE FIRST CAPITAL SPECIAL MEETING

General

This section contains information about the First Capital special shareholder meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a First Capital common shareholder, on or about July 15, 2009. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the First Capital board is soliciting for use at the special meeting. The special meeting will be held on August 20, 2009, at 2:00 p.m., Eastern Daylight Time.

Matters to be Considered

At the special meeting, you will be asked:

•	to approve the merger agreement, the merger and the transactions contemplated thereby (See Proposal I);

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (See Proposal II); and

•	To transact any other business as may properly be brought before the First Capital special meeting or any adjournments or postponements thereof.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the First Capital corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Capital Bancorp, Inc.

4222 Cox Road - Suite 200

Glen Allen, VA 23060

Attn: William W. Ranson, Secretary

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

First Capital will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. First Capital will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Virginia law, First Capital’s articles of incorporation and bylaws and the Nasdaq Capital Market rules, we have fixed July 6, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of First Capital common stock at the close of business on the record date. At that time, 2,971,171 shares of First Capital common stock were outstanding, held by approximately 678 holders of record. To have a

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quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of First Capital common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of First Capital common stock you held as of the close of business on the record date.

Holders of shares of First Capital common stock present in person at the special meeting but not voting, and shares of First Capital common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business.

Vote Required

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of First Capital’s outstanding shares of common stock.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares of First Capital common stock cast at the meeting, whether or not a quorum is present.

Because approval of the merger agreement, the merger and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of First Capital common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the First Capital board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of First Capital beneficially owned approximately 548,964 shares of First Capital common stock, entitling them to exercise approximately 18.48% of the voting power of the First Capital common stock entitled to vote at the special meeting. Each director of First Capital has agreed that he or she will vote each share of First Capital common stock that he or she owns “FOR” approval and adoption of the merger agreement, the merger and the transactions contemplated thereby. See Annex J “Form of First Capital Support Agreement”.

The holder of preferred stock of First Capital, which is currently held by the U.S. Treasury, must approve the merger agreement, the merger and the related transactions as a separate voting group. First Capital intends to obtain the U.S. Treasury’s approval of the merger as soon as practicable, other than through this joint proxy statement/prospectus. While we do not know of any reason why First Capital would not be able to obtain the U.S. Treasury’s approval in a timely manner, we cannot be certain when or if we will receive it.

Recommendation of the First Capital Board of Directors

The First Capital board of directors has approved the merger agreement, the merger and the transactions contemplated thereby. The First Capital board believes that the merger agreement, the merger and the transactions contemplated thereby are fair to, and are in the best interests of, First Capital and its shareholders and recommends that shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

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THE EASTERN VIRGINIA SPECIAL MEETING

General

This section contains information about the Eastern Virginia special shareholders meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a Eastern Virginia shareholder, on or about July 15, 2009. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the Eastern Virginia board is soliciting for use at the special meeting. The special meeting will be held on August 20, 2009, at 10:00 a.m., Eastern Daylight Time.

Matters to be Considered

At the special meeting, you will be asked:

•	to approve the merger agreement, the merger and the transactions contemplated thereby (See Proposal I);

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (See Proposal II); and

•	To transact any other business as may properly be brought before the Eastern Virginia special meeting or any adjournments or postponements thereof.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Eastern Virginia Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, VA 22560

Attn: Patricia H. Gallagher, Secretary

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

Eastern Virginia will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Eastern Virginia will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

In addition, Eastern Virginia has retained The Altman Group to aid in the solicitation of proxies. The Altman Group will receive a fee of approximately $9,000 for its proxy solicitation services.

Record Date and Voting Rights

In accordance with Virginia law, Eastern Virginia’s articles of incorporation and bylaws and the Nasdaq Global Select Market rules, we have fixed July 6, 2009 as the record date for determining the shareholders entitled to notice of and

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to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Eastern Virginia common stock at the close of business on the record date. At that time, 5,953,655 shares of Eastern Virginia common stock were outstanding, held by approximately 1,631 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Eastern Virginia common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Eastern Virginia common stock you held as of the close of business on the record date.

Holders of shares of Eastern Virginia common stock present in person at the special meeting but not voting, and shares of Eastern Virginia common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Eastern Virginia common stock entitled to vote at the special meeting.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the votes cast by holders of Eastern Virginia common stock, present in person or represented by proxy and entitled to vote at the special meeting, whether or not a quorum is present.

Because approval of the merger agreement, the merger and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Eastern Virginia common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the Eastern Virginia board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of Eastern Virginia beneficially owned approximately 269,031 shares of Eastern Virginia common stock, entitling them to exercise approximately 4.52% of the voting power of the Eastern Virginia common stock entitled to vote at the special meeting. Each director of Eastern Virginia has agreed to vote each share of Eastern Virginia common stock that he or she owns “FOR” approval and adoption of the merger agreement, the merger and the transactions contemplated thereby. See Annex K “Form of Eastern Virginia Support Agreement”.

Recommendation of the Eastern Virginia Board of Directors

The Eastern Virginia board of directors has unanimously approved the merger agreement, the merger and the transactions contemplated thereby. The Eastern Virginia board of directors believes that the merger agreement, the merger and the transactions contemplated thereby are fair to, and are in the best interests of, Eastern Virginia and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

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PROPOSAL I—APPROVAL OF THE MERGER AND RELATED MATTERS

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to that agreement. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We incorporate this document into this summary by reference.

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, First Capital will merge with and into Eastern Virginia. Upon completion of the merger, First Capital’s corporate existence will terminate.

Merger Consideration

Each share of First Capital common stock will be converted in the merger into 0.98 shares of Eastern Virginia common stock.

The amount and nature of the merger consideration was established through arm’s-length negotiations between Eastern Virginia and First Capital and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate. The parties structured the merger to have the favorable tax attributes of a “reorganization” for federal income tax purposes.

Background of the Merger

In October 2008, in conjunction with the hiring of John M. Presley as the new Chief Executive Officer, certain members of the board of directors and management of First Capital held internal discussions related to the strategic direction of the company, including but not limited to, potential acquisitions, potential sources of capital, merger partners and strategic partnerships. As a result of these internal discussions, First Capital identified Eastern Virginia as a potential merger or strategic partner for First Capital. Robert G. Watts, President of First Capital, had known Joe A. Shearin, President and CEO of Eastern Virginia, for several years and scheduled a meeting on November 14, 2008 to introduce Mr. Presley to Mr. Shearin. During the meeting, the Messrs. Watts, Presley and Shearin discussed the direction and future of each company and agreed that each company would learn more about the other and explore the possibility of working together in some capacity going forward.

On January 5 and 6, 2009, Mr. Presley and Mr. Watts met with Mr. Shearin and Joe James, Chief Operating Officer of Eastern Virginia, and Ronald Blevins, Chief Financial Officer of Eastern Virginia. The group discussed current banking opportunities in central Virginia, the possible combination of the two companies, and potential organizational issues in connection with a strategic partnership, including management and board participation.

On January 14, 2009, Messrs. Shearin and Blevins had a conference call with representatives of Keefe, Bruyette & Woods, Inc. (“KBW”) to discuss the potential combination. Management of Eastern Virginia made a preliminary report at the regularly scheduled meeting of the Eastern Virginia Board of Directors on January 15, 2009, at which point the Eastern Virginia Board of Directors agreed to proceed with investigating the transaction and informally engaged KBW to represent Eastern Virginia. Representatives of KBW then met with Messrs. Presley, Watts, Shearin, James and Blevins on January 16, 2009 and made a presentation regarding the potential transaction for both companies’ consideration. On January 21, 2009, the KBW presentation was provided to the First Capital Board of Directors at its regularly scheduled meeting. The First Capital Board of Directors agreed to proceed with further investigation of the possible transaction and decided to engage Burke Capital Group (“Burke”), a division of Morgan Keegan, to represent First Capital and to engage Davenport & Company LLC (“Davenport”) to render a fairness opinion should the parties reach agreement on a transaction.

The discussions between First Capital and Eastern Virginia continued into February 2009. On February 18, 2009, Burke presented its analysis of the transaction at the regularly scheduled meeting of the First Capital Board of Directors. After discussion, the First Capital Board of Directors voted to authorize the management of First Capital to proceed with a due diligence investigation of Eastern Virginia and a possible transaction.

On February 19, 2009, KBW presented its analysis of the transaction at the regularly scheduled meeting of the Eastern Virginia Board of Directors, who approved management of Eastern Virginia to proceed with due diligence. On Wednesday, February 25, 2009, Mr. Presley and Mr. Watts met with Robert Mizell of Davenport and formally engaged Davenport to render a fairness opinion if the parties could reach an agreement.

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During the first week of March 2009, the firm of Thurmond, Clower & Associates (“Thurmond, Clower”) performed a due diligence analysis of the First Capital and Eastern Virginia loan portfolios. Following the Thurmond, Clower review, Messrs. Shearin, Blevins and Thomas met with Tom Thurmond, President of Thurmond, Clower, to review the results of the loan portfolio due diligence. Mr. Thurmond then met with members of First Capital’s senior management team.

During the first week of March, due diligence documents were exchanged between the respective parties, and on March 10, and 11, 2009, each party and their respective advisors and representatives conducted due diligence of the other party at the offices of KBW in Richmond, Virginia. On March 13, 2009, Messrs. Shearin, Presley and Watts met with the primary federal and state regulators for each company to advise them of the potential transaction between the two companies.

On March 18, 2009, the First Capital Board of Directors had a regularly scheduled meeting at which the potential transaction was discussed, along with the results of First Capital’s due diligence investigation of Eastern Virginia. The First Capital Board of Directors authorized management to proceed with the negotiation of a definitive agreement. On March 19, 2009, the Eastern Virginia Board of Directors held a meeting at which KBW presented an updated presentation and the Eastern Virginia Board discussed the transaction and due diligence findings and authorized management to continue with the negotiation of a definitive agreement.

Between March 19 and March 25, 2009, the parties analyzed documentation for the proposed transaction. On March 26, 2009, management of Eastern Virginia, First Capital and their respective advisors and representatives met to discuss, negotiate and finalize the merger agreement. At this meeting, the parties reached agreement on all of the key points related to the transaction. Between March 27 and April 1, 2009, the parties continued to negotiate revisions to the documentation.

On April 2, 2009, the Eastern Virginia Board of Directors met to discuss the final terms of the merger agreement and the transaction and hear presentations by management, KBW and Williams Mullen, including a fairness opinion by KBW. After discussion and consideration of the factors described in “Eastern Virginia’s Reasons for the Merger,” the Eastern Virginia Board of Directors then voted unanimously to approve the transaction and authorized management to execute the merger agreement.

Also on April 2, 2009, the First Capital Board of Directors met to discuss the merger agreement and the transaction. The meeting was attended by all but one of the First Capital directors. Following presentations from management, Burke and Cantor Arkema, Davenport presented the First Capital Board with a fairness opinion on the transaction. Following the various presentations and additional discussion and consideration of the factors described under “First Capital’s Reasons for the Merger,” all of the First Capital directors present voted to approve the transaction and authorized management to execute the merger agreement.

On April 3, 2009, the merger agreement was executed by both parties and the transaction was disclosed to the public before the market opened at 9:30 a.m.

Eastern Virginia’s Reasons for the Merger

In reaching its decision to initially propose and thereafter approve the merger agreement and recommend the merger to its shareholders, Eastern Virginia’s board of directors consulted with Eastern Virginia’s management, as well as with its outside financial and legal advisors, reviewed various financial data, due diligence and evaluation materials, and made an independent determination that the proposed merger with First Capital was in the best interests of Eastern Virginia and its shareholders. Eastern Virginia’s board of directors considered a number of positive factors that it believes support its recommendation that Eastern Virginia’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby, including:

•

the transaction conforms with Eastern Virginia’s long term goals of enhancing shareholder value, diversifying credit risk, broadening its customer base for loans and deposits and broadening its market penetration;

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•

First Capital has a strong market presence in the Greater Richmond, Virginia metropolitan area that is contiguous to Eastern Virginia’s existing market, without significant overlap or redundant facilities, and presents opportunities to grow the business further into and throughout central Virginia;

•	First Capital is well managed and could enhance existing and initiate new banking products that could appeal to a broader customer base;

•	First Capital’s operating philosophy and business lines (small to mid-sized business lending) complement Eastern Virginia’s operating philosophy and business lines;

•	the fit of the cultural philosophy of First Capital’s management team with Eastern Virginia’s strategic initiatives;

•

the financial analysis and presentation of KBW and its written opinion that, as of April 3, 2009, the consideration to be paid by Eastern Virginia in the merger was fair, from a financial point of view, to Eastern Virginia (see “—Opinion of Eastern Virginia’s Financial Advisor”);

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

•	the opportunity to create a larger and more diversified organization, with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, Eastern Virginia’s current competitive position and the other, less favorable strategic growth alternatives available to Eastern Virginia, including accelerating de novo branch growth, making acquisitions or developing or acquiring non-bank businesses;

•

First Capital’s financial condition, business operations and prospects, taking into account the results of Eastern Virginia’s due diligence investigation of First Capital, and its belief that First Capital is a high quality financial services company with a compatible business culture and shared approach to customer service, treatment of employees and increasing shareholder value;

•

the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger;

•	the larger shareholder base of the combined entity may allow shareholders to buy and sell shares more quickly and efficiently; and

•	the transaction should be accretive to earnings per share in the first year after completion of the merger.

The board of directors of Eastern Virginia also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with First Capital were likely to outweigh substantially these risks and factors. The risks and factors considered included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Eastern Virginia’s on-going business, and in the loss of customers;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	interest rate changes and short term asset-liability adjustments; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by Eastern Virginia’s board is not intended to be exhaustive, but is believed to include all material factors considered by Eastern Virginia’s board. In view of the wide variety of

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factors considered in connection with its evaluation of the merger and the complexity of these matters, Eastern Virginia’s board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to initially propose and thereafter approve the merger and recommend that Eastern Virginia’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby. In addition, individual members of Eastern Virginia’s board of directors may have given differing weights to different factors. Eastern Virginia’s board of directors conducted an overall analysis of the factors described above, including thorough discussions with Eastern Virginia management and outside financial and legal advisors and considered the factors overall to be favorable and to support its determination to approve the merger and recommend that Eastern Virginia’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby.

It should be noted that this explanation of Eastern Virginia’s board of directors’ reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Based on the foregoing, Eastern Virginia’s board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of Eastern Virginia and its shareholders. Eastern Virginia’s board of directors unanimously recommends that Eastern Virginia’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby.

First Capital’s Reasons for the Merger

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the First Capital board of directors consulted with First Capital’s management, as well as with its outside financial and legal advisors, reviewed various financial data, due diligence and evaluation materials, and made an independent determination that the proposed merger with EVB, a wholly-owned subsidiary of Eastern Virginia, was in the best interests of First Capital and its shareholders. The board of directors considered a number of positive factors that it believes support its recommendation that First Capital’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby, including:

•	the premium over First Capital’s prevailing stock price to be received by First Capital’s shareholders;

•

the financial analysis and presentation of Davenport and its opinion that, as of April 2, 2009, the exchange ratio was fair, from a financial point of view, to First Capital (see “—Opinion of First Capital’s Financial Advisor” beginning on page 45);

•	its belief that the terms of the merger agreement with Eastern Virginia are reasonable and fair to the shareholders of First Capital;

•	the difficulty in remaining independent in the central Virginia market and continuing to enhance shareholder value in the face of unprecedented economic uncertainty;

•

the ability of First Capital shareholders to retain a voice in management oversight by having 5 of the company’s directors on the board of the combined entity and eight of the company’s directors on the bank’s board;

•

its belief, based upon the analysis of the anticipated financial effects of the merger, that upon consummation of the merger, Eastern Virginia and its banking subsidiary would remain well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

•

its belief that Eastern Virginia was an attractive choice as a long-term affiliation partner of First Capital, based on contiguous primary market areas, complementary primary business lines, and similar operating philosophies and corporate cultures;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

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•

its belief that the merger will create a larger and more diversified organization offering a broader array of financial services, and with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, First Capital’s current competitive position and the other, less favorable strategic growth alternatives available to First Capital including remaining independent, accelerating branch growth, making acquisitions, developing or acquiring non-bank businesses and selling First Capital to certain other financial institutions;

•

its review of Eastern Virginia’s financial condition, earnings, business operations and prospects, taking into account the results of First Capital’s due diligence investigation of Eastern Virginia, and its belief that Eastern Virginia is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•

the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger;

•

the fact that the merger will enable First Capital’s shareholders to exchange their shares of First Capital, in a tax-free transaction, for registered shares of common stock of a company that will have a significantly larger pro forma market capitalization and that will potentially provide First Capital shareholders with a greater ability to sell their shares quickly and efficiently;

•	the merger preserves the ability of First Capital shareholders to receive a control premium for their shares at a future date via their continuing ownership in the combined institution; and

•	the merger will enhance First Capital’s geographic diversification by expanding its presence beyond the Richmond market.

The First Capital board of directors also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with Eastern Virginia were likely to outweigh substantially these risks and factors. The risks and factors considered included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of First Capital’s on-going business, and in the loss of customers;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the matters described in “—Interests of Certain Persons in the Merger” below; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by First Capital’s board is not intended to be exhaustive, but is believed to include all material factors considered by First Capital’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Capital board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to approve the merger and recommend that First Capital’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby. In addition, individual members of the First Capital board of directors may have given differing weights to different factors. The First Capital board of directors conducted an overall analysis of the factors described above, including thorough discussions with First Capital’s management and outside financial and legal advisors and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that First Capital’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby.

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It should be noted that this explanation of the First Capital board’s reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Based on the foregoing, the First Capital board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of First Capital and its shareholders. The First Capital board of directors recommends that First Capital’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby.

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Opinion of First Capital’s Financial Advisor

First Capital engaged Davenport to render a written opinion to First Capital’s board as to the fairness, from a financial point of view, of the consideration to be paid to First Capital’s shareholders in accordance with a potential merger. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by First Capital upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Davenport was selected by First Capital to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with First Capital and its business.

On April 2, 2009, Davenport reviewed the financial aspects of the proposed merger with First Capital’s board of directors and delivered its opinion to First Capital’s board of directors to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the shareholders of First Capital pursuant to the merger agreement was fair, from a financial point of view.

The full text of the Davenport opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. The description of the Davenport opinion set forth below is qualified in its entirety by reference to the full text of the Davenport opinion in Annex B. First Capital’s shareholders are urged to read the Davenport opinion carefully and in its entirety.

The Davenport opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by First Capital’s shareholders. It does not address the underlying business decision of First Capital to engage in the merger or any other aspect of the merger. Further, the Davenport opinion is not a recommendation to any First Capital shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to First Capital’s shareholders or any other person, and it is acting only as an advisor to First Capital’s board. The Davenport opinion does not express any opinion about the fairness of the amount or nature of the compensation to First Capital’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of First Capital. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport’s fairness opinion was approved by a fairness committee of Davenport.

In arriving at its opinion, Davenport, among other things:

•	reviewed the merger agreement dated as of April 2, 2009;

•

reviewed certain business, financial, and other information regarding First Capital and its prospects that was furnished to it by the management of First Capital and that it discussed with the management of First Capital;

•

reviewed certain business, financial, and other information regarding Eastern Virginia and its prospects that was furnished to it by the management of Eastern Virginia and that it discussed with the management of Eastern Virginia;

•	reviewed the publicly reported historical price and trading activity for First Capital’s and Eastern Virginia’s common stock;

•

compared certain business, financial and other information regarding First Capital and Eastern Virginia with similar information regarding certain other publicly traded companies which it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

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•

reviewed the pro forma financial impact of the merger on First Capital and Eastern Virginia, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of First Capital and Eastern Virginia;

•

reviewed the relative contribution of assets, liabilities, equity and earnings of First Capital and Eastern Virginia to the resulting institution and the relative pro forma ownership of the shareholders of First Capital and Eastern Virginia in the combined company; and

•	considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that it deemed appropriate.

Davenport also reviewed First Capital’s plan to issue, in exchange for gross proceeds of approximately $11 million, First Capital Series A Preferred Stock and warrants to acquire common stock pursuant to the Capital Purchase Program established by the U.S. Treasury. The issuance by First Capital was subsequently consummated on April 3, 2009. Davenport also held discussions with the management of Eastern Virginia concerning its recent issuance of preferred shares pursuant to the Capital Purchase Program and recent write-downs in Eastern Virginia’s investment portfolio, including the possibility that such write-downs could result in other-than-temporary-impairment charges.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by First Capital and Eastern Virginia or their representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that First Capital’s and Eastern Virginia’s respective allowances are, in the aggregate, adequate. First Capital and Eastern Virginia retained the services of a third-party loan review specialist to assist them with their respective loan portfolio due diligence. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of First Capital or Eastern Virginia, nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Davenport by First Capital or Eastern Virginia, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of First Capital’s or Eastern Virginia’s management as to the expected future financial performance of First Capital or Eastern Virginia, respectively. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by Davenport in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

Davenport assumed that there had been no material change in First Capital’s and Eastern Virginia’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to it, that First Capital and Eastern Virginia will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Davenport also assumed that the merger will be completed substantially in accordance with the terms set forth in the merger agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after the date of its opinion.

The Davenport opinion was just one of the many factors taken into consideration by First Capital’s board of directors in determining to approve the merger agreement. (See “—Background of the Merger” and “—First Capital’s Reasons for the Merger.”) The Davenport opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for First Capital, nor does it address the effect of any other business combination in which First Capital might engage. The Davenport opinion was not an expression of an opinion as to the prices at which shares of Eastern Virginia common stock or First Capital common stock would trade following the announcement of the merger or the actual value of the Eastern Virginia common shares when issued pursuant to the merger, or the prices at which the Eastern Virginia common shares will trade following the completion of the merger.

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In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to First Capital’s board of directors at its April 2, 2009 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to First Capital’s board of directors on April 2, 2009. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available.

Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of First Capital and Eastern Virginia. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Transaction Summary. Davenport reviewed the terms of the proposed merger including the aggregate transaction value. As is more specifically set forth in the merger agreement, upon consummation of the merger, each holder of First Capital common stock will be entitled to receive consideration of 0.98 shares of Eastern Virginia common stock per share of First Capital common.

Transaction multiples from the merger were based upon the closing price of Eastern Virginia’s common stock on March 31, 2009 of $8.39 per share, a fixed exchange ratio of 0.98, representing $8.22 per share, the exchange of all of First Capital’s shares into shares of Eastern Virginia and based upon per share financial data as of and for the last twelve months (“LTM”) ended December 31, 2008 for First Capital. This per share value resulted in implied total transaction value of approximately $24.6 million. Based on the per share deal price of $8.22, Davenport calculated the premium over First Capital’s closing price of $5.75 as of March 31, 2009 to be 43.0%, the price to book value to be 0.69x, the price to 2008 earnings per share to be 137.0x, the price to 2009 First Call (a nationally recognized earnings estimate consolidator for publicly traded companies) estimated earnings per share to be 58.7x and the tangible book premium to core (non-jumbo) deposits to be -5.0%.

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for Eastern Virginia to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Eastern Virginia operates. The peer group companies were comprised of Virginia banks traded on the NYSE, Nasdaq or AMEX, with total assets ranging from approximately $600 million to $3.0 billion. The peer group companies were: Access National Corporation, American National Bankshares Inc., C&F Financial Corporation, Cardinal Financial Corporation, Commonwealth Bankshares, Inc., First Community Bancshares, Inc., Hampton Roads Bankshares, Inc., Middleburg Financial Corporation, Monarch Financial Holdings, Inc., National Bankshares, Inc., Old Point Financial Corporation, StellarOne Corporation, TowneBank, Union Bankshares Corporation, Valley Financial Corporation and Virginia Commerce Bancorp, Inc.

To perform this analysis, Davenport used the most recent financial information available as of December 31, 2008 for each of the peer group companies. Market price information was as of March 31, 2009. The following table summarizes the relevant data items for Eastern Virginia and the peer group.

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	Eastern Virginia	Peer Median
Capitalization (MRQ)
Total Assets ($000)	1,051,363	1,035,243
Total Net Loans/ Total Assets (%)	76.9	76.1
LTM Loan Growth (%)	15.6	9.8
LTM Deposit Growth (%)	21.1	12.3
Tangible Equity/ Tangible Assets (%)	6.0	9.3
Total Risk-Based Capital Ratio (%)	11.6	14.1

Asset Quality (MRQ)
NPLs/ Loans (%)	1.66	1.10
Texas Ratio (%)	23.8	12.0
Reserves/ Loans (%)	1.29	1.36

Performance (LTM)
ROAA (%)	0.31	0.51
ROAE (%)	3.6	6.5
Net Interest Margin (%)	3.57	3.74
Efficiency Ratio (%)	69.5	69.2
Noninterest Income/ Oper. Rev. (%)	16.6	28.0
Noninterest Expense/ Avg. Assets (%)	2.8	3.1
Operating Revenue Growth (%)	(0.7)	5.8
LTM EPS Growth (%)	(64.1)	(29.6)
LTM Dividend Payout Ratio (%)	123.1	63.1

Market Statistics
Market Value ($ in Millions)	49.6	98.0
YTD Average Daily Volume	598	8,059
Price to LTM Core Earnings	9.5x	13.1	x
Price to Book (%)	63.4	77.9
Price to Tangible Book (%)	80.4	95.8
52-Week Price Change (%)	(53.3)	(35.9)

In addition, Davenport compared selected financial information for First Capital to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which First Capital operates. The peer group companies were comprised of Virginia banks traded on the NYSE, Nasdaq or AMEX, with total assets ranging from approximately $300 million to $600 million. The peer group companies were: Bank of the James Financial Group, Inc., Bay Banks of Virginia, Inc., Benchmark Bankshares, Inc., Central Virginia Bankshares, Inc., Citizens Bancorp of Virginia, Inc., Eagle Financial Services, Inc., F & M Bank Corp., Fauquier Bankshares, Inc., First National Corporation, Millennium Bankshares Corporation, Pinnacle Bankshares Corporation, Southern National Bancorp of Virginia, Inc., Village Bank and Trust Financial Corp. and Virginia National Bank.

To perform this analysis, Davenport used the most recent financial information available as of December 31, 2008 for each of the peer group companies. Market price information was as of March 31, 2009. The following table summarizes the relevant data items for First Capital and the peer group.

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	First Capital	Peer Median
Capitalization (MRQ)
Total Assets ($000)	431,706	402,743
Total Net Loans/ Total Assets (%)	85.1	80.2
LTM Loan Growth (%)	25.5	9.1
LTM Deposit Growth (%)	31.0	6.9
Tangible Equity/ Tangible Assets (%)	8.2	7.6
Total Risk-Based Capital Ratio (%)	12.4	12.2

Asset Quality (MRQ)
NPLs/ Loans (%) Texas Ratio (%)	1.18 14.6	0.87 12.3
Reserves/ Loans (%)	1.36	1.13

Performance (LTM)
ROAA (%)	0.04	0.39
ROAE (%)	0.5	3.7
Net Interest Margin (%)	2.90	3.67
Efficiency Ratio (%)	72.6	66.7
Noninterest Income/ Oper. Rev. (%)	6.3	20.3
Noninterest Expense/ Avg. Assets (%)	2.2	3.2
Operating Revenue Growth (%)	11.5	2.5
LTM EPS Growth (%)	(91.6)	(26.9)
LTM Dividend Payout Ratio (%)	0.0	38.2

Market Statistics
Market Value ($ in Millions)	17.1	30.7
YTD Average Daily Volume	1,338	403
Price to LTM Core Earnings	NM	12.1x
Price to Book (%)	48.2	83.9
Price to Tangible Book (%)	48.2	85.5
52-Week Price Change (%)	(57.0)	(36.6)

Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by First Capital and Eastern Virginia to the combined institution based on balance sheet data as of December 31, 2008, projected net income for the year ending December 31, 2009 provided by First Capital and Eastern Virginia management and market capitalization data as of March 31, 2009. Davenport compared such contributions to the ownership stake that First Capital shareholders would have in the combined institution, based on the exchange ratio of 0.98 shares of Eastern Virginia common stock for each share of First Capital common stock. In addition, Davenport calculated the implied exchange ratio under the various contribution percentages and showed the percentage premium that the exchange ratio of 0.98 represents over the implied exchange ratios. This information is presented in the following table.

	Relative Contribution		Implied
	Eastern	First	Exchange	First Capital
	Virginia	Capital	Ratio (1)	Premium (1)(2)
Total Assets	70.9%	29.1%	0.817	20.0%
Earning Assets	70.1%	29.9%	0.848	15.5%
Net Loans	68.8%	31.2%	0.904	8.4%
Total Deposits	70.9%	29.1%	0.818	19.8%
Core (Non-Jumbo) Deposits	74.6%	25.4%	0.678	44.5%
Non-interest Bearing Deposits	68.5%	31.5%	0.917	6.9%
Common Equity	68.8%	31.2%	0.903	8.5%
Tangible Common Equity	63.5%	36.5%	1.145	(14.4)%
2009E Net Income	75.8%	24.2%	0.636	54.0%
Market Value	74.4%	25.6%	0.685	43.0%

Proposed Pro Forma Ownership (3)	67.0%	33.0%

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(1)	Using common shares outstanding at 12/31/08
(2)	Calculated by dividing the exchange ratio of 0.98 by the implied exchange ratio using First Capital’s relative contribution
(3)	Based on shares outstanding at 12/31/08 and the exchange ratio of 0.98

Stock Trading History of Eastern Virginia. Davenport reviewed the history of the distribution of the reported trading prices of Eastern Virginia’s common stock as a percentage of the total number of shares of Eastern Virginia common stock traded for the one-year period ended March 30, 2009 and the reported trading volume of Eastern Virginia’s common stock over the same period. During the one year period, the average daily trading volume of Eastern Virginia common stock was approximately 2,300 shares and the number of shares traded represented 9.8% of the total number of Eastern Virginia common shares outstanding.

Eastern Virginia One-Year Trading Distribution Beginning March 28, 2008

Price per Share Range	Volume Distribution
$7.44 - $9.71	23.3%
$9.71 - $11.98	20.0%
$11.98 - $14.26	4.3%
$14.26 - $16.53	40.5%
$16.53 - $18.80	11.9%

Davenport also reviewed, for each trading day during the fifteen months ended March 31, 2009, the implied transaction price premium to First Capital shareholders, which was calculated by multiplying the closing price of the common stock of Eastern Virginia by the exchange ratio of 0.98 and comparing the result to the closing price of the common stock of First Capital. This analysis presented the implied market price premium over a period of time versus a single point in time. The average implied premium over the period was 37.4% as compared to the premium of 43.0% on March 31, 2009.

Comparable Bank Acquisition Analysis. Davenport compared the merger details to a selected group of acquisition transactions in the banking industry. The transactions selected were a group of 39 bank merger transactions announced since September 30, 2008 involving commercial banks headquartered in the United States where the target had total assets less than $1.0 billion. Although the target’s total assets were slightly above $1.0 billion, Davenport also included the merger of Union Bankshares Corp. and First Market Bank FSB in the group of comparable transactions due to the transaction’s recent announcement and the geographic proximity of the associated banks with Eastern Virginia and First Capital. Davenport compared the multiples from the merger to both the median of the 39 transaction multiples announced since September 30, 2008 and the median of the 19 comparable transaction multiples announced since December 31, 2008, given the recent turmoil in the banking industry and the recent downward trend in transaction pricing multiples. Davenport compared the transaction price per common share to the closing market price of the acquired company one day prior to the announcement of the transaction. Davenport also reviewed the following median transaction value multiples for the transactions listed above: price to the last twelve months earnings per share; price to book value; price to tangible book value; and tangible book premium to core deposits. Median transaction multiples were labeled non-meaningful (NM) if less than five transactions had available financial data with which to calculate a median. The median multiples for these transactions are summarized in the table below along with the implied multiples for First Capital based on the proposed merger and an assumed purchase price of $8.22.

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	Eastern Virginia / First Capital		Median M&A Transactions Since 12/31/2008		Median M&A Transactions Since 9/30/2008
Premium to Stock Price (One Day)	43.0%		NM		20.9%
Price to LTM EPS	137.0	x	NM		22.5	x
Price to Book Value	0.69	x	0.93	x	1.14	x
Price to Tangible Book Value	0.69	x	0.98	x	1.16	x
Tangible Book Premium to Core Deposits	-5.0%		-0.4%		1.5%

Accretion/Dilution Analyses. Based on the exchange ratio of 0.98 shares of Eastern Virginia common stock for each share of First Capital common stock, Davenport calculated the pro forma core earnings per share, book value per share, tangible book value per share and dividend per share as if the merger had been completed on December 31, 2008 and compared the results to those measures assuming no merger. This analysis was based on estimated earnings per share for 2009 and 2010, book value and tangible book value per share as of December 31, 2008, and the stated quarterly dividend of Eastern Virginia as of March 31, 2009. The analysis assumed pre-tax cost synergies of $2.5 million, with 25% realized in 2009 and 100% realized in 2010. For purposes of this analysis, core EPS excludes the impact of nonrecurring merger related expenses or any fair value purchase accounting adjustments to First Capital carrying values other than the amortization of the core deposit intangibles. This information is presented in the following tables.

	Pro Forma per Share Impact of the Merger
	Contribute	Receive	Accretion / (Dilution)
			($)	(%)
2009E Core EPS	$0.34	$0.51	$0.17	51.6%
2010E Core EPS	$0.80	$0.96	$0.16	20.2%
Tangible Book Value per Share	$11.92	$10.23	$(1.69)	(14.2)%
Book Value per Share	$11.92	$12.97	$1.05	8.8%
Dividend per Share	$0	$0.63	$0.63	¥

Discounted Dividend Analysis. Using a discounted dividend analysis, Davenport estimated the present value of the future stream of earnings First Capital could produce through December 31, 2013. The forecast assumed that First Capital did not pay a dividend to its common shareholders throughout the forecast period. Davenport then estimated the terminal values for First Capital stock at the end of the period by applying a multiple of 12.0x projected earnings in 2013. The dividends and terminal value were then discounted to present values using various discount rates (ranging from 11.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of First Capital common stock. This discounted dividend analysis provided a range of present values from $9.73 to $11.52 per share of First Capital stock.

Davenport also performed a discounted dividend analysis on the per share stock price of First Capital on a pro forma combined basis with Eastern Virginia. The key assumptions included annual cost savings equal to $2.5 million, 25% of which were phased in during 2009, and an annual Eastern Virginia dividend per share of $0.64 paid each year throughout the forecast period. This discounted dividend analysis provided a range of present values from $11.73 to $13.75 per First Capital share.

Davenport noted that it included a discounted dividend analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The projections and other information used in the discounted dividend analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Other Analyses. Davenport reviewed earnings estimates, balance sheet composition, historical stock performance and stock liquidity for Eastern Virginia. Davenport also analyzed the impact of the transaction on the pro forma combined capital ratios for the combined entity under different scenarios.

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Fees. First Capital and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the transaction. First Capital has agreed to pay Davenport a transaction fee in connection with the merger equal to $200,000. Davenport was paid $25,000 upon the issuance of the fairness opinion and the balance of the fee is contingent, and payable, upon closing of the merger. First Capital has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Davenport, which Davenport and First Capital believe are customary in transactions of this nature, were negotiated at arm’s length between First Capital and Davenport, and First Capital’s board was aware of such arrangement, including the fact that the majority of the fee payable to Davenport is contingent upon consummation of the merger. Davenport has provided certain investment banking services to First Capital in the past, and has received compensation for such services. In 2007, Davenport acted as financial advisor to First Capital in connection with a common stock offering.

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, First Capital and Eastern Virginia. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of First Capital and Eastern Virginia for Davenport’s own account or for the accounts of its customers.

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Opinion of Eastern Virginia’s Financial Advisor

On March 30, 2009, Eastern Virginia executed an engagement agreement with KBW. KBW’s engagement encompassed assisting Eastern Virginia in analyzing, structuring, negotiating and effecting a transaction with First Capital. Eastern Virginia selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Eastern Virginia and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On April 2, 2009, the Eastern Virginia board of directors held a meeting to evaluate the proposed merger of First Capital with and into Eastern Virginia. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently delivering a written opinion on April 3, 2009), to Eastern Virginia that, as of such date, and based upon and subject to factors and assumptions set forth therein, the consideration to be paid in the merger is fair, from a financial point of view to Eastern Virginia. The Eastern Virginia board of directors approved the merger agreement at this meeting

The full text of KBW’s written opinion, dated April 3, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Eastern Virginia’s shareholders are urged to read the opinion in its entirety.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Eastern Virginia board and addresses only the fairness, from a financial point of view to Eastern Virginia, of the consideration paid in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Eastern Virginia shareholder as to how the shareholder should vote at the Eastern Virginia special meeting on the merger or any related matter.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Eastern Virginia and First Capital and the merger, including among other things, the following:

•	the merger agreement;

•

the Annual Report to shareholders and Annual Report on Form 10-K for the three years ended December 31, 2008 of Eastern Virginia and the Annual Report to shareholders and Annual Report on Form 10-K for the three years ended December 31, 2008 of First Capital;

•

Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Eastern Virginia, certain interim reports to shareholders and Quarterly Reports on Form 10-Q of First Capital and certain communications from Eastern Virginia and First Capital to their respective shareholders; and

•

other financial information concerning the businesses and operations of Eastern Virginia and First Capital furnished to KBW by Eastern Virginia and First Capital, respectively, for purposes of KBW’s analysis.

KBW also held discussions with members of senior management of Eastern Virginia and First Capital regarding, the past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for Eastern Virginia and First Capital with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, evaluated the potential pro forma impact of the merger with Eastern Virginia, including cost savings and revenue enhancements, that management of Eastern Virginia expects to result from a combination of the businesses of Eastern Virginia and First Capital and performed such other studies and analyses as KBW considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or

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accuracy. KBW relied upon the management of Eastern Virginia and First Capital as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW is not an expert in the independent valuation of the adequacy of allowances for loan losses, and without independent verification, assumed that the aggregate allowances for loan and lease losses for Eastern Virginia and First Capital are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of First Capital or Eastern Virginia, nor did they examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Eastern Virginia’s and First Capital’s senior management team. Eastern Virginia and First Capital do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

At the direction of Eastern Virginia’s board of directors, KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the consideration, to the extent expressly specified in KBW’s opinion. KBW expressed no opinion as to what the value of Eastern Virginia common stock would be when issued pursuant to the merger or the prices at which Eastern Virginia common stock or First Capital common stock would trade at any time. Additionally, KBW’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Eastern Virginia, nor does it address the effect of any other business combination in which Eastern Virginia might engage.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Eastern Virginia common stock or First Capital common stock will trade since the announcement of the proposed merger or the actual value of the Eastern Virginia common shares when issued pursuant to the merger, or the prices at which the Eastern Virginia common shares will trade following the completion of the merger.

In performing its analyses, KBW considered such financial and other factors they deemed appropriate, including among other things, the historical and current financial position and results of operations of Eastern Virginia and First Capital, the assets and liabilities of Eastern Virginia and First Capital, and the nature and terms of certain other merger

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transactions involving banks and bank holding companies. KBW also took into account their assessment of general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Eastern Virginia and First Capital and none of KBW, Eastern Virginia, First Capital or any other person assumes responsibility if future results are materially different from those projected.

The consideration was determined through negotiation between Eastern Virginia and First Capital and the decision to enter into the merger was solely that of Eastern Virginia’s board of directors. In addition, the KBW opinion was among several factors taken into consideration by the Eastern Virginia board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Eastern Virginia board with respect to the fairness of the consideration to be paid in the merger.

Summary of Analysis by KBW

The following is a summary of the material financial analyses presented by KBW to the Eastern Virginia board, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the Eastern Virginia board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW and is qualified in its entirety by reference to the written opinion of KBW attached as Annex C. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each outstanding share of common stock, par value $4.00 per share, of First Capital will be converted into the right to receive, 0.98 shares of common stock, par value $2.00 per share, of Eastern Virginia, and each First Capital Series A Preferred Share issued and outstanding shall be converted into the right to receive one Eastern Virginia Series B Preferred Share as described in the merger agreement.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Capital to the following depository institutions that KBW considered comparable to First Capital.

Companies included in First Capital’s peer group were:

Middleburg Financial Corporation	Alliance Bankshares Corporation
National Bankshares, Inc.	Village Bank and Trust Financial Corp.
C&F Financial Corporation	Fauquier Bankshares, Inc.
Old Point Financial Corporation	Central Virginia Bankshares, Inc.
American National Bankshares Inc.	Southern National Bancorp of Virginia, Inc.
Access National Corporation	Bank of Virginia
Valley Financial Corporation	First Bankshares, Inc.
Monarch Financial Holdings, Inc.	Bank of McKenney

To perform this analysis, KBW used financial information as of or for the three or twelve month period ended December 31, 2008. Market price information was as of April 1, 2009. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in First Capital’s historical financial statements, or to the data prepared by Davenport presented under the section “Opinion of First Capital’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

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KBW’s analysis showed the following concerning First Capital’s financial performance:

Financial Performance Measures:	First Capital	First Capital Peer Group Median
Most Recent Quarter Net Interest Margin	2.60%	3.55%
Latest Twelve Months Efficiency Ratio	73	73
Latest Twelve Months Fee Income / Avg. Assets	0.19	0.97
Latest Twelve Months Core Return on Average Assets (1)	0.04	0.50

(1)	Core income is defined as net income before extraordinary items, less the after-tax portion of investment securities gains or losses and nonrecurring items

KBW’s analysis showed the following concerning First Capital’s financial condition:

Financial Condition Measures:	First Capital	First Capital Peer Group Median
Tangible Common Equity / Tangible Assets	8.25%	8.04%

Total Capital Ratio	14.92	14.20

Loans / Deposits	111	97

NPAs / Loans + OREO	1.75	1.58

Loan Loss Reserves / Loans	1.36	1.38
Last Twelve Months NCOs / Avg. Loans	0.10	0.21

Capital ratios pro forma for all acquisitions and / or capital raises, including TARP

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KBW’s analysis showed the following concerning First Capital’s market performance:

Market Performance Measures:	First Capital		First Capital Peer Group Median
Price to tangible book value multiple	0.48	x	0.70	x

Price to 2009 estimated(1) earnings	40.7		9.8
2009 estimated(1) earnings Dividend payout ratio	0.0%		7.5%

(1)	Per First Call median consensus

Selected Transaction Analysis. KBW reviewed publicly available information related to selected comparably sized acquisitions of banks and thrifts announced after September 1, 2007, with headquarters in Maryland, Virginia, and North Carolina with aggregate transaction values between $10 million and $500 million. The transactions included in the group were:

Acquiror:	Acquired Company:
Union Bankshares Corporation	First Market Bank, FSB
1st Financial Services Corporation	AB&T Financial Corp.
M&T Bank Corporation	Provident Bankshares Corporation
Hampton Roads Bankshares, Inc.	Gateway Financial Holdings, Inc.
Yadkin Valley Financial Corporation	American Community Bancshares, Inc.
First Community Bancshares, Inc.	Coddle Creek Financial Corp.
Village Bank and Trust Financial Corp.	River City Bank
Hampton Roads Bankshares, Inc.	Shore Financial Corporation
Community Bankers Acquisition Corp.	BOE Financial Services of Virginia, Inc.
Four Oaks Fincorp, Inc.	Longleaf Community Bank
Eagle Bancorp, Inc.	Fidelity & Trust Financial Corporation
Community Bankers Acquisition Corp.	TransCommunity Financial Corporation

Transaction multiples for the merger were derived from an offer price of $9.30 per share based on Eastern Virginia share price of $9.49 on April 1, 2009 for First Capital. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•

tangible equity premium to core deposits based on latest publicly available financial statements of the company prior to announcement of the acquisition. Core deposits were defined as total deposits less jumbo CDs (CDs with balances greater than $100,000); and

•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

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The results of the analysis are set forth in the following table:

	Eastern Virginia/ First Capital	Regional Comparable Transactions Median
Price / Tangible Book value	76%	156%

Core Deposit Premium	NM	12.9

Market Premium (1)	63.2	53.0

(1)	Based on First Capital’s closing price of $5.70 on April 1, 2009

No company or transaction used as a comparison in the above analysis is identical to Eastern Virginia, First Capital or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value per share of First Capital common stock. In this analysis, KBW assumed discount rates ranging from 11.0% to 15.0% to derive (i) the present value of the estimated free cash flows that First Capital could generate over a five year period, including certain cost savings forecasted as a result of the merger, and (ii) the present value of First Capital’s terminal value at the end of year five. Terminal values for First Capital were calculated based on a range of 9.0x to 13.0x estimated year six earnings per share. In performing this analysis, KBW used First Capital’s management’s estimates. These estimates were adjusted accordingly for $11 million of cumulative Perpetual Preferred stock issued through the TARP Capital Purchase Program. Certain data was adjusted to account for certain restructuring charges anticipated by management to result from the merger. KBW assumed that First Capital would maintain a tangible common equity / tangible asset ratio of 6.50% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for First Capital.

Based on these assumptions, KBW derived a range of implied equity values per share of First Capital common stock of $11.65 to $19.02.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Capital common stock.

Forecasted Pro Forma Financial Analysis. KBW analyzed the estimated financial impact of the merger on Eastern Virginia’s 2009 and 2010 estimated earnings per share. For both Eastern Virginia and First Capital, KBW used management estimates of earnings per share for 2009 and 2010. KBW adjusted both Eastern Virginia’s and First Capital’s capital and earnings estimates accordingly for $24 million and $11 million of cumulative Perpetual Preferred stock issued through the TARP Capital Purchase Program. In addition, KBW assumed that the merger will result in cost savings equal to Eastern Virginia’s management’s estimates. Based on its analysis, KBW determined that the merger would be accretive to Eastern Virginia’s estimated GAAP earnings per share in 2009 and 2010.

Furthermore, the analysis indicated that Eastern Virginia’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain “well capitalized” by regulatory standards. This analysis was based on internal projections provided by Eastern Virginia’s and First Capital’s senior management teams. For all of the above analysis, the actual results achieved by Eastern Virginia following the merger may vary from the projected results, and the variations may be material.

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Other Analyses. KBW compared the relative financial and market performance of First Capital to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for First Capital.

The Eastern Virginia board retained KBW as an independent contractor to act as financial adviser to Eastern Virginia regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Eastern Virginia and First Capital. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Eastern Virginia and First Capital for KBW’s own account and for the accounts of its customers.

Eastern Virginia and KBW entered into an agreement relating to the services to be provided by KBW in connection with the merger. Eastern Virginia agreed to pay KBW a cash fee of $50,000 upon the earlier of the execution of (i) an agreement in principle, or (ii) a definitive agreement with respect to a transaction. In addition, the Company agreed to pay to KBW at the time of closing a cash fee equal to $200,000. Pursuant to the KBW engagement agreement, Eastern Virginia also agreed to reimburse KBW for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Surrender of Stock Certificates

Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of First Capital shares for Eastern Virginia common stock. Do not forward your First Capital stock certificates with your proxy cards.

After the completion of the merger, the exchange agent will mail to First Capital shareholders a letter of transmittal, together with instructions for the exchange of their First Capital common stock certificates for the merger consideration.

After the effective time of the merger, each certificate formerly representing First Capital common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Eastern Virginia common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Eastern Virginia common stock and any dividend or other distribution with respect to Eastern Virginia common stock with a record date on or after the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by Eastern Virginia until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Eastern Virginia common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of First Capital common stock. First Capital stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your First Capital stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and provide customary indemnities before you receive any consideration for your shares. Upon request, our exchange agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

Preferred Stock

On April 3, 2009, First Capital issued 10,958 shares of preferred stock to the U.S. Treasury in return for $10.958 million in cash in connection with the TARP Capital Purchase Program. The terms of this preferred stock offering require First Capital to pay a cumulative dividend at a rate of 5% per annum until April 3, 2014 and thereafter at a rate of 9% per annum. Each share of such First Capital Series A Preferred Stock issued and outstanding immediately prior to the merger will be converted into the right to receive one share of a series of Eastern Virginia preferred stock to be designated prior to

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the completion of the merger as Series B Preferred Shares. Series B Preferred Shares of Eastern Virginia will have identical powers, preferences and rights as the First Capital Series A Preferred Stock and will be issued privately to the U.S. Treasury and not pursuant to this proxy statement/prospectus.

Stock Options

Under the merger agreement, at the effective time, each stock option to buy First Capital common stock granted under First Capital’s stock option plan that is outstanding and not yet exercised immediately prior to the merger will vest and will be converted into an option to acquire, on the same terms and conditions as were applicable under such First Capital stock option in accordance with the requirements of Treasury Regulation Section 1.424-1, the number of shares of Eastern Virginia common stock equal to (a) the number of shares of First Capital common stock subject to the First Capital stock option, multiplied by (b) the exchange ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each replacement option shall equal (y) the exercise price per share for the shares of First Capital common stock pursuant to such First Capital stock option divided by the (z) exchange ratio. For a discussion of the conversion of stock options owned of First Capital directors, officers and employees, see “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger—Conversion of Stock Options” beginning on page 61.

Warrants

On April 3, 2009, First Capital issued a warrant to the U.S. Treasury giving it the right to purchase 250,947 shares of First Capital common stock at $6.55 per share for up to 10 years so long as the preferred stock is outstanding. Under the merger agreement, at the effective time, each warrant to buy First Capital common stock that is outstanding and not yet exercised immediately prior to the merger will be converted into a warrant to acquire, on the same terms and conditions as were applicable under such First Capital warrant, the number of shares of Eastern Virginia common stock equal to (a) the number of shares of First Capital common stock subject to the First Capital warrant, multiplied by (b) the exchange ratio, rounded down to the nearest whole number, or 245,928 shares. The exercise price per share (rounded to the nearest whole cent) of each replacement warrant shall equal (y) the exercise price per share for the shares of First Capital common stock pursuant to such First Capital warrant divided by the (z) exchange ratio, or $6.68 per share.

Dissenters’ or Appraisal Rights

Holders of common stock will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this joint proxy statement/prospectus. Holders of First Capital Series A Preferred Shares have appraisal rights; however, the U.S. Treasury currently is the only holder of First Capital Series A Preferred Shares and will not have appraisal rights if it votes such shares in favor of, or otherwise approves or consents to, the merger. If the U.S. Treasury does not approve or consent to the merger, the merger cannot be completed.

Interests of Certain Persons in the Merger

Certain members of First Capital’s management have interests in the merger in addition to their interests as shareholders of First Capital. These interests are described below. In each case, the First Capital board of directors was aware of these potential interests, and considered them, among other matters in approving the merger agreement, the merger and the transactions contemplated thereby.

Change of Control and Employment Agreements.

First Capital Bank has entered into an Employment Agreement dated December 31, 2008 with Mr. John M. Presley. In the event First Capital Bank terminates Mr. Presley’s employment without “cause”, First Capital Bank must pay to Mr. Presley his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Presley’s employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Presley is entitled to receive his base salary for a period of 18 months following such termination.

First Capital Bank has entered into an Amended and Restated Employment Agreement dated December 31, 2008 with Mr. Watts. In the event First Capital Bank terminates Mr. Watts’ employment without “cause”, First Capital Bank must pay to Mr. Watts his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Watts’ employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Watts is entitled to receive his base salary for a period of 18 months following such termination.

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First Capital Bank has entered into an Amended and Restated Change of Control Agreement dated September 15, 2006 with Mr. Ranson. The Change of Control Agreement provides that Mr. Ranson shall be entitled to receive a payment equal to 2.99 times his then base salary in the event his employment terminates or is terminated during the six (6) months immediately preceding a “change in control” (as defined in the agreement) or the six (6) months immediately following a change in control, unless such termination is or was (a) because of Mr. Ranson’s death, (b) by First Capital Bank for Cause or Disability (as such terms are defined in the agreement), or (c) by Mr. Ranson other than for Good Reason (as defined in the agreement). Any such payment that becomes due to Mr. Ranson can be paid a lump sum or, at First Capital Bank’s option, in equal monthly installments for thirty-six (36) months.

In addition to the foregoing, First Capital Bank has entered into change of control agreements with the following officers: K. Bradley Hildebrandt, Barry P. Almond, William D. Bien, Jr., Richard C. McNeil, James E. Sedlar, Katherine K. Wagner and Ralph C. Ward, Jr. These agreements provide that, in the event the officer’s employment with the company terminates or is terminated during the six (6) months immediately preceding or immediately following a change in control (as defined in the agreement), unless such termination in either case is or was (A) because of the death of the officer, (B) by the company for Cause or disability or (C) by the officer other than for Good Reason (all such capitalized terms are defined in the agreement), the officer shall be entitled to receive payment from the company in an amount equal to one (1) times officer’s annual base salary in equal installments over the next twelve (12) months.

As required under the Emergency Economic Stabilization Act (the “EESA”), and in connection with the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Purchase Agreement entered into by First Capital on April 3, 2009, Ms. Wagner and Messrs. Almond, Bien, Hildebrandt, McNeil, Presley, Ranson, Sedlar, Watts and Ward entered into letter agreements under which First Capital is prohibited from paying to them any “golden parachute payment,” which is defined as any payment upon departure from employment for any reason, except for payments for services performed or benefits accrued. Accordingly, assuming that the merger is consummated, and the executive experiences a termination from employment that triggers a change of control payment immediately thereafter, no severance payments or benefits, except for payments for services performed or benefits accrued, may be paid to Ms. Wagner and Messrs. Almond, Bien, Hildebrandt, McNeil, Presley, Ranson, Sedlar, Watts and Ward.

Indemnification. Eastern Virginia has generally agreed to indemnify each present and former director and officer of First Capital to the same extent and on the same conditions as they were entitled to indemnification from First Capital before the merger. Eastern Virginia has also agreed to provide directors’ and officers’ liability insurance for those officers and directors comparable to the coverage currently provided by First Capital for five years after the effective date of the merger for an annual premium not to exceed $47,000 to maintain or procure such directors and officers insurance coverage.

Management Following the Merger. See “—Management and Operations after the Merger” beginning on page 69.

Conversion of Stock Options. The merger agreement provides that each stock option granted to officers, employees and directors of First Capital under First Capital’s stock option plan and outstanding prior to the effective date of the merger will vest and will be converted into an option to purchase a number of shares of Eastern Virginia common stock equal to (a) the number of shares of First Capital common stock subject to the First Capital stock option, multiplied by (b) the exchange ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each replacement option shall equal (y) the exercise price per share for the shares of First Capital common stock pursuant to such First Capital stock option divided by the (z) exchange ratio. The terms and conditions of the converted option will otherwise remain the same as the terms and conditions applicable to the stock options granted by First Capital.

Employee Benefit Plans. As soon as practical after the effective time, First Capital continuing employees shall be entitled to participate in Eastern Virginia’s retirement, welfare and benefit plans on the same terms and conditions as employees of Eastern Virginia, without waiting periods, exceptions for pre-existing conditions, requirement of insurability or actively at work requirement or exclusion and giving effect to years of service with First Capital. Those employees shall also receive credit under Eastern Virginia’s group health plans for all deductibles and co-payments and amounts paid toward out of pocket limits made by them under the group health plans maintained by First Capital prior to the effective time.

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Support Agreements

In connection with the merger agreement, the directors of Eastern Virginia and First Capital entered into support agreements, which generally require such directors to vote “FOR” the merger. As of July 6, 2009, the record date, the Eastern Virginia directors beneficially owned 241,026 shares of Eastern Virginia common stock and the First Capital directors beneficially owned 520,844 shares of First Capital common stock. These shares represented approximately 4.05% and 17.53% of the total issued and outstanding shares of Eastern Virginia and First Capital common stock, respectively, on the record date.

Conditions of the Merger

The respective obligations of Eastern Virginia and First Capital to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The common shareholders of First Capital and Eastern Virginia approve the merger agreement, the merger, and the transactions contemplated thereby, described in this joint proxy statement/prospectus;

•

The holders of preferred stock of First Capital, all of which is currently held by the U.S. Treasury, must approve the merger agreement, the merger and the related transactions as a separate voting group;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained, which include the regulatory approvals detailed in “Proposal I—Approval of the Merger and Related Matters—Regulatory Approvals” beginning on page 66, and all waiting periods with respect thereto have expired;

•

There is no actual or threatened litigation, investigation or proceedings challenging the validity of the merger, seeking to restrain the merger, or seeking damages in connection with the merger that would have a material adverse effect with respect to the interests of Eastern Virginia or First Capital;

•

The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Eastern Virginia common stock to be issued in the merger is declared effective and not subject to a stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been initiated and not withdrawn by the Securities and Exchange Commission (the “SEC”); and

•	The Eastern Virginia shares to be issued in connection with the merger will have been approved for listing on the Nasdaq Global Select Market.

In addition to the mutual covenants described above, the obligation of Eastern Virginia to consummate the merger is subject to the satisfaction, unless waived in writing, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of First Capital made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Eastern Virginia receives a certificate of the chief executive officer of First Capital to that effect;

•

First Capital performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Eastern Virginia a certificate of its chief executive officer to that effect;

•	Cantor Arkema, counsel to First Capital, delivers to Eastern Virginia an opinion, dated as of the effective time of the merger, in the form described in the merger agreement;

•

First Capital shall have obtained those consents required in order to permit the succession by Eastern Virginia, as the surviving company, to any obligations, rights or interests of First Capital under any loan, lease, license, or other agreement;

•

Eastern Virginia and First Capital shall have agreed on the total number of First Capital shares outstanding and the total number of options, warrants, commitments or other rights to purchase First Capital shares outstanding as of the effective time of the merger;

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•

Eastern Virginia shall have received an opinion of Williams Mullen, counsel to Eastern Virginia, dated as of the effective date of the merger, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code;

•

KBW, financial advisor to Eastern Virginia, shall have delivered to Eastern Virginia an opinion, dated as of the date that the merger agreement was signed, that the merger is fair to Eastern Virginia from a financial point of view; and

•	The holder of the First Capital Series A Preferred Shares shall not have asserted appraisal rights.

In addition to the mutual covenants described above, First Capital’s obligation to complete the merger is subject to the satisfaction, unless waived in writing, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of Eastern Virginia made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and First Capital receives a certificate of the chief executive officer of Eastern Virginia to that effect;

•

Eastern Virginia performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to First Capital a certificate of its chief executive officer to that effect;

•	The Eastern Virginia common stock to be issued in connection with the merger shall be duly authorized and validly issued without preemptive rights, liens or encumbrances;

•

First Capital shall have received an opinion of LeClairRyan, a Professional Corporation, as special tax counsel to First Capital, dated as of the effective date of the merger, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of First Capital to the extent that they receive Eastern Virginia common stock in exchange for their First Capital common stock in the merger;

•

Davenport, financial advisor to First Capital, shall have delivered to First Capital an opinion, dated as of the date that the merger agreement was signed, that the merger is fair to First Capital from a financial point of view; and

•	Williams Mullen, counsel to Eastern Virginia, delivers to First Capital an opinion, dated as of the effective time of the merger, in the form described in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties by Eastern Virginia and First Capital. These include, among other things, representations and warranties by Eastern Virginia and First Capital to each other as to:

•	organization and good standing of each entity and its subsidiaries;

•	each entity’s capital structure;

•	each entity’s subsidiaries;

•	each entity’s corporate power and authority to carry on its business and own all its properties and assets;

•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	consents and approvals and no defaults;

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•

accuracy of documents, including financial statements and other reports, filed by each company with the applicable regulatory authorities including the Federal Reserve Board, FDIC, state regulatory agencies, self-regulatory organizations and the SEC;

•	litigation and related matters;

•	regulatory matters;

•	compliance with federal, state and local laws;

•	absence of brokerage commissions, except as disclosed for financial advisors;

•	disclosure of employee benefit plans and compliance with applicable employee laws;

•	labor matters;

•	each entity’s exemption from takeover laws;

•	compliance with environmental matters;

•	taxes and tax regulatory matters;

•	accuracy of each entity’s books and records;

•	disclosure of insurance coverage;

•	loan accounts, notes and other receivables;

•	securities portfolio and investments;

•	real estate;

•	insurance of deposits;

•	disclosure of transactions with management;

•	accounting controls;

•	communications with shareholders;

•	untrue statements and omission; and

•	absence of actions that would keep the merger from qualifying as a reorganization under the Internal Revenue Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective date of the merger, whether before or after obtaining shareholder approval, by mutual consent of Eastern Virginia’s and First Capital’s board of directors.

The merger agreement also contains termination rights that are tied to the capital levels of Eastern Virginia and First Capital (individually and on a pro-forma combined basis) prior to the merger. Specifically, the merger may be terminated if at the end of the month preceding the effective time of the merger by at least fifteen days, Eastern Virginia and First Capital do not determine that it is more likely than not that (i) pro forma combined tangible common equity of Eastern Virginia and First Capital is at least four percent and the pro forma combined total capital ratio is at least eleven percent, and (ii) their banking subsidiaries (EVB and First Capital Bank) would be “well capitalized” on a pro-forma basis. The determination of the foregoing capital levels shall include estimates of the purchase accounting adjustments to the assets, liabilities and capital of the parties and of EVB and First Capital Bank and shall be made in consultation with an independent accountant who is an expert in bank auditing and accounting and an advisor who is an expert in valuation of bank assets, with each of the independent accountant and the advisor to be mutually agreed to and engaged by the parties at least sixty days prior to the anticipated effective time.

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Additionally, either party may terminate the merger agreement if the other is not “well capitalized” at the end of the month preceding the effective time of the merger by at least fifteen days. Each party shall provide the other party with a good faith calculation of its regulatory capital ratios in order for the other party to make the foregoing determination.

Eastern Virginia’s or First Capital’s board of directors may unilaterally terminate the merger agreement:

•

in the event of a breach that results in a “material adverse effect” (not waived or cured within 30 days after written notice) of any representation, warranty, covenant or agreement contained in the merger agreement (provided that the party seeking to terminate is not in material breach of the merger agreement at that time);

•

in the event that any of the conditions to the obligations of a party to consummate the merger cannot be satisfied by December 31, 2009 (See “—Conditions of the Merger” on page 62), provided that the party seeking to terminate is not in material breach of the merger agreement at that time;

•	if any governmental authority whose approval is required for consummation of the merger issues a final non-appealable denial of such approval;

•	if the shareholders of First Capital or Eastern Virginia fail to approve the merger as required under Virginia law; or

•

in the event First Capital enters into a definitive agreement with a third party (resulting from an unsolicited offer) that First Capital’s board of directors determines is more favorable to its shareholders from a financial point of view than the proposed merger with Eastern Virginia.

Eastern Virginia may also terminate the merger agreement if First Capital elects not to make accounting adjustments reasonably requested by Eastern Virginia in order to conform First Capital’s accounting policies to those of Eastern Virginia immediately prior to the effective time of the merger.

Effect of Termination; Termination Fee and Transaction Expenses

Except where the termination fees and transaction expenses described below are payable, each party is responsible for its own expenses under the merger agreement. Each party has agreed to limit their remedies for breach of the merger agreement to the termination fees described below.

Termination Fees. The following is a list of the types of events that may trigger a termination fee under the merger agreement:

(1)	If a party intentionally and willfully breaches any of its representations, warranties covenants or agreements set forth in the merger agreement (and such breach is not cured within 30 days after notice thereof) and such breach or failure would provide the other party the ability to refuse to consummate the merger, then the breaching or failing party will owe the non-breaching party a termination fee of $2,500,000.

(2)	If the merger agreement is terminated for any reason (other than (i) mutual agreement, (ii) First Capital’s termination as a result of a breach by Eastern Virginia or (iii) First Capital’s termination based upon a determination by Eastern Virginia that Eastern Virginia is not “well capitalized” prior to the effective time) and, within twelve months after such termination, First Capital executes a definitive agreement or consummates a takeover proposal transaction, then First Capital shall owe Eastern Virginia a termination fee of $1,250,000 on the date of such execution or consummation.

(3)	If First Capital enters into a definitive agreement with respect to a takeover proposal (see discussion in “—Acquisition Proposals”), then First Capital will owe a $1,250,000 termination fee.

(4)	If shareholders of Eastern Virginia or First Capital fail to approve the merger or merger agreement and a director support agreement is materially breached, the party whose director breached his or her support agreement will owe the other party a termination fee of $1,250,000.

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Transaction Expenses. If the merger agreement is terminated by either Eastern Virginia or First Capital as the result of (i) a material breach (that is not willful) by the other party (not waived or cured within 30 days after written notice) of any covenant or agreement contained in the merger agreement or (ii) a breach by the other party (not waived or cured within 30 days after written notice) of any representation or warrant, which breach would allow the non-breaching party to refuse to consummate the merger then the breaching party shall pay the non-breaching party’s transaction expenses (not to exceed $200,000).

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting from the provision or may be amended or modified by an agreement in writing between the parties, except that, after either of the shareholders’ meetings, the merger agreement may not be amended if it would violate Section 716.E of the Virginia Stock Corporation Act or other applicable law.

Indemnification; Directors’ and Officers’ Insurance

Eastern Virginia has agreed to indemnify the directors and officers of First Capital after the merger and to obtain directors’ or officers’ liability insurance for the directors and officers of First Capital as described under “—Interests of Certain Persons in the Merger—Indemnification” beginning on page 61.

Acquisition Proposals

First Capital has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to, solicit, encourage, initiate or facilitate the submission of a third party’s (other than that by Eastern Virginia) proposal to acquire the stock or assets of First Capital or other business combination transactions with First Capital. However, First Capital may provide information to, negotiate with and enter into an acquisition agreement with a third party who makes an unsolicited takeover proposal if the First Capital board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law. Additionally, after consultation with and consideration of the advice of its financial advisors, First Capital must conclude that such unsolicited proposal is more favorable to First Capital from a financial point of view than the merger. First Capital is required to share all relevant information with Eastern Virginia regarding any unsolicited proposal, including the identity of the third party and the terms and status of negotiations. If the board of directors of First Capital determines in the manner described in the two preceding sentences that an acquisition is a superior proposal to Eastern Virginia’s offer set forth in the merger agreement and First Capital terminates the merger, First Capital is obligated to pay to Eastern Virginia the termination fee of up to $1,250,000.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission (or on such other date as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission). Unless otherwise agreed to by Eastern Virginia and First Capital, the closing of the merger will take place on the tenth business day after the later to occur of (i) the effective date of the receipt of last required regulatory consent, (ii) the date on which the shareholders of Eastern Virginia approve the merger or (iii) the date on which the shareholders of First Capital approve the merger.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. As a bank holding company, Eastern Virginia is subject to regulation under the Bank Holding Company Act of 1956. Eastern Virginia will file all required applications seeking approval of the merger with the Federal Reserve and the Virginia State Corporation Commission.

Under the Bank Holding Company Act, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if,

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among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia State Corporation Commission will review the merger under similar standards.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained, and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger on antitrust grounds during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

Eastern Virginia and First Capital are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

Conduct of Business Pending the Merger

Eastern Virginia may not enter into any merger or acquisition agreement with a third party without the prior written consent of First Capital.

Each party agreed in the merger agreement not to take the following actions until the merger becomes effective, without the prior written consent of the other:

•

conduct its business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon its ability to perform any of its material obligations under the merger agreement;

•

(i) take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law or regulation;

•	amend its articles of incorporation or bylaws, unless contemplated in the merger agreement;

•

except as otherwise disclosed in the merger agreement and outstanding on April 3, 2009, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its common stock or any rights to shares of common stock, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights; or grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action;

•

except for the issuance of shares pursuant to the terms of stock option plans, change the number of shares of the authorized, issued or outstanding capital stock, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to authorized or issued capital stock;

•

except for (i) Eastern Virginia’s regular quarterly dividend and (ii) dividends payable to the U.S. Treasury on preferred stock issued under the TARP Capital Purchase Program, make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of common stock;

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•

incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

•

acquire the assets or equity securities of any entity or acquire direct or indirect control of any entity, other than in connection with (i) any internal reorganization or consolidation involving existing subsidiaries which has been approved in advance in writing by Eastern Virginia or First Capital, as the case may be, or (ii) foreclosures in the ordinary course of business; or

•	enter into any business other than the types of businesses then conducted by each of Eastern Virginia and First Capital.

Each party agreed in the merger agreement not to take the following actions until the merger becomes effective, without first consulting the other party:

•

except for regular maintenance, or as otherwise authorized under the merger agreement, make any capital expenditures in excess of (i) $20,000 individually or $100,000 in the aggregate with respect to Eastern Virginia and (ii) $10,000 individually or $50,000 in the aggregate with respect to First Capital;

•	except for residential real property owned by and reflected on the books, sell, transfer or dispose of any real property;

•

except as authorized under the merger agreement, pay any bonuses to any executive officer; enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

•	enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

•

materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Eastern Virginia’s or First Capital’s (as the case may be) past practices;

•

purchase or otherwise acquire (i) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (ii) any derivative contract or any asset-backed security;

•

commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim complaint, governmental or other examination or investigation, hearing, inquiry or other proceeding for material money damages or restrictions upon any of their operations;

•	amend or modify any agreement for First Capital stock options, except as necessary to accelerate the vesting of unvested options as of the effective time of the merger; or

•	sell, transfer or encumber or discontinue any of its assets, deposits, business or properties except in the ordinary course of business, consistent with past practices.

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Management and Operations after the Merger

Directors and Executive Officers after the Merger. The executive officers of Eastern Virginia will not change as a result of the merger except that John M. Presley shall be managing director and chief financial officer and its current chief financial officer will become its Treasurer and Chief Accounting Officer. Also pursuant to the terms of the merger agreement, at the effective time of the merger the number seats on the board of directors of Eastern Virginia shall be increased from ten to thirteen, with five of the seats to be held by current First Capital directors and eight of the seats to continue being held by current Eastern Virginia directors. The current Eastern Virginia directors, other than Jay T. Thompson, III and F. Warren Haynie, Jr., shall continue to serve as directors as of the effective date. First Capital has selected Grant S. Grayson, John M. Presley, Richard W. Wright, Debra L. Richardson and P.C. Amin to fill the five First Capital appointments. Each of these individuals has indicated his or her willingness to serve. All directors shall continue to serve as directors until removed as provided by law or until the election or appointment of their respective successors. W. Rand Cook will continue to serve as chairman of the board of directors and Mr. Grayson will serve as vice chairman.

After the closing and at the effective time of the merger between the subsidiary banks, EVB and First Capital Bank, the Eastern Virginia board of directors shall cause the board of directors of EVB to have eighteen members and it shall appoint to the board of directors of EVB (i) ten members selected from the current members of the board of directors of Eastern Virginia or EVB, and (ii) eight members selected from the current members of the board of directors of First Capital or the current board of First Capital Bank. The directors taken from EVB will include Joseph H. James, Jr., Joe A. Shearin and eight additional directors. The directors taken from First Capital will include John M. Presley, Robert G. Watts, Jr. and six additional First Capital directors.

Mr. Watts shall be president and chief executive officer of EVB and Joseph H. James, Jr. shall be chief operating officer of EVB after the closing.

For additional information regarding the individuals who will serve as the directors and executive officers of Eastern Virginia after the merger, please refer to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008 located at Annex D, the selected Information from Eastern Virginia’s Proxy Statement for the 2009 Annual Meeting of Shareholders located at Annex F and the selected Information from First Capital’s Proxy Statement for the 2009 Annual Meeting of Shareholders located at Annex I.

Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the survivor of the merger will be the same as the articles of incorporation and bylaws of Eastern Virginia.

Restrictions on Resale of Eastern Virginia Common Stock Received in the Merger

Shares of Eastern Virginia common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Eastern Virginia common stock issued to any First Capital shareholder who may be deemed to be an “affiliate” of Eastern Virginia after completion of the merger. Former First Capital shareholders who were affiliates of First Capital before completion of the merger and who are not affiliates of Eastern Virginia after the completion of the merger may sell their shares of Eastern Virginia common stock received in the merger at any time. Former First Capital shareholders who are or become affiliates of Eastern Virginia after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act, until they are no longer affiliates of Eastern Virginia.

This joint proxy statement/prospectus does not cover resales of Eastern Virginia common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary sets forth the anticipated material U.S. federal income tax consequences of the merger to the holders of First Capital stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

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The following summary addresses U.S. holders who are citizens or residents of the United States who hold their First Capital stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: foreign persons; financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of First Capital stock options, stock warrants or debt instruments; and holders subject to the alternative minimum tax.

For purposes of this section, the term “U.S. holder” means a beneficial owner of First Capital that for U.S. federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The Merger

None of the tax opinions given in connection with the merger will be binding on the IRS. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consummation of the merger is conditioned upon First Capital receiving an opinion from its special tax counsel, LeClairRyan, and Eastern Virginia receiving an opinion from its counsel, Williams Mullen, to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of the opinion is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of First Capital and Eastern Virginia, in each case, in form and substance reasonably satisfactory to such counsel.

Based upon the above assumptions and qualifications, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. First Capital and Eastern Virginia will each be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither First Capital nor Eastern Virginia will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of First Capital Stock for Eastern Virginia Stock. A holder of First Capital stock who exchanges his or her First Capital stock for Eastern Virginia stock will not recognize income, gain or loss for U.S. federal income tax purposes, except as discussed below with respect to cash received in lieu of fractional shares of Eastern Virginia common stock.

Cash in Lieu of Fractional Shares. Holders of First Capital common stock who receive cash in lieu of fractional shares of Eastern Virginia common stock in the merger generally will be treated as if the fractional shares of Eastern Virginia common stock had been distributed to them as part of the merger, and then redeemed by Eastern Virginia in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Taxation of Capital Gain. Any capital gain recognized by any holder of First Capital stock under the above discussion will be long-term capital gain if the holder has held the First Capital stock for more than twelve months on the

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effective date of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax rate of 15%, and the short-term capital gain may be subject to a maximum federal income tax rate of 35%. The deductibility of capital losses by shareholders may be limited.

Basis and Holding Period in Eastern Virginia Stock. Each holder’s aggregate tax basis in Eastern Virginia stock received in the merger will be the same as the holder’s aggregate tax basis in the First Capital stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the exchange. The holding period of Eastern Virginia stock received by a holder in the merger will include the holding period of the First Capital stock exchanged in the merger to the extent the First Capital stock exchanged is held as a capital asset at the time of the merger.

Constructive Ownership. In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of First Capital stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities, such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Backup Withholding and Reporting Requirements. Holders of First Capital stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. Backup withholding, however, will not apply to any holder of First Capital stock who can provide proof to Eastern Virginia and its exchange agent that the holder is exempt from backup withholding.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Capital stock. We strongly encourage shareholders of First Capital to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign, alternative minimum tax and other tax laws and changes in those laws.

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INFORMATION ABOUT EASTERN VIRGINIA

AND FIRST CAPITAL

Eastern Virginia

Eastern Virginia is a bank holding company headquartered in Tappahannock, Virginia (45 miles northeast of Richmond, Virginia). Through its wholly-owned bank subsidiary, EVB, Eastern Virginia operates 23 full service branches in the eastern region of Virginia. EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas of Virginia.

Eastern Virginia provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. It complements its lending operations with an array of retail and commercial deposit products and fee-based services. Eastern Virginia’s services are delivered locally by well-trained and experienced bankers, who are empowered to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Eastern Virginia believes that, by offering its customers personalized service and a breadth of products, it can compete effectively as it expands within its existing markets and into new markets.

As of March 31, 2009, Eastern Virginia reported, on a consolidated basis, total assets of $1,098.0 million, net loans of $818.0 million, deposits of $852.6 million and shareholders’ equity of $99.6 million.

The principal executive offices of Eastern Virginia are located at 330 Hospital Road, Tappahannock, VA 22560, telephone number (804) 443-8400.

For additional important information regarding Eastern Virginia, please refer to the following documents which are part of the this joint proxy statement/prospectus:

•	Annex D, Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Annex E, Eastern Virginia’s amendment to its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009; and

•	Annex F, Selected information from Eastern Virginia’s Proxy Statement for the 2009 Annual Meeting of Shareholders.

First Capital

First Capital is a bank holding company that was incorporated under Virginia law in 2006. Pursuant to a statutory share exchange that was effective on September 8, 2006, it became a bank holding company. First Capital conducts its primary operations through its wholly-owned bank subsidiary, First Capital Bank, which is chartered under Virginia law. First Capital has one other wholly-owned subsidiary, FCRV Statutory Trust 1, which is a Delaware Business Trust that was formed in connection with the issuance of trust preferred debt in September 2006.

First Capital Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The bank is a member of the Federal Reserve System and began banking operations in late 1998. The bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. This market area consists of the Richmond, Virginia metropolitan area, with a current emphasis on western Henrico County, Chesterfield County, the City of Richmond, the Town of Ashland, and the vicinities surrounding such areas. The bank’s goal is to provide its customers with high quality, responsive and technologically advanced banking services. In addition, the bank strives to develop personal, knowledgeable relationships with its customers, while at the same time offering products comparable to those offered by larger banks in its market area.

As of March 31, 2009, First Capital reported, on a consolidated basis, total assets of $473 million, net loans of $373 million, deposits of $377 million and shareholders’ equity of $35.2 million.

The principal executive offices of First Capital are located at 4222 Cox Road – Suite 200, Glen Allen, VA 23060, telephone number (804) 273-1160.

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For additional important information regarding First Capital, please refer to the following documents which are part of this joint proxy statement/prospectus:

•	Annex G, First Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Annex H, First Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Annex I, Selected information from First Capital’s Proxy Statement for the 2009 Annual Meeting of Shareholders.

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SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF FIRST CAPITAL

The following table sets forth, as of June 30, 2009, certain information with respect to beneficial ownership of shares of First Capital common stock by each of the members of the board of directors, by each executive officer named in the compensation table in the proxy statement for First Capital’s 2009 annual meeting of shareholders, and by all directors and executive officers of First Capital as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (%) (2)
P. C. Amin	123,504	4.1%
Gerald Blake	42,787	1.4
Dr. Kamlesh N. Dave	82,536	2.7
Grant S. Grayson	45,338	1.5
K. Bradley Hildebrandt	13,500	*
Yancey S. Jones	48,250	1.6
John M. Presley	3,900	*
Debra L. Richardson	13,400	*
Joseph C. Stiles, Jr.	42,700	1.4
Robert G. Watts, Jr.	41,125	1.4
Jay M. Weinberg	51,842	1.7
Richard W. Wright	135,875	4.5
Gerald Yospin	33,462	1.1
Directors and executive officers as a group (20 persons)	757,423	23.8%

*	Percentage of ownership is less than one percent of the outstanding shares of common stock.
(1)	The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission. Under Securities and Exchange Commission rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire within 60 days of June 30, 2009 as follows: Mr. Amin 10,725 shares; Mr. Blake 13,225 shares; Dr. Dave 4,500 shares; Mr. Grayson 22,275 shares; Mr. Hildebrandt 12,000 shares; Mr. Jones 8,725 shares; Ms. Richardson 4,750 shares; Mr. Stiles 13,225 shares; Mr. Watts 28,075 shares; Mr. Weinberg 8,725 shares; Mr. Wright 18,725 shares; Mr. Yospin 10,975 shares; and Mr. Presley 0 shares. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under the SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.
(2)	Based on 2,971,171 shares of common stock issued and outstanding on June 30, 2009.

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SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF EASTERN VIRGINIA

Security Ownership of Certain Beneficial Owners

The following table sets forth as of July 6, 2009 (unless otherwise noted), certain information with respect to the only person known by to Eastern Virginia to beneficially own more than five percent of outstanding shares of Eastern Virginia common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
Wellington Management Company, LLP (2) 75 State Street Boston, Massachusetts 02019	524,871	8.82%

(1)	Based on 5,953,655 shares of Common Stock issued and outstanding on July 6, 2009.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, Wellington Management Company, LLP reported that it had shared power to vote 419,047 shares and shared power to dispose of 524,871 shares of our common stock.

Security Ownership of Management

The following table sets forth, as of July 6, 2009, certain information with respect to beneficial ownership of shares of Eastern Virginia common stock by each of the members of the board of directors, by the executive officers, and by all directors and executive officers of Eastern Virginia as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%) (2)
W. Rand Cook	8,864		*
F. L. Garrett, III	27,768		*
Ira C. Harris	4,585		*
F. Warren Haynie, Jr.	9,668		*
William L. Lewis	23,754		*
Charles R. Revere	7,992		*
Joe A. Shearin	37,427	(4)	*
Howard R. Straughan, Jr.	98,806		1.66%
Leslie E. Taylor	5,914		*
Jay T. Thompson, III	30,770	(3)	*
Ronald L. Blevins	19,808	(5)	*
Joseph H. James, Jr.	15,495	(6)	*
James S. Thomas	10,002	(7)	*
All present executive officers and directors as a group (13) persons	300,853		5.05%

*	Percentage of ownership is less than one percent of the outstanding shares of common stock.
(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.

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(2)	Based on 5,953,655 shares of Common Stock issued and outstanding on July 6, 2009.
(3)	Includes options exercisable for 500 shares, out of the money.
(4)	Includes options exercisable for 14,022 shares, out of the money and 12,500 shares of restricted stock.
(5)	Includes options exercisable for 7,400 shares, out of the money and 4,800 shares of restricted stock.
(6)	Includes options exercisable for 7,400 shares, out of the money and 5,800 shares of restricted stock.
(7)	Includes options exercisable for 2,500 shares, out of the money and 4,800 shares of restricted stock.

Exercisable options classified as out-of-the money were granted to directors and executive officers as shown in the table below:

Option shares granted to directors and executive officers

Date	Fair Market Value	Option Shares to Directors and Executive Officers	Total Option Shares Granted
4/1/2002	$16.10	4,695	32,555
9/15/2003	28.60	5,765	31,500
7/1/2004	19.915	9,000	44,575
7/1/2005	20.565	13,362	51,462

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DESCRIPTION OF EASTERN VIRGINIA

CAPITAL STOCK

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $2.00 per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of July 6, 2009, there were 5,953,655 shares of common stock issued and outstanding held by approximately 1,631 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. We do not have any shares of preferred stock issued or outstanding.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from EVB and its subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiary bank, our ability to pay dividends will be subject to regulatory restrictions as described in “Price Range for Common Stock and Dividends” above.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and our preferred stock.

Preferred Stock

Our board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

Our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.

On January 9, 2009 we issued 24,000 shares of preferred stock to the U.S. Treasury in return for $24 million in cash in connection with the TARP Capital Purchase Program. The terms of this preferred stock offering requires Eastern

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Virginia to pay a 5% dividend on the preferred stock for the first five years, then increases to 9% for all periods after the first five years if we have not redeemed the preferred stock. In addition we issued a warrant to the U.S. Treasury giving them the right to purchase 373,832 shares of our common stock at $9.63 per share for up to 10 years so long as the preferred stock is outstanding.

Warrant

In addition to the preferred stock issued to the U.S. Treasury, we issued a warrant to the U.S. Treasury giving them the right to purchase 373,832 shares of our common stock at $9.63 per share for up to 10 years so long as the preferred stock is outstanding. The warrant is immediately exercisable. The warrant provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of common stock, and upon certain issuances of common stock at or below a specified price relative to the then-current market price of common stock. If, on or prior to December 31, 2009, Eastern Virginia receives aggregate gross cash proceeds of not less than $24 million from one or more “Qualified Equity Offerings” announced after October 13, 2008, the number of shares of common stock issuable pursuant to the Treasury’s exercise of the warrant will be reduced by one-half of the original number of shares, taking into account all adjustments, underlying the warrant. The U.S. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.

Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Increasing the Number of Directors

Pursuant to our bylaws, we have a variable range for the size of our board of directors from ten (10) to fourteen (14) persons. The board of directors or the shareholders may fix or change the number of directors from time to time, within the minimum and maximum. Any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board without amending our bylaws or obtaining shareholder approval and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our President, Chairman or Vice Chairman of the Board of Directors or by the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders’ meetings unless they are able to persuade the President, Chairman or Vice Chairman of the Board of Directors or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors or bring other business at an annual shareholder meeting to provide us advance notice of at least 60 days before the date of the scheduled annual meeting.

Affiliated Transactions

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary

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course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the provisions governing Affiliated Transactions, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Eastern Virginia has not adopted such an amendment.

Control Share Acquisitions

The Virginia Stock Corporation Act also contains provisions regulating certain “Control Share Acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33  1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a Control Share Acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the Control Share Acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The bylaws of Eastern Virginia contain a provision that makes these provisions inapplicable to acquisitions of our common stock.

Board of Directors

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in the Virginia Stock Corporation Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and

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board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. As a result, plaintiffs are faced with a tough standard to hold directors liable for their decisions. This protection afforded directors under Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, the articles of incorporation of Eastern Virginia contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to Eastern Virginia or its shareholders for breach of their fiduciary duties, except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of Eastern Virginia or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of Eastern Virginia provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Eastern Virginia has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Eastern Virginia are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Eastern Virginia pursuant to the foregoing provisions, Eastern Virginia has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares of Eastern Virginia common stock that will be exchanged for shares of First Capital common stock upon completion of the merger will be freely tradable without restriction under the Securities Act, except for shares owned by any First Capital shareholder who may be deemed to be an “affiliate” of Eastern Virginia after completion of the merger as described under “Proposal I—Approval of the Merger and Related Matters—Restrictions on Resale of Eastern Virginia Common Stock Received in the Merger” on page 69.

Eastern Virginia cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of both Eastern Virginia’s shareholders and First Capital’s shareholders are governed by the Virginia Stock Corporation Act and by their respective articles of incorporation and bylaws. Following the merger, the rights of First Capital’s shareholders that receive Eastern Virginia common stock will be governed by the articles and bylaws of Eastern Virginia. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, First Capital’s articles of incorporation and bylaws, Eastern Virginia’s articles of incorporation and bylaws and Virginia law.

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Authorized Capital Stock

Eastern Virginia	First Capital

50,000,000 of common stock	5,000,000 of common stock
10,000,000 of preferred stock	2,000,000 of preferred stock

Size of Board of Directors

Eastern Virginia	First Capital

10	12

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock. Virginia law provides that shareholders do not have the right to cumulate votes for directors unless the articles of incorporation so provide.

Eastern Virginia	First Capital

Eastern Virginia’s shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right.	First Capital’s shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right.

Classes of Directors

Eastern Virginia	First Capital

Eastern Virginia’s articles of incorporation do not provide that Eastern Virginia’s board of directors is divided into classes of directors.	First Capital’s articles of incorporation provide that First Capital’s board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.

Qualifications of Directors

Eastern Virginia	First Capital

Eastern Virginia’s bylaws state that except for individuals who were directors on March 15, 2007 no person who is 75 years old or older may be eligible for election as a director. Eastern Virginia’s bylaws do not require that a person be a resident of the Commonwealth of Virginia. Virginia law requires that directors own shares of stock of Eastern Virginia to be qualified as a director.	First Capital’s bylaws do not require that a person be a resident of the Commonwealth of Virginia to be qualified as a director. Virginia law requires that directors own shares of stock of First Capital to be qualified as a director.

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Filling Vacancies on the Board

Eastern Virginia	First Capital

Eastern Virginia’s bylaws provide that a majority vote of the directors in office may fill any vacancy occurring on Eastern Virginia’s board of directors, unless sooner filled by the shareholders.	First Capital’s bylaws provide that a majority vote of the directors in office may fill any vacancy occurring on First Capital’s board of directors.

Removal of Directors

Eastern Virginia	First Capital

Eastern Virginia’s bylaws do not address how a director may be removed. Thus, under Virginia law, a director may be removed by a majority vote of shareholders at a special meeting called for that purpose.	First Capital’s articles of incorporation provide that a director may be removed, only for cause, by the affirmative vote of at least 2/3 of the issued and outstanding shares entitled to vote.

Notice of Shareholder Proposals and Director Nominations

Eastern Virginia	First Capital

Eastern Virginia’s bylaws provide that shareholders may propose matters to bring before the annual meeting or nominate directors at the annual meeting of shareholders, provided the shareholder has given written notice of nomination to the Secretary of Eastern Virginia not less than 60 days nor more than 90 days prior to the date of the annual meeting; or in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made, the shareholder has 10 days after the earlier of the date of notice or public disclosure to give written notice. A shareholder’s nomination notice must contain specific information as further delineated in Eastern Virginia’s bylaws.	First Capital’s bylaws provide that any shareholder entitled to vote may propose matters to bring before the annual meeting or nominate directors, but only if written notice of the nomination is given not less than 90 days prior to the date of the annual meeting of shareholders. The proposal must contain specific information as further delineated in First Capital’s bylaws.

Anti-Takeover Provisions—Business Combinations

Eastern Virginia	First Capital

Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. Eastern Virginia’s bylaws provide that the provisions of the Virginia Stock Corporation Act regulating Control Share Acquisitions do not apply to Eastern Virginia.	Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. First Capital’s bylaws are silent on this issue. Therefore, the laws of Virginia apply.

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Affiliated Transactions Statute

Virginia law contains affiliated transactions statutes that generally prevent a corporation from engaging in any affiliated transaction with any interested shareholder for a period of three years following such interested shareholder’s determination date unless the transaction is approved by a vote of a majority of the disinterested directors and by the vote of holders of  2/3 of the voting shares of the corporation other than shares owned by the interested shareholder. The articles of incorporation and bylaws of Eastern Virginia and First Capital are silent on this issue; therefore, the laws of Virginia apply.

Shareholder Action Without a Meeting

Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, (i) if the action is taken by all the shareholders entitled to vote on the action, in which case no action by the board of directors would be required, or (ii) if the articles of incorporation so provide, by consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Eastern Virginia	First Capital

Eastern Virginia’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern and thus, shareholder action can be taken without a meeting only if it is taken by unanimous written consent.	First Capital’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern and thus, shareholder action can be taken without a meeting only if it is taken by unanimous written consent.

Calling Special Meetings of Shareholders

Eastern Virginia.	First Capital

Eastern Virginia’s bylaws provide that special meetings of shareholders may be called only by the President, the Chairman or Vice Chairman of the Board of Directors or by board of directors.	First Capital’s bylaws provide that a special meeting of the shareholders may be called only by the Chairman of the Board, the President, or the board of directors.

Notice of Meetings

Eastern Virginia	First Capital

Eastern Virginia’s bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 nor more than 60 days before the date of the meeting. In addition, Virginia law requires that notice must be given not less than 25 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, domestication or entity conversation, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Eastern Virginia, other than in the usual and regular course of business, or the dissolution of Eastern Virginia.	First Capital’s bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 nor more than 60 days before the date of the meeting. In addition, Virginia law requires that notice must be given not less than 25 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, domestication or entity conversion, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of First Capital, other than in the usual and regular course of business, or the dissolution of First Capital.

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Vote Required for Amendments to Articles

of Incorporation and Certain Transactions

Eastern Virginia	First Capital

Eastern Virginia’s articles of incorporation provide that an amendment of the articles, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of Eastern Virginia’s assets other than in the regular course of business must be approved by a majority vote of each eligible voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least 2/3 of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least 2/3 of the directors in office, the transaction must be approved by an affirmative vote of more than 2/3 of all of the issued and outstanding shares of common stock.	First Capital’s articles of incorporation provide that any amendment of the articles of incorporation or any merger or share exchange, lease, exchange or other disposition of all or substantially all of First Capital’s assets other than in the usual and regular course of business shall be approved if a majority of votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action, provided that the amendment has been approved by at least 2/3 of the directors. If the amendment has not been approved by at least 2/3 of the directors, the action shall be approved if holders of at least 80% of all votes entitled to be cast by each voting group entitled to vote in favor of action.

Amendment of Bylaws

Eastern Virginia	First Capital

Eastern Virginia’s bylaws provide that the bylaws may be amended or repealed by the board of directors except to the extent that (i) the power of amendment is reserved exclusively to the shareholders by law or the articles of incorporation (which are silent on the issue); or (ii) the shareholders in adopting or amending a particular bylaw provide expressly that the board of directors may nor amend or repeal the same. Eastern Virginia’s bylaws may be amended or repealed by the shareholders even though the same may also be amended or repealed by the board of directors.	First Capital’s bylaws provide that, the board of directors or the shareholders may amend the bylaws by the affirmative vote of at least 2/3 of all shares entitled to vote by each voting group. However, if an amendment is recommended to the shareholders by at least 2/3 of the board of directors it may be approved by a majority vote of each voting group.

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PROPOSAL II—ADJOURNMENT OF THE MEETINGS

First Capital

In the event that there are not sufficient votes to constitute a quorum or approve the proposals to be considered at the time of the special meeting and the merger agreement, merger and transaction contemplated thereby could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary. First Capital has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of First Capital recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the First Capital shareholders, other than an announcement before adjournment at the special meeting of the place, date and time to which the meeting is adjourned, so long as a new record date is not needed for the adjourned meeting. If a new record date for the adjourned meeting is required to be fixed, a notice of the adjourned meting will be given to all persons who are shareholders as of the new record date.

Eastern Virginia

In the event that there are not sufficient votes to constitute a quorum or approve the proposals to be considered at the time of the special meeting and the merger agreement, merger and transaction contemplated thereby could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary. Eastern Virginia has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Eastern Virginia recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the Eastern Virginia shareholders, other than an announcement before adjournment at the special meeting of the place, date and time to which the meeting is adjourned, so long as a new record date is not needed for the adjourned meeting. If a new record date for the adjourned meeting is required to be fixed, a notice of the adjourned meting will be given to all persons who are shareholders as of the new record date.

LEGAL MATTERS

Williams Mullen, Richmond, Virginia, will opine as to certain federal income tax consequences of the merger. Williams Mullen also will pass on the validity of the common stock of Eastern Virginia offered by this joint proxy statement/prospectus. In addition, certain U.S. federal income tax consequences of the merger will be passed upon for First Capital by LeClairRyan, Richmond, Virginia as special tax counsel to First Capital.

EXPERTS

The consolidated financial statements of Eastern Virginia and subsidiaries as of December 31, 2007 and 2008 and for the years then ended, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, an independent registered public accounting firm, and upon the authority of Yount, Hyde & Barbour as experts in accounting and auditing.

The consolidated financial statements of First Capital as of December 31, 2007 and 2008 and for the years then ended, incorporated by reference in this joint proxy statement/prospectus and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., an independent registered public accounting firm, and upon the authority of Cherry, Bekaert & Holland, L.L.P., as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2010 annual meeting of shareholders must cause such proposal to be received, in proper form, at Eastern Virginia’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than December 21, 2009, in order for the proposal to be considered for inclusion in Eastern Virginia’s Proxy Statement for that meeting.

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Eastern Virginia’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2010 annual meeting of shareholders, notice of nomination must be received by the Secretary of Eastern Virginia not less than 60 days and not more than 90 days prior to the date of the 2010 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2010 annual meeting of shareholders, notice must be received by the Secretary of Eastern Virginia not less than 60 days and not more than 90 days prior to the date of the 2010 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of Eastern Virginia’s Bylaws, without charge, upon written request to the Secretary of Eastern Virginia. Based upon an anticipated date of April 15, 2010 for the 2010 annual meeting of shareholders, Eastern Virginia must receive any notice of nomination or other business no later than February 14, 2010 and no earlier than January 15, 2010.

WHERE YOU CAN FIND MORE INFORMATION

Eastern Virginia filed with the SEC under the Securities Act the registration statement that registers the shares of Eastern Virginia common stock to be issued to First Capital’s shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Eastern Virginia and its common stock. The rules and regulations of the SEC allow Eastern Virginia and First Capital to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Eastern Virginia (File No. 000-23565) also files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Eastern Virginia, who file electronically with the SEC. The address of that site is www.sec.gov. Eastern Virginia also posts a link to its SEC filings on its web site. Its website address is www.evb.org. Information contained on the Eastern Virginia website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained in its website as part of this joint proxy statement/prospectus.

First Capital (File No. 001-33543) files reports, proxy statements and other information with SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like First Capital, who file electronically with the SEC. The address of that site is www.sec.gov. First Capital also posts a link to its SEC filings on its web site. Its website address is www.1capitalbank.com. Information contained on the First Capital website is not incorporated by reference into this joint proxy statement/prospectus and you should not consider information contained in its website as part of this joint proxy statement/prospectus.

For more information about Eastern Virginia and First Capital, see the documents listed below previously filed with the SEC and attached as annexes to this joint proxy statement/prospectus:

•	Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached as Annex D;

•	Eastern Virginia’s amendment to its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, which is attached as Annex E;

•	Selected information from Eastern Virginia’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which is attached as Annex F;

•	First Capital’s Annual Report on Form 10-K for the year ended December 31, 2008, which is attached as Annex G;

•	First Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is attached as Annex H; and

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•	Selected information from First Capital’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which is attached as Exhibit I.

You can obtain additional copies of the annexed documents in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

Eastern Virginia Bankshares, Inc.		First Capital Bancorp, Inc.
330 Hospital Road		4222 Cox Road, Suite 200
Tappahannock, Virginia 22560		Glen Allen, Virginia 23060
(804) 443-8400		(804) 273-1254
Attn:	Joe A. Shearin,	Attn:	John M. Presley,
	President and Chief Executive Officer		Managing Director and Chief Executive Officer

If you would like to request any documents, please do so by August 13, 2009 in order to receive them before the shareholder meeting.

Neither Eastern Virginia nor First Capital has authorized anyone to give any information or make any representation about the merger, the companies or the matters to be considered at the respective shareholder meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this joint proxy statement/prospectus about Eastern Virginia has been supplied by Eastern Virginia and information about First Capital has been supplied by First Capital. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

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Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EASTERN VIRGINIA BANKSHARES, INC.

AND

FIRST CAPITAL BANCORP, INC.

April 3, 2009

i

LIST OF EXHIBITS

Exhibit 1.1(a)	Articles of Merger
Exhibit 5.7	Form of Affiliate Letter
Exhibit 6.8(a)	Form of FCB Support Agreement
Exhibit 6.8(b)	Form of EVBS Support Agreement
Exhibit 8.4	Matters as to which Cantor Arkema, P.C. will opine
Exhibit 9.7	Matters as to which Williams Mullen will opine

AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)(iii)	- FCB Subsidiaries
Disclosure Schedule 3.1(a)(iv)	- FCB Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(b)(iii)	- First Capital Bank Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(c)(iii)	- FCB Subsidiaries Direct or Indirect Ownership Interests
Disclosure Schedule 3.2	- Capitalization
Disclosure Schedule 3.4	- Loan Portfolio Reserves
Disclosure Schedule 3.4.1	- FCB Residential Mortgage Loans Sold
Disclosure Schedule 3.5	- Certain Loans and Related Matters
Disclosure Schedule 3.6(b)	- Authority; No Violation
Disclosure Schedule 3.7	- Consents and Approvals
Disclosure Schedule 3.10	- Legal Proceedings; etc.
Disclosure Schedule 3.11	- Taxes and Tax Returns
Disclosure Schedule 3.12	- Employee Benefit Plans
Disclosure Schedule 3.12(a)	- Employee Benefit Plans
Disclosure Schedule 3.12(g)	- Employee Benefit Plans
Disclosure Schedule 3.12(j)	- Employee Benefit Plans
Disclosure Schedule 3.12(k)	- Employee Benefit Plans
Disclosure Schedule 3.12(l)	- Employee Benefit Plans
Disclosure Schedule 3.13(a)	- Title to Assets
Disclosure Schedule 3.13(b)	- Leases
Disclosure Schedule 3.14(a)	- Real Estate
Disclosure Schedule 3.14(b)	- Real Estate
Disclosure Schedule 3.15	- Environmental Matters
Disclosure Schedule 3.16	- Commitments and Contracts
Disclosure Schedule 3.16(b)	- Violations of Commitments and Contracts
Disclosure Schedule 3.19	- Insurance
Disclosure Schedule 3.20(b)	- FCB Employees
Disclosure Schedule 3.20(d)	- Labor
Disclosure Schedule 3.21	- Compliance with Laws
Disclosure Schedule 3.22	- Transactions with Management
Disclosure Schedule 3.23	- Derivative Contracts
Disclosure Schedule 3.24	- Brokered Deposits
Disclosure Schedule 3.28(a)	- FCB Intangibles
Disclosure Schedule 3.28(b)	- Third-Party Intellectual Property - Licenses
Disclosure Schedule 3.28(c)	- Third-Party Intellectual Property
Disclosure Schedule 3.30	- Communications with Shareholders
Disclosure Schedule 5.1(c)(i)	- Capital Expenditures
Disclosure Schedule 5.1(c)(iii)	- Payments to Officers, Employees or Directors
Disclosure Schedule 5.6	- Notice of Deadlines
Disclosure Schedule 6.10	- Non-Solicit Employees
Disclosure Schedule 8.10	- Department of the Treasury Letter to FCB

v

EVBS SCHEDULES

EVBS Schedule 4.1(a)(iii)	- EVBS Subsidiaries
EVBS Schedule 4.1(a)(iv)	- EVBS Other Direct or Indirect Ownership Interests
EVBS Schedule 4.1(b)(iii)	- EVB Other Direct or Indirect Ownership Interests
EVBS Schedule 4.1(c)(iii)	- EVBS Subsidiaries Direct or Indirect Ownership Interests
EVBS Schedule 4.2	- Capitalization
EVBS Schedule 4.4	- Loan Portfolio Reserves
EVBS Schedule 4.4.1	- EVBS Residential Mortgage Loans Sold
EVBS Schedule 4.5	- Certain Loans and Related Matters
EVBS Schedule 4.6(b)	- Authority; No Violation
EVBS Schedule 4.7	- Consents and Approvals
EVBS Schedule 4.10	- Legal Proceedings; etc.
EVBS Schedule 4.11	- Taxes and Tax Returns
EVBS Schedule 4.12	- Employee Benefit Plans
EVBS Schedule 4.12(a)	- Employee Benefit Plans
EVBS Schedule 4.12(g)	- Employee Benefit Plans
EVBS Schedule 4.12(j)	- Employee Benefit Plans
EVBS Schedule 4.12(k)	- Employee Benefit Plans
EVBS Schedule 4.12(l)	- Employee Benefit Plans
EVBS Schedule 4.13(a)	- Title to Assets
EVBS Schedule 4.13(b)	- Leases
EVBS Schedule 4.14(a)	- Real Estate
EVBS Schedule 4.14(b)	- Real Estate
EVBS Schedule 4.15	- Environmental Matters
EVBS Schedule 4.16	- Commitments and Contracts
EVBS Schedule 4.16(b)	- Violations of Commitments and Contracts
EVBS Schedule 4.19	- Insurance
EVBS Schedule 4.20(b)	- EVBS Employees
EVBS Schedule 4.20(d)	- Labor
EVBS Schedule 4.21	- Compliance with Laws
EVBS Schedule 4.22	- Transactions with Management
EVBS Schedule 4.23	- Derivative Contracts
EVBS Schedule 4.24	- Brokered Deposits
EVBS Schedule 4.28(a)	- EVBS Intangibles
EVBS Schedule 4.28(b)	- EVBS Third-Party Intellectual Property - Licenses
EVBS Schedule 4.28(c)	- EVBS Third-Party Intellectual Property
EVBS Schedule 4.30	- Communications with Shareholders
EVBS Schedule 5.17(c)(i)	- Capital Expenditures
EVBS Schedule 5.17(c)(iii)	- Payments to Officers, Employees or Directors
EVBS Schedule 6.10	- Non-Solicit Employees

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EASTERN VIRGINIA BANKSHARES, INC.

AND

FIRST CAPITAL BANCORP, INC.

This AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of April, 2009 (this “Agreement”), by and between EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), and FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”).

WITNESSETH THAT:

WHEREAS, the respective Boards of Directors of EVBS and FCB deem it in the best interests of EVBS and of FCB, respectively, and of their respective shareholders, that EVBS and FCB merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

WHEREAS, the Boards of Directors of EVBS and FCB have approved this Agreement and the Boards of Directors of EVBS and FCB have directed that this Agreement be submitted to the EVBS and FCB shareholders, respectively, for approval and adoption in accordance with the laws of the Commonwealth of Virginia.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that FCB will be merged with and into EVBS and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of FCB, par value of $4.00 per share, into shares of common stock of EVBS, par value of $2.00 per share, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, FCB shall be merged with and into EVBS (which shall hereinafter be referred to as the “Merger”) pursuant to the laws of the Commonwealth of Virginia, and EVBS shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, EVBS and FCB shall file with the Virginia State Corporation Commission Articles of Merger in substantially the form of Exhibit 1.1(a) attached hereto (the “Articles of Merger”) containing this Agreement and Plan of Merger as an attachment in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time the parties specify in the Articles of Merger pursuant to the preceding sentence (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by EVBS and FCB, the Effective Time of the Merger shall be specified as the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement, (ii) the date on which the shareholders of EVBS approve the transactions contemplated by this Agreement or (iii) the date on which the shareholders of FCB approve the transactions contemplated by this Agreement.

(b) The closing of the Merger (the “Closing”) shall take place at the Richmond offices of Williams Mullen on a date and time as the parties may agree (the “Closing Date”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger. At the Effective Time of the Merger, FCB shall be merged with and into EVBS and the separate existence of FCB shall cease. The Articles of Incorporation and Bylaws of EVBS, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger as contemplated herein, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 13.1-721.A of the Code of Virginia, as amended.

Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of FCB last in office shall execute and deliver or cause to be executed and delivered in the name of FCB such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FCB.

Section 1.4 Directors. At the Effective Time of the Merger, the board of directors of EVBS shall have thirteen (13) members, five (5) of whom will be selected from the current directors of FCB and mutually agreed to by the parties prior to the mailing of the Proxy Statement (the “FCB Directors”) and eight (8) of whom will be selected from the current directors of EVBS and mutually agreed to by the parties prior to the mailing of the Proxy Statement (the “EVBS Directors’). The FCB Directors will include Grant S. Grayson, who will serve as Vice Chairman of the Board of the Surviving Corporation, John M. Presley and three (3) additional directors. The EVBS directors will include W. Rand Cook, who will serve as Chairman of the Board of the Surviving Corporation, Joe A. Shearin, and six (6) additional directors. The FCB Directors and the EVBS Directors shall serve and hold such offices until the next annual meeting of shareholders of the Surviving Corporation, until their successors are elected and qualified, or until their resignation or removal, subject to the articles of incorporation and bylaws of the Surviving Corporation. At the effective time of the merger between EVB and First Capital Bank, the EVBS Board of Directors shall cause the board of directors of EVB to have eighteen (18) members and it shall appoint to the board of directors of EVB (i) ten (10) members selected from the current members of the board of directors of EVBS or EVB (the

2

“EVB Directors”), and (ii) eight (8) members selected from the current members of the board of directors of FCB or the current board of First Capital Bank (the “First Capital Directors”). The EVB Directors will include Joseph H. James, Jr., Joe A. Shearin and eight (8) additional directors. The First Capital Directors will include John M. Presley, Robert G. Watts, Jr. and six (6) additional FCB directors.

Section 1.5 Officers. Joe A. Shearin shall be Chief Executive Officer and President and John M. Presley shall be Managing Director and Chief Financial Officer of EVBS at and after the Effective Time of the Merger. Robert G. Watts, Jr. shall be Chief Executive Officer and President and Joseph H. James, Jr. shall be Chief Operating Officer of EVB at and after the Effective Time of the Merger.

Section 1.6 Subsidiary Bank Merger. After the Effective Time, First Capital Bank, a wholly-owned subsidiary of FCB, shall merge with and into EVB, a wholly-owned subsidiary of EVBS (the “Bank Merger”), the separate existence of First Capital Bank shall cease and EVB shall survive and continue to exist as a Virginia banking corporation. EVBS may at any time prior to the Effective Time change the method of effecting the combination with First Capital Bank (including without limitation the provisions of this Section 1.6) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of FCB stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that EVBS shall provide FCB with prior written notice of such change and the reasons therefore.

Section 1.7 Creation of EVBS Series B Preferred Shares. At or before the Effective Time, EVBS covenants and agrees to take the necessary steps to create and issue a new series of EVBS preferred stock, with the same rights and preferences as the EVBS Series A Preferred Shares, necessary to convert FCB Series A Preferred Shares pursuant to Section 2.1(b) hereof (the “EVBS Series B Preferred Shares”).

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1 Conversion of FCB Shares and FCB Series A Preferred Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of a holder of FCB Shares:

(i) Each EVBS Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(ii) Subject to Sections 2.2 and 2.4, each FCB Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, 0.98 (the “Exchange Ratio”) EVBS Shares.

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(b) At the Effective Time, subject to Sections 2.2 and 2.4, by virtue of the Merger and without any action on the part of a holder of FCB Series A Preferred Shares issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Preferred Exchange Ratio”) EVBS Series B Preferred Share.

Section 2.2 Exchange Procedures.

(a) Upon the Effective Time, each holder of an outstanding certificate representing shares of FCB Shares prior to the Effective Date (a “FCB Certificate”) who has surrendered such FCB Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole EVBS Shares which the aggregate number of shares of FCB Shares previously represented by such FCB Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of FCB Shares have been converted into EVBS Shares, any other distribution on EVBS Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such FCB Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each FCB Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of EVBS Shares into which such FCB Shares shall have been converted. No dividends that have been declared by EVBS will be remitted to any person entitled to receive EVBS Shares hereunder until such person surrenders the FCB Certificate(s) representing FCB Shares, at which time such dividends shall be remitted to such person, without interest.

(b) Upon the Effective Time, each holder of an outstanding certificate representing shares of FCB Series A Preferred Shares prior to the Effective Date (a “FCB Preferred Certificate”) who has surrendered such FCB Preferred Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole EVBS Series B Preferred Shares which the aggregate number of shares of FCB Series A Preferred Shares previously represented by such FCB Preferred Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of FCB Series A Preferred Shares have been converted into EVBS Series B Preferred Shares, any other distribution on EVBS Series B Preferred Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such FCB Preferred Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each FCB Preferred Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of EVBS Series B Preferred Shares into which such FCB Series A Preferred Shares shall have been converted. No dividends that have been declared by EVBS will be remitted to any person entitled to receive

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EVBS Series B Preferred Shares hereunder until such person surrenders the FCB Preferred Certificate(s) representing FCB Series A Preferred Shares, at which time such dividends shall be remitted to such person, without interest.

(c) The Exchange Agent and EVBS shall not (i) be obligated to deliver a certificate or certificates representing EVBS Shares to which a holder of FCB Shares would otherwise be entitled as a result of the Merger, or (ii) be obligated to deliver a certificate or certificates representing EVBS Series B Preferred Shares to which a holder of FCB Series A Preferred Shares would otherwise be entitled as a result of the Merger, until such holder surrenders the FCB Certificate(s) representing the FCB Shares or the FCB Preferred Certificate(s) representing FCB Series A Preferred Shares, as applicable, for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by EVBS.

(d) Notwithstanding anything in this Agreement to the contrary, FCB Certificates or FCB Preferred Certificates surrendered for exchange by an FCB affiliate shall not be exchanged for certificates representing EVBS Shares or EVBS Series B Preferred Shares, as applicable, to which such FCB affiliate may be entitled pursuant to the terms of this Agreement until EVBS has received a written agreement from such person as specified in Section 5.7.

Section 2.3 No Fractional Securities. No certificates or scrip representing fractional EVBS Shares shall be issued upon the surrender for exchange of FCB Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of EVBS Shares. A holder of shares of FCB Shares converted in the Merger who would otherwise have been entitled to a fractional EVBS Share shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the product obtained by multiplying the EVBS Average Price by the Exchange Ratio.

Section 2.4 Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of EVBS Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration or the Preferred Exchange Ratio will be adjusted accordingly to provide to the holders of FCB Shares or FCB Series A Preferred Shares, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. In the event that the sum of (i) the number of FCB Shares presented for exchange pursuant to Section 2.2 or otherwise issued and outstanding at the Effective Time, and (ii) the number of FCB Shares issuable upon the exercise of options (whether pursuant to FCB Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of FCB Shares represented in Section 3.2 as being outstanding as of the date hereof, and (y) the number of shares of FCB Shares issuable upon the exercise of FCB Stock Options or FCB Warrants represented in Section 3.2 as being outstanding as of the date hereof, then the Exchange Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable FCB Shares.

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Section 2.5 Appraisal Rights. Notwithstanding Section 2.1 hereof, any holder of FCB Series A Preferred Shares (if any) who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, shall be entitled to receive from the Surviving Corporation, in lieu of the EVBS Series B Preferred Shares, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended; provided, that no such payment shall be made to any holder of FCB Series A Preferred Shares asserting appraisal rights unless and until such holder of FCB Series A Preferred Shares has complied with all applicable provisions of Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a holder of FCB Series A Preferred Shares who asserts appraisal rights fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FCB Series A Preferred Shares is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of FCB Series A Preferred Shares held by such holder.

Section 2.6 FCB Stock Options and FCB Warrants.

(a) FCB Stock Options. From and after the Effective Time, all options granted under the FCB Stock Option Plan to purchase FCB Shares (each, a “FCB Stock Option”), that are then outstanding and unexercised, shall vest, to the extent not already vested (unless such vesting is otherwise prohibited under applicable law, including but not limited to EESA), and be converted into and become options to purchase EVBS Shares, and EVBS shall assume each such FCB Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such FCB Stock Option assumed by EVBS may be exercised solely to purchase EVBS Shares; (ii) the number of EVBS Shares purchasable upon exercise of such FCB Stock Option shall be equal to the number of shares of FCB Shares that were purchasable under such FCB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such FCB Stock Option shall be adjusted by dividing the per share exercise price of each such FCB Stock Option by the Exchange Ratio, rounded up to the nearest cent. The terms of each FCB Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to EVBS Shares on or subsequent to the Effective Time. The adjustment provided in this Section 2.6(a) with respect to any FCB Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

(b) FCB Warrants. From and after the Effective Time, all FCB Warrants to purchase FCB Shares, that are then outstanding and unexercised, shall be converted into and become warrants to purchase EVBS Shares, and EVBS shall assume each such FCB Warrant in

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accordance with the terms of the warrant by which it is evidenced; provided, however, that from and after the Effective Time (i) each such FCB Warrant assumed by EVBS may be exercised solely to purchase EVBS Shares; (ii) the number of EVBS Shares purchasable upon exercise of such FCB Warrant shall be equal to the number of shares of FCB Shares that were purchasable under such FCB Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such FCB Warrant shall be adjusted by dividing the per share exercise price of each such FCB Warrant by the Exchange Ratio, rounded up to the nearest cent. The terms of each FCB Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to EVBS Shares on or subsequent to the Effective Time.

Section 2.7 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of FCB Shares or FCB Series A Preferred Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, EVBS or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of FCB, EVBS, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of FCB Shares or FCB Series A Preferred Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FCB

FCB has delivered to EVBS schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 3 or the covenants and agreements in Section 5.1(c)(i) or Section 5.1(c)(iii). Except for the exceptions listed in the sections of the Disclosure Schedules that correspond to the Sections in this Article 3, FCB hereby represents and warrants to EVBS as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Organization and Related Matters of FCB.

(i) FCB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. FCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and FCB is

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licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by FCB, or the character or location of the properties and assets owned or leased by FCB makes such licensing or qualification necessary. FCB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of FCB and the Bylaws of FCB, each as amended to the date hereof, have been made available to EVBS.

(ii) FCB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of FCB on a consolidated basis.

(iii) Disclosure Schedule 3.1(a)(iii) lists each Subsidiary together with the jurisdiction of organization of each such Subsidiary. Each Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) FCB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each Subsidiary held by FCB or its Subsidiaries are fully paid and nonassessable and are owned by FCB or its Subsidiaries free and clear of any liens.

(iv) FCB does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(a)(iv). Disclosure Schedule 3.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of FCB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(b) Organization and Related Matters of First Capital Bank.

(i) First Capital Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. First Capital Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and First Capital Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by First Capital Bank, or the character or location or the

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properties and assets owned or leased by First Capital Bank make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of First Capital Bank, as each may be amended to the date hereof, have been made available to EVBS.

(ii) First Capital Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) First Capital Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(iii). Disclosure Schedule 3.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) First Capital Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) First Capital Bank is a member of the Federal Reserve System.

(vi) The minute books of First Capital Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

(c) Organization and Related Matters of FCB’s other Subsidiaries.

(i) Each of FCB’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of FCB’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii) Each of FCB’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of FCB’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(c)(iii). Disclosure Schedule 3.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

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(iv) The minute books of each of each of FCB’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. The authorized capital stock of FCB consists of (i) 5,000,000 FCB Shares, of which             FCB Shares were issued and outstanding as of December 31, 2008, and (ii) 2,000,000 shares of FCB Preferred Stock, of which no shares of FCB Preferred Stock were issued and outstanding as of the date hereof. No FCB Shares or FCB Preferred Stock have been issued since December 31, 2008 except FCB Shares issued pursuant to the FCB Stock Option Plan. All of the issued and outstanding FCB Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any FCB Shares or FCB Preferred Stock, or any securities or rights convertible into or exchangeable for FCB Shares or FCB Preferred Stock, except for options to purchase             FCB Shares (which are described in more detail in Disclosure Schedule 3.2). Except for the holders of FCB Preferred Stock, if any, shareholders of FCB are not entitled to appraisal rights under Sections 13.1-729 through 13.1-741 of the Virginia Code, as amended, or under any other applicable law in connection with the Merger.

Section 3.3 Financial Statements, Condition and Reports.

(a) FCB has made available to EVBS copies of the consolidated financial statements of FCB as of and for the years ended December 31, 2006, 2007, 2008, and for the fiscal quarters ended March 31, 2008, July 30, 2008 and September 30, 2008 and FCB will make available to EVBS, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of FCB, the consolidated financial statements of FCB as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of FCB”).

(b) Each of the Financial Statements of FCB (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of FCB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of FCB (including the related notes) fairly presents or will fairly present the consolidated financial position of FCB as of the respective dates thereof and fairly presents or will fairly present the results of operations of FCB for the respective periods therein set forth.

(c) Since December 31, 2008, neither FCB nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of FCB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved

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against in the Financial Statements of FCB or reflected in the notes thereto, or (ii) which were incurred after December 31, 2008 in the ordinary course of business consistent with past practices. Since December 31, 2008, and except for the matters described in (i) and (ii) above, neither FCB nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of FCB on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2008, 2007 and 2006 and for the quarters ending March 31, 2008, June 30, 2008, and September 30, 2008, that FCB and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2006, FCB and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over FCB and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) FCB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2008 under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively, the “FCB SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the FCB SEC Documents have been made available to EVBS, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 3.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 3.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of FCB and the Call Reports of First Capital Bank as of December 31, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not

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subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of December 31, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of FCB or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of December 31, 2008 were, and the OREO Reserve to be shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of FCB and any of its Subsidiaries as of the dates thereof; (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of FCB, and the Call Reports of First Capital Bank as of December 31, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of FCB and the Call Reports of First Capital Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to FCB or any of its Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(b) and applicable regulatory requirements and guidelines. Disclosure Schedule 3.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2006 by FCB or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by FCB or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked FCB or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither FCB nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by FCB or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of FCB, First Capital Bank or any five percent (5%) shareholder of FCB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to FCB or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

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Section 3.6 Authority; No Violation.

(a) FCB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of FCB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of FCB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to FCB’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of FCB is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by FCB and delivered by FCB (and assuming due authorization, execution and delivery by EVBS), will constitute a valid and binding obligation of FCB and will be enforceable against FCB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by FCB nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of FCB or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of FCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which FCB or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of FCB and the shareholders of EVBS pursuant to the joint proxy statement of FCB and EVBS relating to the Merger (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a) (with the Plan of Merger) with the Commonwealth of Virginia; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by FCB of this Agreement, and the consummation by FCB of the Merger and the other transactions contemplated hereby.

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Section 3.8 Financial Advisors. Except for Davenport & Company LLC and Burke Capital Group, a Division of Morgan Keegan, neither FCB, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of FCB Shares or FCB Preferred Stock; (ii) any change or any event involving a prospective change in the Condition of FCB or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of FCB or any of its Subsidiaries taken as a whole; or (iii) any act or omission by FCB or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FCB provided in this Agreement, including, without limitation, Section 5.1 hereof.

Section 3.10 Legal Proceedings; etc. Except as set forth in Disclosure Schedule 3.10, neither FCB nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of FCB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against FCB or any of its Subsidiaries and, to the Knowledge of FCB, there is: no proceeding, claim, action or governmental investigation against FCB or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against FCB or any of its Subsidiaries; no default by FCB or any of its Subsidiaries under any contract or agreement to which FCB or any of its Subsidiaries is a party; and neither FCB nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of FCB or any of its Subsidiaries and neither FCB nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) FCB has made available to EVBS copies of the federal, state and local income tax returns of FCB and its Subsidiaries for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, FCB and each of its Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and FCB and each of its Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of FCB and each of its Subsidiaries),

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other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of FCB, and the Call Reports of First Capital Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither FCB nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither FCB nor any of its Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in Disclosure Schedule 3.11, neither FCB nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of FCB and its Subsidiaries have been adequately provided for in the Financial Statements of FCB.

(c) Except as disclosed in Disclosure Schedule 3.11, neither FCB nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of FCB or any of its Subsidiaries that occurred during or after any taxable period in which FCB or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of FCB or any of its Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by FCB and each of its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by FCB and each of its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by FCB in the Financial Statements of FCB.

(f) In the past five years, neither FCB nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) FCB has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to FCB or any of its Subsidiaries. Neither FCB nor any of its Subsidiaries has received from any

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foreign, federal, state, or local taxing authority (including jurisdictions where FCB or its Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against FCB or any of its Subsidiaries.

(h) Neither FCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither FCB nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of FCB and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 3.12 Employee Benefit Plans.

(a) Disclosure Schedule 3.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, commission, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar life insurance, supplemental retirement, severance, change of control, loans or other benefit plans, agreements, programs, arrangements, or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by FCB or any of its Subsidiaries on behalf of current or former directors, officers or employees of FCB or any of its Subsidiaries (collectively, the “Benefit Plans”). FCB has, with respect to each Benefit Plan, delivered to EVBS true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements, annuity contracts, insurance contracts or other funding arrangements and any amendments thereto; (ii) the most recent summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) a written summary of any unwritten Benefit Plans; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)) since January 1, 2006).

(b) Neither FCB nor any of its Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with

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respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither FCB nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from a Multi-Employer Plan as such term is defined in Section 3(37) of ERISA during the six (6) years prior to the Effective Time, nor has any of them incurred any liability during such period due to the termination or reorganization of a Multi-Employer Plan.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” The Benefit Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code comply in form or have been timely amended to comply in form with Section 409A of the Code and have been operated in compliance with Section 409A of the Code.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996 and the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information set forth in 45 CFR Parts 160 and 164.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by FCB or any of its Subsidiaries.

(f) All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Neither FCB nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of FCB.

(g) Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or

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employee of FCB or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of FCB or any of its Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) Except as described in Disclosure Schedule 3.12(j), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (“Top Hat Plan”). Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in Disclosure Schedule 3.12(k), no assets of FCB are allocated to or held in a “rabbi trust” or similar funding vehicle.

(l) Except as set forth on Disclosure Schedule 3.12(l), no Benefit Plan provides benefits to any current or former employee of FCB or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of FCB.

(m) FCB and its Subsidiaries have (i) made all bonus and commission payments to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008, and (ii) accrued all bonus and commission payments which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2009.

(n) No stock or other security issued by FCB has formed a material portion of the assets of any Benefit Plan.

(o) Any individual who performs services for FCB or its Subsidiaries (other than through a contract with any organization other than such individual) and who is not treated as an employee of FCB or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

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(p) All options issued under the FCB Stock Option Plan have an exercise price no less than the fair market value of the underlying FCB Shares on the date of grant.

Section 3.13 Title and Related Matters.

(a) Except as set forth in Disclosure Schedule 3.13(a), FCB and each of its Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of FCB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of FCB or incurred in the ordinary course of business after December 31, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which FCB and each of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.13(b), FCB and each of its Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by FCB and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by FCB and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Disclosure Schedule 3.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by FCB and each of its Subsidiaries or in which FCB or any of its Subsidiaries has any ownership or leasehold interest.

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(b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which FCB and each of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of FCB and its Subsidiaries.

(c) Neither FCB nor any of its Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by FCB or any of its Subsidiaries, neither FCB nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of FCB, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Each of FCB and its Subsidiaries, the Participation Facilities (as defined below) of FCB, and the Loan Properties of FCB (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of FCB, threatened before any court, governmental agency or board or other forum in which FCB, its Subsidiaries or any Participation Facility of FCB has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by FCB, its Subsidiaries or any Participation Facility of FCB.

(c) There is no litigation or other proceeding pending or, to the Knowledge of FCB, threatened before any court, governmental agency or board or other forum in which any Loan Property (or FCB or any of its Subsidiaries in respect of such Loan Property of FCB) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of FCB.

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(d) To the Knowledge of FCB, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 3.15(b) or 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by FCB or any of its Subsidiaries of any of its current properties, (ii) participation by FCB or any of its Subsidiaries in the management of any Participation Facility of FCB, or (iii) holding by FCB or any of its Subsidiaries of a security interest in any Loan Property of FCB, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of FCB or Loan Property of FCB.

(f) To FCB’s Knowledge, prior to the period of (i) ownership or operation by FCB or any of its Subsidiaries, (ii) participation by FCB or any of its Subsidiaries in the management of any Participation Facility of FCB, or (iii) holding by FCB or any of its Subsidiaries of a security interest in any Loan Property of FCB there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of FCB or Loan Property of FCB.

(g) Copies of any environmental reports in the possession of FCB or any of its Subsidiaries are described in Disclosure Schedule 3.15.

Section 3.16 Commitments and Contracts.

(a) Except as set forth in Disclosure Schedule 3.16, neither FCB nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by FCB or any of its Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of FCB or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which FCB or any of its Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by FCB or any of its Subsidiaries with the SEC, the FRB, the Bureau of Financial Institutions of the Virginia State Corporation Commission or the FDIC and which has not been so disclosed.

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(b) Except as set forth in Disclosure Schedule 3.16(b), there is not, under any such agreement, lease or contract to which FCB or any of its Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 3.17 Regulatory and Tax Matters. Neither FCB nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18 Registration Obligations. Neither FCB nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.19 Insurance. FCB and each of its Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of FCB and each of its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which FCB and each of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20 Labor.

(a) No work stoppage involving FCB or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of FCB, threatened. Neither FCB nor any of its Subsidiaries is involved in, or, to the Knowledge of FCB, threatened with or affected by, any proceeding asserting that FCB or any of its Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of FCB or any of its Subsidiaries and, to the Knowledge of FCB, no labor union is attempting to organize employees of FCB or any of its Subsidiaries.

(b) Set forth on Disclosure Schedule 3.20(b) is a true and complete list of all employees of FCB and each of its Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

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(c) FCB and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of FCB, there is not threatened any proceeding against or affecting FCB or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting FCB or any of its Subsidiaries.

Section 3.21 Compliance with Laws. FCB and each of its Subsidiaries has conducted its business in compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.21, FCB and each of its Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that FCB or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring FCB or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of FCB or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of FCB and each of its Subsidiaries at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of FCB and its Subsidiaries set forth in Disclosure Schedule 3.12 and (e) the items described on Disclosure Schedule 3.22 and any loans or deposit agreements entered into in the ordinary course with customers of FCB and its Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of FCB’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

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Section 3.23 Derivative Contracts. Neither FCB nor any of its Subsidiaries is a party to nor has any of them agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Disclosure Schedule 3.23.

Section 3.24 Deposits. Except as set forth on Disclosure Schedule 3.24, none of the deposits of FCB or any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of FCB or any of its Subsidiaries.

Section 3.25 Accounting Controls. FCB and each of its Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FCB and each of its Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as FCB or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of FCB and each of its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FCB and each of its Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Proxy Materials. None of the information relating to FCB or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of FCB and EVBS in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.27 Deposit Insurance. The deposit accounts of First Capital Bank are insured by the FDIC in accordance with the provisions of the Act; First Capital Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

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Section 3.28 Intellectual Property.

(a) FCB Intangibles.

(i) Disclosure Schedule 3.28(a) lists and identifies all Intellectual Property (as defined below) that is directly owned by FCB or its Subsidiaries and that is material to FCB’s, or any of its Subsidiaries’, business, including, without limitation, the rights to any names used by FCB or its Subsidiaries (the “FCB Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that FCB or its Subsidiaries have granted to any third party with respect to any of the FCB Intangibles.

(ii) FCB has made available to EVBS correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the FCB Intangibles.

(iii) With respect to the FCB Intangibles, and except as otherwise indicated in Disclosure Schedule 3.28(a):

(A)	FCB, or a Subsidiary of FCB, possesses all right, title, and interest in and to the FCB Intangibles free and clear of any security interest, lien, license, or other restriction and such FCB Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of FCB, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the FCB Intangibles.

(b) Third Party Intellectual Property. Disclosure Schedule 3.28(b) lists and identifies any Intellectual Property licensed to FCB or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to FCB’s, or any Subsidiary of FCB’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (each, a “FCB License”) and identifies the owner or licensor of the Third Party Intellectual Property. FCB has made available to EVBS correct and complete copies of each such FCB License. With respect to each item of Third Party Intellectual Property:

(i) each FCB License covering the item of Third Party Intellectual Property is an enforceable agreement of FCB or the Subsidiary who is a party thereto, and, to FCB’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a FCB License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

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(iii) no Action is pending or, to FCB’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property.

(c) No Infringement. Except as set forth in Disclosure Schedule 3.28(c), the use or sale by FCB or any of its Subsidiaries of any products or services in FCB’s or one of its Subsidiaries’ businesses and use by FCB or any of its Subsidiaries of the Intellectual Property (including, without limitation, FCB Intangibles and Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of FCB or any Subsidiary of FCB with respect to any of the FCB Intangibles. Except as set forth in Disclosure Schedule 3.28(c), no action alleging or relating to any infringement of the rights of FCB or any Subsidiary of FCB or infringement of the rights of any third parties by FCB or any Subsidiary of FCB is currently pending or, to FCB’s Knowledge, threatened. To FCB’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of FCB or any of its Subsidiaries in the FCB Intangibles.

(d) Use of Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by FCB or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 3.29 Antitakeover Provisions. FCB has taken all actions required to exempt FCB, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.30 Communications with Shareholders. Disclosure Schedule 3.30 identifies and sets forth all correspondence between FCB and its shareholders since December 1, 2008.

Section 3.31 Claims under Insurance Policies. FCB has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.32 Fairness Opinion. The Board of Directors of FCB has received an opinion from Davenport & Company, LLC dated as of the date that the FCB Board of Directors approved this Agreement stating that the Merger Consideration is fair, from a financial point of view, to the shareholders of FCB.

Section 3.33 Securities Portfolio and Investments. FCB has previously disclosed to EVBS a listing of all securities owned, of record or beneficially, by FCB or First Capital Bank as of December 31, 2008. All securities owned are held free and clear of all mortgages, liens,

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pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of FCB or First Capital Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which FCB or First Capital Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which FCB or First Capital Bank has “sold” or “purchased” securities under agreement to repurchase, FCB or First Capital Bank, as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by FCB or First Capital Bank, as the case may be, which is secured by such collateral.

Since December 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of FCB’s or First Capital Bank’s securities portfolio as a whole.

Section 3.34 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

EVBS

EVBS has delivered to FCB schedules (the “EVBS Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 4 or the covenants and agreements in Section 5.17. Except for the exceptions listed in the sections of the EVBS Schedule that correspond to the Sections in this Article 4, EVBS hereby represents and warrants to FCB as follows as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Corporate Organization.

(a) Organization and Related Matters of EVBS

(i) EVBS is a corporation duly organized, validly existing and in good standing under the laws of Virginia. EVBS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and EVBS is licensed or

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qualified to do business in each jurisdiction in which the nature of the business conducted by EVBS, or the character or location of the properties and assets owned or leased by EVBS makes such licensing or qualification necessary. EVBS is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of EVBS and the Bylaws of EVBS, each as amended to the date hereof, have been made available to FCB.

(ii) EVBS has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of EVBS on a consolidated basis.

(iii) EVBS Schedule 4.1(a)(iii) lists each Subsidiary of EVBS together with the jurisdiction of organization of each such Subsidiary (“EVBS Subsidiaries”). Each EVBS Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) EVBS owns, directly or indirectly, all the issued and outstanding equity securities of each of the EVBS Subsidiaries, (B) no equity securities of any of the EVBS Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such EVBS Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such EVBS Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each EVBS Subsidiary held by EVBS or the EVBS Subsidiaries are fully paid and nonassessable and are owned by EVBS or the EVBS Subsidiaries free and clear of any liens.

(iv) EVBS does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(a)(iv). EVBS Schedule 4.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v) The minute books of EVBS contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors (including all committees thereof).

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(b) Organization and Related Matters of EVB.

(i) EVB is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. EVB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and EVB is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by EVB, or the character or location or the properties and assets owned or leased by EVB make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of EVB, as each may be amended to the date hereof, have been made available to FCB.

(ii) EVB has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii) EVB does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(b)(iii). EVBS Schedule 4.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) EVB is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v) EVB is a member of the Federal Reserve System.

(vi) The minute books of EVB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(c) Organization and Related Matters of EVBS’s other Subsidiaries.

(i) Each of EVBS’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of EVBS’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

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(ii) Each of EVBS’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii) None of EVBS’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in EVBS Schedule 4.1(c)(iii). EVBS Schedule 4.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

(iv) The minute books of each of each of EVBS’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 4.2 Capitalization. The authorized capital stock of EVBS consists of 50,000,000 EVBS shares, of which 5,924,629 are issued and outstanding, and 10,000,000 shares of preferred stock, par value $2.00 per share, of which 24,000 Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“EVBS Series A Preferred Shares”) are issued and outstanding. All issued and outstanding EVBS Shares and EVBS Series A Preferred Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, other than warrants to purchase 373,832 EVBS Shares (which are described in more detail in EVBS Schedule 4.2) and options to purchase 304,312 EVBS Shares (which are described in more detail in EVBS Schedule 4.2), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any EVBS Shares or EVBS Series A Preferred Shares, or any securities or rights convertible into or exchangeable for EVBS Shares or EVBS Series A Preferred Shares.

Section 4.3 Financial Statements, Condition and Reports.

(a) EVBS has made available to FCB copies of the consolidated financial statements of EVBS as of and for the years ended December 31, 2006, 2007 and 2008 and EVBS will make available to FCB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of EVBS, the consolidated financial statements of EVBS as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of EVBS”).

(b) Each of the Financial Statements of EVBS (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of EVBS have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of EVBS (including the related notes) fairly presents or will fairly present the consolidated financial position of EVBS as of the respective dates thereof and fairly presents or will fairly present the results of operations of EVBS for the respective periods therein set forth.

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(c) Since December 31, 2008, neither EVBS nor any of the EVBS Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of EVBS on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of EVBS or reflected in the notes thereto, and (ii) which were incurred after December 31, 2008 in the ordinary course of business consistent with past practices. Since December 31, 2008, and except for the matters described in (i) and (ii) above, neither EVBS nor any of the EVBS Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of EVBS on a consolidated basis.

(d) Each of the consolidated reports of condition and income for the years ending December 31, 2008, 2007 and 2006 and for the quarters ending March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, that EVBS and each of the EVBS Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, results of operation, changes in stockholder’s equity and changes in cash flows, as the case may be of each such bank for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e) Since January 1, 2006, EVBS and each of the EVBS Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with jurisdiction over EVBS and each of the EVBS Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) EVBS’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of the EVBS Subsidiaries subsequent to December 31, 2008 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed (collectively, the “EVBS SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the EVBS SEC Documents have been made available to FCB, to the extent not available on the SEC’s EDGAR system.

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Section 4.4 Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in EVBS Schedule 4.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of EVBS or any of the EVBS Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the OREO Reserve shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 were, and the OREO Reserve to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of EVBS and any of the EVBS Subsidiaries as of the dates thereof; (iv) the Litigation Reserve shown on the Financial Statements of EVBS and the Call Reports of EVB as of December 31, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of EVBS and the Call Reports of EVB as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to EVBS or any of the EVBS Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 4.3(b) and applicable regulatory requirements and guidelines. EVBS Schedule 4.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2006 by EVBS or any of the EVBS Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by EVBS or any of the EVBS Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked EVBS or any of the EVBS Subsidiaries to purchase back (but have not been purchased back).

Section 4.5 Certain Loans and Related Matters. Except as set forth in EVBS Schedule 4.5, neither EVBS nor any of the EVBS Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by EVBS or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of EVBS, EVB or any five percent (5%) shareholder of EVBS or any person, corporation or enterprise controlling,

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controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to EVBS or any of the EVBS Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 4.6 Authority; No Violation.

(a) EVBS has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of EVBS and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of EVBS has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to EVBS’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of EVBS is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by EVBS and delivered by EVBS (and assuming due authorization, execution and delivery by EVBS), will constitute a valid and binding obligation of EVBS and will be enforceable against EVBS in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Except as set forth in EVBS Schedule 4.6(b), neither the execution and delivery of this Agreement by EVBS nor the consummation by EVBS of the transactions contemplated hereby, nor compliance by EVBS with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of EVBS or any of the EVBS Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EVBS or any of the EVBS Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of EVBS or any of the EVBS Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which EVBS or any of the EVBS Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 4.7 Consents and Approvals. Except for (i) the approval of the shareholders of EVBS and the shareholders of FCB pursuant to the Proxy Statement; (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a) (with the Plan of Merger) with the Commonwealth of Virginia; and (iv) as set forth in EVBS Schedule 4.7, no Consents of any person are necessary in connection with the execution and delivery by EVBS of this Agreement, and the consummation by EVBS of the Merger and the other transactions contemplated hereby.

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Section 4.8 Financial Advisors. Except for Keefe Bruyette & Woods, neither EVBS, any of the EVBS Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in EVBS Schedule 4.9, since December 31, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of EVBS Shares, or EVBS Preferred Stock; (ii) any change or any event involving a prospective change in the Condition of EVBS or any of the EVBS Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of EVBS or any of the EVBS Subsidiaries taken as a whole; or (ii) any act or omission by EVBS or the EVBS Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of EVBS provided in this Agreement, including, without limitation, Section 5.17 hereof.

Section 4.10 Legal Proceedings, etc. Except as set forth in EVBS Schedule 4.10, neither EVBS nor or any of the EVBS Subsidiaries is a party to any, and there are no pending or, to the Knowledge of EVBS, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against EVBS or any of the EVBS Subsidiaries and, to the Knowledge of EVBS, there is: no proceeding, claim, action or governmental investigation against EVBS or any of the EVBS Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against EVBS or any of the EVBS Subsidiaries; no default by EVBS or any of the EVBS Subsidiaries under any contract or agreement to which EVBS or any of the EVBS Subsidiaries is a party; and neither EVBS nor or any of the EVBS Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of EVBS or any of the EVBS Subsidiaries and neither EVBS nor or any of the EVBS Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 4.11 Taxes and Tax Returns.

(a) EVBS has made available to FCB copies of the federal, state and local income tax returns of EVBS and the EVBS Subsidiaries for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in EVBS Schedule 4.11, EVBS and each of the EVBS Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and EVBS and each of the EVBS Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental

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charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of EVBS and each of the EVBS Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of EVBS, and the Call Reports of EVBS, are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither EVBS nor any of the EVBS Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither EVBS nor any of the EVBS Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b) Except as disclosed in EVBS Schedule 4.11, neither EVBS nor any of the EVBS Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of EVBS and the EVBS Subsidiaries have been adequately provided for in the Financial Statements of EVBS.

(c) Except as disclosed in EVBS Schedule 4.11, neither EVBS nor any of the EVBS Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d) There has not been an ownership change, as defined in Section 382(g) of the Code, of EVBS or any of the EVBS Subsidiaries that occurred during or after any taxable period in which EVBS or any of the EVBS Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of EVBS or any of the EVBS Subsidiaries immediately preceding the date of this Agreement.

(e) (i) Proper and accurate amounts have been withheld by EVBS and each of the EVBS Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by EVBS and each of the EVBS Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by EVBS in the Financial Statements of EVBS.

(f) In the past five years, neither EVBS nor any of the EVBS Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

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(g) EVBS has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to EVBS or any of the EVBS Subsidiaries. Neither EVBS nor any of the EVBS Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where EVBS or the EVBS Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against EVBS or any of the EVBS Subsidiaries.

(h) Neither EVBS nor any of the EVBS Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i) Neither EVBS nor any of the EVBS Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) Each of EVBS and the EVBS Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 4.12 Employee Benefit Plans.

(a) EVBS Schedule 4.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the ERISA, and all Benefit Plans which are provided, maintained, contributed to or sponsored by EVBS or any of the EVBS Subsidiaries on behalf of current or former directors, officers or employees of EVBS or any of the EVBS Subsidiaries. EVBS has, with respect to each Benefit Plan, delivered to EVBS true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements, annuity contracts insurance contracts or other funding arrangements and any amendments thereto; (ii) the most recent summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) a written summary of any unwritten Benefit Plans; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the PBGC since January 1, 2006).

(b) Neither EVBS nor any of the EVBS Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue

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Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c) Neither EVBS nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from a Multi-Employer Plan (as such term is defined in Section 3(37) of ERISA) during the six (6) years prior to the Effective Time, nor has any of them incurred any liability during such period due to the termination or reorganization of a Multi-Employer Plan.

(d) All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” The Benefit Plans that provide for payments of “nonqualified deferred compensation” (as defined in Section 409(A)(d)(1) of the Code comply in form or have been timely amended to comply in form with Section 409(A) of the Code and have been operated in compliance with Section 409(A) of the Code.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by EVBS or any of the EVBS Subsidiaries.

(f) All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Neither EVBS nor any of the EVBS Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of EVBS.

(g) Except as described in EVBS Schedule 4.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of EVBS or any of the EVBS Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of EVBS or any of the EVBS Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

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(i) Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j) Except as described in EVBS Schedule 4.12(j), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k) Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as a Top Hat Plan. Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in EVBS Schedule 4.12(k), no assets of EVBS are allocated to or held in a “rabbi trust” or similar funding vehicle.

(l) Except as set forth on EVBS Schedule 4.12(l), no Benefit Plan provides benefits to any current or former employee of EVBS or any of the EVBS Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of EVBS.

(m) EVBS and the EVBS Subsidiaries have (i) made all bonus and commission payments to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008, and (ii) accrued all bonus and commission payments which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2009.

(n) No stock or other security issued by EVBS has formed a material portion of the assets of any Benefit Plan.

(o) Any individual who performs services for EVBS or its Subsidiaries (other than through a contract with any organization other than such individual) and who is not treated as an employee of EVBS or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

(p) All options issued under EVBS stock option plans have an exercise price no less than the fair market value of the underlying EVBS Shares on the date of grant.

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Section 4.13 Title and Related Matters.

(a) Except as set forth in EVBS Schedule 4.13(a), EVBS and each of the EVBS Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of EVBS or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of EVBS or incurred in the ordinary course of business after December 31, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in EVBS Schedule 4.13(b), all agreements pursuant to which EVBS and each of the EVBS Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in EVBS Schedule 4.13(b), EVBS and each of the EVBS Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by EVBS and each of the EVBS Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by EVBS and each of the EVBS Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 4.14 Real Estate.

(a) EVBS Schedule 4.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by EVBS and each of the EVBS Subsidiaries or in which EVBS or any of the EVBS Subsidiaries has any ownership or leasehold interest.

(b) EVBS Schedule 4.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which EVBS and each of the EVBS Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of EVBS and the EVBS Subsidiaries.

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(c) Neither EVBS nor any of the EVBS Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in EVBS Schedules 4.14(a) and 4.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by EVBS or any of the EVBS Subsidiaries, neither EVBS nor any of the EVBS Subsidiaries has received notice of any pending or, to the Knowledge of EVBS, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 4.15 Environmental Matters.

(a) Each of EVBS and the EVBS Subsidiaries, the Participation Facilities of EVBS, and the Loan Properties of EVBS are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials in the environment or workplace.

(b) There is no litigation or other proceeding pending or, to the Knowledge of EVBS, threatened before any court, governmental agency or board or other forum in which EVBS, the EVBS Subsidiaries or any Participation Facility of EVBS has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by EVBS, the EVBS Subsidiaries or any Participation Facility of EVBS.

(c) There is no litigation or other proceeding pending or, to the Knowledge of EVBS, threatened before any court, governmental agency or board or other forum in which any Loan Property of EVBS (or EVBS or any of the EVBS Subsidiaries in respect of such Loan Property) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of EVBS.

(d) To the Knowledge of EVBS, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 4.15(b) or 4.15(c) of this Agreement.

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(e) During the period of (i) ownership or operation by EVBS or any of the EVBS Subsidiaries of any of its current properties, (ii) participation by EVBS or any of the EVBS Subsidiaries in the management of any Participation Facility of EVBS, or (iii) holding by EVBS or any of the EVBS Subsidiaries of a security interest in any Loan Property of EVBS, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of EVBS or Loan Property of EVBS.

(f) To EVBS’s Knowledge, prior to the period of (i) ownership or operation by EVBS or any of the EVBS Subsidiaries, (ii) participation by EVBS or any of the EVBS Subsidiaries in the management of any Participation Facility of EVBS, or (iii) holding by EVBS or any of the EVBS Subsidiaries of a security interest in any Loan Property of EVBS there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of EVBS or Loan Property of EVBS.

(g) Copies of any environmental reports in the possession of EVBS or any of the EVBS Subsidiaries are described in EVBS Schedule 4.15.

Section 4.16 Commitments and Contracts.

(a) Except as set forth in EVBS Schedule 4.16, neither RHB nor any of the EVBS Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by EVBS or any of the EVBS Subsidiaries);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants which limit the ability of EVBS or any of the EVBS Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which EVBS or any of the EVBS Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory authorities);

(iv) Any lease (other than real estate leases described on EVBS Schedule 4.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v) Any other contract or agreement which would be required to be disclosed in reports filed by EVBS or any of the EVBS Subsidiaries with the SEC, the Bureau of Financial Institutions of the Virginia State Corporation Commission or the FDIC and which has not been so disclosed.

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(b) Except as set forth in EVBS Schedule 4.16(b), there is not, under any such agreement, lease or contract to which EVBS or any of the Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

Section 4.17 Regulatory and Tax Matters. Neither EVBS nor any of the EVBS Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.18 Registration Obligations. Neither EVBS nor any of the EVBS Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 4.19 Insurance. EVBS and each of the EVBS Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of EVBS and each of the EVBS Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which EVBS and each of the EVBS Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in EVBS Schedule 4.19.

Section 4.20 Labor.

(a) No work stoppage involving EVBS or any of the EVBS Subsidiaries is pending as of the date hereof or, to the Knowledge of EVBS, threatened. Neither EVBS nor any of the EVBS Subsidiaries is involved in, or, to the Knowledge of EVBS, threatened with or affected by, any proceeding asserting that EVBS or any of the EVBS Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of EVBS or any of the EVBS Subsidiaries and, to the Knowledge of EVBS, no labor union is attempting to organize employees of EVBS or any of the EVBS Subsidiaries.

(b) Set forth on EVBS Schedule 4.20(b) is a true and complete list of all employees of EVBS and each of the EVBS Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

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(c) EVBS and each of the EVBS Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on EVBS Schedule 4.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of EVBS, there is not threatened any proceeding against or affecting EVBS or any of the EVBS Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting EVBS or any of the EVBS Subsidiaries.

Section 4.21 Compliance with Laws. EVBS and each of the EVBS Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in EVBS Schedule 4.21, EVBS and each of the EVBS Subsidiaries:

(a) is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b) has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that EVBS or any of the EVBS Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring EVBS or any of the EVBS Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of EVBS or any of the EVBS Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 4.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of EVBS and each of the EVBS Subsidiaries at the time such deposits were entered into, (b) the loans listed on EVBS Schedule 4.5, (c) the agreements listed on EVBS Schedule 4.16, (d) obligations under employee benefit plans of EVBS and the EVBS Subsidiaries set forth in EVBS Schedule 4.12 and (e) the items described on EVBS Schedule 4.22 and any loans or deposit agreements entered into in the ordinary course with customers of EVBS and the EVBS Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of EVBS’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

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Section 4.23 Derivative Contracts. Neither EVBS nor any of the EVBS Subsidiaries is a party to nor has any of them agreed to enter into any Derivative Contract, except for those Derivative Contracts set forth in EVBS Schedule 4.23.

Section 4.24 Deposits. Except as set forth on EVBS Schedule 4.24, none of the deposits of EVBS or any of the EVBS Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of EVBS or any of the EVBS Subsidiaries.

Section 4.25 Accounting Controls. EVBS and each of the EVBS Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of EVBS and each of the EVBS Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as EVBS or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of EVBS and each of the EVBS Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of EVBS and each of the EVBS Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.26 Proxy Materials. None of the information relating to EVBS or any of the EVBS Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of FCB and EVBS in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.27 Deposit Insurance. The deposit accounts of EVB are insured by the FDIC in accordance with the provisions of the Act; EVB has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.28 Intellectual Property.

(a) EVBS Intangibles.

(i) EVBS Schedule 4.28(a) lists and identifies all Intellectual Property that is directly owned by EVBS or the EVBS Subsidiaries and that is material to EVBS’s,

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or any of the EVBS Subsidiaries’, business, including, without limitation, the rights to any names used by EVBS or the EVBS Subsidiaries (the “EVBS Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that EVBS or the EVBS Subsidiaries have granted to any third party with respect to any of the EVBS Intangibles.

(ii) EVBS has made available to FCB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the EVBS Intangibles.

(iii) With respect to the EVBS Intangibles, and except as otherwise indicated in EVBS Schedule 4.28(a):

(A)	EVBS, or a Subsidiary of EVBS, possesses all right, title, and interest in and to the EVBS Intangibles free and clear of any security interest, lien, license, or other restriction and such EVBS Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of EVBS, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the EVBS Intangibles.

(b) EVBS Third Party Intellectual Property. EVBS Schedule 4.28(b) lists and identifies any Intellectual Property licensed to EVBS or any of the EVBS Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to EVBS’s, or any Subsidiary of EVBS’s, business (“EVBS Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (each, a “EVBS License”) and identifies the owner or licensor of the EVBS Third Party Intellectual Property. EVBS has made available to EVBS correct and complete copies of each such EVBS License. With respect to each item of EVBS Third Party Intellectual Property:

(i) each EVBS License covering the item of EVBS Third Party Intellectual Property is an enforceable agreement of EVBS or the Subsidiary who is a party thereto, and, to EVBS’s Knowledge, is enforceable against the other parties thereto;

(ii) no party to a EVBS License covering the item of EVBS Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

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(iii) no Action is pending or, to EVBS’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of EVBS Third Party Intellectual Property.

(c) No Infringement. Except as set forth in EVBS Schedule 4.28(c), the use or sale by EVBS or any of the EVBS Subsidiaries of any products or services in EVBS’s or one of the EVBS Subsidiaries’ businesses and use by EVBS or any of the EVBS Subsidiaries of the Intellectual Property (including, without limitation, EVBS Intangibles and EVBS Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of EVBS or any Subsidiary of EVBS with respect to any of the EVBS Intangibles. Except as set forth in EVBS Schedule 4.28(c), no action alleging or relating to any infringement of the rights of EVBS or any Subsidiary of EVBS or infringement of the rights of any third parties by EVBS or any Subsidiary of EVBS is currently pending or, to EVBS’s Knowledge, threatened. To EVBS’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of EVBS or any of the EVBS Subsidiaries in the EVBS Intangibles.

(d) Use of EVBS Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by EVBS or any of the EVBS Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 4.29 Antitakeover Provisions. EVBS has taken all actions required to exempt EVBS, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.30 Communications with Shareholders. EVBS Schedule 4.30 identifies and sets forth all correspondence between EVBS and its shareholders since December 1, 2008.

Section 4.31 Claims under Insurance Policies. EVBS has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 4.32 Fairness Opinion. The Board of Directors of EVBS has received an opinion from Keefe Bruyette & Woods dated as of the date that the EVBS Board of Directors approved this Agreement stating that the Merger Consideration is fair, from a financial point of view, to EVBS.

Section 4.33 Securities Portfolio and Investments. EVBS has previously disclosed to FCB a listing of all securities owned, of record or beneficially, by EVBS or EVB as of December 31, 2008. All securities owned are held free and clear of all mortgages, liens, pledges,

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encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of EVBS or EVB to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which EVBS or EVB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which EVBS or EVB has “sold” or “purchased” securities under agreement to repurchase, EVBS or EVB as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by EVBS or EVB, as the case may be, which is secured by such collateral.

Since December 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of EVBS’s or EVB’s securities portfolio as a whole. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that it shall not constitute a breach of the representations and warranties of EVBS hereunder if items disclosed as investments in unrealized loss positions that are temporarily impaired in the December 31, 2008 Financial Statements of EVBS become other than temporary impairments and the corresponding unrealized losses are realized.

Section 4.34 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the EVBS Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of FCB.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, FCB and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for EVBS its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of FCB, its Subsidiaries or EVBS to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither FCB nor any of its Subsidiaries shall without the prior written consent of EVBS, which consent shall not be unreasonably withheld:

(i) Notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

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(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(iii) change, delete or add any provision of or to its Articles of Incorporation or Bylaws.

(iv) except for the issuance of (i) up to 10,958 FCB Series A Preferred Shares to the United States Treasury, (ii) FCB Warrants convertible to up to 250,947 FCB Shares to the United States Treasury and (ii) FCB Shares pursuant to the terms of the FCB Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of FCB, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of FCB, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of FCB (except dividends payable with respect to FCB Series A Preferred Shares held by the United States Treasury).

(v) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice.

(vi) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing FCB subsidiaries which has been approved in advance in writing by EVBS or (B) foreclosures in the ordinary course of business.

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(vii) enter into any business other than the types of businesses conducted by FCB and its Subsidiaries as of the date hereof.

(viii) Agree or commit to do anything prohibited by Section 5.1(a) or this Section 5.1(b).

(c) During the period from the date of this Agreement to the Effective Time of the Merger, without first consulting with EVBS neither FCB nor any of its Subsidiaries shall:

(i) make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $50,000 except as disclosed in Disclosure Schedule 5.1(c)(i) and other than expenditures necessary to maintain existing assets in good repair;

(ii) except for residential real property owned by and reflected on the books of FCB and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(iii) except as disclosed in Disclosure Schedule 5.1(b)(iii), pay any bonuses to any employees; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(iv) make any change in any tax or accounting methods or systems of internal accounting controls, except, without the review and prior written consent of EVBS;

(v) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(vi) materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with FCB’s and any of its Subsidiaries’ past practices;

(vii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

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(viii) purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(ix) commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against FCB or any of its Subsidiaries for material money damages or restrictions upon any of their operations;

(x) amend or otherwise modify any agreement for FCB Stock Options, except as necessary to accelerate the vesting of unvested FCB Stock Options as of the Effective Time; or

(xi) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business, consistent with past practices and in a transaction that is not material to it.

Section 5.2 Current Information.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, FCB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of EVBS and to report the general status of the ongoing operations of FCB and its Subsidiaries. FCB will promptly notify EVBS if it discovers any material change in the normal course of business or the operations or the properties of FCB and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting FCB or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving FCB or any of its Subsidiaries, and will keep EVBS fully informed of such events. FCB will furnish to EVBS, promptly after the preparation and/or receipt by FCB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to EVBS, be treated, for purposes of Section 3.3 hereof, as the Financial Statements of FCB and the Call Reports of First Capital Bank, respectively.

(b) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, EVBS will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of FCB and to report the general status of the ongoing operations of EVBS and its Subsidiaries. EVBS will promptly notify FCB if it discovers any material change in the normal course of business or the operations or the properties of EVBS and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting EVBS or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving EVBS or any of its Subsidiaries, and will keep FCB fully informed of such events. EVBS will furnish to FCB, promptly after the

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preparation and/or receipt by EVBS thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to FCB, be treated, for purposes of Section 4.3 hereof, as between the Financial Statements of EVBS and the Call Reports of EVB, respectively.

Section 5.3 Access to Properties; Personnel and Records.

(a) FCB. For so long as this Agreement shall remain in effect, FCB shall permit EVBS or its agents full access, during normal business hours and upon reasonable notice, to the properties of FCB and its Subsidiaries and shall disclose and make available (together with the right to copy) to EVBS and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FCB and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which EVBS may have a reasonable interest, and FCB shall use its best efforts to provide EVBS and its representatives access to the work papers of FCB’s accountants. FCB shall permit the Chief Executive Officer of EVBS or his designated representative to attend meetings of FCB’s board of directors, the board of directors of First Capital Bank, or any committee of either of them as an observer, except that the Chief Executive Officer of EVBS or his representative may not attend, unless otherwise permitted by FCB, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving FCB or its Subsidiaries is being discussed and counsel for FCB has advised FCB that the presence of EVBS representatives may jeopardize the attorney/client privilege. FCB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of FCB or would violate any confidentiality agreement; provided that FCB shall cooperate with EVBS in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to EVBS shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by FCB.

(b) EVBS. For so long as this Agreement shall remain in effect, EVBS shall permit FCB or its agents full access, during normal business hours and upon reasonable notice, to the properties of EVBS and its Subsidiaries and shall disclose and make available (together with the right to copy) to FCB and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of EVBS and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing

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authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which FCB may have a reasonable interest, and EVBS shall use its best efforts to provide FCB and its representatives access to the work papers of EVBS’s accountants. EVBS shall permit the Chief Executive Officer of FCB or his designated representative to attend meetings of EVBS’s board of directors, the board of directors of EVB or any committee of either of them as an observer, except that the Chief Executive Officer of FCB or his representative may not attend, unless otherwise permitted by EVBS, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving EVBS or its Subsidiaries is being discussed and counsel for EVBS has advised EVBS that the presence of FCB representatives may jeopardize the attorney/client privilege. EVBS shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of EVBS or would violate any confidentiality agreement; provided that EVBS shall cooperate with FCB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to FCB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by EVBS.

(c) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to ensure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

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Section 5.4 Approval of Shareholders of FCB and EVBS.

(a) FCB Shareholders. FCB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “FCB Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of FCB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and FCB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of FCB will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such actions are taken after a decision to accept a Superior Proposal as permitted in Section 5.5.

(b) EVBS Shareholders. EVBS will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “EVBS Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of EVBS will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and EVBS will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(c) FCB and EVBS will jointly prepare the Proxy Statement to be mailed to, and used to solicit the votes of, the shareholders of FCB and the shareholders of EVBS in connection with the FCB Meeting and the EVBS Meeting. FCB and EVBS shall use their reasonable best efforts to hold the FCB Meeting and the EVBS Meeting on the same day.

Section 5.5 No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither FCB, nor any of its Subsidiaries, nor any “affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by FCB shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “takeover proposal” (as defined below) by any other party. FCB shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Neither FCB nor any affiliate or representative thereof shall furnish any non-public information or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but FCB may furnish such non-public information and negotiate and enter into an agreement or contract with respect to an unsolicited takeover proposal and communicate information about such a takeover proposal to its shareholders if (i) the Board of Directors of FCB determines in good faith in the proper exercise of their fiduciary duties after consultation with Davenport & Company, LLC or Burke Capital Group, LLC that it is a Superior Proposal, (ii) the Board of Directors of FCB determines in good faith after consulting with legal counsel

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that to not furnish non-public information or negotiate or enter into any agreement or contract with respect to such takeover proposal or to not offer such takeover proposal to the shareholders would constitute a breach of the fiduciary duties owed by the members of FCB’s Board of Directors, and (iii) FCB is otherwise incompliance with this Section 5.5. Notwithstanding the foregoing, FCB shall not furnish any non-public information, grant any access to the business, properties, assets, books or records of FCB or any of its Subsidiaries by any third party that may be considering making, or has made, a takeover proposal, or negotiate a takeover proposal unless at least forty-eight (48) hours before it takes any such action or makes any response to any request to take such action it has delivered to EVBS written notice advising EVBS that it intends to furnish non-public information, grant such access or negotiate a takeover proposal, and that FCB shall continue to advise EVBS after taking such action of the status and terms of any discussions and negotiations with the third party. In addition, FCB shall notify EVBS promptly (but in no event later than 24 hours) after receipt by FCB or any of its representatives of any takeover proposal or of any request for information relating to FCB or any of its Subsidiaries or for access to the business, properties, assets, books or records of FCB or any of its Subsidiaries by any third party that may be considering making, or has made, a takeover proposal, which notice shall be provided orally and in writing and shall identify the third party making, and the terms and conditions of, any such takeover proposal, indication or request (including any changes thereto). FCB shall keep EVBS reasonably informed, on a current basis, of the status and details of any such takeover proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to EVBS copies of all correspondence and written materials sent or provided to FCB or any of its Subsidiaries that describe the material terms and conditions of any takeover proposal. As used in this Section 5.5, an “affiliate” of FCB means any executive officer or director of FCB or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in FCB. As used in this Section 5.5, “takeover proposal” shall mean any proposal for a merger or other business combination involving FCB or for the acquisition of fifteen percent (15%) or more of the equity interest in FCB or for the acquisition of fifteen percent (15%) or more of the assets or liabilities of FCB.

Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FCB or any of its Subsidiaries is a party.

Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, FCB shall deliver to EVBS a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of FCB, “affiliates” of FCB for purposes of Rule 145 under the Securities Act. In addition, FCB shall use its best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to EVBS not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of FCB Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the EVBS Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. EVBS shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of EVBS Shares by such persons.

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Section 5.8 Maintenance of Properties. FCB and EVBS and each of their respective Subsidiaries will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Consents to Assign and Use Leased Premises; Extensions.

(a) With respect to the leases disclosed in Disclosure Schedule 3.14(b), FCB and each of its Subsidiaries will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of FCB and each of its Subsidiaries to EVBS or its Subsidiaries and to permit the use and operation of the leased premises by EVBS or its Subsidiaries.

(b) At the election of EVBS, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2009, FCB and each of its Subsidiaries shall take, or shall cause to be taken, all steps reasonably requested by EVBS to negotiate extensions of such leases on such terms as are reasonably acceptable to EVBS.

Section 5.10 Conforming Accounting and Reserve Policies. EVBS may request that FCB immediately prior to Closing establish and take such reserves and accruals as EVBS reasonably shall request to conform FCB’s loan, accrual, reserve and other accounting policies to the policies of EVBS, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on FCB and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information by FCB. No adjustment shall violate any law, rule or regulation applicable to FCB. Notwithstanding anything set forth herein to the contrary, FCB may elect not to take any actions requested by EVBS, in its sole discretion.

Section 5.11 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither EVBS nor FCB shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12 Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, FCB shall take, or shall cause to be taken, an inventory of all fixed assets of FCB and its Subsidiaries, to verify the presence of all items listed on its depreciation schedules, and FCB shall allow EVBS representatives, at the election of EVBS, to participate in or be present for such inventory and shall deliver to EVBS copies of all records and reports produced in connection with such inventory.

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Section 5.13 Environmental Audits. Upon EVBS’s reasonable request, FCB will, at its own expense, with respect to each parcel of real property that FCB or any of its Subsidiaries owns, leases or subleases, procure and deliver to EVBS, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to EVBS.

Section 5.14 Title Insurance. Upon EVBS’s reasonable request, FCB will, at its own expense, with respect to each parcel of real property that FCB or any of its Subsidiaries owns, leases or subleases, procure and deliver to EVBS, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to EVBS, which policy shall be free of all material exceptions to EVBS’s reasonable satisfaction.

Section 5.15 Surveys; Appraisals. Upon EVBS’s reasonable request, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.14, FCB, at its own expense, will procure and deliver to EVBS at least thirty (30) days prior to the Effective Time of the Merger, a survey and appraisal of such real property, which survey and appraisal shall be reasonably acceptable to and shall be prepared by a licensed surveyor and appraiser reasonably acceptable to EVBS, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The appraisal shall indicate the appraised value of the real property in accordance with normal appraisal industry standards. The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.16 Tax Matters. Without the prior written consent of EVBS, neither FCB nor any of its Subsidiaries shall make or change any election, change in annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to FCB or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to FCB or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of FCB or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of FCB or any of its Subsidiaries existing on the Closing Date.

Section 5.17 Conduct of the Business of EVBS.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, EVBS and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for FCB its business

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organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of EVBS, its Subsidiaries or FCB and EVBS to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither EVBS nor any of its Subsidiaries shall without the prior written consent of FCB, which consent shall not be unreasonably withheld:

(i) Notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase program announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(iii) Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving EVBS and/or EVB without the prior written consent of FCB.

(iv) change, delete or add any provision of or to its Articles of Incorporation or Bylaws.

(v) except for the issuance of EVBS Shares pursuant to the terms of the FCB Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of EVBS, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of EVBS, increase any dividend with respect to the outstanding capital stock of EVBS or make any other distribution with respect to the outstanding capital stock of EVBS (except dividends payable with respect to EVBS Series A Preferred Shares held by the United States Treasury).

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(vi) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

(vii) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing EVBS subsidiaries which has been approved in advance in writing by FCB or (B) foreclosures in the ordinary course of business.

(viii) enter into any business other than the types of businesses conducted by EVBS and its Subsidiaries as of the date hereof.

(ix) Agree or commit to do anything prohibited by Section 5.17(a) or this Section 5.17(b).

(c) During the period from the date of this Agreement to the Effective Time of the Merger, without first consulting with FCB neither EVBS nor any of its Subsidiaries shall:

(i) make any capital expenditures individually in excess of $20,000, or in the aggregate in excess of $100,000 except as disclosed in Disclosure Schedule 5.17(c)(i) and other than expenditures necessary to maintain existing assets in good repair;

(ii) except for residential real property owned by and reflected on the books of EVBS and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(iii) except as disclosed in Disclosure Schedule 5.17(c)(iii), pay any bonuses to any employees; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

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(iv) make any change in any tax or accounting methods or systems of internal accounting controls, except, without the review and prior written consent of FCB;

(v) enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(vi) materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with EVBS’s and any of its Subsidiaries’ past practices;

(vii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

(viii) purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(ix) commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against FCB or any of its Subsidiaries for material money damages or restrictions upon any of their operations; or

(x) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business, consistent with past practices and in a transaction that is not material to it.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

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Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, EVBS and FCB shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of FCB and EVBS. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Registration Statement. As soon as practicable following the execution of this Agreement, EVBS and FCB shall, in consultation with each other, prepare the Registration Statement. EVBS shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the FCB Meeting and the EVBS Meeting. FCB will furnish to EVBS the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. Each party will cooperate with the other in good faith and will use its reasonable best efforts to respond to any comments from the SEC on the Registration Statement. EVBS shall take all actions required to qualify or obtain exemptions from such qualifications for the EVBS Shares and EVBS Series B Preferred Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.4 Reservation of Shares. EVBS shall reserve for issuance such number of EVBS Shares and EVBS Series B Preferred Shares as shall be necessary to pay the consideration

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contemplated in this Agreement. If at any time the aggregate number of EVBS Shares or EVBS Series B Preferred Shares remaining unissued shall not be sufficient to meet such obligation, EVBS shall take all appropriate actions to increase the amount of its authorized common or preferred stock, as applicable.

Section 6.5 Employees; Benefit Plans.

(a) The effectiveness of the Merger alone will not affect the employment status of any employee of FCB or First Capital Bank; provided, that this Agreement shall not be construed as conferring any rights to continued employment on any employee of FCB or First Capital Bank. At the Effective Time of the Merger (i) at will employees of FCB will continue to be at will employees of EVBS, and (ii) at will employees of First Capital Bank, will continue to be at will employees of First Capital Bank. Persons who are at will employees of First Capital Bank at the time it merges with EVB will be at will employees of EVB at the effective time of the merger between First Capital Bank and EVB. Subject to the limitations under EESA and other applicable law, EVBS acknowledges that (i) at the Effective Time it will become obligated under the executive employment and change of control agreements between FCB and its employees listed in Schedule 3.16(a)(i), (ii) between the Effective Time and the effective time of the merger between EVB and First Capital Bank, First Capital Bank will continue to be obligated under the executive employment and change of control agreements between First Capital Bank and its employees listed in Schedule 3.16(a)(i), and (iii) at the effective time of the merger between EVB and First Capital Bank, EVB will become obligated under the executive employment and change of control agreements between First Capital Bank and its employees listed in Schedule 3.16(a)(i).

(b) As soon as practical after the Effective Time of the Merger, employees of FCB and its Subsidiaries shall be entitled to participate in EVBS retirement, welfare benefit and similar plans (but not any defined benefit plans) on the same terms and conditions as employees of EVBS, without waiting periods, exceptions for pre-existing conditions, requirement of insurability or actively at work requirement or exclusion and giving effect to years of service with FCB as if such service were with EVBS. Employees of FCB shall receive credit under EVBS’s group health plans for all deductibles and co-payments and amounts paid toward out of pocket limits made by such employees under the group health plans maintained by FCB prior to the Effective Time.

(c) EVBS also shall honor in accordance with their terms as in effect on the date of this Agreement all of FCB’s and its Subsidiaries’ obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger. For all purposes in connection with vacation, sick leave, personal leave and the like, EVBS shall give effect to years of service with FCB as if such service were with EVBS.

(d) Between the date of this Agreement and the Effective Time of the Merger, FCB shall make any amendments to its Benefits Plans that may be required by applicable law, including, but not limited to, EESA.

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Section 6.6 Officer and Director Indemnification. EVBS agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from FCB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and FCB’s Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claimed prior to at or after the Effective Time. EVBS further agrees that any such person who has rights to indemnification pursuant to this Section 6.6 is expressly made a third party beneficiary of this Section 6.6 and may directly, in such person’s personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, EVBS shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between EVBS and the indemnified party. EVBS shall pay the premiums to extend the directors and officers’ liability insurance coverage of FCB for persons who are currently covered by such insurance of FCB for five years after the Effective Date for an annual premium not to exceed $47,000 per year for such individuals. In the event the annual premium exceeds $47,000 for any year of the five (5) year period, EVBS shall give the past directors of FCB 30 days notice of the total amount of the premium then due, and during that 30 day period the past directors of FCB shall have the right, jointly or severally, to pay the difference between the actual premium and $47,000 in order to keep the amount of coverage in place as was in place at the Effective Time.

Section 6.7 NASDAQ Listing. EVBS shall use its commercially reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market, subject to official notice of issuance, the EVBS Shares to be issued to the holders of FCB Shares in the Merger.

Section 6.8 Support Agreements. Each of the directors of FCB has executed and delivered to EVBS the Support Agreements in the form of Exhibit 6.8(a) attached hereto. Each of the directors of EVBS has executed and delivered to FCB the Support Agreements in the form of Exhibit 6.8(b) attached hereto.

Section 6.9 Well Capitalized Determination.

(a) Pro-Forma, Post-Merger. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, the parties, jointly, shall undertake in good faith to determine if it is more likely than not upon consummation of the Merger (i) that the Surviving Corporation will have a pro forma combined Tangible Common Equity of at least four percent (4%) and a pro forma combined Total Capital ratio of at least eleven percent (11%), and (ii) that EVB and First Capital Bank on a pro forma basis would be Well Capitalized. Such determinations shall include estimates of the purchase accounting adjustments to the assets, liabilities and capital of the parties and of EVB and First Capital Bank and shall be made in consultation with an independent accountant who is an expert in bank auditing and accounting and an advisor who is an expert in valuation of bank assets, with each of the independent accountant and the advisor to be mutually agreed to and engaged by the parties at least sixty (60) days prior to the anticipated effective time of the Merger.

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(b) Pre-Merger. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, FCB shall provide EVBS with a written copy of FCB’s good faith calculation of FCB’s regulatory capital ratios computed in good faith, all documentation supporting such calculation and any related information reasonably requested by EVBS. As of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, EVBS shall provide FCB with a written copy of EVBS’s good faith calculation of EVBS’s regulatory capital ratios computed in good faith, all documentation supporting such calculation and any related information reasonably requested by FCB.

Section 6.10 Non-Solicitation of Certain Employees. In the event the Merger is not consummated for any reason, FCB and EVBS each hereby agrees that, for a period of one (1) year following the date on which this Agreement is terminated, neither it nor any of its Subsidiaries shall solicit, induce, attempt to induce or hire any of the other party’s employees set forth on Disclosure Schedule 6.10 and EVBS Schedule 6.10, respectively, attached hereto (the “Non-Solicit Employees”). FCB and EVBS each acknowledge and agree that a breach of this Section 6.10 will cause irreparable harm and loss to the other party, which harm is not adequately compensable by money damages. Accordingly, in the event of such a breach, the other party, in addition to any other rights and remedies available at law, shall be entitled to injunctive relief or a decree of specific performance, without the necessity of showing any irreparable harm or special damages.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of EVBS, on the one hand, and FCB, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of FCB and EVBS.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of EVBS.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in

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connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either EVBS or FCB, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of EVBS or FCB, as the case may be. Notwithstanding anything to the contrary stated in this Section 7.3, there shall be no actual or threatened material causes of action, investigations or proceedings in connection with any act or omission of any officer or director of FCB or EVBS or any of their respective Subsidiaries.

Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and EVBS shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the EVBS Shares pursuant to the terms of this Agreement.

Section 7.5 Listing. The EVBS Shares to be issued in connection herewith shall have been approved by listing on the NASDAQ Global Select Market.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF EVBS

The obligations of EVBS to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of FCB set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the inaccuracy of which relate to matters that, individually or in the aggregate, do not represent a Material Adverse Effect with respect to FCB or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 8.2 Performance of Obligations. FCB and each of its Subsidiaries shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions. FCB shall have delivered to EVBS a certificate of the Chief Executive Officer of FCB dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of FCB under Article 3 of this Agreement.

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Section 8.4 Opinion of Counsel. EVBS shall have received the opinion of Cantor Arkema, P.C., counsel to FCB, dated the Effective Time to the effect set forth in Exhibit 8.4 hereof.

Section 8.5 Consents Under Agreements. FCB and each of its Subsidiaries shall have obtained the consent or approval of any Person whether or not identified in Disclosure Schedule 3.6(b) or 3.7 whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of FCB or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

Section 8.6 Outstanding Shares of FCB. EVBS and FCB shall have agreed on the total number of FCB Shares and FCB Series A Preferred Shares outstanding and the total number of FCB Shares covered by any option, warrant, commitment, restricted stock grant, or other right or instrument to purchase or acquire FCB Shares or FCB Series A Preferred Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for FCB Shares or FCB Series A Preferred Shares.

Section 8.7 Tax Opinion. EVBS shall have received an opinion of Williams Mullen, in form and substance reasonably satisfactory to EVBS, on or before the date on which the Proxy Statement of EVBS is to be mailed to the EVBS shareholders, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations outlined in letters from EVBS and others.

Section 8.8 Fairness Opinion. The Board of Directors of EVBS shall have received an opinion from Keefe Bruyette & Woods dated as of the date that the EVBS Board of Directors approves this Agreement stating that the Merger Consideration is fair, from a financial point of view, to EVBS.

Section 8.9 Assertion of Appraisal Rights. No holder of FCB Series A Preferred Shares shall have asserted appraisal rights under Section 13.1-730 of the Code of Virginia, as amended.

Section 8.10 Additional Capital. Consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Schedule 8.10, FCB shall have closed its transaction with the United States Treasury (prior to the Effective Time) under EESA’s Troubled Asset Relief Program Capital Purchase Program, for a minimum subscription of at least $10,900,000.

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ARTICLE 9

CONDITIONS TO OBLIGATIONS OF FCB

The obligation of FCB to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of EVBS set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the incurring of which relate to matters that individually or in the aggregate do not represent a Material Adverse Effect with respect to EVBS or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 9.2 Performance of Obligations. EVBS shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions. EVBS shall have delivered to FCB a certificate of the Chief Executive Officers of EVBS dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of EVBS under Article 4 of this Agreement.

Section 9.4 EVBS Shares. The EVBS Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through EVBS.

Section 9.5 Tax Opinion. FCB shall have received an opinion of Cantor Arkema, P.C., in form and substance reasonably satisfactory to FCB, on or before the date on which the Proxy Statement of FCB is to be mailed to holders of FCB Shares and FCB Series A Preferred Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by FCB or the shareholders of FCB to the extent that they receive EVBS Shares in exchange for their FCB Shares and FCB Series A Preferred Shares in the Merger. In rendering its opinion, Cantor Arkema, P.C. may require and rely upon representations outlined in letters from FCB and others.

Section 9.6 Fairness Opinion. The Board of Directors of FCB shall have received an opinion from Davenport & Company, LLC dated as of the date that the FCB Board of Directors approves this Agreement stating that the Merger Consideration is fair, from a financial point of view, to the shareholders of FCB.

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Section 9.7 Opinion of Counsel. FCB shall have received the opinion of Williams Mullen, counsel to EVBS, dated the Effective Time to the effect set forth in Exhibit 9.7 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, as follows:

(a) Mutual Consent. By the mutual consent in writing of the Board of Directors of EVBS and FCB, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(b) December 31, 2009. By the Board of Directors of EVBS or FCB if the Merger shall not have occurred on or prior to December 31, 2009, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b) (December 31, 2009), in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(c) Accounting Adjustments. By the Board of Directors of EVBS if FCB elects not to make any adjustments requested by EVBS pursuant to Section 5.10, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(d) Breach of Representation Under Applicable Standard. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FCB and Section 9.1 in the case of EVBS or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 or Section 9.1 of this Agreement as the case may be, in which event no Termination Fee shall be owed by either party and the non-terminating party shall pay the Transaction Expenses of the other party. If both parties are then in breach under the standard set forth in parenthesis in the first sentence of this paragraph, no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(e) Material Breach of a Covenant. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty

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contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FCB and Section 9.1 in the case of EVBS or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, in which event no Termination Fee shall be owed by either party and the non-terminating party shall pay the Transaction Expenses of the other party. If both parties are then in breach under the standard set forth in parentheses in the first sentence of this paragraph, no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(f) Regulatory and Shareholder Approval. By the Board of Directors of EVBS or FCB in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB or EVBS fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the FCB Meeting, or the EVBS Meeting, as applicable, where the transactions were presented to such shareholders for approval and voted upon, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses except that, if a party’s shareholders fail to approve the Merger and a director of such party has materially breached his or her Support Agreement, such party shall pay the Termination Fee to the other party and each party shall pay its own Transaction Expenses.

(g) Closing Conditions Not Satisfied. By the Board of Directors of EVBS or FCB (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of FCB and Section 9.1 in the case of EVBS or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by December 31, 2009, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses. If any such condition cannot be satisfied or fulfilled and a party is in breach under the standard set forth in parenthesis in the first sentence of this paragraph, the breaching party shall pay the Transaction Expenses of the other party; provided however, if any such condition cannot be satisfied or fulfilled and both parties are in breach under the standard set forth in parenthesis in the first sentence of this paragraph, each party shall be responsible for its own Transaction Expenses.

(h) Willful or Intentional Breach of FCB. By the Board of Directors of EVBS if FCB shall have intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide EVBS the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement, in which event (a) FCB shall pay an amount equal to the Termination Fee multiplied by two (2) to EVBS by wire transfer on the first business day following the termination date, and (b) each party shall pay its own Transaction Expenses.

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(i) Superior Proposal. By FCB or EVBS if, in the manner permitted under Section 5.5, FCB enters into a definitive agreement to be acquired by another Person who makes an unsolicited takeover proposal that is a Superior Proposal, in which event FCB shall (i) pay the Termination Fee to EVBS by wire transfer on the first business day following the earlier of termination date or the date on which such definitive agreement is executed, and (ii) each party shall pay its own Transaction Expenses. In addition, if (x) this Agreement is terminated for any reason other than (A) mutual agreement of the parties pursuant to Section 10.1(a)(Mutual Consent), (B) a termination by FCB pursuant to Section 10.1(j)(Willful or Intentional Breach by EVBS), (C) a termination by FCB pursuant to Section 10.1(d)(Breach of Representation Under Applicable Standard) following a breach by EVBS under the standard set forth in such section, (D) a termination by FCB pursuant to 10.1(e)(Material Breach of a Covenant) following a breach by EVBS under the standard set forth in such section, or (E) a termination by FCB pursuant to Section 10.1(m), and (y) within twelve (12) months after the date this Agreement is terminated, FCB enters into a definitive agreement with respect to a takeover proposal, then FCB shall (1) pay the Termination Fee to EVBS by wire transfer on the first business day following the date on which such definitive agreement is executed, and (2) each party shall pay its own Transaction Expenses.

(j) Willful or Intentional Breach by EVBS. By the Board of Directors of FCB if EVBS shall have intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide FCB the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement, in which event (a) EVBS shall pay an amount equal to the Termination Fee multiplied by two (2) to FCB by wire transfer on the first business day following the termination date, and (b) each party shall pay its own Transaction Expenses.

(k) Pro-Forma Combined Capital Ratios and Well Capitalized Determinations. By the Board of Directors of EVBS or FCB if after the process described in Section 6.9(a) hereof, the parties do not determine that it is more likely than not upon consummation of the Merger that (i) the Surviving Corporation will have a pro forma combined Tangible Common Equity of at least four percent (4%) and a pro forma combined Total Capital ratio of at least eleven percent (11%), and (ii) EVB and First Capital Bank on a pro forma basis would be Well Capitalized, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses; provided, however: (A) if a party terminates under Section 10.1(k)(Pro-Forma Combined Capital Ratios and Well Capitalized Determinations) at a time when the other party has a right to terminate this Agreement under Section 10.1 (h)(Willful or Intentional Breach of FCB), or 10.1(j)(Willful or Intentional Breach by EVBS), as applicable, then the terminating party shall pay an amount equal to the Termination Fee multiplied by two (2) by wire transfer, on the business day following such termination; (B) if a party terminates under Section 10.1(k)(Pro-Forma Combined Capital Ratios and Well Capitalized Determinations) at a time when the other party has a right to terminate this Agreement under Section 10.1(d)(Breach of Representation Under Applicable Standard), or 10.1(e)( Material Breach of a Covenant), as applicable, then the terminating party shall be responsible for the Transaction Expenses; or (C) if FCB terminates under Section 10.1(k)(Pro-Forma

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Combined Capital Ratios and Well Capitalized Determinations) at a time when a takeover proposal shall have been made with respect to FCB and not rejected in writing by FCB, then FCB shall pay the Termination Fee by wire transfer on the business day following such termination.

(l) Pre-Merger Individual Well Capitalized Determination of FCB. By the Board of Directors of EVBS if the calculation provided by FCB pursuant to Section 6.9(b) indicates that FCB is not Well Capitalized as of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

(m) Pre-Merger Individual Well Capitalized Determination of EVBS. By the Board of Directors of FCB if the calculation provided by EVBS pursuant to Section 6.9(b) indicates that EVBS is not Well Capitalized as of the end of the last full calendar month that precedes the Effective Time by at least fifteen (15) days, in which event no Termination Fee shall be owed by either party and each party shall pay its own Transaction Expenses.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of Section 10.1, this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment.

Section 10.3 Amendments. After the date hereof and prior to its approval by the shareholders of EVBS or FCB, this Agreement and the Plan of Merger may be amended by a writing signed by each of EVBS and FCB. After its approval by either the shareholders of EVBS or FCB, this Agreement and the Plan of Merger may be amended by a writing signed by each of EVBS and FCB subject to the limitations in Section 13.1-716.E, paragraphs 1 through 3, of the Code of Virginia, as amended.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, EVBS, on the one hand, and FCB, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by EVBS or FCB shall not survive the Effective Time of Merger (other than Sections 1.1, 1.2, 1.3, 1.7, 6.6 and 10.5 and Articles 2 and 11 which shall survive the Effective Time), except that any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than EVBS or FCB (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of EVBS or FCB contained herein shall be deemed to be terminated or extinguished so as to deprive EVBS on the

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one hand, and FCB, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that EVBS or FCB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6 Payment of Termination Fee and Expenses; Exclusive Remedy.

(a) If either party fails to pay all amounts due the other party under any provision of Section 10.1 on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(b) Except as provided in Section 10.1 all Transaction Expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(c) The remedies set forth in Section 10.1 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement, except that a party shall have all remedies available in law or equity in the event of the other party’s fraud. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies against third parties, including, without limitation, remedies against any third party which submits a takeover proposal to either FCB or EVBS or otherwise interferes with the transactions contemplated herein.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, EVBS shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a EVBS Subsidiary in the place of EVBS prior to the Merger, whereby such EVBS Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by FCB’s shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of FCB’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

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Section 11.2 Definitions; Rules of Construction.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Benefit Plans” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Code” shall have the meaning set forth in the first recital to this Agreement.

“Condition” with respect to any Person shall mean its business, assets, operation, financial condition or results of operations.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Continuing Directors” shall have the meaning set forth in Section 1.4 of this Agreement.

“Derivative Contracts” shall have the meaning set forth in Section 3.23 of this Agreement.

“Disclosure Schedules” shall have the meaning set forth in the penultimate paragraph of Article 3 of this Agreement.

“EDGAR” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“EESA” means the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the regulations promulgated thereunder.

“Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

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“Effective Time of the Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, including, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“ERISA Affiliate” means any trade or business, affiliate or subsidiary of FCB which is under common control or which is treated as a single employer with any of them under Section 414(b), (c), (m), or (o) of the Code.

“EVB” means EVB, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of EVBS.

“EVBS” shall have the meaning set forth in the preamble to this Agreement.

“EVBS Average Price” shall mean the average of the daily closing prices of EVBS Shares on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on the fifth (5th) day before the Closing Date; provided that for any trading day within such ten (10) day period there are no trades of EVBS Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which EVBS Shares traded.

“EVBS Intangibles” shall have the meaning set forth in Section 4.28(a)(i) of this Agreement.

“EVBS License” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“EVBS Meeting” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“EVBS Series A Preferred Shares” shall have the meaning set forth in Section 4.2 of this Agreement.

“EVBS Series B Preferred Shares” shall have the meaning set forth in Section 1.8 of this Agreement.

“EVBS SEC Documents” shall have the meaning set forth in Section 4.3(f) of this Agreement.

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“EVBS Schedules” shall have the meaning set forth in the penultimate paragraph of Article 4 of this Agreement.

“EVBS Shares” shall mean the common stock, par value of $2.00 per share, of EVBS.

“EVBS Subsidiaries” shall have the meaning set forth in Section 4.1(a)(iii) of this Agreement.

“EVBS Third Party Intellectual Property” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“Exchange Agent” shall mean the Registrar and Transfer Company.

“Exchange Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Exchange Ratio” means the fraction a EVBS Share that is issued for an FCB Share pursuant to Section 2.1(a) hereof.

“FCB” shall have the meaning set forth in the preamble to this Agreement.

“FCB Certificate” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“FCB Directors” shall have the meaning set forth in Section 1.4 of this Agreement.

“FCB Intangibles” shall have the meaning set forth in Section 3.28(a)(i) of this Agreement.

“FCB License” shall have the meaning set forth in Section 3.28(b) of this Agreement.

“FCB Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“FCB Preferred Certificate” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“FCB Preferred Stock” shall mean the 2,000,000 shares of FCB Preferred Stock, par value $4.00 per share, authorized in the articles of incorporation of FCB.

“FCB SEC Documents” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“FCB Series A Preferred Shares” shall mean 10,958 shares of FCB Preferred Stock, issued to the United States Treasury prior to the Effective Time as series A fixed rate cumulative perpetual preferred stock in connection with the Troubled Asset Relief Program Capital Purchase Program under EESA consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Disclosure Schedule 8.10.

“FCB Shares” shall mean the common stock, par value of $4.00 per share, of FCB.

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“FCB Stock Option” shall have the meaning set forth in Section 2.6 of this Agreement.

“FCB Stock Option Plan” shall mean the 2000 Stock Option Plan.

“FCB Warrants” shall mean warrants issued to the United States Treasury in connection with the Troubled Asset Relief Program Capital Purchase Program under EESA consistent with and pursuant to that certain letter from the Department of the Treasury dated March 3, 2009 set forth on Schedule 8.10.

“Financial Statements of FCB” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of EVBS” shall have the meaning set forth in Section 4.3 of this Agreement.

“First Capital Bank” means First Capital Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of FCB.

“Hazardous Material” means any substance that is or becomes listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated under any Environmental Law and any substance to which exposure is regulated by any governmental authority or any Environmental Law, including, without limitation, asbestos and asbestos containing material and petroleum and any fraction or derivative thereof.

“HIPAA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have

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“Knowledge” of a particular fact or other matter if any individual who is serving, or who has since January 1, 2008 served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Litigation Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“Loan Property” means any property owned by FCB or EVBS, as applicable, or in which FCB or EVBS, as applicable, holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, or business of such party, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (e) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” means the number (i) of whole EVBS Shares, plus cash in lieu of any fractional share interest, and (ii) of EVBS Series B Preferred Shares pursuant to the provisions of Article 2 hereof.

“OREO Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“PBGC” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Participation Facility” means any facility in which either FCB or EVBS, as applicable has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility, “Participation in the Management” of a facility has the meaning set forth in 40 CFR §300.1100(c).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Preferred Exchange Ratio” means the number of EVBS Series B Preferred Shares that are issued for a FCB Series A Preferred Share pursuant to Section 2.1(b) hereof.

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“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the United States Treasury, the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), and Virginia State Corporation Commission and all other state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).

“Securities Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly through one or more other Subsidiaries of such Person.

“Superior Proposal” shall mean an unsolicited acquisition proposal received by FCB at any time prior to the FCB Meeting that would, if consummated, result in a transaction that is more favorable to FCB’s shareholders from a financial point of view than the Merger.

“Survey” shall have the meaning set forth in Section 5.15 of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Termination Fee” shall mean $1,250,000.00.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.28(b) of this Agreement.

“Top Hat Plan” shall have the meaning set forth in Section 3.12(l) of this Agreement.

“Transaction Expenses” shall mean all costs and expenses (including legal fees and expenses, accounting fees and expenses, and expenses related to title insurance, surveys, environmental testing and other inspections) incurred by a party on or after January 1, 2009 that are directly related to the proposed Merger, not to exceed $200,000 in the aggregate for such party.

“Well Capitalized” with respect to the Surviving Corporation, EVBS or FCB, shall have the meaning set forth in 12 C.F.R. § 225.2(r), and with respect to EVB and First Capital Bank, shall have the meaning set forth in 12 C.F.R. § 208.43(b)(1).

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(b) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement and any reference to a particular section of this Agreement shall include all subsections thereof.

(c) The words “party” and “parties” shall refer to FCB, EVBS.

(d) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States of America.

Section 11.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents referred to herein contain the entire agreement between EVBS and FCB with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; except for Section 6.6 which is intended to be for the benefit of the persons entitled to receive indemnification from FCB and may be enforced by such persons.

Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to FCB:

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, Virginia 23060

Attention: John M. Presley

with a copy to:

Cantor Arkema, P.C.

Bank of America Building

1111 East Main Street, Suite 1600

Richmond, Virginia 23219

Attention: Kevin D. Pomfret

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If to EVBS, then to:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

P. O. Box 1455

Tappahannock, Virginia 22560

Attention: Joe A. Shearin

with a copy to:

Williams Mullen

Two James Center

1021 East Cary Street

Richmond, Virginia 23219

Attention: Wayne A. Whitham, Jr.

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6 Costs and Expenses. Except as provided herein, expenses incurred by FCB on the one hand and EVBS on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

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Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by EVBS to another affiliate of EVBS).

Section 11.10 Exhibits and Schedules. Each of the exhibits, the Disclosure Schedules, and the EVBS Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia without resort to its conflict of law rules.

Section 11.14 Subsidiaries. Unless a different meaning is expressly required, each representation or warranty of a party contained herein shall be construed to apply to such party and its subsidiaries.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

EVBS:

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Its:	Chief Executive Officer

ATTEST:

By:	/s/ Patricia H. Gallagher
Its:	Secretary

[CORPORATE SEAL]

FCB:

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley
Its:	Chief Executive Officer

ATTEST:

By:	/s/ William W. Ranson
Its:	Secretary

[CORPORATE SEAL]

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Exhibit 6.8(a)

FCB SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of FCB (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April 3, 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of FCB and the beneficial holder of shares of common stock of FCB (the “Shareholder’s Shares”).

The Shareholder and FCB are executing this Agreement as an inducement and condition to EVBS entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by EVBS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of EVBS (a) sell or otherwise dispose of or encumber (prior to the record date of the FCB Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FCB Meeting; and (b) against any takeover proposal (as defined in the Agreement) (other than the Merger).

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of FCB should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of FCB or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of FCB board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of FCB that is only open or made available to (i) members of the board of FCB or its subsidiary bank, (ii) FCB’s legal advisors, (iii) executive officers of FCB or its subsidiary bank, (iv) representatives of Davenport & Company LLC or Burke Capital Group, LLC, and (v) other persons owing duties of confidentiality to FCB.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, EVBS shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of FCB or any actions related thereto. The term “Shareholder’s Shares” shall not include any FCB securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that EVBS is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 9.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of FCB, the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal, other than the Merger and the other transactions contemplated by the Merger Agreement.

8. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of FCB Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any FCB Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to EVBS are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that EVBS is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of EVBS, FCB and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to EVBS or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by

FCB or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and

Capacity of Ownership:

Exhibit 6.8(b)

EVBS SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of EVBS (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April 3, 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of EVBS and the beneficial holder of shares of common stock of EVBS (the “Shareholder’s Shares”).

The Shareholder and EVBS are executing this Agreement as an inducement and condition to FCB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by FCB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of FCB (a) sell or otherwise dispose of or encumber (prior to the record date of the EVBS Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired for the approval of the Agreement and the Merger at the EVBS Meeting.

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of EVBS should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of EVBS or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of EVBS board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of EVBS that is only open or made available to (i) members of the board of EVBS or its subsidiary bank, (ii) EVBS’s legal advisors, (iii) executive officers of EVBS or its subsidiary bank, (iv) representatives of Keefe Bruyette & Woods, and (v) other persons owing duties of confidentiality to EVBS.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FCB shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of EVBS or any actions related thereto. The term “Shareholder’s Shares” shall not include any EVBS securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that FCB is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 8.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of EVBS Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any EVBS Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to FCB are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that FCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

8. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of FCB, EVBS and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to FCB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by EVBS or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and

Capacity of Ownership:

Annex B

April 2, 2009

The Board of Directors

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, VA 23060

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Capital Bancorp, Inc. (“First Capital”) of the Merger Consideration (as defined below) to be received by the First Capital shareholders in the proposed merger (the “Merger”) of First Capital with and into Eastern Virginia Bankshares, Inc. (“Eastern Virginia”) pursuant to the Agreement and Plan of Merger dated April 2, 2009 (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of First Capital will receive 0.98 common shares of Eastern Virginia common stock for each First Capital share owned (the “Merger Consideration”).

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by First Capital’s Board of Directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with First Capital and its business. Davenport will receive a fee for serving as First Capital’s financial advisor, a portion of which is payable in connection with rendering this opinion and a portion of which is contingent upon the successful completion of the Merger. First Capital has also agreed to indemnify Davenport for certain liabilities arising out of its engagement.

Davenport has provided certain investment banking services to First Capital in the past, and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, First Capital and Eastern Virginia. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of First Capital and Eastern Virginia for Davenport’s own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed certain business, financial, and other information regarding First Capital and its prospects that was furnished to us by the management of First Capital and that we have discussed with the management of First Capital.

The Board of Directors

First Capital Bancorp, Inc.

April 2, 2009

3.	Reviewed certain business, financial, and other information regarding Eastern Virginia and its prospects that was furnished to us by the management of Eastern Virginia and that we have discussed with the management of Eastern Virginia.

4.	Reviewed the publicly reported prices and trading activity for First Capital’s and Eastern Virginia’s common stock;

5.	Compared certain business, financial, and other information regarding First Capital and Eastern Virginia with similar information regarding certain other publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

7.	Reviewed the pro forma financial impact of the Merger on First Capital and Eastern Virginia, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of First Capital and Eastern Virginia;

8.	Reviewed the relative contributions of assets, liabilities, equity and earnings of First Capital and Eastern Virginia to the resulting institution and the relative pro forma ownership of the shareholders of First Capital and Eastern Virginia in the combined company; and

9.	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by First Capital and Eastern Virginia or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of First Capital and Eastern Virginia, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of First Capital and Eastern Virginia, nor were we furnished with such evaluation or appraisal.

With respect to the financial forecast information furnished to or discussed with us by First Capital and Eastern Virginia, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of First Capital’s and Eastern Virginia’s management as to the expected future financial performance of First Capital and Eastern Virginia. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by us in our analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

The Board of Directors

First Capital Bancorp, Inc.

April 2, 2009

We assumed that there had been no material change in First Capital’s and Eastern Virginia’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to us, that First Capital and Eastern Virginia will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We do not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after the date of this opinion.

Our opinion expressed herein was prepared solely for the Board of Directors of First Capital in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for First Capital, does not address the effect of any other business combination in which First Capital might engage and does not constitute a recommendation to any shareholder of First Capital as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which Eastern Virginia’s and First Capital’s common stock will trade following the announcement or consummation of the Merger. This opinion does not express any opinion about the fairness of the amount or nature of the compensation to First Capital’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of First Capital. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport & Company LLC's fairness opinion was approved by a fairness committee of Davenport & Company LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered to First Capital shareholders in the Merger as provided for and described in the Agreement is fair to the holders of First Capital common stock from a financial point of view.

Sincerely,

DAVENPORT & COMPANY LLC

Robert F. Mizell, CFA
Executive Vice President

Annex C

April 3, 2009

The Board of Directors

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, VA 22560

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Eastern Virginia Bankshares, Inc. (“EVBS”) of the Merger Consideration (as defined herein) in the proposed merger (the “Merger”) of First Capital Bancorp, Inc. (“FCVA”) with and into EVBS, pursuant to the Agreement and Plan of Merger, dated as of April 3, 2009, between FCVA and EVBS (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of Common Stock, par value $4.00 per share, of FCVA will be converted into the right to receive, 0.98 shares of common stock, par value $2.00 per share, of EVBS, and each FCVA Series A Preferred Share issued and outstanding shall be converted into the right to receive one EVBS Series B Preferred Share as described in the Agreement (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to EVBS. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, FCVA and EVBS, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FCVA and EVBS for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to EVBS. We have acted exclusively for the Board of Directors of EVBS in rendering this fairness opinion and will receive a fee from EVBS for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FCVA and EVBS and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual reports to Stockholders and

Annual Reports on Form 10-K for the three years ended December 31, 2008 of FCVA and EVBS; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of FCVA and EVBS and certain other communications from FCVA and EVBS to their respective stockholders; and (iv) other financial information concerning the businesses and operations of FCVA and EVBS furnished to us by FCVA and EVBS for purposes of our analysis. We have also held discussions with senior management of FCVA and EVBS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for FCVA and EVBS with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of FCVA and EVBS as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for FCVA and EVBS are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property or assets of FCVA or EVBS, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FCVA and EVBS; (ii) the assets and liabilities of FCVA and EVBS; and (iii) the nature and terms of certain other merger transactions involving banks and

2

bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of EVBS to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to EVBS.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the EVBS or FCVA officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of FCVA.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to EVBS.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

3

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-23565

EASTERN VIRGINIA BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA	54-1866052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 443-8423

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $2 Par Value	The Nasdaq Stock Market, LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of common stock held by non-affiliates of the registrant as of June 30, 2008 was approximately $89.9 million.

The number of shares of the registrant’s Common Stock outstanding as of February 28, 2009 was 5,911,129.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the 2008 Annual Report to Shareholders are incorporated by reference into Part I and Part II, and portions of the 2009 definitive Proxy Statement to be delivered to shareholders in connection with the Annual Meeting of Shareholders to be held May 21, 2009 are incorporated by reference into Part III.

EASTERN VIRGINIA BANKSHARES, INC.

FORM 10-K

For the Year Ended December 31, 2008

PART I

Item 1.	Business

General

Eastern Virginia Bankshares, Inc. (“the Company”, “our Company”, “we”, “our” or us”) is a bank holding company headquartered in Tappahannock, Virginia (45 miles northeast of Richmond, Virginia). Through our wholly-owned bank subsidiary, EVB, we operate 25 full service branches in eastern Virginia. EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas.

Our mission is to maximize shareholder value while providing superior financial products and services in each of the communities we serve and empowering employees to always do the right thing with a level of integrity that lives up to the trust our customers place in us.

We provide a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

Until April 2006, we operated as an affiliation of three separate community banks. Two of the banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. Seeking to accelerate our growth in a higher growth adjacent market, we started a de novo bank, Hanover Bank, in 2000. From the beginning of 2003 through April 2006 we put into practice our Standards of Excellence program which standardized operations in all departments through out the bank. Some of the support functions were consolidated to benefit from the efficiency of one process rather than three and in April 2006, we completed the final phase of the Standards of Excellence program when our three subsidiary banks merged and the surviving bank was rebranded as EVB. Over the last two years we have seen many benefits from the consolidation. Our goal has been to expand our footprint in eastern and central Virginia and to accomplish that we have expanded and improved our branch network. Late in 2007, we opened a new branch in New Kent County, Virginia at a temporary location which established the bank in a new growth market. The permanent location opened in late 2008. In January 2008, we relocated our Village branch to a prominent Hanover County location, called the Windmill, which gives us a highly visible location on Route 360. In March 2008, we purchased two branches from Millennium Bank placing us in two new Virginia markets: Henrico County and Colonial Heights. This transaction grew our bank by adding $93 million in deposits and $49 million in loans. We plan to continue these strategies of building new branches in growing markets and purchasing other locations as the opportunities arise.

EVB Financial Services, Inc., a wholly owned subsidiary of EVB, has 100% ownership of EVB Investments, Inc. and a 50% ownership interest in EVB Mortgage, LLC. The mortgage company operates with a partner in generating various real estate loans for sale in the mortgage loan markets, earning interest and fees from these loans prior to sale while retaining no servicing rights after the sale. For a fee, EVB Investments Inc. provides securities, brokerage and investment advisory services through its sales force and its minority ownership in Infinex Financial Group which purchased Bankers Investment Group, LLC. Infinex provides our investment company with a brokerage firm through which it sells investment services. The bank also has a 75% ownership interest in EVB Title, LLC and a 2.33% interest in Virginia Bankers Insurance Center, LLC. EVB Title, LLC sells title insurance, while Virginia Bankers Insurance Center, LLC acts as a broker for selling insurance products for its member banks. Through these investments, we are able to augment our fee income by providing financial products and services that are complementary to traditional banking products. These investments give us and our customer’s access to experienced professionals while we avoid making large investments to develop these capabilities internally.

Recent Developments

On January 9, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), (the Company) entered into a Letter Agreement and Securities Purchase Agreement—Standard Terms (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 24,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $2.00 per share, having a liquidation preference of $1,000 per share (the “Preferred Stock”) and (ii) a warrant to purchase 373,832 shares of the Company’s common stock, par value $2.00 per share, at an initial exercise price of $9.63 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $24,000,000 in cash. While we are a well capitalized bank, these funds are part of our Tier I capital and increase our capital ratios. We expect that the funds will be used to fund loan growth and other asset expansion.

Available Information

We maintain Internet websites at www.bankevb.com for our bank and at www.evb.org for our corporation. Among other items, the bank site offers our customers information about our products and locations and is the site to access online banking. Our corporate site offers information, free of charge, on the corporation including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these documents as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. If not on the website, please make written requests to our Corporate Secretary to receive copies of our Audit Committee Charter, Nominating Committee Charter and Code of Conduct or other information that may be available.

Employees

As of December 31, 2008, we employed 317 full-time equivalent employees. Our success is highly dependent on our ability to attract and retain qualified employees in a financial services environment where competition for employees is intense. We emphasize training for our employees, so they can provide excellent service to our customers. We believe we have been successful in our efforts to recruit qualified employees, but there is no assurance that we will continue to be successful in the future. None of our employees are subject to collective bargaining agreements. We believe relations with our employees are excellent.

Executive Officers of the Registrant

Following are the persons who are currently executive officers of EVB, their ages as of December 31, 2008, their current titles and positions held during the last five years:

Joe A. Shearin, 52, joined our Company in 2001 as the president and chief executive officer of Southside Bank until 2006 when he became president and chief executive officer of EVB. Mr. Shearin became the president and chief executive officer of our Company in 2002.

Joseph H. James, 53, has been executive vice president of EVB and chief operations officer of our Company since April 2006 and became senior executive vice president and chief operating officer of the EVB in January 2009. Mr. James joined us in 2000 as vice president and operations manager. From April 2002 until November 2002, Mr. James was our vice president and chief operations officer. From November 2002 through April 2006, Mr. James was our senior vice president and chief operations officer.

Ronald L. Blevins, 64, has been our chief financial officer since 2000. He served as our senior vice president from December 2000 until April 2006. In April 2006, he was named an executive vice president of EVB.

James S. Thomas, 54, joined Southside Bank in 2003 as senior vice president and retail banking manager. In 2005, he became executive vice president and chief operating officer of Southside Bank and served in that position through April 2006. In April 2006, Mr. Thomas became executive vice president – retail banking of EVB. In June 2007, he became executive vice president and Chief Credit Officer of EVB. Prior to joining Southside Bank, Mr. Thomas was vice president of South Trust from 2002 to 2003. Mr. Thomas was also senior vice president and senior credit officer of Bank of Richmond from 2001 to 2002.

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of our Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in our periodic reports, and compliance with applicable laws, rules, and regulations by our senior officers who have financial responsibilities. The Code of Ethics is available on our web page at www.bankevb.com.

Market Areas and Growth Strategy

We currently conduct business through 25 branches. Our markets are located east of U.S. Route 250 and extend from northeast of Richmond to the Chesapeake Bay in central Virginia and across the James River from Colonial Heights to southeastern Virginia. We divide our market area into four regions: Northern Neck, Middle Peninsula, Capital (suburbs of Richmond) and Southern.

Our Northern Neck and Middle Peninsula regions are in the eastern coastal plain of Virginia, often referred to as River Country. According to the Virginia Economic Development Partnership, the region’s industries have traditionally been associated with abundant natural resources that include five rivers and the Chesapeake Bay. The diversified economy includes seafood harvesting, light manufacturing, agriculture, leisure marine services and service sectors dedicated to many upscale retirement communities.

Our Capital region is currently comprised of Hanover, Henrico, King William and Caroline counties and Colonial Heights which are emerging suburbs of Richmond. Hanover County is approximately 10 miles from downtown Richmond and 86 miles south of Washington, DC. Hanover County is the largest county by area in the Richmond metropolitan area. The county provides residents and businesses the geographic advantages of a growing metropolitan area coupled with substantial acreage for expansion in a suburban setting. The addition of a branch in the adjacent county of Henrico which is closer to Richmond and has similar economic potential is in keeping with our strategic plan.

Our Southern region is comprised of New Kent, Surry, Sussex, and Southampton counties. New Kent is a fast growing county south of Richmond and north of Williamsburg which places us in the growth zone of U.S. highway 64 that runs from Richmond to the Virginia Beach area of the Virginia Tidewater region. The other three counties are approximately 50 miles southeast of Richmond along or just off the state route 460 corridor and are adjacent to the Greater Tidewater area. The port of Hampton Roads is approximately 50 miles to the east of our Southern region. The region’s close proximity to major military, naval and research centers and transportation infrastructure make this an attractive location for contractors, service and manufacturing companies. Our addition of a branch in Colonial Heights gives us a link between the U.S. 64 and the 460 access routes and positions us to take advantage of new growth occurring at Fort Lee which is nearby.

Business Strategy

As a result of our nearly 100 years of experience serving the Northern Neck and Middle Peninsula regions, we have a stable, loyal customer base and a high deposit market share in these regions. Due to the lower projected population growth of these markets, we expanded in Hanover, Henrico, Gloucester, New Kent and King William Counties and the city of Colonial Heights to target the even higher growth in these existing and emerging suburban markets. The deposit market share we have accumulated in our Northern Neck, Middle Peninsula and Southern regions has helped fund our loan growth in the emerging suburban areas in the Central region. While 2008 and 2007 were challenging years for deposit growth, our purchase of two branches in early 2008 brought in deposits which aided our loan growth. We anticipate that we will gain market share in each of our regions, as our branches mature and we take advantage of opportunities for branch acquisitions and de novo growth.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of the broad range of products and services and high level of service that we provide. While we work through the economic challenges of 2008, our long-term business plan is to capitalize on the growth opportunity in our markets by further developing our branch network in our existing markets and augmenting our market area by expanding to the counties near the urban markets of Richmond and Greater Tidewater. We intend not only to build upon existing relationships, but also to create new relationships and expand into new markets by de novo branch expansion, branch acquisitions or potential whole bank acquisitions that meet our strategic and financial criteria.

Competition

We face significant competition for loans and deposits. The sources of competition vary based on the particular market of operation, which can range from a small rural town to part of an urban market. Competition for loans, our primary source of income, comes primarily from commercial banks and mortgage banking subsidiaries of both regional and community banks. Based on June 30, 2008 data published by the Federal Deposit Insurance Corporation, the most recent date for which such data is available, EVB held the largest deposit share among its competitors in Middlesex, Essex, Northumberland and Surry Counties. EVB also had a strong deposit share in King William, Southampton and Sussex Counties, and a rapidly growing deposit base in Gloucester and Hanover Counties. Our primary competition is other community banks in Essex, King William, Lancaster and Northumberland Counties, while we compete with both community banks and large regional banks in Caroline, Gloucester, Hanover, Henrico, Middlesex, Southampton, Surry and Sussex Counties and the city of Colonial Heights.

Credit Policies

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers. Within each category, such risk is increased or decreased, depending on various factors. The risks associated with real estate mortgage loans, commercial loans and consumer loans vary based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies based on the supply and demand for the type of real estate under construction. In an effort to manage these risks, we have loan amount approval limits for individual loan officers based on their position and level of experience.

We have written policies and procedures to help manage credit risk. We use a loan review process that includes a portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular independent third party portfolio reviews to establish loss exposure and to monitor compliance with policies. The third party reviews are done by a consulting firm that is comprised of experienced commercial lenders who understand the laws, regulations and critical areas of portfolio management. They provide management with an unbiased opinion of our credits and actions needed to strengthen them or protect the company.

Our loan approval process includes our management loan committee, directors loan committee and, for larger loans, the board of directors. Our Chief Credit Officer is responsible for reporting to the Directors Loan Committee monthly on the activities of the Management Loan Committee and on the status of various delinquent and non-performing loans. The Directors Loan Committee also reviews lending policies proposed by management. Our board of directors establishes our total lending limit policy which is less than the legal lending limit.

Loan Originations

Residential real estate loan originations come primarily from walk-in customers, real estate brokers and builders, and through referrals from EVB Mortgage, LLC. Adjustable rate loans and other loans that cannot be sold in the secondary mortgage market, but that meet our underwriting guidelines, are referred to us by EVB Mortgage, LLC. Commercial real estate loan originations are obtained through broker referrals, direct solicitation of prospects and continued business from current customers. We may also purchase or sell loan participations with other community banks in Virginia.

Our loan officers, as part of the application process, review and underwrite all loan applications. Information is obtained concerning the repayment ability and stability, credit history and collateral of the applicant. Loan quality is analyzed based on our experience and credit underwriting guidelines as well as the guidelines used by an independent third party loan review firm based on the type of loan. Real estate collateral is appraised by independent appraisers who have been pre-approved by meeting the requirement of providing a current and valid license certification and based on the bank’s experience with these appraisers.

In the normal course of business, we make various commitments and incur certain contingent liabilities that are disclosed but not reflected in our annual financial statements including commitments to extend credit. At December 31, 2008, commitments to extend credit totaled $117.2 million for loans, $8.1 million for credit cards and $6.3 million related to letters of credit.

Construction Lending

We make local construction and land acquisition and development loans. Residential houses and commercial real estate under construction and the underlying land secure construction loans. At December 31, 2008, construction, land acquisition and land development loans outstanding were $102.8 million, or 12.6% of total loans. These loans are concentrated in our local markets. The average life of a construction loan is generally less than one year. Because the interest rate charged on these loans usually floats with the market, the rates charged assist us in managing our interest rate risk. Construction lending entails significant additional risks, compared to residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the value of the building under construction is only estimable when the loan funds are disbursed. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, we generally limit loan amounts to 80% of appraised value in addition to analyzing the creditworthiness of our borrowers. We also obtain a first lien on the property as security for its construction loans and typically require personal guarantees from the borrower’s principal owners.

Commercial Business Loans

Commercial business loans generally have a higher degree of risk than loans secured by real property but have higher yields. To manage these risks, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of our business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans is heavily impacted by the economic environment and may depreciate over time and generally cannot be appraised with as much precision as residential real estate. We have a loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. At December 31, 2008, commercial loans totaled $69.0 million, or 8.4% of the total loan portfolio.

Commercial Real Estate Lending

Various types of commercial real estate in our market area include commercial buildings and offices, recreational facilities, small shopping centers and churches, and other secured commercial real estate loans. At December 31, 2008, commercial real estate loans totaled $221.8 million, or 27.1% of our total loans. We may lend up to 80% of the secured property’s appraised value. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economic environment. Our commercial real estate loan underwriting criteria requires an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and we typically require personal guarantees or endorsements of the borrowers’ principal owners. In addition, we carefully evaluate the location of the security property.

One-to-Four-Family Residential Real Estate Lending

Residential one-to-four family mortgage loans comprise our total largest loan category. At December 31, 2008, this category of mortgage loans accounted for $372.1 million, or 45.4% of our total loan portfolio. Security for the majority of our residential lending is in the form of owner occupied one-to-four-family dwellings. Adjustable rate loans are $175.7 million of the residential real estate portfolio and are primarily 3-year adjustable rate mortgages.

All residential mortgage loans originated by us contain a “due-on-sale” clause providing that we may declare the unpaid principal balance due and payable upon sale or transfer of the mortgaged premises. In connection with residential real estate loans, we require title insurance, hazard insurance and if required, flood insurance. We do not require escrows for real estate taxes and insurance.

Consumer Lending

We offer various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, boat loans, deposit account loans, installment and demand loans, credit cards, and home equity lines of credit and loans. At December 31, 2008, we had consumer loans, net of unearned interest, of $47.2 million or 5.8% of total loans. Such loans are generally made to customers with whom we have a pre-existing relationship. We currently originate all of our consumer loans in our geographic market area. Most of the consumer loans are made at fixed rates.

Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment as a result of the greater likelihood of damage, loss or depreciation. Due to the relatively small amounts involved, the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer borrower against an assignee of collateral securing the loan, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral. Consumer loan delinquencies often increase over time as the loans age.

The underwriting standards we employ to mitigate the risk for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment and from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Supervision and Regulation

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, the filing of annual, quarterly and other reports with the Securities and Exchange Commission. As an Exchange Act reporting company, we are directly affected by the Sarbanes-Oxley Act, which seeks to improve corporate governance and reporting procedures by requiring expanded disclosure of our corporate operations and internal controls. We are already complying with SEC and other rules and regulations implemented pursuant to the Sarbanes-Oxley Act and intend to comply with any applicable rules and regulations implemented in the future. Although we have incurred, and expect to continue to incur, additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, our management does not expect such compliance to have a material impact on our financial condition or results of operations in the future.

We are a bank holding company within the meaning of the Bank Holding Company Act of 1956, and are registered as such with, and subject to the supervision of, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond. A bank holding company is prohibited from engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in non-banking activities. Subject to notice to the Federal Reserve or the Federal Reserve’s prior approval, a bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order are so closely related to banking as to be a proper incident to banking. In making these determinations, the Federal Reserve considers whether the performance of such activities by a bank holding company would offer advantages to the public that outweigh possible adverse effects. A bank holding company must seek the prior approval of the Federal Reserve before it acquires all or substantially all of the assets of any bank, and before it acquires ownership or control of the voting shares of any bank if, after giving effect to the acquisition, the bank holding company would own or control more than 5% of the voting shares of such bank. Federal Reserve approval is also required for the merger or consolidation of bank holding companies.

We file periodic reports with the Federal Reserve and must provide any additional information that the Federal Reserve may require. The Federal Reserve also has the authority to examine us and our nonbanking affiliates, as well as any arrangements between us and EVB, with the cost of any such examinations to be borne by us.

Banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain restrictions set forth in the Federal Reserve Act and Federal Reserve regulations promulgated thereunder, a bank can loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate or issue a guarantee, acceptance or letter of credit on behalf of an affiliate, as long as the aggregate amount of such transactions of the bank and its subsidiaries with its affiliates does not exceed 10% of the capital stock and surplus of the bank on a per affiliate basis or 20% of the capital stock and surplus of the bank on an aggregate affiliate basis. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices. In particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act and Federal Reserve regulations promulgated thereunder. These restrictions also prevent the bank holding company and its other affiliates from borrowing from the bank unless the loans are secured by marketable collateral of designated amounts. Additionally, the bank holding company and the bank are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services, other than in connection with a traditional banking product such as a loan, discount, deposit or trust service.

As a Virginia-chartered, federally-insured bank, and Federal Reserve member, EVB is subject to regulation, supervision and regular examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Federal Reserve as its appropriate federal bank regulator. Moreover, EVB’s deposits are insured by the Deposit Insurance Fund, as administered by the FDIC, to the maximum amount permitted by law. Congress has enacted legislation authorizing the increase in deposit insurance coverage limits to $250,000 effective October 3, 2008 through December 31, 2009. On January 1, 2010, the standard coverage limit will return to $100,000 for all deposit categories except IRAs and certain retirement accounts, which will continue to be insured up to $250,000 per owner. In addition, EVB is participating in the FDIC’s “Transaction Account Guarantee Program.” Under this program, through December 31, 2009, all EVB non-interest bearing checking accounts, IOLTAs, and NOW accounts (paying interest of 0.50% or less) are fully guaranteed by the FDIC for the entire amount in the account. This coverage is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules.

EVB pays insurance premiums on deposits in accordance with a deposit premium assessment system recently revised by the FDIC in accordance with the Federal Deposit Insurance Reform Act of 2005 (“FDIRA”), which required that the FDIC revise its current risk-based deposit premium system by November 2006. The revised rules impose deposit insurance premium assessments based upon perceived risks to the Deposit Insurance Fund, by evaluating an institution’s CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) ratios and other financial ratios and then determining insurance premiums based upon the likelihood an institution could be downgraded to a CAMELS 3 or worse in the succeeding year. As a result, institutions deemed to pose less risk would pay lower premiums than those institutions deemed to pose more risk, which would pay more. Although EVB is not considered a high risk institution by these standards, the changes in coverage and premium assessments described above have resulted in a substantial increase in our deposit premium assessments; we have estimated that our 2009 assessment will be approximately $1.2 million, compared to an assessment of $545 thousand (before an $80 thousand credit carryover from prior years) in 2008.

The regulations of the Bureau of Financial Institutions, FDIC and Federal Reserve govern most aspects of our business, including deposit reserve requirements, investments, loans, certain check clearing activities, issuance of securities, branching, payment of dividends and numerous other matters. As a consequence of the extensive regulation of commercial banking activities in the United States, our business is particularly susceptible to changes in legislation and regulations, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition. The likelihood and timing of any legislation or regulatory modifications and the impact they might have on us or EVB cannot be determined at this time.

Change of Control.

Federal Reserve approval would be required prior to any acquisition of control of us. “Control” is conclusively presumed to exist if a person or company acquires, directly or indirectly, more than 25% of any class of voting stock of a company, controls in any manner the election of a majority of directors or the power to exercise directly or indirectly a controlling influence over management or policies of a company. Under Federal Reserve regulations, control is also presumed to exist, subject to rebuttal, if a person acquires more than 10% of any class of voting stock and no other person will own, control or hold the power to vote a greater percentage of that class of voting shares immediately after the transaction. Under the Bank Holding Company Act, a corporate acquirer of control of a company must register with the Board of Governors of the Federal Reserve System and be subject to the activities limitations of the Bank Holding Company Act. Non-controlling acquirers of more than 10% but less than 25% of a company’s voting securities also may be required to enter into certain passivity commitments, to ensure they lack an ability to control the company.

Governmental Policies and Legislation

Banking is a business that depends primarily on interest rate differentials. In general, the difference between the interest rates paid by the bank on its deposits and its other borrowings and the interest rates received by the bank on loans extended to its customers and securities held in its portfolio comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control. Accordingly, our growth and earnings are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The commercial banking business is affected not only by general economic conditions, but is also influenced by the monetary and fiscal policies of the federal government and the policies of its regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted that has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of bank holding companies, banks and other financial institutions are frequently made in Congress and in the Virginia Legislature and are brought before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have are impossible to predict.

Dividends

We are organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

We are a legal entity separate and distinct from our subsidiaries. Our ability to distribute cash dividends will depend primarily on the ability of EVB to pay dividends to us, and EVB is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, EVB is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits. Additionally, EVB may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve.

The Federal Reserve and the state have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. Under the Federal Reserve’s regulations, EVB may not declare or pay any dividend in excess of its net income for the current year plus any retained net income from the prior two calendar years. EVB may also not declare or pay a dividend without the approval of its board and two-thirds of its shareholders if the dividend would exceed its undivided profits, as reported to the Federal Reserve.

In addition, we are subject to certain regulatory requirements to maintain capital to satisfy certain required regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. Banking regulators have indicated that a bank holding company should generally pay dividends only if its net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

Capital Requirements

The Federal Reserve and the FDIC have adopted risk-based capital adequacy guidelines for bank holding companies and banks. These capital adequacy regulations are based upon a risk-based capital determination, and a bank holding company’s capital adequacy is determined in light of the risk, both on- and off-balance sheet, contained in the company’s assets. Different categories of assets are assigned risk weightings and are counted at a percentage of their book value.

The regulations divide capital between Tier 1 capital (“core capital”) and Tier 2 capital. For a bank holding company, Tier 1 capital consists primarily of common stock, related surplus, non-cumulative perpetual preferred stock and minority interests in consolidated subsidiaries. Restricted core capital elements, including qualifying trust preferred securities, qualifying cumulative perpetual preferred stock and certain minority interests, may be treated as Tier 1 capital in an amount up to 25% of total Tier 1 capital. The excess, if any, of such securities may be included in Tier 2 capital. Goodwill and certain other intangibles are excluded from Tier 1 capital. Tier 2 capital consists of an amount equal to the allowance for loan and lease losses up to a maximum of 1.25% of risk weighted assets, limited other types of preferred stock not included in Tier 1 capital, hybrid capital instruments and term subordinated debt. Investments in and loans to unconsolidated banking and finance subsidiaries that constitute capital of those subsidiaries are excluded from capital. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The guidelines generally require banks to maintain a total qualifying capital to weighted risk assets level of 8% (the “total capital ratio”). Of the total 8%, at least 4% of the total qualifying capital to weighted risk assets (the “Tier 1 capital ratio”) must be Tier 1 capital.

The Federal Reserve and the FDIC have adopted leverage requirements that apply in addition to the risk-based capital requirements. Banks and bank holding companies are required to maintain a minimum leverage ratio of Tier 1 capital to average total consolidated assets (the “leverage capital ratio”) of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum leverage capital ratio of at least 4.0% for all other banks. The FDIC and the Federal Reserve define Tier 1 capital for banks in the same manner for both the leverage capital ratio and the total capital ratio. However, the Federal Reserve defines Tier 1 capital for bank holding companies in a slightly different manner. An institution may be required to maintain Tier 1 capital of at least 4% or 5%, or possibly higher, depending upon the activities, risks, rate of growth, and other factors deemed material by regulatory authorities. As of December 31, 2008, we and our subsidiary bank EVB both met all applicable capital requirements imposed by regulation.

Federal Deposit Insurance Act and Prompt Corrective Action Requirements

As an insured depository institution, EVB is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the Federal Reserve’s prompt corrective action regulations thereunder, which set forth five capital categories, each with specific regulatory consequences. Under these regulations, the categories are:

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Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution is one (i) having a total capital ratio of 10% or greater, (ii) having a Tier 1 capital ratio of 6% or greater, (iii) having a leverage capital ratio of 5% or greater and (iv) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

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Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution is one (i) having a total capital ratio of 8% or greater, (ii) having a Tier 1 capital ratio of 4% or greater and (iii) having a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS rating system.

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Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution is one (i) having a total capital ratio of less than 8% or (ii) having a Tier 1 capital ratio of less than 4% or (iii) having a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMEL rating system, a leverage capital ratio of less than 3%.

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Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution is one (i) having a total capital ratio of less than 6% or (ii) having a Tier 1 capital ratio of less than 3% or (iii) having a leverage capital ratio of less than 3%.

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Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2%.

If the appropriate federal banking regulator determines, after notice and an opportunity for hearing, that a bank is in an unsafe or unsound condition, the regulator is authorized to reclassify the bank to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If a bank is not well capitalized, it cannot accept brokered deposits without prior FDIC approval and, if approval is granted, cannot offer an effective yield in excess of 75 basis points on interest paid on deposits of comparable size and maturity in such institution’s normal market area for deposits accepted from within its normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside the bank’s normal market area. Moreover, if a bank becomes less than adequately capitalized, it must adopt a capital restoration plan acceptable to the appropriate federal regulator that is subject to a limited performance guarantee by the bank. A bank also would become subject to increased regulatory oversight and is increasingly restricted in the scope of its permissible activities. Each company having control over an undercapitalized institution also must provide a limited guarantee that the institution will comply with its capital restoration plan.

Except under limited circumstances consistent with an accepted capital restoration plan, an undercapitalized institution may not grow. An undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate Federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution, would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if payment of such a management fee or the making of such would cause the bank to become undercapitalized, it could not pay a management fee or dividend to us.

As of December 31, 2008, both we and EVB were considered “well capitalized.”

Gramm-Leach-Bliley Act of 1999

The Gramm-Leach-Bliley Act of 1999 implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incidental or complimentary to financial activities. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act (discussed below). In addition, a bank holding company must file with the Federal Reserve a declaration of its intention to become a financial holding company. While we satisfy these requirements, we do not contemplate seeking to become a financial holding company unless we identify significant specific benefits from doing so.

The Gramm-Leach-Bliley Act has not had a material adverse impact on our operations. To the extent that it allows banks, securities firms and insurance firms to affiliate, the financial services industry may experience further consolidation.

Privacy and Fair Credit Reporting

Financial institutions, such as our subsidiary bank EVB, are required to disclose their privacy policies to customers and consumers and require that such customers or consumers be given a choice (through an opt-out notice) to forbid the sharing of nonpublic personal information about them with nonaffiliated third persons. EVB has a written privacy policy that is delivered to each of its customers when customer relationships begin and annually thereafter. In accordance with the privacy policy, EVB will protect the security of information about its customers, educate its employees about the importance of protecting customer privacy, and allow its customers to remove their names from the solicitation lists they use and share with others. EVB requires business partners with whom it shares such information to have adequate security safeguards and to abide by the re-disclosure and reuse provisions of applicable law. EVB has programs to fulfill the expressed requests of customers and consumers to opt out of information sharing subject to applicable law. In addition to adopting federal requirements regarding privacy, individual states are authorized to enact more stringent laws relating to the use of customer information. To date, Virginia has not done so, but is authorized to consider proposals that would impose additional requirements or restrictions on EVB. If the federal or state regulators establish further guidelines for addressing customer privacy issues, EVB may need to amend its privacy policies and adapt its internal procedures.

Community Reinvestment Act

EVB is subject to the requirements of the CRA. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs are currently evaluated as part of the examination process pursuant to three performance tests. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

USA PATRIOT Act

The USA PATRIOT Act became effective on October 26, 2001 and provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including: (i) requiring standards for verifying customer identification at account opening; (ii) rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iii) reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for currency transactions exceeding $10,000; (iv) filing suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations; and (v) requiring enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.

Under the USA PATRIOT Act, the Federal Bureau of Investigation (“FBI”) has sent, and will send, our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The bank has been requested, and will be requested, to search its records for any relationships or transactions with persons on those lists. If the bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control (“OFAC”), which is a division of the Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If the bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze the account and block any transactions from the account, file a suspicious activity report and notify the FBI. The bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications. The bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files. The bank performs these checks utilizing software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

The federal financial institution regulators also have promulgated rules and regulations implementing the USA PATRIOT Act, which (i) prohibit U.S. correspondent accounts with foreign banks that have no physical presence in any jurisdiction, (ii) require financial institutions to maintain certain records for correspondent accounts of foreign banks, (iii) require financial institutions to produce certain records relating to anti-money laundering compliance upon the request of the appropriate federal banking agency, (iv) require due diligence with respect to private banking and correspondent banking accounts, (v) facilitate information sharing between government and financial institutions, (vi) require verification of customer identification, and (vii) require financial institutions to have in place an anti-money laundering program.

Consumer Laws and Regulations

The bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Service Members’ Civil Relief Act, and implementing regulations promulgated thereunder. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions transact business with customers. The bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Item 1A.	Risk Factors

An investment in our common stock involves risks. You should carefully consider the risks described below in conjunction with the other information in this Form 10-K, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks or other risks that have not been identified or that we may believe are immaterial or unlikely to actually occur, were to occur, then our business, financial condition and results of operations could be harmed. This could cause the price of our stock to decline, and you may lose part or all of your investment. This Form 10-K contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Past results are not a reliable indicator of future results, and historical trends should not be used to anticipate results or trends in future periods. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than 12 months. Recently, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. To prepare us for these possibilities, we monitor the financial soundness of companies we deal with. However, there is no assurance that any such losses would not materially and adversely affect our results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). The legislation was the result of a proposal by Treasury Secretary Henry Paulson to the U.S. Congress in response to the financial crises affecting the banking system and financial markets and threats to investment banks and other financial institutions. Pursuant to the EESA, the U.S. Treasury will have the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Department of Treasury announced a program under the EESA pursuant to which it would make senior preferred stock investments in participating financial institutions (the “TARP Capital Purchase Program”). On October 14, 2008, the Federal Deposit Insurance Corporation announced the development of a guarantee program under the systemic risk exception to the Federal Deposit Act (“FDA”) pursuant to which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions (the “FDIC Temporary Liquidity Guarantee Program”). Most recently, on February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which contains a wide array of provisions aimed at stimulating the U.S. economy.

There can be no assurance, however, as to the actual impact that the EESA, ARRA and their implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets. The failure of the EESA, ARRA, the FDIC, or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

The impact on us of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and their implementing regulations, and actions by the FDIC, cannot be predicted at this time.

The programs established or to be established under the EESA, ARRA and Troubled Asset Relief Program may have adverse effects upon us. We may face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities. Also, participation in specific programs may subject us to additional restrictions. For example, participation in the TARP Capital Purchase Program will limit (without the consent of the Department of Treasury) our ability to increase our dividend or to repurchase our common stock for so long as any securities issued under such program remain outstanding. It will also subject us to additional executive compensation restrictions. Similarly, programs established by the FDIC under the systemic risk exception of the FDA, whether we participate or not, may have an adverse effect on us. Participation in the FDIC Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. We may be required to pay significantly higher Federal Deposit Insurance Corporation premiums even if we do not participate in the FDIC Temporary Liquidity Guarantee Program because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The affects of participating or not participating in any such programs and the extent of our participation in such programs cannot reliably be determined at this time.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on the asset liability committee’s view of our needs. However, we may pay above-market rates to attract deposits as we have done in some of our marketing promotions in the past. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business. We attempt to minimize our exposure to interest rate risk, but we are unable to completely eliminate this risk. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments.

We are experiencing strong competition from other banks and financial institutions for deposits. We may offer more competitive rates to our customers or find alternative funding sources to fund the growth in our loan portfolio. In 2008 and 2007, deposit growth was not sufficient to fund our loan growth. In 2007, we were able to utilize the $23.5 million from our stock offering in late 2006 to fund loan growth early in the year. In addition, as we did in 2006, we used Federal Home Loan Bank advances and principal and interest payments on available-for-sale securities to make up the difference. In 2008, we borrowed from the FHLB early in the year but were able to fund a large part of our loan growth from the deposits we acquired from our purchase of 2 branches.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our president and chief executive officer and other senior officers. We have entered into employment agreements with six of our executive officers. The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. The unexpected loss of any of our key employees could have an adverse effect on our business and possibly result in reduced revenues and earnings. We do maintain bank-owned life insurance on key officers that would help cover some of the economic impact of a loss caused by death. The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure loans with real estate collateral. At December 31, 2008, approximately 85.0% of our loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. While the subprime loan problems of the financial industry did not have a direct impact on us in 2007 and early 2008, the economic implosion caused by the economic melt down in the last half of 2008 has increased the risk in our earning asset portfolios. The economy for the near-term is expected to be unsettled with the potential for more downturns. Since we cannot fully eliminate credit risk and impact of the current economy, credit losses may occur in the future.

We have a concentration of credit exposure in acquisition and development (“ADC”) real estate loans.

At December 31, 2008, we had approximately $102.8 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 12.6% of our total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans are generally viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Our ADC loans have grown 4.0% since December 31, 2007. The banking regulators are giving ADC lending greater scrutiny, and may require banks with higher levels of ADC loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of ADC lending growth and exposures.

In 2008, the company increased its allowance for loan losses by $2.7 million or 33.6% to match potential losses in our loan portfolio. Of this amount, a little over $1.0 million was allocated to the ADC type loans. We will continue to monitor our situation and make adjustments as warranted.

We may be adversely affected by economic conditions in our market area.

We operate in a mixed market environment with influences from both rural and urban areas. Because our lending operation is concentrated in the Eastern, Richmond and Tidewater areas of Virginia, we will be affected by the general economic conditions in these markets. Changes in the local economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio, and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and performance. Although we might not have significant credit exposure to all the businesses in our areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, smaller asset base, lack of geographic diversification and inability to spread our marketing costs across a broader market. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition and growth.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is a reasonable estimate of probable and inherent losses in our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed our current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios.

Although we believe the allowance for loan losses is a reasonable estimate of probable and inherent losses in our loan portfolio, we cannot fully predict such losses or that our loan loss allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance. Consistent with our loan loss reserve methodology, we expect to make additions to our loan loss reserve levels as a result of our loan growth, which may affect our short-term earnings.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

We may not be able to successfully manage our growth, which may adversely affect our results of operations and financial condition.

During the last five years, we have experienced significant growth, and a key aspect of our business strategy is our continued growth and expansion. Our ability to continue to grow depends, in part, upon our ability to:

•	open new branch offices or acquire existing branches or other financial institutions;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls and asset quality and successfully integrate any businesses we acquire into our organization. As we continue to implement our growth strategy by opening new branches or acquiring branches or other banks, we expect to incur increased personnel, occupancy and other operating expenses. In the case of new branches, we must absorb those higher expenses while we begin to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, our plans for branch expansion could decrease our earnings in the short run, even if we efficiently execute our branching strategy.

We could sustain losses if our asset quality declines.

Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner. Problems with asset quality could cause our interest income and net interest margin to decrease and our provisions for loan losses to increase, which could adversely affect our results of operations and financial condition.

We may face risks with respect to de novo banking opportunities and future acquisitions.

As a strategy, we have sought to increase the size of our franchise by pursuing business development opportunities, and we have grown rapidly since we were formed. As part of that strategy, we have grown primarily through opening new branches. We also acquired three branches in 2003, and purchased two branches in the first quarter of 2008. We may acquire other branches or financial institutions in the future, if a desirable opportunity presents itself. Growth through new branches or acquisitions involves a number of risks, including:

•	the time and costs associated with identifying and evaluating where we should open a new branch and who may be a favorable acquisition or merger partner;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to any growth opportunity may not be accurate;

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the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	entry into new markets where we lack experience;

•	our ability to finance an acquisition and possible ownership and economic dilution to our shareholders;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the introduction of new products and services into our business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the loss of key employees and clients.

We may incur substantial costs to expand, and we can give no assurance such expansion will result in the levels of profits we seek. There can be no assurance that integration efforts for any new branches or future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock, in connection with future acquisitions, which could cause ownership and economic dilution to our shareholders. There is no assurance that, following any future merger or acquisition, our integration efforts will be successful or we, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.

Our profitability may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations we are governed by are intended to protect depositors, the public or the insurance fund maintained by the Federal Deposit Insurance Corporation rather than our shareholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth, and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See “Supervision and Regulation” for more information about applicable banking laws and regulations.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and NASDAQ that are applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the cost of completing our audit and maintaining our internal controls. As a result, we may experience greater compliance costs.

We may identify a material weakness or a significant deficiency in our internal control over financial reporting that may adversely affect our ability to properly account for non-routine transactions.

As we have grown and expanded, we have acquired and added, and expect to continue to acquire and add, businesses and other activities that complement our core retail and commercial banking functions. Such acquisitions or additions frequently involve complex operational and financial reporting issues that can influence management’s internal control system. While we make every effort to thoroughly understand any new activity or acquired entity’s business processes, our planning for proper integration into our company can give no assurance that we will not encounter operational and financial reporting difficulties impacting our internal control over financial reporting.

If we need additional capital in the future to continue our growth, we may not be able to obtain it on terms that are favorable. This could negatively affect our performance and the value of our common stock.

Our business strategy calls for continued growth. We anticipate that we will be able to support this growth through the generation of additional deposits at new branch locations, as well as investment opportunities. However, we may need to raise additional capital in the future to support our continued growth and to maintain our capital levels. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We may not be able to obtain additional capital in the amounts or on terms satisfactory to us. Our growth may be constrained if we are unable to raise additional capital as needed.

Liquidity needs could adversely affect our results of operations and financial condition.

We rely on dividends from our bank as our primary source of funds. The primary sources of funds of our bank are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if we continue to grow and experience increasing loan demand. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Our recent results may not be indicative of our future results.

We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. In addition, our recent and rapid growth may distort some of our historical financial ratios and statistics. In the future, we may be subject to various factors that may influence our performance such as the interest rate environment which can have drastic swings that impact our revenue stream and cost of funds, the state of the real estate market and the valuations associated with property that is collateral on loans, or the ability to find suitable expansion opportunities. Other factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Our principal executive offices are located at 330 Hospital Road, Tappahannock, Virginia 22560 where a 15,632 square foot corporate headquarters and operations center was opened in July 2003. We merged our three subsidiary banks into one bank in April 2006. At the end of 2008, EVB owned 25 full service branch buildings including the land on which 19 of those buildings are located and two remote drive-in facilities. Six branch office buildings are leased at current market rates. The counties of Gloucester, Northumberland and Middlesex are each the home to three of our branches. Essex and King William County are home to two branch offices. In addition, Essex County houses the EVB loan administration center and the corporate/operations center. Hanover County houses four branch offices (two of which are leased) while Caroline, Henrico, Lancaster, New Kent, Southampton, Surry, Sussex Counties and Colonial Heights each have one full service branch office. Southampton County and Sussex County also have stand-alone drive-in/automated teller machine locations. All properties are in good condition. The land on which the Hartfield office is located is under long-term lease.

In March 2008 we purchased two branches with leased facilities. One is in Henrico County and the other is in Colonial Heights. In New Kent County, our temporary office moved into a permanent, owned location in September of 2008. Also in 2008, we purchased a 5.5 acre parcel of unimproved land on Walnut Grove Road in Hanover County in anticipation of future growth needs.

While the existing locations are meeting our needs, and many may meet our needs into the future, we are a growing entity and are frequently reevaluating our locations and space needs. Our strategy of continued growth through purchases, relocations or de novo branching may require expansions or relocations in the future.

Item 3.	Legal Proceedings

We and our subsidiaries are not aware of any material pending or threatened litigation, unasserted claims and/or assessments. The only litigation in which we and our subsidiaries are involved consists of collection suits involving delinquent loan accounts in the normal course of business and deposit disputes which management estimates will not have a material impact on our financial condition.

Item 4.	Submission of Matters to a Vote of Security Holders

On December 29, 2008, the Company held a special meeting of shareholders to vote on an amendment and restatement of our Articles of Incorporation. At this meeting, the shareholders approved the following proposal by the margins indicated:

To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;

For	3,429,716 shares
Against	464,269 shares
Abstained	46,977 shares
Broker non-votes	0 shares

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The information titled “Common Stock Performance and Dividends” set forth on the last page of the 2008 Annual Report to Shareholders is incorporated herein by reference and is filed herewith as Exhibit 13.1.

Dividend Policy

We have historically paid cash dividends on a quarterly basis. However, we cannot assure you that we will continue to pay cash dividends on any particular schedule or that we will not reduce the amount of dividends we pay in the future. Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors deemed relevant by our board, including but not limited to the future consolidated earnings, financial condition, liquidity, capital requirements for us and EVB, applicable governmental regulations and policies.

As a result of our issuance of preferred stock to the Treasury on January 9, 2009, some new requirements will be in effect. The Preferred Stock is in a superior ownership position compared to common stock. Dividends must be paid to the preferred stock holder before they can be paid to the common stock holder. In addition, prior to January 9, 2012, unless the Company has redeemed the Preferred Stock or the Treasury has transferred the Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in certain circumstances specified in the Purchase Agreement. If the dividends on the Preferred Stock have not been paid for an aggregate of six (6) quarterly dividend periods or more, whether or not consecutive, the Company’s authorized number of directors will be automatically increased by two (2) and the holders of the Preferred Stock will have the right to elect those directors at the Company’s next annual meeting or at a special meeting called for that purpose; these two directors will be elected annually and will serve until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

We are organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

We are a legal entity separate and distinct from our subsidiaries. Our ability to distribute cash dividends will depend primarily on the ability of EVB to pay dividends to us, and EVB is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, EVB is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. The Federal Reserve and the state of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state of Virginia and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits.

Under the Federal Reserve’s regulations, EVB may not declare or pay any dividend if the total amount of all dividends, including the proposed dividend, is in excess of its net income for the current year plus any retained net income from the prior two calendar years, unless the dividend is approved by the Federal Reserve. In addition, EVB may not declare or pay a dividend without the approval of its board and two-thirds of its shareholders if the dividend would exceed its undivided profits, as reported to the Federal Reserve.

In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. The Federal Reserve has indicated that a bank holding company should generally pay dividends only if its net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

For additional information on these limitations, see “Supervision and Regulation – Governmental Policies and Legislation – Dividends” on page 11 of this Form 10-K.

Purchases of Equity Securities None in fourth quarter

Item 6.	Selected Financial Data

The information set forth on the page following the “To Our Shareholders” letter in the 2008 Annual Report to Shareholders is incorporated herein by reference and is filed herewith as Exhibit 13.2.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

Management’s discussion and analysis is intended to assist the reader in evaluating and understanding the consolidated results of operations and our financial condition. The following analysis provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Eastern Virginia Bankshares and attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with Selected Financial Data (Item 6 above) and the Consolidated Financial Statements and Notes to Consolidated Financial Statements (Item 8 below).

Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this form 10-K, including the following:

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	The impact of government intervention in the banking business;

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. You should refer to risks detailed under the “Risk Factors” section included in this Form 10-K and in our periodic and current reports filed with the Securities and Exchange Commission for specific factors that could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements.

Critical Accounting Policies

General

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. For example, we use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ substantially from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (SFAS) No.5, Accounting for Contingencies, which requires that losses be accrued when their occurrence is probable and estimable and (ii) SFAS No.114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of the collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

We evaluate non-performing loans individually for impairment, such as nonaccrual loans, loans past due 90 days or more, restructured loans and other loans selected by management as required by SFAS No. 114. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of the impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5.

For loans without individual measures of impairment, we make estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon historical loss rates for each loan type, the predominant collateral type for the group and the terms of the loan. The resulting estimates of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans including: borrower or industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in risk selection; level of experience, ability and depth of lending staff; and national and local economic conditions.

The amounts of estimated losses for loans individually evaluated for impairment and groups of loans are added together for a total estimate of loan losses. The estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be considered. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether a reduction to the allowance would be necessary. While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations. Such adjustments would be made in the relevant period and may be material to the Consolidated Financial Statements.

Goodwill

Goodwill is evaluated annually to see if there is any impairment associated with its value. Refer to Footnote 1, item goodwill on page 65.

Executive Overview

The year 2008 was not a normal year in the banking industry. It showed the falling domino impact of loan instruments that are used to collateralize investment instruments and then sold to various institutions. Although we did not deal in subprime loans as a matter of direct business, we still were impacted. The year began with the financial industry, not just banks, continuing to deal with the subprime loan fallout. The Federal Reserve continued to lower rates through out the year which put a squeeze on interest margins, the largest contributor to our net income, as variable rate loans and investments re-priced quickly while fixed rate deposits and borrowings re-priced over a longer period of time. Finally in late summer the impact of the decreased value of asset backed securities, the high rate of defaulted mortgages and a liquidity crunch blended to cause massive write downs of securities, the takeover by the U. S. Government of its mortgage agencies FNMA and FHLMC and the buy out or failure of many institutions. This brought in the U. S. Treasury to assist the Federal Reserve and other government supervisory agencies in stabilizing the economy. As we enter 2009, we are operating under a quasi government controlled financial industry that is working hard to right itself.

Eastern Virginia Bankshares was not immune to these impacts. We had to take an impairment charge to write down some securities, primarily preferred stock of FNMA and FHLMC. When the Treasury Secretary acted to place the FNMA and FHLMC Government Sponsored Entities (“GSE’s”) into conservatorship, banks holding the securities were negatively impacted. Only a few months prior to the Treasury action, banking regulators had encouraged banks to incorporate these securities in the mix of their portfolio holdings to assist in meeting capital needs of these GSE’s. The result was that all financial institutions that held investments in the GSE’s were forced to take impairment charges that negatively impacted earnings. In addition, we have an increased volume of loans in nonaccrual status and subject to foreclosure risks. However, we have maintained a conservative strategy; risks within our markets are diversified; we are still earning net income and most important we are well capitalized with enough liquidity to meet most turns in the economic markets.

Our balance sheet, the primary driver of income, grew in 2008. Total assets are up $124.7 million from $926.7 at the end of 2007 to $1.05 billion at the end of 2008. Gross loans, our primary earning asset, are up $110.4 million and deposits are up $141.6 million while fed funds purchased are down at year end by $13.5 million. FHLB borrowing increased $7.6 million from a transaction early in the first quarter of 2008. As a result of this growth, if we were in a normal economic market, we start 2009 with the potential to produce a good earnings flow. With the economic turmoil, the potential might not come to fruition. Our 2008 growth was not just from branch purchases. While our branch purchases provided $49 and $93 million in loans and deposits, respectively, we still had significant growth from our existing markets. Loans increased an additional $61.4 million. The additional $48.6 million in deposits includes the addition of some low rate of brokered deposits. However, the deposit mix started changing with increases in interest checking and money market accounts. In addition, there was little run off from the acquired branches. The limitations on the earnings potential will be similar to those we faced in 2008. We begin the year with an economy still sliding and a hope that it will bottom out sooner than later. We anticipate weakened loan payment flows due to continued unemployment increases, creating a nervous public that is still looking for stability in the markets.

Net income for the year ended December 2008 was $3.1 million or a 64.9% decrease from $8.8 million for the year ended December 2007. This was the result of a number of factors. Our income on earning assets increased as loans and securities income were up while fed funds and dividend income were down. Dividends were impacted by lower payments from the FHLB of Atlanta, including the fourth quarter dividend being deferred to 2009. The infusion of deposits from our purchase of two Millennium bank branches helped fuel our funding needs for much of the second and third quarters, but our loan growth put us in a borrowing position by the end of the year. Rate changes through out the year were the primary cause of the declining interest income. The yield on earning assets dropped 63 basis points for the year while the yield on interest bearing liabilities was down only 32 basis points. This 31 point gap represents the rate change delay banks have in a declining rate environment.

While the rate gap is the major factor in 2008’s interest income weakening it is not the only factor in earnings decline. The provision for loan losses increased from $1.2 million in 2007 to $4.0 in 2008, taking an additional $2.8 million out of earnings for 2008. In addition, the competition for deposits has become extremely aggressive. This is pointed out in the trend of our net interest margin. In 2003, our net interest margin was 4.45% while in 2008 it was 3.57%. The rate has declined every year except 2006 when it was up 10 basis points. Management, in an effort to minimize this trend, looks at funding alternatives outside the traditional deposit sources and makes purchases of borrowed funds or brokered deposits when the spreads are significantly better than the normal deposit market.

Noninterest income was $3.0 million for 2008, a decrease of $3.1 million compared to $6.1 million in 2007. The decline was influenced by a number of unusual items that skew the year to year comparison. Our core noninterest income for 2008 was $6.5 million, an increase of 7.1%, compared to 2007. The unusual items that impacted 2008 noninterest income creating a net loss of $3.6 million were a $4.9 million other than temporary impairment, partially offset by a $1.3 million pension curtailment gain. The securities loss resulted primarily from the impairment charge taken on the FNMA and FHLMC preferred stock when the Federal Government took control of the agencies and eliminated the dividend. The economy is still in turmoil, but with the infusion of government money into the economy, we anticipate that it will eventually reverse these negative trends. This should occur as the funds move out to businesses that can then hire employees and start producing goods again and as the consumers move back into the work force and begin to feel more comfortable with spending. Our current view of the economy does not permit us to provide an estimate of when the turn-around is likely to occur.

Noninterest expense rose for the year due to infrastructure changes in the telecommunications system, higher FDIC insurance premiums due to a revised pricing structure but primarily from the acquisition of two new branches in the middle of March 2008. The purchase, as mentioned, helped fund our loan growth during the year, but did add noninterest expense. Our analysis of the performance of the acquired branches indicated that the acquisition was accretive to 2008. With strong expense controls and a freeze on merit increases in 2009, we expect noninterest expense increases in 2009 to only be related to non-controllable items such as FDIC insurance, postage, telecommunications and legal expenses related to loan defaults.

Management’s announced strategy of growing net income annually by 10% is primarily dependent on growth of our existing markets and positioning the Company to grow in new markets. This strategy is emphasized by the progression over the last six years but in an economy that we are facing now, an economy never seen by most bankers in their careers, that goal takes a secondary position to our focus to help and work with our customers and our communities. Until the economy reverses direction, growth will probably be limited. However, while we do not plan any new branch openings in 2009, we are open to opportunities that may present themselves. If these opportunities arise, we will evaluate them and will act to enhance shareholder value. In light of the current economic conditions, our primary goal in 2009 is to maintain the stability of our company and assist our customers and communities.

Results of Operations

The table below lists our quarterly performance for the years ended December 31, 2008 and 2007.

SUMMARY OF FINANCIAL RESULTS BY QUARTER

	Three Months Ended
	2008				2007
(dollars in thousands)	Dec. 31	Sep. 30	June 30	Mar. 31	Dec. 31	Sep. 30	June 30	Mar. 31
Interest income	$14,415	$15,177	$15,031	$14,763	$15,090	$14,822	$14,374	$13,915
Interest expense	6,642	6,816	6,792	6,558	6,615	6,439	6,107	5,801

Net interest income	7,773	8,361	8,239	8,205	8,475	8,383	8,267	8,114
Provision for loan losses	1,225	1,050	1,300	450	611	325	150	153

Net interest income after provision for loan losses	6,548	7,311	6,939	7,755	7,864	8,058	8,117	7,961
Noninterest income	1,418	(3,039)	1,934	2,657	1,642	1,643	1,477	1,349
Noninterest expense	7,305	6,986	7,059	6,595	6,791	6,431	6,374	6,278

Income before applicable income taxes	661	(2,714)	1,814	3,817	2,715	3,270	3,220	3,032
Applicable income taxes	(1,553)	355	560	1,145	649	1,005	905	924

Net Income	$2,214	$(3,069)	$1,254	$2,672	$2,066	$2,265	$2,315	$2,108

Net income per share, basic and diluted	$0.38	$(0.52)	$0.21	$0.45	$0.35	$0.38	$0.38	$0.35

Net Interest Income

The primary source of income for our company is net interest income which represents our gross profit margin and is defined as the difference between interest income and interest expense. For comparative purposes, income from tax-exempt securities is adjusted to a tax-equivalent basis using the federal statutory tax rate of 35%. Tax-exempt securities income is further adjusted by the Tax Equity and Fiscal Responsibility Act (“TEFRA”) adjustment for the disallowance as a deduction of a portion of total interest expense related to the ratio of average tax-exempt securities to average total assets. By making these adjustments, tax-exempt income and their yields are presented on a comparable basis with income and yields from fully taxable earning assets. Net interest margin is a ratio based on the formula of net interest income divided by average earning assets that represents the profits left over after paying for deposits and borrowed funds. Changes in the volume and mix of earning assets and interest bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Below, the “Average Balances, Income and Expense, Yields and Rates” table presents average balances, interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid, for each of the past three years.

Average Balances, Income and Expense, Yields and Rates (1)

	Year Ended December 31
	2008			2007			2006
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Securities
Taxable	$114,507	$6,273	5.48%	$104,116	$5,522	5.30%	$95,315	$4,809	5.05%
Tax exempt (1)	40,482	2,388	5.90%	34,325	2,038	5.94%	34,120	2,023	5.93%

Total securities	154,989	8,661	5.59%	138,441	7,560	5.46%	129,435	6,832	5.28%
Federal funds sold	4,416	84	1.90%	12,382	638	5.15%	5,994	299	4.99%
Loans (net of unearned income) (2)	773,838	51,371	6.64%	681,456	50,626	7.43%	614,330	44,503	7.24%
Total earning assets	933,243	60,116	6.44%	832,279	58,824	7.07%	749,759	51,634	6.89%
Less allowance for loan losses	(9,489)			(7,296)			(5,815)
Total non-earning assets	72,659			58,920			55,165

Total assets	$996,413			$883,903			$799,109

Liabilities & Shareholders’ Equity:
Interest bearing deposits
Checking	$144,558	$2,925	2.02%	$105,494	$1,864	1.77%	$80,962	$432	0.53%
Savings	74,667	671	0.90%	81,843	950	1.16%	99,509	1,239	1.25%
Money market savings	52,321	1,256	2.40%	40,817	983	2.41%	45,006	936	2.08%
Large dollar certificates of deposit (3)	143,115	6,376	4.46%	120,735	5,799	4.80%	103,789	4,505	4.34%
Other certificates of deposit	242,184	9,109	3.76%	212,967	9,525	4.47%	204,440	8,018	3.92%

Total interest-bearing deposits	656,845	20,337	3.10%	561,856	19,121	3.40%	533,706	15,130	2.83%
Federal Funds Purchased	3,817	91	2.38%	1,353	73	5.40%	1,799	88	4.89%
Other borrowings	144,529	6,381	4.42%	121,378	5,768	4.75%	92,656	4,226	4.56%
Total interest-bearing liabilities	805,191	26,809	3.33%	684,587	24,962	3.65%	628,161	19,444	3.10%

Noninterest-bearing liabilities
Demand deposits	96,874			98,282			99,213
Other liabilities	7,770			11,375			6,564
Total liabilities	909,835			794,244			733,938
Shareholders’ equity	86,578			89,659			65,171

Total liabilities and shareholders’ equity	$996,413			$883,903			$799,109

Net interest income		$33,307			$33,862			$32,190

Interest rate spread (4)			3.11%			3.42%			3.79%
Interest expense as a percent of average earning assets			2.87%			3.00%			2.59%
Net interest margin (5)			3.57%			4.07%			4.29%

Notes:

(1)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 35%.

(2)	Nonaccrual loans have been included in the computations of average loan balances.

(3)	Large dollar certificates of deposit are certificates issued in amounts of $100,000 or greater.

(4)	Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.

(5)	Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 35%, expressed as a percentage of average earning assets.

Tax-equivalent net interest income decreased 1.6% to $33.3 million in 2008 from $33.9 million in 2007. Average earning assets grew 12.1%, or $101.0 million, while interest-bearing liabilities grew 17.6%, or $120.6 million. Despite growth on both sides of the balance sheet, the 2008 yield on earning assets was 6.44% a decline of 63 basis points compared to a cost of 3.33% on interest bearing liabilities which was down 32 basis points. In spite of the growth, the earnings on the loan portfolio were unable to hold pace with the rapid interest decreases throughout 2008 and the spread declined 31 basis points. This displays the re-pricing gap that existed most of the year as the Federal Reserve’s rapid price cuts to fight economic problems created a disparity by re-pricing variable rate loans right away while not impacting fixed rate liabilities until their maturity. All categories of earning assets grew except Federal Funds sold. Average securities were up $16.5 million with a $10.4 million increase in taxable securities and a $6.2 million increase in tax exempt securities. Taxable securities income went up contributing $750 thousand more to interest income, while tax exempt income was up $350 thousand. This increase of $1.1 million more than offset the decline of $554 thousand in federal funds sold earnings. The yield on the largest earning asset category, loans, was down 79 basis points at 6.64% compared to 7.43% in 2007.

Total average deposits grew $93.6 million, or 14.2%, with increases in all categories except demand deposits and savings which continued their decline as consumers continued to move to interest-bearing checking and money market savings. For 2008, interest-bearing checking was again our fastest grower with a $39.1 million increase and a 25 basis point increase in interest cost at 2.02% for 2008. This category is comprised mostly of our Reward checking product with its above market interest rate and demonstrates customers’ interest in better returns on their deposit funds. Interest-bearing checking is 22% of our total average interest-bearing deposits. Consumer certificates comprising 36.9% of our average interest-bearing deposit base grew $29.2 million. Balance changes were influenced by a higher level of brokered deposits. The cost of both certificate categories decreased: from 4.80% to 4.46% for large CD’s and from 4.47% to 3.76% for consumer certificates. Despite the lower rates, the dollar amount of interest on large CD’s went up $577 thousand while consumer CD’s went down $416 thousand. While rates went down, large CD’s grew $22.4 million dollars from $120.7 million in 2007 to $143.1 million in 2008. This rate decline is the result of market rate decreases. Average noninterest bearing demand deposits decreased $1.4 million compared to 2007.

In 2007, average earning asset growth of 11.0% resulted from an increase in average loans outstanding of 10.9%; average federal funds sold increased 106.6% and average securities increased 7.0%. Growth in average earning assets of $82.5 million was primarily funded by average deposit growth of $28.2 million and an increase in average borrowings of $28.3 million. In 2007, net interest income on a tax equivalent basis increased 5.2% to $33.9 million from $32.2 million in 2006. Average earning asset growth of 11.0% produced $7.2 million of increased interest income, while interest-bearing liabilities grew 9.0% producing a $5.5 million increase in interest expense. While the interest income increased, the total funding cost grew faster, resulting in a net interest margin of 4.07%, down from 4.29% in 2006.

The “Volume and Rate Analysis” table that follows reflects changes in interest income and interest expense resulting from changes in average volume and average rates.

Volume and Rate Analysis (1)

	2008 vs. 2007 Increase (Decrease) Due to Changes in:			2007 vs. 2006 Increase (Decrease) Due to Changes in:
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Earning Assets:
Taxable securities	$559	$192	$751	$468	$246	$714
Tax exempt securities (2)	364	(14)	350	12	3	15
Loans (net of unearned income)	5,150	(5,704)	(554)	4,931	1,192	6,123
Federal funds sold	1,019	(274)	745	329	10	339

Total earning assets	7,092	(5,800)	1,292	5,740	1,451	7,191
Interest-Bearing Liabilities:
Interest checking	770	291	1,061	159	1,273	1,432
Savings deposits	(80)	(199)	(279)	(204)	(85)	(289)
Money market accounts	277	(4)	273	(93)	140	47
Consumer certificates of deposit	2,200	(1,623)	577	1,237	270	1,507
Large denomination certificates (3)	16	(432)	(416)	294	1,000	1,294
Long-term borrowings	1,138	(507)	631	1,663	(136)	1,527

Total interest-bearing liabilities	4,321	(2,474)	1,847	3,056	2,462	5,518

Change in net interest income	$2,771	$(3,326)	$(555)	$2,684	$(1,011)	$1,673

Notes:

(1)	Changes caused by the combination of rate and volume are allocated based on the percentage caused by each.

(2)	Income and yields are reported on a tax-equivalent basis, assuming a federal tax rate of 35%.

(3)	Large denomination certificates are those issued in amounts of $100 thousand or greater.

Interest Sensitivity

Our primary goals in interest rate risk management are to minimize negative fluctuations in net interest margin as a percentage of earning assets and to increase the dollar amount of net interest income at a growth rate consistent with the growth rate of total assets. These goals are accomplished by managing the interest sensitivity gap, which is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. Interest sensitivity gap is managed by balancing the volume of floating rate liabilities with a similar volume of floating rate assets, by keeping the fixed rate average maturity of asset and liability contracts reasonably consistent and short, and by routinely adjusting pricing to market conditions on a regular basis.

We generally strive to maintain a position flexible enough to move to equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Matching the amount of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact on net interest income in periods of rising or falling interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs maturities can be extended by selling shorter-term investments and purchasing longer maturities. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter-term investments can be made.

Managing the interest rate gap in an environment where rates have fallen so quickly presents management with different challenges. Depositors are uncertain about where to put their money, especially with the probability of a continuation of the current economic recession. We anticipate more funds coming to us as customers look for safer investments but that will take time. Currently, we have almost a third of our loan portfolio repricing almost instantly with each rate cut. However, our deposits, especially certificates, do not reprice until they mature which results in a short term narrowing of earnings. We saw clear evidence of this in late 2008 when our daily interest income decreased over $1,000 per day with each 25 basis point change. In a 90 day horizon the balance sheet is asset sensitive, but we are slightly liability sensitive in a one year time frame. This means we have a large number of deposits repricing later in the next year and will have to look for lower cost funding in the short term to support asset growth.

Noninterest Income

Noninterest income for 2008 was $3.0 million, a decrease of $3.1 million or 51.4% compared to 2007. This decline was primarily the result of a number of non-core financial events during the year. Without these items, recurring noninterest income for 2008 was $6.5 million compared to $6.1 million in 2007. Service charges on deposit accounts, the largest source of noninterest income, increased by $320 thousand or 8.7% from $3.7 million in 2007 to $4.0 million in 2008. Debit card and ATM fee income increased $291 thousand or 34.5% from $844 thousand in 2007 to $1.1 million in 2008. Service charge fees were strong until the fourth quarter when the economy appears to have forced consumers to look more closely at expenses, especially fees for overdrawing their accounts. Debit and ATM activity fees were driven by higher volume as consumers moved to electronic transactions rather than checks. Other operating income was impacted by decreases of $154 thousand in investment services income and $81 thousand in EVB Mortgage, Inc. income and increases of $18 thousand in bank owned life insurance (“BOLI”) income and $15 thousand in wire transfer fees. LLC investments and fixed asset sales increased $274 thousand primarily from a one time benefit from the exchange of our ownership in Bankers Investment for a similar interest in Infinex. Realized gains on sale of securities increased $30 thousand from $14 thousand to $44 thousand in 2008. Our non-core items included an $4.9 million impairment on securities (see securities discussion, page 40) partially offset by a $1.3 million actuarial gain from our pension plan restructuring and a $229 thousand other than temporary impairment of an OREO asset.

In 2007, noninterest income increased $945 thousand or 18.3% from 2006 to 2007, attributable to a $437 thousand increase in service charges on deposits, a $335 thousand increase in debit card and ATM fee income and an $83 thousand increase in investment services income. Other operating income increased from $1.4 million in 2006 to $1.6 million in 2007, the result of increases in mortgage business income and increases in other income categories. There were no gains or losses on sale of other real estate in 2007 or 2006 while realized gain on sale of securities decreased $22 thousand from 2006.

The following table shows the components of noninterest income for the periods indicated.

Noninterest Income:

	Years Ended December 31
(dollars in thousands)	2008	2007	2006
Service Charges of deposit accounts	$3,991	$3,671	$3,234
Card transaction fees	1,135	844	509
Other Operating Income	1,405	1,581	1,386
Gain on available for sale securities	44	14	36

Core Noninterest Income	$6,575	$6,110	$5,165
Impairment - Securities	(4,933)	—	—
Actuarial Gain Pension Curtailment	1,328	—	—

Noninterest Income	$2,970	$6,110	$5,165

Noninterest Expense

Total noninterest expense for 2008 increased $2.1 million or 8.0% compared to an increase of $55 thousand or 0.2% for 2007. Noninterest expense was $27.9 million in 2008 compared to $25.9 million in 2007. Total personnel expenses increased $229 thousand, or 1.6%, from $14.5 million in 2007 to $14.8 million in 2008, highlighted by decreases in pension expense of $974 thousand and bonus expense of $563 thousand as the company paid no management bonuses for 2008. Fulltime equivalent staff count was up at year end 2008 to 317 compared to 305 at December 31, 2007, as the Company absorbed the staffing from the new branches.

Net occupancy and equipment expense increased $456 thousand or 10.6% to $4.7 million for 2008, from $4.3 million in 2007. Over half of the increase, $226 thousand was from taking on the expenses of our purchased branches. With no major projects planned in 2009, many of the expense categories should stabilize.

With the purchase of the branches in 2008 and the decline in the economy, other noninterest expenses increased, $1.4 million or 19.7% to $8.4 million compared to $7.0 million in 2007. Telephone expense was up $383 thousand due to infrastructure enhancements and the addition of new locations. FDIC expense rose $365 thousand as the impact of the increased FDIC rate structure was implemented. FDIC expense will have a greater increase in 2009. Marketing and advertising expense increased $118 thousand with much of that related to the opening of the new branches. Loan expenses were up $190 thousand, primarily from increases of $67 thousand in collection expense, $63 thousand in OREO expense on foreclosed properties and $31 thousand in home equity line (“HELOC”) closing expenses. Legal expenses were up $108 thousand; audit fees were up $29 thousand and director fees were down $50 thousand. Legal fees were from two sources an increase in assistance with loan situations and the fees associated with TARP filings. We changed our approach to marketing from the traditional mass media to more local involvement. These changes reflect the tightened economy and the increased effort to collect our outstanding payments on loans. HELOC costs increased as we focused on growth in that loan category. In addition, employee mileage reimbursement increased $72 thousand, or 48%, as a result of the higher cost of gasoline. With the economy in recession and the need to assist our communities, management plans to hold tight reins on these expenses in 2009.

For 2007, total noninterest expense increased $55 thousand or 0.2% compared to an increase of $926 thousand, or 3.7% in 2006. Noninterest expense was $25.8 million in 2007 compared to $25.9 million in 2006. Total personnel expense decreased $120 thousand, or 0.8%, from $14.7 million in 2006 to $14.5 million in 2007.

Net occupancy and equipment expense increased $376 thousand or 9.6% to $4.3 million for 2007, compared to $3.9 million in 2006. This increase was associated with the full year depreciation on our Kings Charter branch and the relocation of two branches that increased the rent.

Other noninterest expenses decreased $201 thousand or 2.8% to $7.0 million in 2007 from $7.2 million in 2006. This decrease resulted from decreases in consulting fees of $139 thousand, data processing of $180 thousand and marketing and advertising expense of $115 thousand.

The following table shows the components of noninterest expense for the periods indicated.

Noninterest Expense:

	Years Ended December 31
(dollars in thousands)	2008	2007	2006
Salaries and employee benefits	$14,776	$14,547	$14,667
Occupancy and equipment	4,738	4,282	3,906
Consultant Fees	653	629	768
Data processing	270	261	441
Telephone	996	613	571
Marketing and advertising	874	756	871
Other operating expenses	5,638	4,786	4,595

Total Noninterest Expense	$27,945	$25,874	$25,819

Income Taxes

Income tax expense in 2008 decreased $3.0 million to $506 thousand, compared to $ 3.5 million in 2007 and $3.0 million in 2006. In 2008, increased tax exempt income and the decrease in net income were the primary reasons for the tax expense reduction. Income tax expense corresponds to an effective rate of 14.2%, 28.5% and 29.0% for the three years ended December 31, 2008, 2007 and 2006, respectively.

Note 9 in the Consolidated Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and our actual income tax expense. Also included in Note 9 to the Consolidated Financial Statements is information regarding deferred taxes for 2008 and 2007. That Note is incorporated by reference into this section of Management’s Discussion and Analysis.

Loan Portfolio

Loans, net of unearned income, increased to $819.3 million at December 31, 2008, an increase of $110.4 million, or 15.6%, from $708.8 million at year-end 2007. The real estate loan portfolio continued to drive growth in 2008, increasing $102.0 million, or 17.2%, with the commercial, industrial and agricultural loan portfolio increasing by $8.2 million, or 13.6%, and consumer loans declining by $4.9 million, or 9.4%. Consumer loan balances continue a declining trend with 2007 being an anomaly with a slight gain. The gains in loan balances are attributable to two factors: one the purchase of two branches and the other continued steady growth in our markets, especially in our Gloucester and Richmond areas. The acquisition of branches included $48.9 million in loans, primarily real estate secured while our existing markets brought in another $65 million. Real estate construction loans grew $4.0 million, or 4.0%, while commercial real estate loans grew $43.8 million, or 24.6%. This growth continued through the fourth quarter but at a slower pace as the economic downturn accelerated. At year-end 2007, loans, net of unearned income, were $708.8 million, up $58.3 million or 9.0% from $650.5 million at year-end 2006. Loan growth for all periods reported was primarily driven by increases in the real estate portfolio. In the fourth quarter of 2008, the Company performed a loan scrub of all loan categories which resulted in some movement from category to category. The changes put us in position to more effectively report our loan categories based on Federal Reserve definitions.

The following table shows the composition of the loan portfolio at the dates indicated.

	At December 31
(dollars in thousands)	2008	2007	2006	2005	2004
Commercial, industrial and agricultural loans	$69,024	$60,778	$59,859	$55,732	$46,629
Residential real estate mortgage	372,067	317,767	288,114	263,191	252,895
Real estate construction	102,837	98,877	85,910	47,620	23,675
Commercial real estate	221,769	178,011	164,948	151,897	131,580
Consumer loans	47,226	52,170	51,446	55,680	58,800
All other loans	6,354	1,243	305	321	96

Total loans	819,277	708,846	650,582	574,441	513,675
Less unearned income	(11)	(29)	(90)	(356)	(1,126)

Total loans net of unearned discount	819,266	708,817	650,492	574,085	512,549
Less allowance for loan losses	(10,542)	(7,888)	(7,051)	(6,601)	(6,675)

Net loans	$808,724	$700,929	$643,441	$567,484	$505,874

The following table presents loan categories that are particularly sensitive to rate changes:

Remaining Maturities of Selected Loans

		Variable Rate			Fixed Rate
Year Ended December 31, 2008 (in thousands)	Within 1 year	1 to 5 years	After 5 years	Total	1 to 5 years	After 5 years	Total	Total Maturities
Commercial & Agricultural	$47,738	4,212	—	$4,212	15,291	1,783	$17,074	$69,024
Real Estate Construction	$94,651	4,651	—	$4,651	2,654	881	$3,535	$102,837

Loans secured by real estate comprised approximately 85.0% of our loan portfolio at December 31, 2008. Within this category, residential real estate mortgages made up 45.4% of the loan portfolio at year end 2008, 44.8% at December 31, 2007 and 44.3% at year-end 2006. While the percentage to total loan portfolio are similar each year, in 2008 residential real estate mortgages grew $54.3 million, or 17.1%. This was the largest growth in any single loan category for the year and was supplemented by purchases from our mortgage company and our branch acquisition. As a percentage of the portfolio, commercial real estate loans increased from 25.1% of the total loan portfolio at year-end 2007 to 27.1% at year-end 2008. Real estate construction loans grew 4.0% over 2007 balances and accounted for 12.6% of total loans outstanding at year-end 2008 compared to 13.9% at year-end 2007 and 13.2% at year-end 2006. Our losses on loans secured by real estate have historically been low, averaging $141 thousand in net charge offs per year over the last ten years. In the shaky real estate market where valuations are dropping, management takes these changed risks into consideration in assessing our loan to value exposure.

Consumer loans are again the fifth largest component of our loan portfolio in 2008 comprising 5.8% of the portfolio at year-end 2008 compared to 7.4% at year-end 2007 and 7.9% at year-end 2006. This portfolio’s primary component consists of installment loans. Net consumer loans for household, family and other personal expenditures totaled $47.2 million at 2008 year-end, a decrease of $4.9 million from $52.1 million at 2007 year-end. Much of the decrease was the result of our reclassification during the loan review. Consumer lifestyle changes have resulted in increasing emphasis on fast and easy one-step loans which has created intense competition for consumer borrowing dollars. This change, combined with the automotive industry’s various rebate programs with low rates at the dealer location, continues a trend that started in 2002 of decreasing consumer loans both in absolute amount and percentage of the total loan portfolio.

Commercial and agricultural loans are designed specifically to meet the needs of small and medium size business customers. This category of loans increased $8.2 million, or 13.6% to $69.0 million at December 31, 2008 compared to $60.8 million at December 31, 2007. However, due to the continued growth of real estate loans, it comprises only 8.4% of the total portfolio at year-end 2008 compared to 8.6% at year-end 2007 and 9.2% at year-end 2006. The growth in real estate construction and commercial, industrial and agricultural loans emphasize our clear commitment to support small to medium sized businesses.

Consistent with our focus on providing community-based financial services, we generally do not make loans outside of our principal market region. We do not engage in foreign lending activities; consequently the loan portfolio is not exposed to the sometimes volatile risk from foreign credits. We further maintain a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals. Our unfunded loan commitments, excluding credit card lines and letters of credit, at year-end 2008 totaled $117.2 million, compared to $105.6 million at year-end 2007. Unfunded loan commitments (excluding $47.2 million in home equity lines) are used in large part to meet seasonal funding needs which are generally higher from spring through fall than at year-end. Historically, our loan collateral has been primarily real estate because of the nature of our market region. However, as we expand into newer markets, to us, we are encountering other collateral options which in lieu of real estate, are booked based on strong credit guidelines and controls to monitor the status of the collateral.

Asset Quality

Our allowance for loan losses is an estimate of the amount needed to provide for inherent losses in the loan portfolio. In determining adequacy of the allowance, we consider our historical loss experience, the size and composition of the loan portfolio, specific impaired loans, the overall level of nonaccrual loans, the value and adequacy of collateral and guarantors, experience and depth of lending staff, effects of credit concentrations and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge offs, net of recoveries. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses can only be an estimate. Our ratio of nonperforming assets to total loans and other real estate owned at year-end 2008 increased to 2.04% compared to 0.40% at December 31, 2007 and up from 0.45% at December 31, 2006. The rapid increase in this measure points out the sudden decline in the lending environment as the economy deteriorates and unemployment measures worsen. As a result, nonperforming assets rose $13.8 million, or 476% to $16.7 million at year-end 2008, compared to $2.9 million at year end 2007. Net charge offs for 2008 increased $1.5 million or 363.8% to $1.9 million, compared to $401 thousand for the year 2007.

We have a loan review committee consisting of bank officers and board members. Additionally an independent credit review firm performs a review of loans, including a SFAS No.114 review for determining specific reserves. We utilize a risk-based evaluation system based on loan type, collateral and payment history to determine the amount of the allowance for loan losses. Management believes the allowance for loan losses to be adequate based on this loan review process and analysis. In the current lending environment with the economic markets stressed and our borrowers struggling, management took aggressive action raising the provision for loan loss to just over $4.0 million and expects to continue building the reserve in 2009 as the risk assessments dictate. In 2008, at year-end, EVB had a ratio of allowance for loan losses to total loans outstanding of 1.29% compared to 1.11% at year-end 2007 and to 1.08% at December 31, 2006, respectively. For the same dates, the loan loss allowance to nonaccrual loans ratio was 78%, 544% and 504%, indicating that the allowance was adequate with respect to nonaccrual loans. The adequacy of the allowance for loan losses is subject to regulatory examinations which may review such factors as the method used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

We will continue to increase our loan loss reserve in 2009 if the portfolio risks dictate. We will work with each customer through these tough economic times wherever it is feasible. In addition, we will review all the new initiatives that the U.S. government implements that may offer relief to our borrowers.

The following table shows loan charge-offs, loan recoveries, and loan loss provision for the periods indicated.

Allowance for Loan Losses

	Years Ended December 31
(Dollars in thousands)	2008	2007	2006	2005	2004
Average loans outstanding, net of unearned income	$773,838	$681,456	$614,330	$537,736	$498,568
Allowance for loan losses, January 1	7,888	7,051	6,601	6,676	6,495
Loans charged off:
Commercial and agricultural	441	37	37	156	135
Real estate	1,092	98	42	67	56
Consumer	880	726	691	895	1,318

Total loans charged off	2,413	861	770	1,118	1,509
Recoveries:
Commercial and agricultural	170	63	23	66	48
Real estate	30	27	23	36	9
Consumer	354	370	449	389	354

Total recoveries	554	460	495	491	411

Net loans charged off	1,859	401	275	627	1,098
Reserve on acquired loans	488	—	—	—	—
Provision for loan losses	4,025	1,238	725	552	1,279

Allowance for loan losses, December 31	$10,542	$7,888	$7,051	$6,601	$6,676

Ratios:
Ratio of allowance for loan losses to total loans outstanding, end of year	1.29%	1.11%	1.08%	1.15%	1.30%
Ratio of net charge-offs to average loans outstanding during the year	0.24%	0.06%	0.04%	0.12%	0.22%

The following table shows the allocation of allowance for loan losses at the dates indicated.

Allocation of Allowance for Loan Losses

			At December 31
	2008		2007		2006		2005		2004
	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent	Allowance	Percent
Commercial and agricultural	1,454	8.4%	$1,235	8.57%	$1,061	9.20%	$1,893	9.08%	$1,299	9.08%
Real estate mortgage	2,309	45.4%	1,145	44.83%	1,144	44.29%	763	49.22%	1,002	49.22%
Real estate construction	2,624	12.6%	1,606	13.95%	1,066	13.21%	492	4.61%	206	4.61%
Commercial real estate	3,021	27.1%	2,569	25.11%	2,630	25.35%	2,037	25.62%	2,664	25.62%
Consumer	969	5.8%	981	7.36%	949	7.91%	1,258	11.45%	1,349	11.45%
Other loans and overdrafts	84	0.8%	55	0.18%	54	0.04%	—	0.02%	—	0.02%
Total allowance for balance sheet loans	10,461	100.0%	7,591	100.00%	6,904	100.00%	6,443	100.00%	6,520	100.00%
Unallocated	81		297		147		158		156
Total allowance for loan losses	$10,542		$7,888		$7,051		$6,601		$6,676

(Percent is loans in category divided by total loans)

Nonperforming Assets

Total nonperforming assets, consisting of nonaccrual loans, loans past due 90 days or more, and other real estate owned, increased $13.9 million or 484% to $16.7 million at year-end 2008, while total loans outstanding, net of unearned discount, increased $110.4 million or 15.6% to $819.3 million for the same period. The ratio of nonperforming assets to total loans and other real estate at year-end 2008 was 2.04% compared to 0.40% at year-end 2007.

Nonperforming loans at year-end 2008 were $16.2 million which included $13.6 million in nonaccrual loans with $13.0 million of the nonaccrual loans secured by real estate in our market area, $248 thousand of commercial and agricultural loans and $337 thousand of consumer loans. Based on estimated fair values of the related collateral, we consider the nonperforming real estate loans recoverable, with any individual deficiency covered by the allowance for loan losses. The total amount of non real estate secured nonaccrual loans was $585 thousand. Loans are placed on nonaccrual status at the time when the collection of principal and interest are considered to be doubtful. The accrual of interest on loans, except credit cards, consumer loans and residential mortgage loans, is automatically discontinued at the time the loan is 90 days delinquent. Credit card loans and other personal loans are typically charged off before reaching 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. No interest is accrued on loans placed in a nonaccrual status, and any unpaid interest previously accrued on such loans is reversed when a loan is placed in nonaccrual status. If interest on nonaccrual loans had been accrued, such income would have approximated $571 thousand and $72 thousand for the years 2008 and 2007, respectively.

The balance of the nonperforming assets at year-end 2008 is the other real estate (“OREO”) owned in the amount of $560 thousand compared to $1.1 million in 2007. OREO consists of two properties, one for $460 thousand and the other for $100 thousand. The $460 thousand OREO property was sold at a small gain subsequent to year end 2008.

The following table shows nonperforming assets at the dates indicated.

Nonperforming Assets

	At December 31,
(dollars in thousands)	2008	2007	2006	2005	2004
Nonaccrual loans	$13,574	$1,449	$1,400	$884	$3,217
Restructured loans	—	—	—	—	—
Loans past due 90 days and accruing interest	2,590	358	1,504	1,655	1,614

Total nonperforming loans	16,164	1,807	2,904	2,539	4,831
Other real estate owned	560	1,056	—	—	—

Total nonperforming assets	$16,724	$2,863	$2,904	$2,539	$4,831

Nonperforming assets to total loans and other real estate owned	2.04%	0.40%	0.45%	0.44%	0.94%
Allowance for loan losses to nonaccrual loans	77.66%	544.37%	503.52%	746.72%	207.52%
Net charge-offs to average loans for the year	0.24%	0.06%	0.04%	0.12%	0.22%
Allowance for loan losses to year end loans	1.29%	1.11%	1.08%	1.15%	1.30%
Foregone interest income on nonaccrual loans	$571	$72	$45	$37	$121
Net charge offs in 2008 increased to $1.9 million from $401 thousand in 2007. The 2008 net charge offs included $526 thousand of consumer loans, $271 thousand of commercial loans and $1.1 million of real estate loans. These are major increases which have been brought on by the economic down turn. The year 2009 will probably be similar as the economic forecasts do not show a turn around until the end of the year or possibly in 2010. As stated earlier, reserves will continue to be increased as needed. While loans are charged off, there is some potential to recover portions in the future.

At December 31, 2008, we reported $15.0 million in impaired loans, an increase of $10.6 million from $4.4 million at December 31, 2007. Of this $15.0 million in impaired loans, $8.3 million was included in nonperforming loans. The average balance of impaired loans for the twelve months ended December 31, 2008 was $8.6 million. Loans are viewed as impaired based upon individual evaluations of discounted expected cash flows or collateral valuations. These loans are subject to constant management attention, and their status is reviewed on a regular basis.

Securities

Securities available for sale include those securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs, and other similar factors, and are carried at estimated fair market value. An independent third party review of this portfolio is made annually and presented to the Board of Directors as an unbiased presentation of our risks and the condition of the portfolio.

At December 31, 2008 the securities portfolio, at fair market value, was $161.9 million, a 0.6% increase from $160.9 million at 2007 year-end which was a 26.5% increase from $127.2 million at 2006 year-end. The effect of valuing the available for sale portfolio at market, net of income taxes, is reflected as a line in the Shareholders’ Equity section of the Balance Sheet as accumulated other comprehensive income (loss) as a loss of $11.8 million at December 31, 2007 and a loss of $2.9 million at 2007 year-end.

We follow a policy of not engaging in activities considered to be derivative in nature such as options, futures, swaps or forward commitments. We consider derivatives to be speculative in nature and contrary to our historical philosophy. We do not hold or issue financial instruments for trading purposes.

The following table presents the book value and fair value of securities at the dates indicated.

	December 31, 2008		December 31, 2007		December 31, 2006
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$33,149	$33,619	$43,284	$43,515	$31,596	$31,132
Mortgage-backed and CMO securities	68,351	69,152	39,439	39,069	41,691	40,678
State and political subdivisions	39,376	39,241	41,137	41,211	32,429	30,937
Pooled trust preferred securities	14,575	3,267	18,207	16,385	5,500	5,500
FNMA and FHLMC preferred stock	94	94	4,708	3,885	2,734	2,614
Corporate securities	15,302	7,272	10,156	8,378	10,164	9,520
Restricted securities	9,234	9,234	8,422	8,422	6,787	6,787

Total	$180,081	$161,879	$165,353	$160,865	$130,901	$127,168

Additional information regarding each of the pooled trust preferred securities as of December 31, 2008 follows:

Cost	Fair Value	Percent of Underlying Collateral Performing	Percent of Underlying Collateral in Deferral	Percent of Underlying Collateral in Default	Additional Default Protection Before Yield Suffers	Discounted Present Value Cash Flow Coverage	Current Fitch Rating
$2,951,740	$711,665	94.57%	2.55%	2.88%	20.6%	98.40%	BBB
2,486,593	377,962	94.88%	3.41%	1.71%	17.1%	100.10%	BBB
2,474,103	336,973	89.17%	7.98%	2.85%	13.4%	100.10%	BBB
2,032,494	280,275	91.35%	5.23%	3.42%	18.2%	101.60%	BBB
3,720,114	827,063	96.17%	3.83%	none	16.9%	106.90%	BBB
910,353	733,342	96.17%	3.83%	none	49.9%	107.70%	AAA

The following table presents the maturity and yields of securities at their amortized cost at the date indicated.

Maturity Distribution and Yields of Securities

	December 31, 2008
	Due in 1 year or less		Due after 1 through 5 years		Due after 5 through 10 years		Due after 10 years and equity securities		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and agencies	$24,000	0.80%	$5,002	5.03%	$4,147	6.08%	—	0.00%	$33,149	2.10%
Mortgage-backed securities	1,821	3.78%	19,405	4.54%	26,501	4.98%	$2,693	5.92%	50,420	4.82%
States and political subdivisions (1)	3,539	6.30%	15,062	5.98%	8,627	6.21%	12,149	6.34%	39,377	6.17%
Corporate, CMO and other securities	—	0.00%	24,573	5.08%	11,108	6.39%	12,222	5.27%	47,903	5.43%

Total securities	$29,360	1.65%	$64,042	5.12%	$50,383	5.59%	$27,064	5.81%	$170,849	4.77%

(1)	Yields on tax- exempt securities have been calculated on a tax equivalent basis at 5.90% for 2008.

See Note 3 to the Consolidated Financial Statements.

Deposits

We have historically focused on increasing core deposits to reduce the need for other borrowings to fund growth in earning assets. Core deposits provide a low cost and stable source of funding for our asset growth. Interest rates paid on deposits are carefully managed to provide an attractive market rate while at the same time not adversely affecting the net interest margin. Borrowing through the Federal Home Loan Bank of Atlanta (FHLB) is utilized for funding when the cost of borrowed funds falls below the cost of new interest-bearing deposits. We also utilize purchased deposits from a couple of sources when the rates are below our market rates. At year end 2008, our total deposit balance was $813.5 million an increase of $141.6 million from $671.9 million at year end 2007. This growth included $93 million acquired in our branch purchase, while the remainder is from market growth and an increase in brokered deposits. Our loan growth in 2008 continued at a rapid rate that drove a demand for funding which our normal markets could not handle that quickly since rates were dropping throughout the year. Management decided to increase the level of brokered deposits on a short-term basis. At year end 2008, there were $55.0 million in brokered deposits. This included about $20 million that mature in early January 2009 but were prefunded in December. Noninterest-bearing deposits decreased by $5.7 million or 6.0% to $90.1 million at 2008 year-end compared to $95.8 million at December 31, 2007.

A more representative review of the year long funding picture is the average deposits for the year, which reflect how much we are really funding over the year. For 2008, average total deposits of $753.7 million represented a 14.2% increase over the 2007 average of $660.1 million. Average deposits for 2008 grew in all categories except demand and savings deposits. Noninterest bearing average deposits declined $1.4 million to $96.9 million for 2008, a decline that has been going on since a high in 2005. Savings decreased $7.2 million, or 7.8%, compared to 2007 when this same category declined 17.7%. In looking at these two categories, it is important to note that the trend in our lowest cost deposit categories is down which forces the bank to pay more for deposits. Money market accounts grew 28.2% to $52.3 million while the rate was down 1 basis point. In 2008, large dollar and regular certificates of deposit increased $22.4 million, or 18.5%, and $29.2 million, or 13.7%, respectively, continuing a trend seen since 2006. Interest bearing checking accounts (NOW) increased $39.1 million, or 37.0%, in 2008 compared to an increase of $24.5 million in 2007. This increase is attributed to our Reward Checking product, whose balances have continually grown since its introduction in late 2006. This product pays an above market interest rate if customers achieve some basic requirements that encourage the customer to utilize electronic transactions which are less costly to the bank.

NOW accounts, at an average balance of $144.6 million are our second largest deposit category after consumer certificates of deposit and total $242.2 million. The actual annual yield on NOW account has risen from 1.77% in 2007 to 2.02% in 2008. While this is a high rate for what used to be considered “cheap” money, it is well below 4.46% and 3.76% for large and consumer certificates, respectively. Attracting deposits to our bank has been a challenge over the last three years. The high interest rate environment in the market three years ago, then the rapid decline in rates in 2008, coupled with the plummeting economy have made customers and potential customers fearful of what will happen to their money. Management’s challenge in 2009 is to manage the net interest margin in a recessionary economy by anticipating, reacting to and adjusting to each new change in the markets.

Total deposits at 2007 year-end of $671.9 million were an increase of $17.9 million, or 2.7%, compared to $654.0 million at 2006 year-end. The deposit growth in 2007 was the result of increases in certificates of deposit and NOW deposits. All other deposit categories declined in 2007. Average deposits for 2007 were $660.1 million, an increase of 4.3%, or $27.2 million, compared to 2006 average deposits of $632.9 million.

The following table presents average deposit balances and rates for the periods indicated:

Average Deposits and Rates Paid

	Years Ended December 31
	2008		2007		2006
(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest bearing demand deposits	$96,874		$98,282		$99,213
Interest-bearing deposits:
Checking (NOW accounts)	144,558	2.02%	105,494	1.77%	80,962	0.53%
Money market accounts	52,321	2.40%	40,817	2.41%	45,006	2.08%
Regular savings accounts	74,667	0.90%	81,843	1.16%	99,509	1.25%
Large denomination certificates (1) (2)	143,115	4.46%	120,735	4.80%	103,789	4.34%
Other certificates of deposit (2)	242,184	3.76%	212,967	4.47%	204,440	3.92%

Total interest-bearing	656,845	3.10%	561,856	3.40%	533,706	2.83%

Total average deposits	$753,719		$660,138		$632,919

(1)	Certificates issued in amounts of $100,000 or greater

(2)	Includes some brokered deposits

The following table presents the maturity schedule of large denomination certificates at the dates indicated:

Maturities of Large Denomination Certificates of Deposit (1) (2)

(dollars in thousands)	Within 3 Months	3-6 Months	6-12 Months	Over 12 Months	Total	Percent of Total Deposits
At December 31, 2008	$33,188	$22,220	$95,733	$29,281	$180,422	26.85%

(1)	Certificates issued in amounts of $100,000 or greater

(2)	Includes some brokered deposits

Capital Resources

Capital resources are managed to maintain a capital structure that provides us the ability to support asset growth, absorb potential losses and expand our franchise when appropriate. Capital represents original investment by shareholders plus retained earnings and provides financial resources over which we can exercise greater control as compared to deposits and borrowed funds.

Regulatory authorities have adopted guidelines to establish minimum capital standards. Specifically, the guidelines classify assets and balance sheet items into four risk-weighted categories. The minimum regulatory total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, defined as common equity and retained earnings, plus trust preferred debt up to 25% of Tier 1 capital, less goodwill and intangibles. At December 31, 2008, we had a total risk based capital ratio of 11.56% and a Tier 1 leverage ratio of 8.62%, both in excess of regulatory guidelines and the amount needed to support our banking business.

Capital is carefully managed as the financial opportunities of a high capital base are weighed against the impact of the return on equity ratio. In January 2001, we announced a stock repurchase program intended to reduce high capital levels and to increase return on equity to shareholders. This plan was amended in 2003 and the number of shares that can be repurchased is 5% of the outstanding shares on January 1 of each year. We repurchased 70,545 shares in 2008, 179,350 shares in 2007 and no shares in 2006. Details of the number of shares available and purchases by month can be seen in our 10-Q filings with the SEC. Theere were no shares repurchased in the third and fourth quarters of 2008.

In December 2006, we completed an offering of our common stock. We sold 1.15 million shares and received over $23.5 million (net proceeds) in new capital. These funds gave us flexibility in 2007 which allowed us to fund assets purchases early in 2007 with out borrowing and gave us flexibility in a tight deposit milieu.

Subsequent to year end, the January 9, 2009 issuance of preferred stock to the U. S. Treasury added $24 million to capital. The preferred stock will pay cumulative dividends at a fixed rate of 5% per annum for the first five years, and thereafter, at a rate of 9% per annum. There are no material commitments at this time but management estimates that all our capital ratios will increase by about 3.0%.

The following table provides an analysis of our capital as of December 31, 2008, 2007 and 2006. Note 19 in the Consolidated Financial Statements presents an analysis of the capital position of both our Company and EVB as of year-end 2008, 2007 and 2006:

Analysis of Capital

	At December 31,
(dollars in thousands)	2008	2007	2006
Tier 1 capital:
Common stock	$11,798	$11,865	$12,166
Surplus	18,456	18,812	21,276
Retained earnings	62,804	63,616	58,731

Total equity	93,058	94,293	92,173
Trust preferred debt	10,000	10,000	10,000
Less goodwill and intangibles	(16,472)	(6,496)	(6,776)

Total Tier 1 capital	86,586	97,797	95,397
Tier 2 capital:
Allowance for loan losses	10,301	7,888	7,051
Deductions for other investments (1)	1,658	1,260	1,448

Total risk-based capital	95,229	104,425	101,000
Risk-weighted assets	823,862	707,850	634,287
Capital ratios:
Tier 1 risk based capital	10.51%	13.82%	15.04%
Total risk based capital	11.56%	14.75%	15.92%
Tier 1 capital to average total assets	8.62%	10.80%	11.57%

(1)	Regulatory authorities require a deduction from capital for the value of other LLC’s in which we have an ownership interest.

Off -Balance Sheet Arrangements

At December 31, 2008, we had $131.7 million of off-balance sheet credit exposure in the form of $125.4 million of commitments to grant loans and unfunded commitments under lines of credit and $6.3 million of standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on our credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which we are committed.

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending a loan to our customers. We generally hold collateral supporting those commitments if deemed necessary.

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, deposits with other banks, federal funds sold, investments and loans maturing or repricing within one year. Our management of liquid assets provides a liquidity level that we believe is sufficient to satisfy our depositors’ requirements and to meet our customers’ credit needs. At December 31, 2008, $366.4 million or 37.6% of total earning assets were due to mature or reprice within the next year.

We also maintain additional sources of liquidity through a variety of borrowing arrangements. Federal funds borrowing arrangements with major regional banks combined with immediately available lines of credit with the Federal Home Loan Bank totaled $26.6 million at December 31, 2008. At year-end 2008, we had $134.6 million of FHLB borrowings outstanding. During 2008, we executed new borrowings of $9.0 million and had paydowns of $1.5 million in FHLB borrowings.

The following table presents our contractual obligations and scheduled payment amounts due at various intervals over the next five years and beyond.

As of 12/31/2008

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
	(dollars in thousands)
Long-term debt	$144,643	$11,429	$15,714	$—	$117,500
Capital lease obligations	—	—	—	—	—
Operating leases	1,882	446	799	553	84
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	$146,525	$11,875	$16,513	$553	$117,584

Inflation

In financial institutions, unlike most manufacturing companies, virtually all of the assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on a bank’s performance than the effects of general levels of inflation. Interest rate movement is not necessarily tied to movements in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Accounting Rule Changes

Refer to Note 1 of the audited financial statements for Recent Accounting Pronouncements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. Our market risk is composed primarily of interest rate risk. We are responsible for reviewing the interest rate sensitivity position of EVB and establishing policies to monitor and limit exposure to interest rate risk. The Board of Directors reviews guidelines established by Management. It is our policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. We consider derivatives as speculative which is contrary to our historical or prospective philosophy. We do not hold or issue financial instruments for trading purposes. We do hold in our loan and securities portfolios investments that adjust or float according to changes in index rates which is not considered speculative, but necessary for good asset/liability management.

Asset/Liability Risk Management: The primary goals of asset/liability risk management are to maximize net interest income and the net value of our future cash flows within the interest rate limits set by our Asset/Liability Committee (ALCO).

Interest Rate Risk Measurement: Interest rate risk is monitored through the use of three complementary measures: static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of our interest rate risk, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.

Static Gap: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specific time period. The cumulative one-year gap at year-end was a negative 10.91% which is within the policy limit for the one-year gap of plus 15% to minus 15% of total earning assets at a combined Company level.

Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns determined by statistical analysis, based upon industry accepted assumptions including the most recent core deposit defaults set forth by the FFIEC (Federal Financial Institutions Examination Council). The gap repricing distributions include principal cash flows from residential mortgage loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.

Earnings Simulation: The earnings simulation model forecasts one-year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.

The most recent earnings simulation model projects net income would decrease approximately 12.06% of stable rate or base net income if rates were to fall immediately by 200 basis points. It projects a decrease of approximately 1.57% if rates rise by 200 basis points. Management believes this reflects an asset sensitive interest risk for the one-year horizon although an alternative calculation indicates an asset sensitive position in a 90 day horizon and a slightly liability sensitive position in a one year horizon.

This dynamic simulation model includes assumptions about how the balance sheet is likely to evolve through time, in different interest rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management’s outlook, as are the assumptions used to project yields and rates for new loans and deposits. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Noncontractual deposit growth rates and pricing are assumed to follow historical patterns. The sensitivities of key assumptions are analyzed at least annually and reviewed by management.

Net Present Value: The Net Present Value (“NPV”) of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. Interest rate risk analysis using NPV involves changing the interest rates used in determining the cash flows and in discounting the cash flows. The resulting percentage change in NPV is an indication of the longer term repricing risk and options embedded in the balance sheet.

At year-end, a 200 basis point immediate increase in rates is estimated to decrease NPV by 15.68%. Additionally, NPV is estimated to decrease by 11.49% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a 0.1% chance of occurrence.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.

Summary information about interest rate risk measures is presented below:

	2008	2007
Static 1 - Year Cumulative Gap	-10.91%	0.44%
1 - Year net income simulation projection:
- 200 basis point shock vs. stable rate	-12.06%	-21.50%
+ 200 basis point shock vs. stable rate	1.21%	2.12%
Static net present value change:
- 200 basis point shock vs. stable rate	-11.49%	0.31%
+ 200 basis point shock vs. stable rate	-15.68%	-13.08%

Item 8.	Financial Statements and Supplementary Data

The following financial statements are filed as a part of this report following item 15:

•	Report of Independent Registered Public Accounting Firm

•	Consolidated Balance Sheets as of December 31, 2008 and 2007

•	Consolidated Statements of Income for the three years ended December 31, 2008

•	Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2008

•	Consolidated Statements of Cash Flows for the three years ended December 31, 2008

•	Notes to Consolidated Financial Statements

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide assurance that the information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods required by the Securities and Exchange Commission. An evaluation of the effectiveness of the design and operations of our disclosure controls and procedures at the end of the period covered by this report was carried out under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer. Based on such evaluation, such officers concluded that the Company’s disclosure controls and procedures were effective as of the end of such period.

Management’s Report on Internal Control Over Financial Reporting

The management of Eastern Virginia Bankshares, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934). Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our Company’s financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

As of December 31, 2008, management has assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on the assessment, management determined that we maintained effective internal control over financial reporting as of December 31, 2008, based on those criteria.

Yount, Hyde and Barbour, P.C., the independent registered public accounting firm that audited our consolidated financial statements, included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2008. The report, which states an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2008, is incorporated by reference in Item 8 above, under the heading “Report of Independent Registered Public Accounting Firm.”

No changes were made in our internal control over financial reporting during the quarter ended December 31, 2008 that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The response to this Item is incorporated by reference to the information under the caption “Election of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance” in EVB’s Proxy Statement for the 2009 annual meeting of shareholders, and for executive officers is listed below:

Item 11.	Executive Compensation

The response to this Item is incorporated by reference to the information under the captions “Executive Compensation” and “Director Compensation” in EVB’s Proxy Statement for the 2009 annual meeting of shareholders.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The response to this Item is incorporated by reference to the information under the captions “Ownership of Stock” and “Executive Compensation” in our Proxy Statement for the 2009 annual meeting of shareholders.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The response to this Item is incorporated by reference to the information under the captions “Corporate Governance and the Board of Directors, including the statement on independence of directors” and “Transactions with Management” in our Proxy Statement for the 2009 annual meeting of shareholders.

Item 14.	Principal Accounting Fees and Services

The response to this Item is incorporated by reference to the information under the caption “Fees of Independent Registered Public Accounting Firm” and “Pre-Approved Services” in EVB’s Proxy Statement for the 2009 annual meeting of shareholders.

PART IV

Item 15.	Exhibits, Financial Statement Schedules

(a)(1)	The response to this portion of Item 15 is included in Item 8 above.

(a)(2)	The response to this portion of Item 15 is included in Item 8 above.

(a)(3)	Exhibits

The following exhibits are filed as part of this Form 10-K and this list includes the Exhibit Index.

Exhibit Number

3.1	Amended and restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., as amended and restated on December 29, 2008.

3.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., attached as Exhibit 3.1 to the Company’s current report on form 8-K filed January 13, 2009, incorporated herein by reference.

3.3	Bylaws of Eastern Virginia Bankshares, Inc., as amended February 21, 2008, attached as Exhibit 3.1 to the Company’s current Report on Form 8- K filed February 27, 2008, incorporated herein by reference.

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, included in the Company’s 2003 Proxy Statement, as filed with the Commission on March 24, 2003, incorporated herein by reference. *

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan, included in the Company’s 2007 Proxy Statement, as filed with the Commission on March 21, 2007, incorporated herein by reference. *

10.3	Employment Agreement dated as of January 1, 2008, between Eastern Virginia Bankshares, Inc. and Joe A. Shearin. *

10.4	Employment Agreement dated as of March 4, 2008, between Eastern Virginia Bankshares, Inc. and Ronald L. Blevins. *

10.5	Employment Agreement dated as of March 4, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James. *

10.6	Employment Agreement dated as of June 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas. *

10.7	Purchase and Assumption Agreement between EVB and Millennium Bank, N.A., attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed December 3, 2007, incorporated herein by reference.

13.1	Excerpt from the 2008 Annual Report to Shareholders with respect to Market for the Company’s Common Stock.

13.2	Excerpt from the 2008 Annual Report to Shareholders with respect to Selected Financial Data.

14.1	Code of Conduct and Business Ethics, attached as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

21.1	Subsidiaries of Eastern Virginia Bankshares, Inc.

23.1	Consent of Yount, Hyde & Barbour, P.C.

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Chief Financial Officer

32.1	Section 906 Certification of Chief Executive Officer

32.2	Section 906 Certification of Chief Financial Officer

*	Management contract or compensatory plan or arrangement.

(b) Exhibits – See exhibit index included in Item 15(a)(3) above.

(c) Financial Statement Schedules – See Item 15(a)(2) above.

(All exhibits not incorporated herein by reference are attached as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.)

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Eastern Virginia Bankshares, Inc.

By	/s/ Ronald L. Blevins	Date: March 10, 2009
Ronald L. Blevins
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 4, 2009.

Signature	Title

/s/ W. Rand Cook W. Rand Cook	Chairman of the Board of Directors

/s/ F. L. Garrett, III F.L. Garrett, III	Vice Chairman of the Board of Directors

/s/ Joe A. Shearin Joe A. Shearin	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ira C. Harris Ira C. Harris	Director

/s/ F. Warren Haynie, Jr. F. Warren Haynie, Jr.	Director

/s/ William L. Lewis William L. Lewis	Director

/s/ Charles R. Revere Charles R. Revere	Director

/s/ Howard R. Straughan Howard R. Straughan	Director

/s/ Leslie E. Taylor Leslie E. Taylor	Director

/s/ Jay T. Thompson Jay T. Thompson	Director

/s/ Ronald L. Blevins Ronald L. Blevins	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number

3.1	Amended and restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., as amended and restated on December 29, 2008.

3.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., attached as Exhibit 3.1 to the Company’s current report on form 8-K filed January 13, 2009, incorporated herein by reference.

3.3	Bylaws of Eastern Virginia Bankshares, Inc., as amended February 21, 2008, attached as Exhibit 3.1 to the Company’s current Report on Form 8- K filed, February 27, 2008, incorporated herein by reference.

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, included in the Company’s 2003 Proxy Statement, as filed with the Commission on March 24, 2003, incorporated herein by reference. *

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan, included in the Company’s 2007 Proxy Statement, as filed with the Commission on March 21, 2007, incorporated herein by reference. *

10.3	Employment Agreement dated as of January 1, 2008, between Eastern Virginia Bankshares, Inc. and Joe A. Shearin. *

10.4	Employment Agreement dated as of March 4, 2008, between Eastern Virginia Bankshares, Inc. and Ronald L. Blevins. *

10.5	Employment Agreement dated as of March 4, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James.*

10.6	Employment Agreement dated as of June 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas.*

10.7	Purchase and Assumption Agreement between EVB and Millennium Bank, N.A., attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed December 3, 2007, incorporated herein by reference.

13.1	Excerpt from the 2008 Annual Report to Shareholders with respect to Market for the Company’s Common Stock.

13.2	Excerpt from the 2008 Annual Report to Shareholders with respect to Selected Financial Data.

14.1	Code of Conduct and Business Ethics, attached as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

21.1	Subsidiaries of Eastern Virginia Bankshares, Inc.

23.1	Consent of Yount, Hyde & Barbour, P.C.

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Chief Financial Officer

32.1	Section 906 Certification of Chief Executive Officer

32.2	Section 906 Certification of Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Eastern Virginia Bankshares, Inc.

Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of Eastern Virginia Bankshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastern Virginia Bankshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Eastern Virginia Bankshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 3, 2009 expressed an unqualified opinion on the effectiveness of Eastern Virginia Bankshares, Inc. and subsidiaries’ internal control over financial reporting.

Winchester, Virginia
March 3, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Eastern Virginia Bankshares, Inc.

Tappahannock, Virginia

We have audited Eastern Virginia Bankshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Eastern Virginia Bankshares, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Eastern Virginia Bankshares, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows of Eastern Virginia Bankshares, Inc. and subsidiaries and our report dated March 3, 2009 expressed an unqualified opinion.

Winchester, Virginia
March 3, 2009

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements

EASTERN VIRGINIA BANKSHARES, INC. and SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

	(dollars in thousands)
	2008	2007
Assets:
Cash and due from banks	$13,214	$18,017
Federal funds sold	—	367
Securities available for sale, at fair value	161,879	160,865
Loans, net of unearned income	819,266	708,817
Allowance for loan losses	(10,542)	(7,888)

Total loans, net	808,724	700,929

Deferred income taxes	12,930	4,584
Bank premises and equipment, net	20,806	18,261
Accrued interest receivable	4,050	4,124
Other real estate	560	1,056
Goodwill	15,970	5,725
Other assets	13,230	12,783

Total assets	$1,051,363	$926,711

Liabilities and Shareholders’ Equity:
Liabilities
Noninterest-bearing demand accounts	$90,091	$95,823
Interest-bearing deposits	723,442	576,077

Total deposits	813,533	671,900

Federal funds purchased	3,593	17,099
Federal Home Loan Bank (FHLB) advances	134,643	127,071
Trust preferred debt	10,310	10,310
Accrued interest payable	2,512	3,539
Other liabilities	8,743	6,023

Total liabilities	973,334	835,942

Shareholders’ Equity
Preferred stock, $2 par value, 50,000,000 shares authorized none issue	—	—
Common stock, $2 par value per share, authorized 50,000,000 shares, issued and outstanding 5,912,553 (including 13,500 nonvested shares), and 5,947,443 (including 15,000 nonvested shares), respectively	11,798	11,865
Surplus	18,456	18,811
Retained earnings	62,804	63,616
Accumulated other comprehensive (loss), net	(15,029)	(3,523)

Total shareholders’ equity	78,029	90,769

Total liabilities and shareholders’ equity	$1,051,363	$926,711

See Notes to Consolidated Financial Statements.

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31, 2008, 2007 and 2006

	(dollars in thousands, except per share data)
	2008	2007	2006
Interest and Dividend Income
Loans and fees on loans	$51,371	$50,626	$44,503
Interest on investments:
Taxable interest income	5,918	5,065	4,417
Tax exempt interest income	1,658	1,415	1,405
Dividends	355	457	392
Interest on federal funds sold	84	638	299

Total interest and dividend income	59,386	58,201	51,016

Interest Expense
Deposits	20,337	19,121	15,130
Federal funds purchased	90	73	88
Interest on FHLB advances	5,754	4,919	3,415
Interest on trust preferred debt	628	849	811

Total interest expense	26,809	24,962	19,444

Net interest income	32,577	33,239	31,572
Provision for Loan Losses	4,025	1,238	725

Net interest income after provision for loan losses	28,552	32,001	30,847

Noninterest Income:
Service charges on deposit accounts	3,991	3,671	3,234
Debit/credit card fees	1,135	844	509
Other operating income	1,405	1,581	1,386
Gain on sale of available for sale securities, net	44	14	36
Impairment on securities available for sale	(4,933)	—	—
Actuarial gain on pension curltailment	1,328	—	—

Total noninterest income	2,970	6,110	5,165

Noninterest Expenses:
Salaries and benefits	14,776	14,547	14,667
Occupancy and equipment expense	4,738	4,282	3,906
Telephone	996	613	571
Consultant fees	653	629	768
Marketing and advertising	874	756	871
Other operating expenses	5,908	5,047	5,036

Total noninterest expense	27,945	25,874	25,819

Income before income taxes	3,577	12,237	10,193
Income Tax Expense	506	3,483	2,956

Net income	$3,071	$8,754	$7,237

Net income per common share:
Basic	$0.52	$1.45	$1.45

Diluted	$0.52	$1.45	$1.45

Dividends Per Share	$0.64	$0.64	$0.63

See Notes to Consolidated Financial Statements.

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	(dollars in thousands)
	2008	2007	2006
Cash Flows from Operating Activities
Net income	$3,071	$8,754	$7,237
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from equity investment in partnership	(130)	16	16
Depreciation and amortization, net	2,215	1,984	1,917
Deferred tax provision (benefit)	(2,096)	(439)	(1,323)
Provision for loan losses	4,025	1,238	725
Gain realized on sale of fixed assets	(129)	(12)	(26)
(Gain) realized on available for sale securities, net	(44)	(14)	(36)
Actuarial Gain- Pension Curtailment	(1,328)	—	—
Impairment on securities	4,933	—	—
Impairment on OREO	229	—	—
Accretion and amortization on securities, net	20	59	265
Stock based compensation	277	250	210
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	247	8	(549)
(Increase) decrease in other assets	(1,913)	386	(899)
Increase (decrease) in accrued interest payable	(1,234)	1,261	1,014
Increase in other liabilities	85	1,449	1,237

Net cash provided by operating activities	8,228	14,940	9,788

Cash Flows from Investing Activities
Proceeds from sales of securities available for sale	5,624	4,070	4,746
Maturities and principal repayments of securities available for sale	83,178	11,632	12,977
Purchases of securities available for sale	(107,627)	(50,271)	(10,742)
Purchase of restricted stock, net	(812)	—	—
Proceeds from sale of other real estate	950	—	—
Acquisition of branches	33,995	—	—
Improvement to other real estate	(123)	—	—
Net (increase) in loans	(63,483)	(59,782)	(76,681)
Purchases of bank premises and equipment	(4,658)	(3,338)	(3,676)
Proceeds from sale of bank premises and equipment	209	12	26

Net cash (used in) investing activities	(52,747)	(97,677)	(73,350)

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

(continued)

	(dollars in thousands)
	2008	2007	2006
Cash Flows from Financing Activities
Net increase (decrease) in demand deposit accounts, interest-bearing demand deposits and savings accounts	16,488	16,594	(25,657)
Net increase in certificates of deposit	33,272	1,327	51,293
Proceeds from Federal Home Loan Bank advances	18,000	85,000	40,000
Repayments of Federal Home Loan Bank advances	(10,428)	(48,429)	(1,429)
Increase (decrease) in federal funds purchased	(13,506)	17,099	(6,822)
Repurchases and retirement of stock	(1,237)	(3,610)	—
Exercise of stock options	—	38	13
Issuance of common stock under dividend reinvestment plan	434	413	394
Issuance of common stock under stock offering	—	—	23,576
Director stock grant	104	143	191
Dividends paid	(3,778)	(3,869)	(3,098)

Net cash provided by financing activities	39,349	64,706	78,461

Cash and Cash Equivalents
Beginning of year	18,384	36,415	21,516
Net increase (decrease) in cash and cash equivalents	(5,170)	(18,031)	14,899

End of year	$13,214	$18,384	$36,415

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$27,836	$23,701	$18,431

Cash payments for income taxes	$2,370	$4,009	$2,956

Supplemental Disclosures of Noncash Investing and Financing Activities
Transfers from loans to foreclosed real estate	$559	$1,056	$—

Unrealized (loss) on securities available for sale	$(13,714)	$(754)	$(1,044)

Minimum pension liability and change in measurement date adjustment	$(4,147)	$1,949	$(2,881)

Details of acquisition of branches:
Fair value of assets acquired	$49,171	$—	$—
Fair value of liabilities assumed	93,706	—	—
Purchase price in excess of net assets acquired	10,265	—	—

Cash received	34,270	—	—
Less cash acquired	(275)	—	—

Net cash received for acquisition	$33,995	$—	$—

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2008, 2007 and 2006

(dollars in thousands)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (loss)	Total
Balance, December 31, 2005	$9,812	$—	$53,838	$(1,776)		$61,874
Comprehensive income:
Net income - 2006	—	—	7,237	—	$7,237	7,237
Other comprehensive loss:
Unrealized securities losses arising during period, (net of tax, $343)	—	—	—	—	(665)	—
Reclassification adjustment, (net of tax, $12)	—	—	—	—	(24)	—

Other comprehensive loss	—	—	—	(689)	(689)	(689)

Total comprehensive income	—	—	—	—	$6,548

Adjustment to initially apply FASB Statement	—	—		(1,901)		(1,901)
No. 158, net of tax ($980)	—	—	—	—		—
Cash dividends declared	—	—	(3,098)	—		(3,098)
Stock-based compensation	—	—	210	—		210
Director stock grant	17	—	174	—		191
Stock options exercised	1	—	12	—		13
Issuance of common stock under offering, net	2,300	21,276	—	—		23,576
Issuance of common stock under dividend						—
reinvestment plan	36	—	358	—		394

Balance, December 31, 2006	$12,166	$21,276	$58,731	$(4,366)		$87,807
Comprehensive income:
Net income - 2007	—		8,754	—	$8,754	8,754
Other comprehensive income:
Unrealized securities losses arising during period, (net of tax, $296)	—		—	—	(444)	—
Reclassification adjustment, (net of tax, $5)	—		—	—	(9)	—
Change in unfunded pension liability
(net of tax ($653))	—		—	—	1,296	—

Other comprehensive income				843	843	843

Total comprehensive income	—		—	—	$9,597

Cash dividends declared	—		(3,869)	—		(3,869)
Stock-based compensation	—	250	—	—		250
Director stock grant	13	130	—	—		143
Stock options exercised	5	33	—			38
Shares purchased and retired	(359)	(3,251)	—	—		(3,610)
Issuance of common stock under dividend reinvestment plan	40	373	—	—		413

Balance, December 31, 2007	$11,865	$18,811	$63,616	$(3,523)		$90,769
Comprehensive (loss):
Net income - 2008	—		3,071	—	$3,071	3,071
Other comprehensive loss:
Unrealized securities losses arising during period, (net of tax, ($4,785 million))	—		—	—	(8,885)
Reclassification adjustment, (net of tax, $15)	—		—	—	(29)
Change in unfunded pension liability					—
(net of tax ($653))	—		—	—	(2,592)

Other comprehensive loss	—		—	(11,506)	(11,506)	(11,506)

Total comprehensive loss					$(8,435)

Cash dividends declared	—		(3,778)	—		(3,778)
Stock-based compensation	—	277	—	—		277
Director stock grant	13	91	—	—		104
Pension plan date change	—		(105)			(105)
Shares purchased and retired	(141)	(1,096)				(1,237)
Restricted common stock vested	3	(3)				—
Issuance of common stock under dividend reinvestment plan	58	376	—	—		434

Balance, December 31, 2008	$11,798	$18,456	$62,804	$(15,029)		$78,029

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Eastern Virginia Bankshares, Inc. and subsidiaries (the “Company”, “our Company”, “we” “us” or “our”) conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a description of the more significant of those policies:

Business

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. We conduct our primary operations through our wholly-owned bank subsidiary, EVB. Two of our predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. Seeking to accelerate our growth in a higher growth adjacent market, we started a de novo bank, Hanover Bank, in 2000. The three predecessor banks were merged and the surviving bank re-branded as EVB in April 2006.

Our primary activity is retail banking. Through our bank subsidiary, we provide full service banking including commercial and consumer demand and time deposit accounts, real estate, commercial and consumer loans, Visa revolving credit accounts, drive-in banking services, automated teller machine transactions, internet banking and wire transfer services. With 25 branches at 2008 year end, our bank serves diverse markets that primarily are in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King and Queen, King William, Lancaster, Middlesex, New Kent, Richmond, Northumberland, Southampton, Surry, Sussex and the City of Colonial Heights. Ancillary services provided by our bank include travelers’ checks, safe deposit box rentals, collections and other customary bank services to its customers. The majority of our revenue comes from retail banking in the form of interest earned on loans and investment securities and fees related to deposit services. The Company also owns EVB Statutory Trust I, a limited purpose entity that was created in 2003 for the purpose of issuing our trust preferred debt.

Our bank owns EVB Financial Services, Inc., which in turn has 100% ownership of EVB Investments, Inc. and a 50% ownership interest in EVB Mortgage, Inc. EVB Investments, Inc. has a 770 share interest in Infinex, which it uses as a brokerage firm for the investment services it provides. The bank also has a 75% ownership interest in EVB Title, LLC and a 2.33% interest in Virginia Bankers Insurance Center, LLC. EVB Title, LLC sells title insurance, while Virginia Bankers Insurance Center, LLC acts as a broker for insurance sales for its member banks. EVB Mortgage, Inc. was chartered in the first quarter of 2004 and began conducting business in the third quarter of 2004. The financial position and operating results of all of these subsidiaries are not significant to us as a whole and are not considered principal activities of our Company at this time.

Principles of Consolidation

The consolidated financial statements include the accounts of Eastern Virginia Bankshares, Inc. and all subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. FASB interpretation No. 46 (R) requires that we no longer eliminate through consolidation the $310 thousand that represents the equity investment in EVB Statutory Trust I. The subordinated debt of the trust is reflected as a liability of our Company.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold, which all mature within ninety days.

Securities

Securities, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. We do not have any securities classified as “held to maturity” or “trading.”

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, we consider (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

We grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. Loans that we have the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method for loans with a maturity greater than one year at origination.

The accrual of interest on loans, except credit cards, consumer loans and residential mortgage loans, is automatically discontinued at the time the loan is 90 days delinquent. Credit card loans and other personal loans are typically charged off before reaching 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Recoveries of amounts previously charged-off are credited to the allowance. Our determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loss experience, the value and adequacy of collateral, and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond our control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.

The allowance consists of specific, general and unallocated components. The specific component generally relates to loans that are classified as either doubtful or substandard. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment shortfalls generally are not classified as impaired. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify the individual consumer and residential loans for impairment disclosures.

Other Real Estate

Real estate acquired through, or in lieu of, foreclosure is held for sale and is initially recorded at the lower of the loan balance or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations less cost to sell are periodically performed by our management, and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

Notes to Consolidated Financial Statements

Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Land is carried at cost. Depreciation and amortization are computed using the straight-line or declining-balance method for financial reporting purposes and are charged to expense over the estimated useful lives of the assets, ranging from three to thirty years. Depreciation for tax purposes is computed based upon accelerated methods. The costs of major renewals or improvements are capitalized while the costs of ordinary maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of income.

Stock Compensation Plan

At December 31, 2008, we had two stock-based compensation plans, which are described more fully in Note 12. We account for these plans under the recognition and measurement principles of FASB Statement No. 123R “Share–Based Payment.” Stock-based compensation costs included in salaries and benefits expense totaled $277 thousand for the year 2008, $250 thousand for the year 2007 and $210 thousand for the year 2006.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards, and are determined using the treasury method. Earnings per share calculations are presented in Note 11.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, and pension liability adjustments are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Notes to Consolidated Financial Statements

Pension Plan

We have a defined benefit pension plan covering employees meeting certain age and service requirements. We compute the net periodic pension cost of the plan in accordance with FASB No. 158, “Employers’ Accounting for Defined Benefit Pensions and Other Post Retirement Plans.” See Note 10.

Advertising

We practice the policy of charging advertising costs to expense as incurred. Advertising expense totaled $559 thousand, $459 thousand, and $621 thousand for the three years ended December 31, 2008, 2007 and 2006, respectively.

Intangible Assets

Core deposit intangibles are included in other assets and are being amortized on a straight-line basis over the period of expected benefit, which is 28.5 months to seven years. Core deposit intangibles, net of amortization amounted to $503 thousand and $770 thousand at December 31, 2008 and 2007 respectively. Core deposit intangibles are included in other assets on our Consolidated Financial Statements.

Goodwill

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations prior to January 1, 2009. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 also prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead these assets are subject to at least an annual impairment review, and more frequently if certain impairment indicators are in evidence.

Goodwill amounted to $16.0 million and $5.7 million at December 31, 2008 and 2007, respectively. Goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2008, 2007 or 2006.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) reached a consensus on Emerging Issues Task Force (“EITF”) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” (“EITF Issue 06-4”). In March 2007, the FASB reached a consensus on EITF Issue 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements,” (“EITF Issue 06-10”). Both of these standards require a company to recognize an obligation over an employee’s service period based upon the substantive agreement with the employee such as the promise to maintain a life insurance policy or provide a death benefit postretirement. The Company adopted the provisions of these standards effective January 1, 2008. The adoption of these standards was not material to the consolidated financial statements.

Notes to Consolidated Financial Statements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but rather, provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The FASB has approved a one-year deferral for the implementation of the Statement for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 was not material to the consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, with early adoption available in certain circumstances. The Company adopted SFAS 159 effective January 1, 2008. The Company decided not to report any existing financial assets or liabilities at fair value that are not already reported, thus the adoption of this statement did not have a material impact on the consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Statement will significantly change the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes principles for how an acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisition dates on or after the beginning of an entity’s first year that begins after December 15, 2008. The Company does not expect the implementation of SFAS 141(R) to have a material impact on its consolidated financial statements, at this time.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51” (SFAS 160). The Statement will significantly change the financial accounting and reporting of noncontrolling (or minority) interests in consolidated financial statements. SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008, with early adoption prohibited. The Company does not expect the implementation of SFAS 160 to have a material impact on its consolidated financial statements, at this time.

Notes to Consolidated Financial Statements

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB 109). SAB 109 expresses the current view of the staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Implementation of SAB 109 did not have a material impact on our consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (SAB 110). SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in SAB 107 for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. The staff noted that it understands that detailed information about employee exercise patterns may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. Implementation of SAB 110 did not have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133,” (“SFAS No. 161”). SFAS No. 161 requires that an entity provide enhanced disclosures related to derivative and hedging activities. SFAS No. 161 is effective for the Company on January 1, 2009.

In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. 142-3”). FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of FSP No. 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the assets under SFAS No. 141(R). FSP No. 142-3 is effective for the Company on January 1, 2009, and applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. The adoption of FSP No. 142-3 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Management does not expect the adoption of the provision of SFAS No. 162 to have any impact on our consolidated financial statements.

Notes to Consolidated Financial Statements

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” (“FSP 133-1 and FIN 45-4”). FSP 133-1 and FIN 45-4 require a seller of credit derivatives to disclose information about its credit derivatives and hybrid instruments that have embedded credit derivatives to enable users of financial statements to assess their potential effect on its financial position, financial performance and cash flows. The disclosures required by FSP 133-1 and FIN 45-4 were effective for the Company on December 31, 2008 did not expected to have a material impact on our consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 in determining the fair value of a financial asset during periods of inactive markets. FSP 157-3 was effective as of September 30, 2008 and did not have material impact on the Company’s consolidated financial statements.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” FSP No. FAS 140-4 and FIN 46(R)-8 requires enhanced disclosures about transfers of financial assets and interests in variable interest entities. The FSP is effective for interim and annual periods ending after December 15, 2008. Since the FSP requires only additional disclosures concerning transfers of financial assets and interest in variable interest entities, adoption of the FSP will not affect the Company’s financial condition, results of operations or cash flows.

In January 2009, the FASB reached a consensus on EITF Issue 99-20-1. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. The FSP is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. The FSP was effective as of December 31, 2008 and did not have a material impact on the consolidated financial statements.

Note 2. Cash and Due From Banks

To comply with Federal Reserve Regulations, our subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2008 and 2007, the daily average required balances were approximately $75 thousand for both periods.

Notes to Consolidated Financial Statements

Note 3. Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	December 31, 2008
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$33,149	$540	$70	$33,619
Mortgage-backed and CMO securities	68,351	1,307	506	69,152
State and political subdivisions	39,376	753	888	39,241
Pooled trust preferred securities	19,075	—	15,493	3,582
FNMA and FHLMC preferred stock	94	—	—	94
Corporate securities	10,802	—	3,845	6,957
Restricted securities	9,234	—	—	9,234

Total	$180,081	$2,600	$20,802	$161,879

	December 31, 2007
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$43,284	$285	$54	$43,515
Mortgage-backed and CMO securities	39,439	121	491	39,069
State and political subdivisions	41,137	384	310	41,211
Pooled trust preferred securities	18,207	—	1,822	16,385
FNMA and FHLMC preferred stock	4,708	57	880	3,885
Corporate securities	10,156	13	1,791	8,378
Restricted securities	8,422	—	—	8,422

Total	$165,353	$860	$5,348	$160,865

Notes to Consolidated Financial Statements

The following is a comparison of amortized cost and estimated fair values of our securities by contractual maturity at December 31, 2008. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

(dollars in thousands)	Amortized Cost	Estimated Fair Value
Due in one year or less	$29,360	$29,397
Due after one year through five years	64,041	57,592
Due after five years through ten years	50,382	48,262
Due after ten years	27,064	17,394
Restricted securities	9,234	9,234

Total	$180,081	$161,879

At December 31, 2008, investments in an unrealized loss position that are temporarily impaired are:

	December 31, 2008
	Less than 12 months		12 months or more		Total
(dollars in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U. S. Government agencies	$20,000	$—	$930	$70	$20,930	$70
Mortgage-backed and CMO securities	8,325	87	5,054	419	13,379	506
States and political subdivisions	14,643	888	—	—	14,643	888
Pooled trust preferred securities	736	197	2,846	15,296	3,582	15,493
Corporate securities	2,960	536	3,997	3,309	6,957	3,845

	$46,664	$1,708	$12,827	$19,094	$59,491	$20,802

We recognized other than temporary impairment charges as reflected on our income statement during 2008 of $4.6 million on our investments in the preferred stock of Federal Home Loan Mortgage Co (“FHLMC”) and Federal National Mortgage Association (“FNMA”). These mortgage agencies were taken over by the government resulting in severe stress in the financial industry, creating decreased capital adequacy in many financial institutions and were a significant cause of the need for a government bailout. Revocation of dividends resulted in the value of these securities falling more than 95% and requiring the other than temporary impairment.

Bonds with unrealized loss positions of less than 12 months duration at 2008 year-end included 8 federal agency mortgage backed issues, 2 corporate bonds, 33 municipal bonds, 1 corporate trust-preferred issue and 3 collateralized mortgage obligations (“CMO”). Securities with losses of one year or greater duration included 1 federal agency, 4 federal agency mortgage-backed securities, 9 corporate bonds, 6 corporate trust preferred securities, and 1 CMO. The unrealized loss positions

Notes to Consolidated Financial Statements

at December 31, 2008 were primarily related to widened market spreads or lack of an orderly market for corporate securities. Holdings of GMAC contained unrealized loss positions totaling $1.4 million. These securities have been downgraded by Moodys and Standard & Poors rating agencies to levels below investment grade. As of year-end, the Company held $3.0 million in GMAC bonds. Early in the year, we recognized an other than temporary impairment charge of $300 thousand on one of our GMAC holdings. These holdings are monitored regularly by the Company’s Chief Financial Officer and reported to the EVB Board on a monthly basis. Given the attractive yield and the belief that the risk of default is remote, we have not recommended sale of the holdings. GMAC has recently received approval to switch to a bank charter and has been approved to participate in the Treasury’s TARP Capital Purchase Program.

The 7 trust-preferred issues with losses include 6 pooled trust securities secured by debt of banks and insurance companies, primarily banks, and 1 similar issue consisting solely of bank borrowings. One of these pooled trust preferred issues is the senior A tranche rated AAA while the other 6 issues are the D “mezzanine” tranche rated BBB by Fitch at time of issue. None of the pooled trust securities have been downgraded by the rating agency. Additional information concerning the trust preferred holdings is presented in the Securities section of our Form 10-K for the year ended December 31, 2008.

At December 31, 2007, investments in an unrealized loss position that were temporarily impaired were:

	December 31, 2007
	Less than 12 months		12 months or more		Total
(dollars in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U. S. Government agencies	$14,275	$22	$5,873	$32	$20,148	$54
Mortgage-backed and CMO securities	2,303	29	27,924	462	30,227	491
States and political subdivisions	5,650	51	5,026	259	10,676	310
Pooled trust preferred securities	16,385	1,822	—	—	16,385	1,822
FNMA and FHLMC preferred stock	671	329	1,180	551	1,851	880
Corporate securities	299	2	6,565	1,789	6,864	1,791

	$39,583	$2,255	$46,568	$3,093	$86,151	$5,348

For the years ended December 31, 2008, 2007 and 2006, proceeds from sales of securities available for sale amounted to $5.6 million, $4.1 million, and $4.7 million, respectively. Net realized gains amounted to $44 thousand, $14 thousand, and $36 thousand in 2008, 2007 and 2006, respectively. The book value of securities pledged to secure public deposits and for other purposes amounted to $15.3 million and $17.3 million at December 31, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

Note 4. Loans

The following is a comparison of loans by type that were outstanding at December 31, 2008 and 2007.

	2008	2007
	(in thousands)
Real estate - construction	$102,837	$98,877
Real estate - mortgage	372,067	317,767
Commercial real estate	221,769	178,011
Commercial, industrial and agricultural loans	69,024	60,778
Loans to individuals for household, family and other consumer expenditures	47,226	52,170
All other loans	6,354	1,243

Total gross loans	819,277	708,846
Less unearned income	(11)	(29)
Less allowance for loan losses	(10,542)	(7,888)

Total net loans	$808,724	$700,929

We have a concentration in acquisition and development loans for the acquisition and development of real estate and improvements to real estate, representing approximately 12.6% of our total loans outstanding at December 31, 2008. In addition to the percent of total loans, we look at the percent of capital in determining the concentration definition.

Note 5. Allowance for Loan Losses

The following is a summary of the activity in the allowance for loan losses:

	December 31,
	2008	2007	2006
	(in thousands)
Balance at beginning of year	$7,888	$7,051	$6,601
Reserve on acquired loans	488	—	—
Provision charged against income	4,025	1,238	725
Recoveries of loans charged off	554	460	495
Loans charged off	(2,413)	(861)	(770)

Balance at end of year	$10,542	$7,888	$7,051

Notes to Consolidated Financial Statements

The following is a summary of information pertaining to impaired loans:

	December 31
	2008	2007	2006
	(in thousands)
Nonaccrual loans for which no valuation allowance has been provided	$9,264	$1,442	$103

Impaired loans with a valuation allowance	$14,977	$4,365	$3,653

Allowance related to impaired loans	$2,881	$1,054	$601

Average balance of impaired loans	$8,564	$3,810	$11,927

Interest income recognized and collected on impaired loans	$583	$270	$266

No additional funds are committed to be advanced in connection with impaired loans. If interest on nonaccrual loans had been accrued such income would have approximated $570 thousand and $72 thousand, for the years ended December 31, 2008 and 2007, respectively. Loans past due 90 days or greater and still accruing interest amounted to $2.5 million, $358 thousand and $1.5 million at December 31, 2008, 2007 and 2006, respectively.

Note 6. Related Party Transactions

Loans to directors and executive officers totaled $11.3 million and $6.6 million at December 31, 2008 and 2007, respectively. New advances to directors and officers totaled $9.5 million and repayments totaled $4.8 million in the year ended December 31, 2008. Deposits of directors and executive officers totaled $3.2 million and $4.2 million at December 31, 2008 and 2007, respectively.

Note 7. Bank Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment follows:

	December 31,
	2008	2007
	(in thousands)
Land and improvements	4,480	$4,208
Buildings and leasehold improvements	18,344	15,492
Furniture, fixtures and equipment	14,431	12,777
Construction in progress	1,354	1,608

	38,609	34,085
Less accumulated depreciation	17,803	15,824

Net balance	$20,806	$18,261

For 2008, depreciation and amortization of premises and equipment was $2.2 million. Depreciation and amortization expense amounted to $2.0 million for 2007 and $1.9 million for 2006.

Total rent expense was $441 thousand, $285 thousand and $278 thousand for 2008, 2007, and 2006, respectively, and was included in occupancy expense.

Notes to Consolidated Financial Statements

The following is a schedule by year of future minimum lease requirements required under the long-term non-cancelable lease agreements:

(in thousands)
2009	$446
2010	429
2011	370
2012	291
2013	262
2014	84

Total	$1,882

Note 8. Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $180.4 million and $121.6 million at December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of certificates of deposit were as follows:

(in thousands)
2009	$348,433
2010	48,770
2011	15,442
2012	10,299
2013	10,835

Total	$433,779

At December 31, 2008 and 2007, overdraft demand deposits reclassified to loans totaled $341 thousand and $359 thousand, respectively.

Note 9. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2005.

The Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007 with no impact on the financial statements.

Notes to Consolidated Financial Statements

Net deferred tax assets consist of the following components as of December 31, 2008 and 2007.

	2008	2007
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$3,690	$2,761
Impairment on securities	1,726	—
Interest on nonaccrual loans	200	25
Accrued benefit cost	1,778	326
Net unrealized loss on available for sale securities	6,369	1,571
Depreciation and amortization	—	280
Home equity line closing cost	90	45

	13,853	5,008

Deferred tax liabilities:
FHLB dividend	8	8
Depreciation and amortization	18	—
Goodwill and other intangible assets	790	369
Other	107	47

	923	424

Net deferred tax assets	$12,930	$4,584

Income tax expense charged to operations for the years ended December 31, 2008, 2007 and 2006, consists of the following:

	2008	2007	2006
	(in thousands)
Currently payable	$2,602	$3,922	$4,279
Deferred tax benefit	(2,096)	(439)	(1,323)

	$506	$3,483	$2,956

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended December 31, 2008, 2007 and 2006, due to the following.

	2008	2007	2006
	(in thousands)
Expected tax expense at statutory rate (34%)	$1,216	$3,400	$3,400
Expected tax expense at statutory rate (35%)	—	783	68
Increase (decrease) in taxes resulting from:
Tax exempt interest	(705)	(573)	(550)
Other	(5)	(127)	38

	$506	$3,483	$2,956

Notes to Consolidated Financial Statements

Note 10. Employee Benefit Plans

Pension Plan

We have historically had a defined benefit pension plan covering substantially all of our employees. Benefits are based on years of service and the employee’s compensation during the last five years of employment. Our funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future. The Plan was amended January 28, 2008 to freeze the Plan with no additional contributions for a majority of Participants. Employees age 55 or greater or with 10 years of credited service were grandfathered in the defined benefit plan which continues without revision for those participants.

Information about the plan follows:

	2008	2007	2006
	(in thousands)
Change in Benefit Obligation
Obligations at beginning of year	$13,994	$13,136	$12,494
Service cost	1,146	1,491	1,400
Interest cost	961	784	715
Actuarial (gain)	(909)	(1,188)	(801)
Decrease in obligation due to cutailment	(2,147)	—	—
Benefits paid	(217)	(229)	(672)

Benefit obligation, end of year	$12,828	$13,994	$13,136

Change in Plan Assets
Fair value of plan assets, beginning	$13,062	$10,256	$8,609
Actual return on plan assets	(4,411)	1,410	701
Employer contributions	642	1,625	1,618
Benefits paid	(217)	(229)	(672)

Fair value of plan assets, end of year	$9,076	$13,062	$10,256

Funded Status at the End of the Year	$(3,751)	$(932)	$(2,881)

Amounts Recognized in the Balance Sheet
Other liabilities, accrued pension	$(3,751)	$(932)	$(2,881)
Amounts Recognized in Accumulated Other Comprehensive (Income)/Loss
Net loss	$4,802	$785	$2,709
Prior service cost	117	144	166
Deferred income tax benefit	(1,722)	(327)	(980)
Net obligation at transition	—	3	6

Amount recognized	$3,197	$605	$1,901

Notes to Consolidated Financial Statements

	2008	2007	2006
	(in thousands)
Components of Net Periodic Benefit Cost
Service cost	$916	$1,491	$1,400
Interest cost	769	784	715
Expected return on plan assets	(1,068)	(755)	(653)
Amortization of prior service cost	22	22	22
Amortization of net obligation at transition	3	4	4
Recognized net gain due to curtailment	(1,328)
Recognized net actuarial loss	—	79	130

Net periodic benefit cost	$(686)	$1,625	$1,618

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Income) Loss
Net (gain) loss	$4,018	$(1,923)	$2,709
Prior service cost	—	—	166
Amortization of prior service cost	(27)	(22)	—
Amortization of net obligation at transition	(3)	(4)	—
Net obligation at transition	—	—	6

Total recognized in Other Comprehensive (Income) Loss	$3,988	$(1,949)	$2,881

Adjustment to Retained Earnings due to Change in Measurement Date
Service cost	$229	$—	$—
Interest cost	192	—	—
Expected return on plan assets	(266)	—	—
Amortization of prior service cost	5	—	—
Deferred income tax	(55)	—	—

Net periodic benefit cost	$105	$—	$—

Notes to Consolidated Financial Statements

	2008	2007	2006
	(in thousands)

Total Recognized in Net Periodic Benefit Cost and Other Comprehensive Income	$3,302	$(324)	$4,499

Weighted-Average Assumptions for Benefit Obligation. End of Year

Discount rate	6.00%	6.25%	6.00%
Rate of compensation increase	4.00%	5.00%	5.00%

Weighted-Average Assumptions for Net Periodic Benefit Cost

Discount rate	6.25%	6.00%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%

Long Term Rate of Return

In consultation with their investment advisors and actuary, our plan sponsor selects the expected long-term rate of return on assets assumption. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, that may not continue over the measurement period, with significance placed on current forecasts of future long-term economic conditions. The discount rate used to calculate funding requirements and benefit expense was increased from 6.00% in 2007 to 6.25% in 2008.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which the assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated with periodic cost). Our estimate of contributions to the plan for 2009 is $941 thousand.

The pension plan’s weighted average asset allocations at December 31, 2008 and 2007, by asset category are as follows:

	Plan Assets
	2008	2007
Asset Category:
Cash and equivalents	4%	4%
Mutual funds - fixed income	18%	22%
Mutual funds - equity	78%	74%

Total	100%	100%

Notes to Consolidated Financial Statements

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 25% fixed income and 75% equities. The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the Plan’s investment strategy. The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of our Trustee to administer the investments of the Trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust. There is no Company common stock included in the Plan assets.

Estimated Future Benefit Payments

The following benefit payments reflecting the appropriate expected future service are expected to be paid:

Pension Benefits
(in thousands)
1/1/2009 - 12/31/2009	$256
1/1/2010 - 12/31/2010	282
1/1/2011 - 12/31/2011	409
1/1/2012 - 12/31/2012	454
1/1/2013 - 12/31/2013	572
1/1/2014 - 12/31/2018	4,336

401(k) Plan

We have a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are made in accordance with proposals set forth and approved by the Board of Directors. Employees may elect to contribute to the Plan an amount not to exceed 20% of their salary. In 2008, the Company had elected to contribute amounts not to exceed 50% of the first 6% of the employee’s contribution for employees grandfathered in the defined benefit pension plan. For those employees whose pension benefits were frozen as of January 1, 2008, our contribution is 75% of the first 6% of the employee’s contribution plus an additional contribution at year-end equal to 3% of the employee’s salary. Contributions to this Plan by the Company of $642 thousand, $253 thousand and $222 thousand were included in expenses for the years ended December 31, 2008, 2007, and 2006, respectively. We estimate that our contribution to the Plan in 2009 will increase to approximately $650 thousand. There is no Company common stock included in the 401 (k) Plan assets.

Notes to Consolidated Financial Statements

Note 11. Earnings Per Share

The following shows the weighted average number of shares used in computing the earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential diluted common stock had no effect on income available to common shareholders. There were 304,112 shares excluded from the 2008 calculations, 237,137 shares from the 2007 calculations and 188,987 shares from the 2006 calculations because their effects were anti-dilutive.

	Years Ended December 31,
	2008		2007		2006
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Basic earnings per share	5,888,655	$0.52	6,034,741	$1.45	4,985,078	$1.45
Effect of dilutive securities,
Stock options	919	—	5,069	—	6,542	—
Nonvested shares	—	—	539	—	—	—

	919	—	5,608	—	6,542	—

Diluted earnings per share	5,889,574	$0.52	6,039,810	$1.45	4,991,620	$1.45

Note 12. Stock Compensation Plan

On September 21, 2000, we adopted the Eastern Virginia Bankshares, Inc. 2000 Stock Option Plan to provide a means for selected key employees and directors of the Company and its subsidiaries to increase their personal financial interest in our Company, thereby stimulating their efforts and strengthening their desire to remain with us. Under the Plan, options to purchase up to 400,000 shares of Company common stock may be granted. No options may be granted under the Plan after September 21, 2010. On April 17, 2003, the shareholders approved the 2003 Stock Incentive Plan, amending and restating the 2000 Plan while still authorizing the issuance of up to 400,000 shares of common stock. There are 35,443 shares still available under that Plan. On April 19, 2007, the shareholders approved the 2007 Equity Compensation Plan under which options or restricted stock for up to 400,000 shares of common stock may be granted. There are 400,000 shares still available under that Plan.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant. We had already adopted SFAS No. 123 in 2002 and began recognizing compensation expense for stock option grants in that year.

SFAS 123R also requires that new awards to employees eligible for retirement prior to the award becoming fully vested be recognized as compensation cost over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. Our stock options granted to eligible participants prior to the adoption of SFAS 123R that had an accelerated vesting feature associated with employee retirement are being recognized, as required, as compensation cost over the vesting period except in the instance of the participant’s actual retirement.

Notes to Consolidated Financial Statements

For the years ended December 31, 2008, 2007 and 2006, stock option compensation expense of $248 thousand, $250 thousand and $210 thousand were included in salary and benefit expense and are identified as part of stock compensation expense in both the Statements of Consolidated Cash Flows and the Consolidated Statements of Changes in Shareholders’ Equity. No tax benefits were recognized in 2008, 2007 and 2006 on the qualified stock options.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for each stock grant award. The weighted average estimated fair value of stock options granted in the years ended December 31, 2008, 2007 and 2006 was $3.62, $5.95 and $5.40, respectively. Fair value is estimated using the Black-Scholes option-pricing model with the assumptions indicated below:

	2008	2007	2006
Dividend rate:	2.82%	2.82%	2.97%
Price Volatility:	33.25%	32.89%	22.94%
Risk-free interest rate:	3.56%	4.56%	4.65%
Expected life:	7 Years	7 Years	10 Years

The dividend rate is calculated as the average quarterly dividend yield on our stock for the past seven years by dividing the quarterly dividend by the average daily closing price of the stock for the period. Volatility is a measure of the standard deviation of the daily closing stock price plus dividend yield for the same period. The risk-free interest rate is the 7 year Treasury strip rate on the date of the grant. The expected life of options granted in 2008 was calculated using the simplified method whereby the vesting period and contractual period are averaged.

Stock option plan activity for the year ended December 31, 2008 is summarized below:

	Shares	2008	Weighted Average Remaining Contractual Life (in years)	Intrinsic Value of Unexercised In-the Money Options (in thousands)
		Weighted Average Exercise Price
Outstanding at beginning of year	259,762	$21.19
Granted	49,000	12.36
Exercised	—	—
Forfeited	(4,450)	22.02

Outstanding at December 31, 2008	304,312	20.87	7.1	$—

Options exercisable at December 31, 2008	92,725	21.68	4.8	$—

As of December 31, 2008, there was $489 thousand of unrecognized compensation expense related to stock options that will be recognized over the remaining requisite service period. There were no stock options exercised in 2008. Cash proceeds from options exercised in 2007 was $38 thousand. The intrinsic value of stock options exercised in 2007 was $14 thousand. There were no tax benefits realized from the exercise of stock options during 2008 or 2007.

Notes to Consolidated Financial Statements

The table below summarizes information concerning stock options outstanding at December 31, 2008.

Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Term	Exercise Price	Number Exercisable
$16.10	22,625	3.25 years	$16.10	22,625
28.60	28,825	4.875 years	28.60	28,825
19.92	41,275	5.50 years	19.92	41,275
20.57	54,962	6.50 years	—	—
21.16	59,125	7.75 years	—	—
19.25	48,500	8.75 years	—	—
12.36	49,000	9.75 years	—	—

	304,312	7.09 years	$21.68	92,725

A summary of the status of our nonvested shares as of December 31, 2008, and changes during the year ended December 31, 2008 is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested as of January 1, 2008	15,000	$17.25
Granted	—	—
Vested	(1,500)	17.25
Forfeited	—	—

Nonvested as of December 31, 2008	13,500	$17.25

As of December 31, 2008, there was $65 thousand of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under our restricted stock plan. That cost is expected to be recognized over a remaining weighted-average period of four years. The total fair value of shares vested during 2008 was $14 thousand.

As of December 31, 2008, there was $65 thousand of unrecognized compensation cost related to the time-vested awards. Half of the 2007 restricted share award is performance based and will vest on June 30, 2010 if, and only if, 2009 financial achievements of the Company meet very aggressive targets. Given the aggressive targets for the performance based award, compensation expense will be recognized only if the awards vest. Compensation is accounted for using the fair market value of our common stock on the date the restricted shares were awarded, which was $17.25 per share.

Notes to Consolidated Financial Statements

Note 13 Branch Acquisitions

On March 14, 2008, we purchased two branches from Millennium Bank, N. A. The purchase price of $8.5 million represented a 9.25% premium on the deposits assumed at the date of consummation.

The acquisition included the assumption of certain deposit accounts and purchase of selected loans and fixed assets as follows:

Assets purchased (at fair value):
Cash	$275
Loans	48,896
Furniture, fixtures and equipment	102
Other assets	173
Goodwill	10,245
Core deposit intangibles	20

Total assets acquired	$59,711

Liabilities acquired (at fair value):
Deposit accounts	$93,499
Other liabilities	207

Total liabilities assumed	$93,706

Net liabilities assumed	$33,995

Of the acquired intangible assets, $20 thousand was assigned to core deposit intangibles to be amortized over a period of 28.5 months. The unamortized balance of accumulated core deposit intangibles, including previous branch acquisitions, was $503 thousand and $770 thousand at December 31, 2008 and 2007, respectively. The estimated aggregate amortization expense for core deposit intangibles for the next 21 months is $24 thousand per month.

In addition, $1.6 million was assigned as a discount on the certificates of deposit assumed, while $438 thousand was assigned as a premium on the loans purchased. Weighted average lives for the certificates of deposit and loans receivable were 1.05 years and 7.0 years, respectively. The unamortized balance of the CD discount was $389 thousand and $0 at December 31, 2008 and 2007, respectively. The unamortized balance of the loan premium was $391 thousand and $0 at December 31, 2008 and 2007, respectively. The estimated aggregate CD discount on a monthly basis through March 2009 is $130 thousand per month. The estimated aggregate loan premium amortization on a monthly basis for the remaining 76 month amortization period is $5 thousand.

Note 14. Commitments and Contingent Liabilities

In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. We do not anticipate any material losses as a result of these transactions.

See Note 18 with respect to financial instruments with off-balance-sheet risk.

Note 15. Restrictions on Transfers to Parent

Transfers of funds from banking subsidiaries to the Parent Company in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 2008, retained net income, which was free of restriction, amounted to $9.1 million.

Notes to Consolidated Financial Statements

Note 16. Borrowings

Federal Home Loan Bank Advances and Available Lines of Credit

At December 31, 2008, our Federal Home Loan Bank (FHLB) debt consisted of advances of $134.6 million, $122.5 million of which is callable - $85 million in 2009, $28.5 million in 2010 and $9 million in 2011. There are two advances totaling $2.1 million at December 31, 2008 which are payable semi-annually over a seven-year period beginning in 2003. Advances mature through 2015. There is a $10 million advance maturing in January 2009 with a rate which floats at 3 month LIBOR that is used to match fund certain investments also floating at 3 month LIBOR with a 170 basis point spread. At December 31, 2008, the interest rates ranged from 2.44% to 5.92% with a weighted average interest rate of 4.35%. Advances on the line are secured by a blanket lien on qualified 1 to 4 family residential real estate loans. Immediate available credit amounted to $1.6 million with existing collateral pledged and to $123 million subject to the pledge of additional collateral.

Aggregate annual maturities of FHLB advances (based on final maturity dates) are as follows:

2009	$11,429
2010	5,714
2011	10,000
2012	—
2013	—
Thereafter	107,500

Total	$134,643

We have unused lines of credit totaling $37.5 million with nonaffiliated banks as of December 31, 2008.

Trust Preferred Securities

On September 5, 2003, EVB Statutory Trust I (the Trust), a wholly-owned subsidiary of the

Company, was formed for the purpose of issuing redeemable capital securities. On September 17, 2003, $10 million of trust preferred securities were issued through a pooled underwriting totaling approximately $650 million. The Trust issued $310 thousand in common equity to the Company. The securities have a LIBOR indexed floating rate of interest. The interest rate at December 31, 2008 was 4.82%. The securities have a mandatory redemption date of September 17, 2033, and are subject to varying call provisions beginning September 17, 2008. The principal asset of the Trust is $10.31 million of our junior subordinated debt securities with the same maturity and interest rate structures as the capital securities.

The trust preferred securities may be included in Tier I capital for regulatory capital adequacy purposes as long as their amount does not exceed 25% of Tier I capital, including total trust preferred securities. The portion of the trust preferred securities not considered as Tier I capital, if any, may be included in Tier 2 capital. The total amount ($10 million) of trust preferred securities issued by the Trust can be included in our Tier I capital.

Our obligations with respect to the issuance of the capital securities constituted a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the capital securities. Subject to certain exceptions and limitations, we may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.

Notes to Consolidated Financial Statements

Note 17. Dividend Reinvestment Plan

We have in effect a Dividend Reinvestment Plan, which provides an automatic conversion of dividends into common stock for enrolled shareholders. It is based on the stock’s fair market value on the three trading days prior to each dividend record date, and allows for voluntary contributions to purchase stock up to $5 thousand per shareholder per calendar quarter.

Note 18. Financial Instruments with Off-Balance-Sheet Risk

We are party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. To varying degrees those instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss is represented by the contractual amount of these commitments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

At December 31, 2008 and 2007, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amounts
	2008	2007
	(in thousands)
Commitments to grant loans and unfunded commitments under lines of credit	$125,366	$112,209
Standby letters of credit	6,338	6,291

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which we are committed.

Standby letters of credit are conditional commitments issued by our bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We generally hold collateral supporting those commitments if deemed necessary.

Notes to Consolidated Financial Statements

We maintain cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 2008 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $5.9 million.

Note 19. SFAS No. 157, Fair Value Measurements

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the fair discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No.107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Company.

We adopted SFAS No. 157, “Fair Value Measurements” (SFAS 157), on January 1, 2008 to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. SFAS 157 clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

In February of 2008, the FASB issued Staff Position No. 157-2 (FSP 157-2) which delayed the effective date of SFAS 157 for certain nonfinancial assets and nonfinancial liabilities except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-2 defers the effective date of SFAS 157 for such nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Thus, we has only partially applied SFAS 157. Those items affected by FSP 157-2 include other real estate owned (OREO), goodwill and core deposit intangibles.

In October of 2008, the FASB issued Staff Position No. 157-3 (FSP 157-3) to clarify the application of SFAS 157 in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective upon issuance, including prior periods for which financials statements were not issued.

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy under SFAS 157 based on these two types of inputs are as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Notes to Consolidated Financial Statements

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008. Securities identified in Note 3 as restricted securities including stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”) are excluded from the table below since there is no ability to sell these securities except when the FHLB or FRB require redemption based on either our borrowings at the FHLB, or in the case of the FRB changes in certain portions of our capital.

		Fair Value Measurements at December 31, 2008 Using
Description	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputes (Level 3)
Assets:
Available-for-sale securities	$152,645	$—	$152,645	$—

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Notes to Consolidated Financial Statements

The following table summarizes our financial assets that were measured at fair value on a nonrecurring basis during the period.

		Fair Value Measurements at December 31, 2008 Using
Description	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputes (Level 3)
Assets:
Impaired loans	$12,096	$—	$7,538	$4,558

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. All securities prices are provided by independent third party vendors.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

Short-Term Borrowings

The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt

The fair values of our long-term borrowings are estimated using discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

Notes to Consolidated Financial Statements

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 2008 and 2007, the fair value of loan commitments and standby letters of credit are immaterial to fair value.

The estimated fair values and related carrying amounts of our financial instruments are as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)		(in thousands)
Financial assets:
Cash and short-term investments	$13,214	$13,214	$18,384	$18,384
Securities - available for sale	161,879	161,879	160,865	160,865
Loans, net	808,724	835,595	700,929	730,252
Accrued interest receivable	4,050	4,050	4,124	4,124
Financial liabilities:
Noninterest-bearing deposits	$90,091	$90,091	$95,823	$95,823
Interest-bearing deposits	723,442	713,498	576,077	577,219
Short-term borrowings	3,593	3,593	17,099	17,099
Federal Home Loan Bank advances	134,643	139,400	127,071	123,722
Trust preferred debt	10,310	10,868	10,310	11,234
Accrued interest payable	2,512	2,512	3,539	3,539

We assume interest rate risk (the risk that general interest rate levels will change) as a result of our normal operations. As a result, the fair values of our financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to us. We attempt to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. We monitor rates and maturities of assets and liabilities and attempt to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate our overall interest rate risk.

Notes to Consolidated Financial Statements

Note 20. Regulatory Matters

The Company (on a consolidated basis) and EVB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our and EVB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and EVB must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require us and EVB to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). We believe, as of December 31, 2008 and 2007, that we and EVB meet all capital adequacy requirements to which we are subject.

As of December 31, 2008, based on regulatory guidelines, we believe that EVB is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, EVB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the bank’s category.

Our Company’s and the bank’s actual capital amounts and ratios are presented in the following table.

Notes to Consolidated Financial Statements

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2008
Total capital to risk weighted assets
Consolidated	$95,229	11.56%	$65,909	8.00%	NA	NA
EVB	91,688	11.16%	65,750	8.00%	$82,187	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$86,586	10.51%	$32,954	4.00%	NA	NA
EVB	71,953	8.75%	32,875	4.00%	$49,312	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$86,586	8.62%	$32,954	4.00%	NA	NA
EVB	71,953	7.17%	40,144	4.00%	$50,181	5.00%
As of December 31, 2007
Total capital to risk weighted assets
Consolidated	$104,425	14.75%	$56,680	8.00%	NA	NA
EVB	76,391	10.79%	56,618	8.00%	$70,772	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$97,797	13.82%	$28,340	4.00%	NA	NA
EVB	68,086	9.62%	28,309	4.00%	$42,463	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$97,797	10.80%	$36,210	4.00%	NA	NA
EVB	68,086	7.53%	36,181	4.00%	$45,226	5.00%

Note 21. Subsequent Event

On January 13, 2009, we filed an 8-K with the SEC reporting that we had signed a definitive agreement with the U. S. Department of the Treasury under the Economic Stabilization Act of 2008. The Company entered into a Letter Agreement and Securities Purchase Agreement under which it sold 24,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A to the Treasury for an aggregate purchase price of $24 million. The filing also reported that the Company had issued a warrant to the Treasury to purchase 373,832 shares of the Company’s common stock at an initial exercise price of $9.63 per share

Notes to Consolidated Financial Statements

Note 22. Condensed Financial Information - Parent Company Only

EASTERN VIRGINIA BANKSHARES, INC.

(Parent Corporation Only)

Balance Sheets

December 31, 2008 and 2007

	(dollars in thousands)
	2008	2007
Assets:
Cash on deposit with subsidiary banks	$682	$27,291
Subordinated debt in subsidiaries	13,000	2,000
Investment in subsidiaries	75,428	71,975
Deferred income taxes	1,278	326
Other assets	1,777	452

Total assets	$92,165	$102,044

Liabilities:
Trust preferred debt	$10,310	$10,310
Accrued benefit cost	3,751	932
Other liabilities	75	33

	14,136	11,275

Shareholders’ Equity:
Common stock	11,798	11,865
Surplus	18,456	18,811
Retained earnings	62,804	63,616
Accumulated other comprehensive loss	(15,029)	(3,523)

Total shareholders’ equity	78,029	90,769

Total liabilities and shareholders’ equity	$92,165	$102,044

Notes to Consolidated Financial Statements

EASTERN VIRGINIA BANKSHARES, INC.

(Parent Corporation Only)

Statements of Income

For the Years Ended December 31, 2008, 2007 and 2006

	(dollars in thousands)
	2008	2007	2006
Income:
Dividends from subsidiaries	$—	$4,000	$6,000
Interest from subsidiaries	279	669	54
Interest from subordinated debt	432	140	140
Actuarial gain - pension curtailment	1,328	—	—
Miscellaneous income	—	—	1

	2,039	4,809	6,195

Expenses:
Interest on trust preferred debt	628	849	811
Directors fees	60	45	77
Miscellaneous	286	206	178

	974	1,100	1,066

Net income before undistributed earnings of subsidiaries	1,065	3,709	5,129
Undistributed earnings of subsidiaries	2,368	4,958	1,812
Income tax expense ( benefit)	362	(87)	(296)

Net income	$3,071	$8,754	$7,237

Notes to Consolidated Financial Statements

EASTERN VIRGINIA BANKSHARES, INC.

(Parent Corporation Only)

Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	(dollars in thousands)
	2008	2007	2006
Cash Flows from Operating Activities
Net income	$3,071	$8,754	$7,237
Adjustments to reconcile net income to cash provided by operating activities:
Undistributed earnings of subsidiaries	(2,368)	(4,958)	(1,812)
Deferred income taxes	—	—	94
Stock-based compensation	277	250	210
Decrease (increase) in other assets	(13,695)	396	(49)
Increase (decrease) in other liabilities	1,583	(64)	(327)

Net cash provided by (used in) operating activities	(11,132)	4,378	5,353

Cash Flows from Investing Activities
Proceeds from disposal of fixed assets	—	—	1,264
Purchases of premises and equipment	—	—	(118)
Subordinated debt to subsidiary banks	(11,000)	—	—

Net cash provided by (used in) investing activities	(11,000)	—	1,146

Cash Flows from Financing Activities
Dividends paid	(3,778)	(3,869)	(3,098)
Exercise of stock options	—	38	13
Director stock grant	104	143	191
Issuance of common stock under stock offering	—	—	23,576
Issuance of common stock under dividend reinvestment plan, net of repurchases	434	413	394
Repurchases and retirement of stock	(1,237)	(3,610)	—

Net cash provided by (used in) financing activities	(4,477)	(6,885)	21,076

Increase (decrease) in cash and cash equivalents	(26,609)	(2,507)	27,575
Cash and Cash Equivalents, beginning of year	27,291	29,798	2,223

Cash and Cash Equivalents, end of year	$682	$27,291	$29,798

Exhibit 13.1

SHAREHOLDER INFORMATION

Corporate Office

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Shareholders will be held Thursday, May 21, 2009, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc.

Davenport & Company, LLC

Keefe, Bruyette & Woods, Inc.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Global Market under the symbol EVBS. On December 31, 2008, there were approximately 2,950 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

	Common Stock Price				Dividends Declared
	2008		2007		2008	2007
	High	Low	High	Low
First Quarter	$19.47	$15.92	$23.16	$20.50	$0.16	$0.16
Second Quarter	18.80	15.90	22.85	21.55	0.16	0.16
Third Quarter	16.85	12.74	22.10	20.10	0.16	0.16
Fourth Quarter	12.70	7.69	22.79	21.25	0.16	0.16

Investor Relations

Eastern Virginia Bankshares’ Annual Report, Form 10-K and other corporate publications are available without charge to shareholders on request by writing:

Cheryl Wood

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

Tappahannock, VA 22560

Telephone (804) 443-8422

Fax (804) 445-1047

Email: Cheryl.Wood@bankevb.com

Website: www.evb.org

Direct Deposit of Cash Dividends

Shareholders of Eastern Virginia Bankshares, Inc. common stock may have their cash dividends deposited automatically, in lieu of having a check mailed, on the date of payment, to a checking, savings, or money market account in a financial institution that participates in an Automatic Clearing House. Shareholders who wish to receive direct deposit may contact the dividend paying agent, Registrar and Transfer Company at (800) 368-5948.

Transfer Agent

Shareholders requiring an address change or information on stock transfers, lost certificates, dividends and other shareholder matters should contact the transfer agent:

Registrar and Transfer Company

Attn: Investor Relations

10 Commerce Drive

Cranford, NJ 07016-3572

Toll free (800) 368-5948

Email: info@rtco.com

Website: www.rtco.com

Automatic Dividend Reinvestment Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVBS stock, at the average closing market price on the three trading days prior to the dividend record date. Shareholders who wish to enroll in the Plan should contact the Transfer Agent, above.

Exhibit 13.2

SELECTED FINANCIAL DATA

	Year Ended December 31
(in thousands except ratios and per share amounts)	2008	2007	2006	2005	2004
Income Statement Data:
Interest income	$59,386	$58,201	$51,016	$43,229	$39,744
Interest expense	26,809	24,962	19,444	13,198	10,770

Net interest income	32,577	33,239	31,572	30,031	28,974
Provision for loan losses	4,025	1,238	725	552	1,279

Net interest income after provision for loan losses	28,552	32,001	30,847	29,479	27,695
Noninterest income	6,531	6,096	5,129	4,503	4,221
Securities gains (losses)	44	14	36	224	303
Impairment on securities	(4,933)	—	—	—	—
Actuarial gain on pension curtailment	1,328	—	—	—	—
Noninterest expense	27,945	25,874	25,819	24,893	22,348

Income before income taxes	3,577	12,237	10,193	9,313	9,871
Income taxes	506	3,483	2,956	2,587	2,631

Net Income	$3,071	$8,754	$7,237	$6,726	$7,240

Per Share Data:
Diluted earnings per share	0.52	1.45	1.45	$1.37	$1.48
Cash dividends	0.64	0.64	0.63	0.60	0.60
Book value at period end	13.23	15.30	14.43	12.61	12.24

Balance Sheet Data:
Assets	$1,051,363	$926,711	$851,398	$763,926	$696,327
Loans, net of unearned income	819,266	708,817	650,492	574,085	512,550
Securities	161,879	160,865	127,167	135,420	133,693
Deposits	813,533	671,900	653,979	628,343	589,878
Shareholders’ equity	78,029	90,769	87,807	61,874	59,763
Average shares outstanding, basic	5,889	6,035	4,985	4,893	4,873
Average shares outstanding, diluted	5,890	6,040	4,992	4,902	4,883

Performance Ratios:
Return on average assets	0.31%	0.99%	0.91%	0.93%	1.05%
Return on average equity	3.55%	9.75%	11.10%	11.05%	12.42%
Dividend payout	123.02%	44.19%	42.81%	43.63%	40.37%
Efficiency (1)	70.15%	64.75%	69.18%	70.36%	65.70%
Average equity to average assets	8.69%	10.14%	10.61%	8.38%	8.43%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.29%	1.11%	1.08%	1.15%	1.30%
Allowance for loan losses to nonaccrual loans	77.66%	544.47%	503.52%	746.72%	207.54%
Nonperforming assets to period end loans and other real estate	2.04%	0.40%	0.45%	0.44%	0.94%
Net charge-offs to average loans	0.24%	0.06%	0.04%	0.12%	0.22%

Capital and Liquidity Ratios:
Leverage	8.62%	10.80%	11.57%	8.87%	8.90%
Risk-based capital ratios:
Tier 1 capital	10.51%	13.82%	15.04%	12.04%	12.61%
Total capital	11.56%	14.75%	16.15%	13.23%	13.86%
Average loans to average deposits(2)	86.15%	87.20%	84.67%	79.59%	81.91%

Note:	(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and core non-interest income, net of securities gains or losses.
(2) Average deposits in the average loans to average deposits calculation includes long-term debt.

Exhibit 31.1

CERTIFICATION

I, Joe A. Shearin, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2008;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15 (f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 10, 2009	/s/ Joe A. Shearin
Joe A. Shearin Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Ronald L. Blevins, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2008;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 10, 2009	/s/ Ronald L. Blevins
Ronald L. Blevins Chief Financial Officer

Exhibit 32.1 Section 906 Certification

STATEMENT OF CHIEF EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the annual report on Form 10-K for the period ended December 31, 2008 (the “Form 10-K”) of Eastern Virginia Bankshares, Inc. (the “Company”), I, Joe A. Shearin, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	the Form 10-K fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

•

the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and the results of operations of the Company as of and for the periods presented in the Form 10-K.

By:	/s/ Joe A. Shearin	Date: March 10, 2009
Joe A. Shearin Chief Executive Officer

Exhibit 32.2 Section 906 Certification

STATEMENT OF CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the annual report on Form 10-K for the period ended December 31, 2008 (the “Form 10-K”) of Eastern Virginia Bankshares, Inc. (the “Company”), I, Ronald L. Blevins, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	the Form 10-K fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

•

the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and the results of operations of the Company as of and for the periods presented in the Form 10-K.

By:	/s/ Ronald L. Blevins	Date: March 10, 2009
Ronald L. Blevins Chief Financial Officer

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q/A

Amendment No. 1

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 000-23565

EASTERN VIRGINIA BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA	54-1866052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

(804) 443-8423

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “non- accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of the registrant’s Common Stock outstanding as of May 6, 2009 was 5,922,829

EXPLANATORY NOTE

This amendment No. 1 to the Quarterly Report on Form 10-Q by Eastern Virginia Bankshares, Inc. for the period ended March 31, 2009 that was originally filed with the Securities and Exchange Commission (“SEC”) on May 6, 2009 is being filed solely to correct an inadvertent miscalculation of certain risk based capital figures in the original filing. Specifically, the following figures were adjusted to correct the “Capital Resources” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 1: the risk-based capital ratio for Tier 1 capital was adjusted from 12.96% to 12.85%, the total risk based capital was adjusted from $115.9 million to $116.0 million and the risk-based capital ratio for total capital was adjusted from 14.00% to 13.89%. No other information in the Form 10-Q for the quarter ended March 31, 2009 is being amended by this Amendment No. 1 and this amendment continues to speak as of the period ending date in the original filing of the Form 10-Q.

For convenience, the entire Quarterly Report on Form 10-Q for the period ended March 31, 2009 has been re-filed in this Form 10-Q/A. Pursuant to SEC Rule 12b-15, in connection with this filing, we have filed updated Exhibits 31.1, 31.2, 32.1 and 32.2.

EASTERN VIRGINIA BANKSHARES, INC.

FORM 10-Q/A

Amendment No. 1

For the Period Ended March 31, 2009

2

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	March 31 2009	December 31 2008
Assets:
Cash and due from banks	$12,805	$13,214
Federal funds sold	34,309	—
Securities available for sale, at fair value	164,294	161,879
Loans, net of unearned income	829,095	819,266
Allowance for loan losses	(11,142)	(10,542)

Total loans, net	817,953	808,724
Deferred income taxes	14,146	12,930
Bank premises and equipment, net	20,437	20,806
Accrued interest receivable	3,924	4,050
Other real estate	943	560
Goodwill	15,970	15,970
Other assets	13,235	13,230

Total assets	$1,098,016	$1,051,363

Liabilities and Shareholders’ Equity:
Liabilities
Noninterest-bearing demand accounts	$89,949	$90,090
Interest-bearing deposits	762,700	723,443

Total deposits	852,649	813,533
Federal funds purchased and Repurchase Agreements	534	3,593
Federal Home Loan Bank advances (FHLB)	124,643	134,643
Trust preferred debt	10,310	10,310
Accrued interest payable	2,445	2,512
Other liabilities	7,819	8,743

Total liabilities	998,400	973,334

Shareholders’ Equity
Preferred stock $2.00 par value, shares authorized 10,000,000, issued and outstanding 2009: Series A; $1,000 Stated Value 24,000 shares Fixed Rate Cumulative Perpetual Preferred, 2008 none	24,000	—
Common stock $2.00 par value, shares authorized 50,000,000, issued and outstanding 2009: 5,924,629, 2008: 5,912,553 including 13,500 nonvested shares at each date	11,822	11,798
Surplus	18,621	18,456
Retained earnings	62,389	62,804
Warrant	1,481	—
Discount on preferred stock	(1,409)	—
Accumulated other comprehensive (loss), net	(17,288)	(15,029)

Total shareholders’ equity	99,616	78,029
Total liabilities and shareholders’ equity	$1,098,016	$1,051,363

See Notes to Consolidated Financial Statements

3

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands except per share amounts)

		Three Months Ended March 31,
		2009	2008
	Interest and Dividend Income
	Loans and fees on loans	$12,215	$12,765
	Interest on investments:
	Taxable interest income	1,278	1,471
	Tax exempt interest income	418	410
	Dividends	—	111
	Interest on federal funds sold	22	6

	Total interest and dividend income	13,933	14,763

	Interest Expense
	Deposits	4,894	4,896
	Federal funds purchased	1	37
	Interest on FHLB advances	1,353	1,434
	Interest on trust preferred debt	121	191

	Total interest expense	6,369	6,558

	Net interest income	7,564	8,205
	Provision for Loan Losses	900	450

	Net interest income after provision for loan losses	$6,664	$7,755
	Noninterest Income
	Service charges and fees on deposit accounts	934	965
	Debit/ credit card fees	269	256
	Gain on sale of available for sale securities, net	8	42
	Impairment - securities	(16)	(300)
	Actuarial gain - pension curtailment	—	1,328
	Gain on LLC investments and sale of fixed assets	17	4
	Gain on sale of OREO	18	—
	Other operating income	327	362

	Total noninterest income	1,557	2,657

	Noninterest Expenses
	Salaries and benefits	3,996	3,689
	Occupancy and equipment expense	1,192	1,092
	Telephone	290	213
	FDIC expense	300	75
	Marketing and advertising	177	224
	Other operating expenses	1,424	1,302

	Total noninterest expenses	7,379	6,595

	Income before income taxes	842	3,817
	Income Tax Expense	119	1,145

	Net income	$723	$2,672

	Effective dividend on preferred stock	342	—

	Net Income available to common shareholders	$381	$2,672

Earnings per share:	basic	$0.06	$0.45
	diluted	$0.06	$0.45

	Dividends per share, common	$0.16	$0.16

See Notes to Consolidated Financial Statements

4

Eastern Virginia Bankshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31
	2009	2008
Cash Flows from Operating Activities
Net income	$723	$2,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	568	545
Investment amortization / (accretion), net	21	15
Provision for loan losses	900	450
(Gain) realized on available for sale securities’ transactions, net	(8)	(42)
(Gain) on pension curtailment	—	(1,328)
Impairment charge on securities	16	300
(Gain) on sale of OREO	(18)	—
(Gain) on LLC investment	(17)	(4)
Stock based compensation	68	74
Change in assets and liabilities:
(Increase) decrease in other assets	122	(43)
Increase (decrease) in other liabilities	(958)	15

Net cash provided by operating activities	1,417	2,654
Cash Flows from Investing Activities
Proceeds from sales of securities available for sale	—	5,622
Proceeds from maturities, calls, and paydowns of securities	29,982	30,504
Purchase of debt securities	(36,194)	(58,384)
Purchase (retirement) of restricted stock, net	293	(512)
Net increase in loans	(10,972)	(8,507)
Proceeds from sale of other real estate	460	—
Acquisition of branches	—	33,995
Improvements to Other Real Estate	—	(22)
Purchases of bank premises and equipment	(198)	(1,023)

Net cash provided by (used in) investing activities	(16,629)	1,673
Cash Flows from Financing Activities
Net increase (decrease) in noninterest bearing and interest bearing demand deposits and savings accounts	37,145	(1,972)
Net increase in certificates of deposit	1,972	1,603
Repurchases and retirement of common stock	—	(1,229)
Issuance of common stock under dividend reinvestment plan	120	106
Issuance of preferred stock to U. S. Treasury	24,000	—
Dividends declared	(1,066)	(950)
Decrease in federal funds purchased and repurchase agreements	(3,059)	(8,973)
Increase (decrease) in FHLB advances	(10,000)	9,000

Net cash provided by (used in) financing activities	49,112	(2,415)

Increase in cash and cash equivalents	33,900	1,912
Cash and cash equivalents
Beginning of period	13,214	18,384

End of period	$47,114	$20,296

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest on deposits and other borrowings	$6,437	$6,943
Income taxes	$130	$—
Unrealized gain/(loss) on securities available for sale	$(3,455)	$(1,612)
OREO transferred from loans	$843	$—

See Notes to Consolidated Financial Statements

5

EASTERN VIRGINIA BANKSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	The accompanying unaudited consolidated financial statements, prepared in accordance with instructions for Form 10-Q, do not include all of the information and notes required by accounting principles generally accepted in the United States of America (GAAP) for complete financial statements. However, in the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position of Eastern Virginia Bankshares, Inc. (“we”, “us”, “our”, or “Company”) at March 31, 2009. The statements should be read in conjunction with the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). Certain previously reported amounts have been reclassified to conform to current period presentation.

Subsequent to the filing of an 8-K with our first quarter earnings press release dated April 17, 2009, an accounting rule change was implemented that decreased our net income available to common shareholders. This rule change requires dividends on the cumulative preferred stock issued to the U. S. Treasury in January 2009 to be treated for accounting purposes as a preferred dividend for the full period outstanding in the quarter as opposed to the interim period for which the dividend was declared and payable. This action increased our effective preferred stock dividend from $120 thousand to $343 thousand, decreasing net income available to common shareholders from $603 thousand to $381 thousand and decreasing earnings per common share from $0.10 to $0.06

2.	We were organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations effective December 29, 1997 when Southside Bank and Bank of Northumberland, Inc. became our wholly owned subsidiaries. The transaction was accounted for using the pooling-of-interests method of accounting. We opened our third subsidiary in May 2000 when Hanover Bank began operations in Hanover County, Virginia. On April 24, 2006, we completed the conversion to a one-bank holding company by merging the three banking subsidiaries. The new bank began operating under the name “EVB” on April 24, 2006. All significant inter-company transactions and accounts have been eliminated in consolidation.

In the March 2008, we purchased two branches in the Richmond market from Millennium Bank which placed us in new markets for our company and added $92 million in deposits and $49 million in loans to our balance sheet. This transaction was accretive to earnings starting in the second quarter of 2008. In the third quarter of 2008, our Quinton branch in New Kent County, Virginia relocated to a permanent branch building to better serve a growing customer base. We are constantly looking for accretive ways to expand our franchise.

After quarter end, Eastern Virginia Bankshares, Inc. announced plans to purchase First Capital Bank located in the Richmond market. This will be a strategic alliance which will match up their strong commercial business with our strong retail experience. The merger is expected to take place in the third or fourth quarter of 2009 and is projected to be accretive to 2010 earnings. (See 8-K with the press release issued April 17, 2009.)

The results of operations for the three month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.

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3.	Our amortized cost and estimated fair values of securities at March 31, 2009 and December 31, 2008 were as follows:

	March 31, 2009
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$33,177	$537	$1	33,713
Mortgage-backed and CMO securities	69,087	1,699	489	70,297
State and political subdivisions - taxable	501	—	7	494
State and political subdivisions - tax exempt	44,107	449	1,153	43,403
Pooled trust preferred securities	19,254	—	18,203	1,051
FNMA and FHLMC preferred stock	78	5	—	83
Corporate securities	10,806	5	4,499	6,312
Restricted securities	8,941	—	—	8,941

Total	$185,951	$2,695	$24,352	$164,294

	December 31, 2008
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Obligations of U.S. Government agencies	$33,149	$540	$70	$33,619
Mortgage-backed and CMO securities	68,351	1,307	506	69,152
State and political subdivisions	39,376	753	888	39,241
Pooled trust preferred securities	19,075	—	15,493	3,582
FNMA and FHLMC preferred stock	94	—	—	94
Corporate securities	10,802	—	3,845	6,957
Restricted securities	9,234	—	—	9,234

Total	$180,081	$2,600	$20,802	$161,879

There are no securities classified as “Held to Maturity” or “Trading”.

At March 31, 2009, investments in an unrealized loss position that were temporarily impaired were as follows:

	March 31, 2009
	Less than 12 months		12 months or more		Total
(dollars in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U. S. Government agencies	$19,999	$1	$—	$—	$19,999	$1
Mortgage-backed and CMO securities	1,406	2	6,265	487	7,671	489
States and political subdivisions - taxable	17,937	940	891	213	18,828	1,153
States and political subdivisions - tax exempt	494	7	—	—	494	7
Pooled trust preferred securities	—	88	914	18,115	914	18,203
Corporate securities	1,717	267	3,078	4,232	4,795	4,499

	$41,553	$1,305	$11,148	$23,047	$52,701	$24,352

Bonds with unrealized loss positions of less than 12 months duration at March 31, 2009 included 1 federal agency, 2 corporate bonds, 3 mortgage-backed securities, and 37 municipal bonds. Securities with unrealized losses of 12 months or greater duration included 3 mortgage-backed securities, 8 corporate bonds, 7 pooled trust preferred securities and 4 collateralized mortgage obligations (“CMO”). The

7

unrealized loss positions at March 31, 2009 were primarily related to the widened market spreads for mortgage backed and corporate securities and lack of an orderly market for trust preferred securities. Holdings of GMAC contained unrealized loss positions because these securities have been downgraded by Moody’s and Standard & Poor’s rating agencies to levels below investment grade. As of March 31, 2009, we held $3.0 million in GMAC bonds. These holdings are monitored regularly by our Chief Financial Officer and reported to the EVB Board on a monthly basis. Based on this analysis, we recorded a $300 thousand impairment charge on the GMAC holdings in March 2008. Given the attractive yield, our ability and intent to hold until maturity or principal recovery and the belief that the risk of default is remote, we have not recommended sale of the holdings and believe the remaining unrealized loss is temporary. GMAC has been approved to participate in the Treasury’s TARP Capital Purchase Program (“CPP”).

The 7 trust preferred issues with losses include 6 pooled trust preferred securities secured by debt of banks and insurance companies, primarily banks, and 1 similar issue consisting solely of bank borrowings. One of these trust preferred issues is the senior A tranche rated AAA while the other 6 issues are the D “mezzanine” tranche rated BBB by Fitch at time of issue. None of the pooled trust preferred securities had been downgraded by the rating agency as of March 31, 2009. Additional information concerning the trust preferred holdings as of March 31, 2009 is presented in the table below:

CUSIP	Cost	Fair Value	Percent of Underlying Collateral Performing	Percent of Underlying Collateral in Deferral	Percent of Underlying Collateral in Default	Additional Default Protection Before Yield Suffers	Discounted Present Value Cash Flow Coverage	3/31/2009 Fitch Rating
74043AAW1	$2,981	$120	96.40%	5.22%	2.88%	17.49%	100.00%	BBB
74043CAL1	2,527	33	94.10%	6.79%	2.76%	10.90%	100.00%	BBB
740042FAL5	2,527	42	89.17%	10.86%	4.59%	9.80%	100.00%	BBB
74042QAL1	2,052	19	91.35%	10.83%	3.93%	9.58%	100.00%	BBB
74042TAN1	3,759	827	96.17%	10.58%	none	9.94%	99.63%	BBB
74042TAA9	908	610	96.17%	10.58%	none	45.98%	109.48%	AAA
83438JAL0	4,500	180	90.78%	6.10%	3.90%	2.99%	102.40%	BBB

	$19,254

At December 31, 2008 investments in an unrealized loss position that were temporarily impaired were as follows:

	December 31, 2008
	Less than 12 months		12 months or more		Total
(dollars in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U. S. Government agencies	$20,000	$—	$930	$70	$20,930	$70
Mortgage-backed and CMO securities	8,325	87	5,054	419	13,379	506
States and political subdivisions	14,643	888	—	—	14,643	888
Pooled trust preferred securities	736	197	2,846	15,296	3,582	15,493
FNMA and FHLMC preferred stock	—	—	—	—	—	—
Corporate securities	2,960	536	3,997	3,309	6,957	3,845

	$46,664	$1,708	$12,827	$19,094	$59,491	$20,802

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4.	Our loan portfolio was composed of the following at the dates indicated:

(Dollars in thousands)	(unaudited) March 31 2009	(audited) December 31 2008	(unaudited) March 31 2008
Commercial, industrial and agricultural loans	$74,942	$69,024	$74,183
Residential real estate mortgage loans	380,306	372,067	339,777
Real estate construction loans	99,635	102,837	113,434
Commercial real estate loans	220,972	221,769	186,318
Consumer loans	47,306	47,226	50,879
All other loans	5,943	6,354	2,058

Total loans	829,104	819,277	766,649
Less unearned income	(9)	(11)	(23)

Total loans net of unearned discount	829,095	819,266	766,626
Less allowance for loan losses	(11,142)	(10,542)	(8,743)

Net loans	$817,953	$808,724	$757,883

We had $20.9 million in non-performing assets at March 31, 2009 that included $2.8 million in loans past due 90 days or more but still accruing, $17.2 million in nonaccrual loans and $943 thousand classified as OREO.

5.	Our allowance for loan losses was as follows at the dates indicated:

(in thousands)	(unaudited) March 31 2009	(audited) December 31 2008	(unaudited) March 31 2008
Balance at beginning of year	$10,542	$7,888	$7,888
Reserve on loans acquired	—	488	488
Provision charged against income	900	4,025	450
Recoveries of loans charged off	84	554	144
Loans charged off	(384)	(2,413)	(227)

Balance at end of year	$11,142	$10,542	$8,743

Following is a summary pertaining to impaired loans:

	March 31 2009	December 31 2008
	(in thousands)
Impaired loans for which an allowance has been provided	$20,760	$9,264
Impaired loans for which no valuation allowance has been provided	13,256	14,977

Allowance related to impaired loans	$3,388	$2,881

Average balance of impaired loans	$16,254	$8,564

No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans excluded from impaired loan disclosure under Statement of Financial Accounting Standards (“SFAS”) No. 114 amounted to $13.3 million and $15.0 million at March 31, 2009 and December 31, 2008, respectively

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6.	Borrowings from the Federal Home Loan Bank of Atlanta are disclosed below. We utilize FHLB borrowings for two purposes: (a) to match funds for specific loans or investments as an interest rate risk management tool and (b) for general funding of loan growth when the cost of borrowing is substantially below that of aggressive deposit funding.

	(unaudited) March 31 2009	(audited) December 31 2008	(unaudited) March 31 2008
Amortizing advances	$2,143	$2,143	$3,571
LIBOR floating advances	—	10,000	10,000
Convertible advances	122,500	122,500	122,500

Total advances	$124,643	$134,643	$136,071

The table presented below shows the maturities and potential call dates of FHLB advances. All but $2.1 million of the FHLB borrowings are convertible advances that have a call provision.

	Maturities Amount	Avg Rate	Callable Amount	Avg Rate
2009	1,429	3.15%	85,000	4.51%
2010	5,714	5.57%	28,500	4.20%
2011	10,000	5.01%	9,000	2.44%
2015	13,500	3.87%	—
2016	10,000	4.85%	—
2017	75,000	4.30%	—
2018	9,000	2.44%	—

Total	$124,643	4.27%	$122,500	4.29%

7.	The following table shows the weighted average number of shares used in computing per share earnings and the effect on the weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on earnings per share otherwise available to shareholders for the three month periods ended March 31, 2009 and 2008.

	Three Months Ended
	March 31, 2009		March 31, 2008
	Shares	Per Share Amount	Shares	Per Share Amount
Basic earnings per share	5,918,859	$0.06	5,909,425	$0.45
Effect of dilutive securities, stock options	—	—	1,997	—

Diluted earnings per share	5,918,859	$0.06	5,911,422	$0.45

At March 31, 2009 and 2008, respectively, options to acquire 304,312 shares and 235,637 shares of common stock were not included in computing diluted earnings per common share because their effects were anti-dilutive.

8.	On September 21, 2000, we adopted the Eastern Virginia Bankshares, Inc. 2000 Stock Option Plan (the “2000 Plan”) to provide a means for selected key employees and directors to increase their personal financial interest in our Company, thereby stimulating their efforts and strengthening their desire to remain with us. Under the 2000 Plan, up to 400,000 shares of Company common stock may be granted. No options may be granted under the 2000 Plan after September 21, 2010. On April 17, 2003, the shareholders approved the 2003 Stock Incentive Plan, amending and restating the 2000 Plan (the “2003 Plan”) while still authorizing the issuance of up to 400,000 shares of common stock. There are 35,443 shares still available under the 2003 Plan.

On April 19, 2007, our shareholders approved the Eastern Virginia Bankshares, Inc. 2007 Equity

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Compensation Plan (the “2007 Plan”) to enhance our ability to recruit and retain officers, directors and employees with ability and initiative and to encourage such persons to have a greater financial interest in the company. The 2007 Plan authorizes the Company to issue up to 400,000 additional shares of common stock. No awards have been issued under the 2007 Plan.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment”. SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant. We had already adopted SFAS No. 123 in 2002 and began recognizing compensation expense for stock option grants in that year, as all such grants had an exercise price not less than the fair market value on the date of the grant.

SFAS 123R also requires that new awards to employees eligible for retirement prior to the awards becoming fully vested be recognized as compensation cost over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn the award. Our stock options granted to eligible participants prior to the adoption of SFAS 123R that had an accelerated vesting feature associated with employee retirement are being recognized, as required, as compensation cost over the vesting period except in the instance where a participant reaches normal retirement age of 65 prior to the normal vesting date.

For the three month period ended March 31, 2009 and 2008, stock option and restricted stock compensation expense of $68 thousand and $74 thousand, respectively was included in salary and benefit expense.

Stock option compensation expense is the estimated fair value of options granted, amortized on a straight-line basis over the requisite service period for each stock grant award. Through March 31, there have been no awards issued in 2009. The weighted average estimated fair value of stock options granted in the year 2008 was $3.62. Fair value is estimated using the Black-Scholes option-pricing model with the assumptions indicated in the table below:

	2008	2007	2006
Dividend rate:	2.82%	2.82%	2.97%
Price Volatility:	33.25%	32.89%	22.94%
Risk-free interest rate:	3.56%	4.56%	4.65%
Expected life:	7 Years	7 Years	10 Years

The dividend rate is calculated as the average quarterly dividend yield on our stock for the past seven years by dividing the quarterly dividend by the average daily closing price of the stock for the period. Volatility is a measure of the standard deviation of the daily closing stock price plus dividend yield for the same period. The risk-free interest rate is the seven-year Treasury strip rate on the date of the grant. The expected life of options granted in 2008 was calculated using the simplified method whereby the vesting period and the contractual period are averaged.

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Stock option plan activity for the three months ended March 31, 2009 is summarized below:

			Weighted Average Remaining Contractual Life (in years)	Intrinsic Value of Unexercised In-the Money Options (in thousands)
		2009
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	304,312	$19.49
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2009	304,312	19.49	6.8	none

Options exercisable at March 31, 2009	92,725	21.68	4.5

As of March 31, 2009, there was $427 thousand of unrecognized compensation expense related to stock options that will be recognized over the remaining requisite service period of approximately 1.9 years. There were no options granted in the three month periods ended March 31, 2009 or 2008. There were no shares exercised in the three month periods ended March 31, 2009 or 2008.

We awarded 15,000 shares of restricted stock to employees on December 20, 2007. One half of these shares are subject to time vesting at 20% per year over a five–year period. At March 31, 2009 there was $61 thousand of total unrecognized compensation related to the time-vested awards. The other half of the restricted share award is performance based and will vest on June 30, 2010 if, and only if, 2009 financial achievements of the Company meet very aggressive targets. Given the aggressive targets for the performance-based award, the Company does not anticipate these awards to vest and therefore no compensation expense has been recorded to date on these awards. Compensation is accounted for using the fair market value of our common stock on the date the restricted shares were awarded, which was $17.25 per share. For the three months ended March 31, 2009 and 2008, restricted stock compensation expense of $6 thousand and $7 thousand, respectively, was included in salary and benefit expense.

9.	Components of net periodic benefit cost were as follows for the periods indicated:

	Three Months Ended March 31
	2009	2008
	(in thousands)
Components of Net Periodic Benefit Cost
Service cost	$165	$229
Interest cost	191	192
Expected return on plan assets	(179)	(267)
Amortization of prior service cost	5	5
Amortization of net obligation at transition	—	1
Net (gain) / loss	53	(1,328)

Net periodic benefit cost	$235	$(1,168)

*	Note: $1.3 million was booked as a gain in the noninterest income category in the first quarter of 2008 while $160 thousand was booked as expense in the first quarter of 2008 and $161 thousand in the first quarter of 2009.

We made our required 2008 fiscal year contribution to the pension plan in December 2008 in the amount of $642 thousand. We project that we will make a contribution of $941 thousand in 2009.

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10.	SFAS No. 157, Fair Value Measurements

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the fair discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No.107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Company.

We adopted SFAS No. 157, “Fair Value Measurements” (SFAS 157), on January 1, 2008 to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. SFAS 157 clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

In October of 2008, the FASB issued Staff Position No. 157-3 (FSP 157-3) to clarify the application of SFAS 157 in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective upon issuance, including prior periods for which financials statements were not issued.

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy under SFAS 157 based on these two types of inputs are as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2009. Securities identified in Note 3 as restricted securities including stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”) are excluded from the table below since there is no ability to sell these securities except when the FHLB or FRB require redemption based on either our borrowings at the FHLB, or in the case of the FRB changes in certain portions of our capital.

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		Fair Value Measurements at March 31, 2009 Using
Description	Balance as of March 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$155,353	$—	$155,353	$—

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Other Real Estate Owned: Certain assets such as other real estate owned (“OREO”) are measured at fair value less cost to sell. We believe that the fair value component in our valuation or OREO follows the provisions of SFAS No. 157.

The following table summarizes our financial assets that were measured at fair value on a nonrecurring basis as of March 31, 2009.

		Fair Value Measurements at March 31, 2009 Using
Description	Balance as of March 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans	$17,372	$—	$12,586	$4,786
Other real estate owned	383	—	—	383

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11.	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but rather, provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. The Company adopted SFAS 157 on January 1, 2008. The FASB approved a one-year deferral for the implementation of the Statement for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company adopted the provisions of SFAS 157 for nonfinancial assets and liabilities as of January 1, 2009 without a material impact on the consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Standard significantly changed the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes principles for how an acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisition dates on or after the beginning of an entity’s first year that begins after December 15, 2008. Due to the announced acquisition of First Capital Bancorp, Inc, the Company expects the implementation of SFAS 141(R) to have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” FSP FAS 141(R)-1 amends and clarifies SFAS 141(R) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Due to the announced acquisition of First Capital Bancorp, Inc, the Company expects the implementation of SFAS 141(R) to have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. The FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, and shall be applied prospectively. Earlier adoption is permitted for periods ending after March 15, 2009. Adoption of FSP FAS 157-4 is not expected to have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. In addition, the FSP amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. The FSP is effective for interim periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. Adoption of FSP FAS 107-1 and APB 28-1 is not expected to have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-1 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” FSP FAS 115-1 and FAS 124-2 amends other-than-temporary impairment guidance for debt securities to make guidance more operational and to improve the presentation and disclosure of other-

15

than-temporary impairments on debt and equity securities. The FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-1 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with earlier adoption permitted for periods ending after March 15, 2009. The Company does not anticipate the adoption of FSP FAS 115-1 and FAS 124-2 having a material impact on its consolidated financial statements.

In April 2009, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 111 (SAB 111). SAB 111 amends and replaces SAB Topic 5.M. in the SAB Series entitled “Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities.” SAB 111 maintains the SEC Staff’s previous views related to equity securities and amends Topic 5.M. to exclude debt securities from its scope. Implementation of SAB 111 is not expected to have a material impact on our consolidated financial statements.

12.	The following table displays detail of comprehensive income for the three-month periods ended March 31, 2009 and 2008:

	Three Months Ended March 31
	2009	2008
Net income	$381	$2,672
Unrealized gains (losses) on securities available for sale, net of tax expense $1.238 million	(2,258)	(1,585)
Less: reclassification adjustment, for gain on sale of available for sale securities net of tax, $3	(6)	(27)
Add: reclassification adjustment for loss on impairment of securities, net of tax of $5	16	—

Total comprehensive income (loss)	$(1,867)	$1,060

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

We present management’s discussion and analysis of financial information to aid the reader in understanding and evaluating our financial condition and results of operations. This discussion provides information about our major components of the results of operations, financial condition, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this report and in the 2008 Form 10-K. Operating results include those of all our operating entities combined for all periods presented.

We provide a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers whom we empower to make decisions at the local level so that they can provide timely lending decisions and respond promptly to customer inquiries. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

CRITICAL ACCOUNTING POLICIES

General

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. For example, we use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ substantially from the historical factors

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that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (SFAS) No.5, Accounting for Contingencies, which requires that losses be accrued when their occurrence is probable and estimable and (ii) SFAS No.114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of the collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

We evaluate non-performing loans individually for impairment, such as nonaccrual loans, loans past due 90 days or more, restructured loans and other loans selected by management as required by SFAS No. 114. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of the impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5.

For loans without individual measures of impairment, we make estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon historical loss rates for each loan type, the predominant collateral type for the group and the terms of the loan. The resulting estimates of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans including: borrower or industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in risk selection; level of experience, ability and depth of lending staff; and national and local economic conditions.

The amounts of estimated losses for loans individually evaluated for impairment and groups of loans are added together for a total estimate of loan losses. The estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be considered. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether a reduction to the allowance would be necessary. While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations. Such adjustments would be made in the relevant period and may be material to the Consolidated Financial Statements.

Goodwill and Intangible Assets

SFAS No. 141, Business Combinations, requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. For purchase acquisitions, we are required to record assets acquired, including identifiable intangible assets, and liabilities at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analysis or other valuation techniques. Effective January 1, 2001, we adopted SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS 142”) which prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives, but require at least an annual impairment review and more frequently if certain impairment indicators are in evidence. Additionally, we adopted SFAS No. 147 Acquisitions of Certain Financial Institutions, on January 1, 2002, and determined that core deposit intangibles will continue to be amortized over their estimated useful lives.

Goodwill totaled $16.0 million at both March 31, 2009 and December 31, 2008. Based on the testing of goodwill for impairment, no impairment charges have been recorded. Core deposit intangible assets are being amortized over the period of expected benefit, which ranges from 2.39 to 7.0 years. Core deposit intangibles, net of amortization, amounted to $431 thousand and $503 thousand, at March 31, 2009 and December 31, 2008, respectively, and are included in other assets.

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As discussed above in Note 1, subsequent to the filing of an 8-K with our first quarter earnings press release dated April 17, 2009, an accounting rule change was implemented that reduced our net income available to common shareholders. This rule change requires dividends on the cumulative preferred stock issued to the U. S. Treasury in January 2009 to be treated for accounting purposes as a preferred dividend for the full period outstanding in the quarter as opposed to the interim period for which the dividend was declared and payable. This action increased our effective preferred stock dividend from $120 thousand to $343 thousand, decreasing net income available to common shareholders from $603 thousand to $381 thousand and decreasing earnings per common share from $0.10 to $0.06

OVERVIEW

First quarter results for 2009 reflect the impact of continued volatility and uncertainty in the world economic environment. Our financial statements reflect the local impact of this recession with large increases in federal funds sold, a decline in loan growth, a large increase in loan loss provision, increased collection expense, an increase in OREO, increases in deposits as investors look for safe havens to store their cash, lower interest income as a result of the rapid rate declines in 2008, decreasing noninterest income and an increase in noninterest expense primarily as a result of our branch expansion last year. These changes are not limited to just our bank. Community banks including our Company rely primarily on earnings from lending in the local markets that they serve. Community banks are living with the hardship of their customers and neighbors and being impacted by the slowing of loan payments resulting in deterioration in asset quality.

On January 9, 2009 Eastern Virginia Bankshares, Inc. issued 24,000 shares of preferred stock to the U. S. Treasury. The Company had applied for funds under the TARP Capital Purchase Plan (“CPP”). This funding increases the capital level at both the holding company and the bank. The agreement also requires us to pay a 5% dividend on the preferred stock for the first five years, then increases to 9% for all periods after the first five years if we have not redeemed the preferred stock. In addition we issued a warrant to the U. S. Treasury giving them the right to purchase 373,832 shares of our common stock at $9.63 per share for up to 10 years. These funds put an already well capitalized company in a stronger position. Management continues to evaluate the impact to the Company if we repay these funds early.

Subsequent to quarter end, management announced on April 3, 2009, a definitive merger agreement with First Capital Bancorp, Inc. (“FCVA”) in the Richmond marketplace This strategic alliance of a strong retail business with a strong commercial business, expected to close in late 2009, should offer the new Company a stronger earnings base as we look forward to 2010. Both Companies are well capitalized.

Net income available to common shareholders for the first quarter of 2009 was $381 thousand compared to $2.7 million in the first quarter of 2008. This decline was the result of a number of factors, some of which were planned for and others that resulted from the rapid descent of the financial markets in the second half of 2008. Interest income and expense decreased, resulting in a net interest income decline of $641 thousand. While average earning assets grew $128.3 million over their 2008 balances, $104.4 million of the growth was in loans that were priced lower than the previous portfolio rate and $35.7 million was in Federal funds sold which earned 0.24% compared to 2.76% at this time in 2008. Average interest bearing liabilities balances increased $138.2 million which was $9.9 million more than loan growth. The rate impact on these balances caused much of the earnings decline in the quarter. In addition loan income was hurt by an average of $15.6 million in nonaccrual loans that lowered our yield on the loan portfolio. Investment income declined partially from lower rates on new investments but more from the Treasury conservatorship of the FNMA and FHLMC which eliminated our agency preferred stock dividends and the cessation of dividends from the Atlanta FHLB. During the first quarter of 2009, management increased the loan loss provision 100% compared to the first quarter of 2008. Management considered this action prudent considering deterioration in asset quality. Noninterest income decreased $1.1 million primarily from a $1.0 million of nonrecurring net gains in the first quarter of 2008. Finally, our branch expansion and some infrastructure changes in 2008 resulted in an increased noninterest expense.

Looking to the rest of the year, we anticipate the federal government’s economic stimulus plan will help revive loan demand and we have developed some new loan products to assist customers in bridging the credit crunch. On a linked quarter basis, interest expense on deposits in the first quarter of 2009 was $130 thousand less than in the fourth quarter of 2008. Over the remainder of the year we anticipate net interest margin improvement as repricing of deposits should exceed repricing of loans. The Federal Reserve is focused on reviving the economy and there are some signs of deflation in recent reports, so we do not anticipate any major rate changes unless inflation is rekindled by an economic expansion. The TARP money has enhanced our capital position as the parent infused the bank with $20 million more of

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regulatory capital. We anticipate increased loan losses in the short run and have prepared for that expectation. We have quality individuals managing our past due loans and foreclosed properties to minimize our potential losses. As the economy recovers, we are positioned to take advantage of all opportunities that present themselves.

Financial Condition

Return on average assets (ROA) for the first quarter of 2009 declined to 0.14%, compared to 1.15% in the same quarter of 2008, and return on average equity (ROE) declined to 1.56% compared to 11.63% for the quarter ended March 31, 2008. While operating net income was $723 thousand, the subtraction of $342 thousand in effective preferred dividends, further lowered the numerator in this ratio.

Total assets at March 31, 2009 were $1.10 billion, up $46.7 million, or 4.4%, from $1.05 billion at year-end 2008 and up $80.5 million, or 7.9% from March 31, 2008, when total assets were $1.02 billion. This increase is the result of strong deposit growth, particularly in the first quarter of 2009 and the addition of $24 million from the issuance of preferred stock. Loan growth for the first quarter of 2009 was $9.8 million, or 1.2% compared to the 2008 year-end balance. For the quarter, total average assets were $1.08 billion, an increase of 15.6% compared to $931.4 million in the first quarter of 2008. For the quarter ending March 31, 2009, average total loans, net of unearned income were $824.3 million, an increase of $104.4 million, or 14.5%, from $719.9 million in the same quarter of 2008. At March 31, 2009, net loans as a percent of total assets were 74.5%, as compared to 76.9% at December 31, 2008. While this portfolio should be able to generate a strong earnings stream, the current economic uncertainty overshadows our near term earnings.

At March 31, 2009, the investment portfolio totaled $164.3 million, a decrease of $16.6 million from $180.9 million at March 31, 2008 and an increase of $2.4 million from $161.9 million at year-end 2008. Interest rates during the first quarter of 2009 were fairly steady and low compared to the same quarter in the prior year. Our unrealized losses especially in pooled trust preferred and corporate securities increased compared to year-end 2008 balances. We continue to monitor the payment streams of these instruments focusing on the deferred payments and defaulted payments. For more detail, see the securities note earlier in the document. Most of the funds that are invested in the investment portfolio are part of management’s effort to balance interest rate risk and to provide liquidity. Management, recognizing the potential liquidity impact that the increase in unrealized losses could have, opted to participate in the TARP Capital Purchase Program to assist in our loan growth and provide an extra cushion in the event that we have additional impairment on our securities.

Total deposits of $852.6 million at March 31, 2009 represented an increase of $39.1 million, or 4.8%, from $813.5 million at year-end 2008 and an increase of $89.2 million, or 11.7%, from $763.4 million at March 31, 2008. The cost of deposits continues to decrease, and we anticipate that it will drop more as large blocks of certificates of deposit reprice, bringing the loan to deposit spread back to a more normal level. All deposit prices are evaluated frequently by our asset liability committee and adjusted as needed to reflect the competitive rate environment.

FHLB borrowings at March 31, 2009 totaled $124.6 million, a $10.0 million, or 7.4%, decrease compared to $134.6 million at December 31, 2008 and an $11.4 million decrease from $136.1 million at March 31, 2008. With the large balance in Federal funds sold, we do not anticipate additional borrowing this year. Over the remainder of the year, we expect to cover our funding needs by attracting lower cost deposits and anticipate maturing certificates of deposit will re-price at lower rates.

SFAS No. 115 requires the Company to show the effect of market changes in the value of securities available for sale. The effect of the change in market value of securities, net of income taxes, is reflected in a line titled “Accumulated other comprehensive (loss), net” in the Shareholders’ Equity section of the Consolidated Balance Sheets. The securities portion was a $14.1 million loss at March 31, 2009 an increase of $2.3 million from an $11.8 million loss at December 31, 2008 and an increase of $9.6 million from a $4.5 million loss at March 31, 2008. The unrealized loss on securities is presented as a value at one specific point in time but fluctuates significantly over time depending on interest rate changes. Also included in this line item is a $3.2 million loss related to the market decrease in the value of the pension plan (SFAS No. 158).

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RESULTS OF OPERATIONS

Net Income

With the addition of the preferred stock on our balance sheet, we need to analyze income on two levels: income from operations and income available to common shareholders. Preferred dividends and accretion of discount on the preferred stock are recorded before any dividends can be paid to the common stock holders.

As noted earlier, net income available to common shareholders was $381 thousand compared to $2.7 million in the first quarter of 2008. Diluted earnings per common share decreased 86.7% to $0.06, compared to $0.45 for the same quarter in 2008. Approximately $1.03 million (pretax), or $0.11 per share after tax, of the 2008 first quarter net income was the result of nonrecurring items. Net interest income decreased $641 thousand for the quarter ended March 31, 2009, when compared to the same period in 2008. The decrease in net interest income for the first quarter 2009 was the result of loan interest income declining $550 thousand, securities income down $185 thousand and dividend income decreasing $111 thousand. These declines were the result of loans repricing in a lower rate environment, the loss of FNMA and FHLMC securities income and the loss of the FHLB dividend. Interest on interest bearing liabilities declined $189 thousand to offset some of the interest income decline. The impact of the material decline in interest income with less decline in deposit expense compressed the loan deposit interest spread. The final major earning asset, Federal funds sold, had average balances of $36.6 million with a yield of only 0.24%, earned $22 thousand in the first quarter. As we invest this large pool of funds in higher earning assets and as deposit expense continues to fall with deposit funds repricing at lower rates, the squeeze on our margin in the first quarter should relax as we go through the remainder of the year. In addition to the margin contraction, management added $450 thousand more provision for loan loss expense to end the first quarter 2009 at $900 thousand compared to $450 thousand in 2008 first quarter.

Noninterest income for the first quarter 2009 was $1.6 million, compared to $2.7 million in 2008’s first quarter, a decline of $1.1 million, or 41.4%. Excluding the impact of the 2008 nonrecurring gain mentioned above, noninterest income was down $72 thousand at $1.6 million for the first quarter 2009 compared to an adjusted $1.6 million for the same period in 2008. Deposit fees declined $31 thousand and investment fees were down $31 thousand. Securities impairment declined $284 thousand, as we had a $16 thousand impairment charge in the first quarter of 2009.

Noninterest expense rose $784 thousand, or 11.9%, to $7.4 million for the three months ended March 31, 2009, compared to $6.6 million in the comparable period of 2008, as all categories, except marketing and advertising, increased. Part of this increase is caused by the impact of a full quarter of operating expense from the Millennium branches purchased in the first quarter of 2008. Salary expenses increased $307 thousand to $4.0 million at March 31, 2009 compared to $3.7 million in 2008. FDIC expense increased $225 thousand, or 300%, compared to the same period in 2008.

Net Interest Income

Our primary source of income is net interest income which on a fully tax equivalent basis totaled $7.7 million for the first quarter of 2009, a $637 thousand decrease from $8.4 million in the first quarter of 2008. Average earning assets for the quarter ended March 31, 2009 were $1.0 billion an increase of $128.3 million compared to $877.7 million for the same period in 2008. Average loans increased $104.4 million, or 14.5%. Average securities decreased $11.8 million, or 7.5%. Average federal funds sold increased $35.7 million, or over 4,000%, for the first quarter of 2009, reflecting the increase in deposits, the slowing of loan growth and the influx of the TARP money. The fully tax equivalent net interest margin for the three-month period ended March 31, 2009 was 3.12% compared to 3.84% for the same quarter in 2008. For the quarter ended March 31 2009, the yield on earning assets declined 116 basis points to 5.69%, compared to 6.85% for the first quarter of 2008, and the cost of interest bearing liabilities was down 63 basis points to 2.95% from 3.58% in the same period in 2008. This 72 basis point decrease in earnings in our net interest margin equates to approximately $7.2 million on an annualized basis, or over $1.8 million in the first quarter. In addition, we had an increased balance in nonaccruing loans which further lowered interest income. Our decrease in funding costs is across the board with decreases in all interest bearing deposit categories. For the three months ended March 31, 2009, the average balances for all interest bearing liabilities, except savings and fed funds purchased, increased. The notes in the following schedule show the derivation of the tax equivalent amount which is added to GAAP net interest income.

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Tables that disclose fully tax equivalent net interest income calculations for the three-month period ended March 31, 2009 and 2008 follow:

Average Balances, Income and Expense, Yields and Rates (1)

	Three Months Ended March 31,
	2009			2008
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Securities
Taxable	$104,194	$1,278	4.97%	$115,657	$1,581	5.50%
Tax exempt (1)	40,909	602	5.97%	41,233	591	5.76%

Total securities	145,103	1,880	5.25%	156,890	2,172	5.57%
Federal funds sold	36,578	22	0.24%	875	6	2.76%
Loans, net of unearned income (2)	824,339	12,215	6.01%	719,924	12,765	7.13%

Total earning assets	1,006,020	14,117	5.69%	877,689	14,943	6.85%
Less allowance for loan losses	(10,727)			(8,139)
Total non-earning assets	81,425			61,809

Total assets	$1,076,718			$931,359

Liabilities & Shareholders’ Equity:
Interest bearing deposits
Checking	$161,749	$718	1.80%	$127,831	$627	1.97%
Savings	71,801	148	0.84%	75,851	185	0.98%
Money market savings	71,244	419	2.39%	42,800	259	2.43%
Large dollar certificates of deposit (3)	182,472	1,647	3.66%	127,431	1,485	4.69%
Other certificates of deposit	250,396	1,962	3.18%	217,819	2,340	4.32%

Total interest-bearing deposits	737,662	4,894	2.69%	591,732	4,896	3.33%
Federal funds purchased	573	1	0.71%	4,413	36	3.28%
Other borrowings	137,397	1,474	4.35%	141,337	1,626	4.63%

Total interest-bearing liabilities	875,632	6,369	2.95%	737,482	6,558	3.58%
Noninterest-bearing liabilities
Demand deposits	90,866			94,145
Other liabilities	11,350			7,556

Total liabilities	977,848			839,183
Shareholders’ equity	98,870			92,176

Total liabilities and shareholders’ equity	$1,076,718			$931,359

Net interest income		$7,748			$8,385

Interest rate spread (4)			2.74%			3.27%
Interest expense as a percent of average earning assets			2.57%			3.01%
Net interest margin (5)			3.12%			3.84%

Notes:

(1)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

The tax equivalent adjustment for the quarter is $184 thousand, compared to $181 thousand in the prior year.

(2)	Nonaccrual loans have been included in the computations of average loan balances.
(3)	Large dollar certificates of deposit are certificates issued in amounts of $100,000 or greater.
(4)	Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(5)	Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 35%, expressed as a percentage of average earning assets.

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Noninterest Income

This category includes all income not related to interest on investments and interest and fees on loans. Noninterest income excluding net realized gains or losses on securities sales was $1.6 million for the first quarter of 2009 compared to $2.6 million income for the same quarter in 2008. Prior year noninterest income was aided by a nonrecurring $1.3 million actuarial gain from our pension plan conversion partially offset by a $300 thousand securities impairment. Core noninterest earning categories showed a decline mostly related to the economic environment. Service charges on deposit accounts for the quarter ended March 31, 2009 were $934 thousand, a decline of $31 thousand compared to $965 thousand for the comparable period in 2008. Overdraft and NSF fees decreased $37 thousand from the first quarter 2008 reflecting a change of customer attitude in this depressed economy. Debit and credit card fees increased $13 thousand, or 5.1%, to $269 thousand compared to $256 thousand in the first quarter of 2008. The rate of increase has slowed compared to the double-digit increases of the last couple of years, again reflecting our customers conservative stance in our current economic environment. Other operating income was declined $35 thousand to $327 thousand for the first quarter of 2009 compared to $362 thousand in the same period in 2008 with mostly offsetting increases and decreases in the various categories. Management believes the decline in these income flows reflect the caution utilized by our customer base in this depressed economy.

Noninterest Expense

This category includes all expenses other than interest paid on deposits and borrowings. Total noninterest expense was $7.4 million for the quarter ended March 31, 2009, an increase of $784 thousand, or 11.9%, compared to $6.6 million in the same quarter of 2008. There were increases in all the identified categories, except marketing and advertising which declined $47 thousand, primarily from having no new branch opening expenses in the 2009 quarter. Salaries and benefits increased $307 thousand to $4.0 million in the first quarter of 2009 compared to $3.6 million in the same quarter in 2008. Occupancy expense increased $100 thousand to $1.2 million compared to $1.1 million in the same quarter in 2008. Telephone expense increased $77 thousand and other operating expenses rose $122 thousand to $290 thousand and $1.4 million respectively. These increases in the first quarter 2009, compared to first quarter 2008, included $106 thousand that was the result of the full impact of the two new branches purchased late in March 2008 and the relocation of two branches to larger, more modern facilities. In addition, $103 thousand of the salary and benefit increase comes from higher group insurance expense. After salaries and benefits, the single highest increase was in FDIC expense at $300 thousand, up 300%, or $225 thousand, compared to $75 thousand for the first quarter 2008. This expense will increase significantly more in the second quarter of 2009 when in addition to the raised rate, a special assessment will be levied on all banks insured by the FDIC at a rate not yet finalized.

Income Taxes

Income tax expense for the quarter ended March 31, 2009 was $119 thousand compared to $1.1 million for the same period in 2008 reflecting the effect of lower net interest income and the increased reserve for loan loss. The effective tax rate for the quarter was 14.5% and 28.0% for the three months ended March 31, 2009 and 2008, respectively.

ASSET QUALITY

The Company’s allowance for loan losses is an estimate of the amount needed to provide for possible losses in the loan portfolio. In determining adequacy of the allowance, management considers the Company’s historical loss experience, the size and composition of the loan portfolio, specific impaired loans, the overall level of nonperforming loans, the value and adequacy of collateral and guarantors, experience and depth of lending staff, effects of credit concentrations and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge offs, net of recoveries. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses can only be an estimate. (See the Allowance for Loan Losses discussion under Critical Accounting Policies earlier in this section.)

Total nonperforming assets, which consist of nonaccrual loans, restructured loans, loans past due 90 days and still accruing interest and foreclosed properties, were $20.9 million at March 31, 2009, $16.7 million at December 31, 2008 and $5.3 million at March 31, 2008. This increase is the result of a depressed economy that has put record numbers of people out of work, making their ability to pay on formerly good paying loans a challenge. The weak real estate market, which has slowed sales of homes, has caused our Other Real Estate Owned (“OREO”) properties to stay in a nonperforming status for a longer period of time. Nonperforming assets are composed largely (92.3%) of loans secured by real estate in the Company’s market area and repossessed properties in our OREO balances. Nonaccrual loans at

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March 31, 2009 were $17.2 million. In the first quarter of 2009, OREO increased $383 thousand from $560 thousand at year-end 2008 to $943 thousand at the end of March 2009. Currently, we have 2 homes and a developer’s property with 8 lots in our OREO inventory. We expect to recover most of the current balance in this account. As more foreclosures occur in our markets, we expect our OREO balance to increase over most of 2009. The depressed economy has affected our real estate markets causing deflation in property values.

Nonaccrual loans have increased $3.6 million from $13.6 million at year-end 2008 and $13.6 million from $3.9 million at March 31, 2008. This increase reflects the impact of the various economic issues in the second half of 2008. Of the current balance of $17.2 million in nonaccrual loans, $16.9 million is secured. Within these secured loans, $15.6 million are secured by real estate, $1.1 million are secured by various commercial equipment and inventories and the remainder is covered by individual homes. Of the real estate secured loans, $10.7 million are real estate construction, $3.4 million are residential real estate and $1.5 million are commercial properties. At this point in time, despite the bargain hunter lethargic real estate market, management anticipates recovering over 90% of the value and has made increased provision allotments to cover the potential losses.

At March 31, 2009 the last component of our nonperforming loans, loans past due 90 days and accruing interest, was $2.8, million an increase of $234 thousand from year end 2008 and an increase of $2.1 million from a $734 thousand balance at March 31, 2008. Of the $2.8 million current balance, $2.7 million is secured by real estate with no losses anticipated.

While our real estate markets have been stable in the past with a very low historical loss experience, the present environment is uncharted ground, presenting a greater challenge to management. The increase in nonaccrual loans is heavily concentrated in the construction loan category and is a management focus. Nonaccrual loans include $1.1 million of loans that are current as to both principal and interest, but have been placed on nonaccrual status as an abundance of caution.

Loan charge-offs, less recoveries, amounted to $300 thousand for the first quarter of 2009 compared to $84 thousand for the same quarter in 2008, while the annualized ratio of net charge-offs to total average loans, net of unearned income, was 0.15% for the first quarter of 2009, compared to 0.24% for the full year 2008 and 0.05% for the first quarter 2008. Credit quality management continues to be our top priority. The lenders and our collection area are maintaining close contact with our troubled customers, but charge-offs are inevitable in this environment. With the high level of real estate secured debt and the large increase in loan loss reserves taken, management is confident that we can successfully manage through the economic downturn. We anticipate larger provision expense as the asset quality dictates the need.

At March 31, 2009, the allowance for loan losses was $11.1 million, an increase of $600 thousand when compared to $10.5 million at December 31, 2008, and up $2.4 million, compared to $8.7 million at March 31, 2008. The increase in allowance has been dictated by the declining asset quality in our depressed economy. The allowance is a reflection of loss inherent in the portfolio and not a forecast of actual current nonperforming loans. The ratio of allowance for loan losses to total loans was 1.34% at March 31, 2009, 1.29% at 2008 year-end and 1.14% at March 31, 2008. The allowance for loan losses at March 31, 2009 included $3.4 million of specific impaired loan reserves.

At March 31, 2009, the Company reported a balance of $34.0 million in impaired loans, an increase of $9.8 million from $24.2 million at December 31, 2008 and an increase of $14.4 million from $6.4 million at March 31, 2008. The average balance of impaired loans for the three months ended March 31, 2009 was $16.3 million.

At March 31, 2009 we also had $17.6 million in loans classified as potential problem loans that were excluded from impaired and nonaccrual status. These loans are currently performing and no loss is anticipated at this time based on management’s on-going analysis. Management considers all loans that are adversely risk rated as potential problem loans. These loans are risk rated based on the borrowers’ perceived ability to comply with current repayment terms. These loans are subject to constant management and Board attention, and their status is reviewed on a regular basis. Factors that cause a loan to be adversely risk rated include:

•	Failure to provide the bank with current financial statement and tax return

•	Declining or negative earnings trends

•	Declining or inadequate liquidity

•	Concerns about the business that is intended to provide the source of repayment

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•	Unfavorable competitive comparisons

•	High debt to worth ratio

•	Lack of well-defined secondary repayment source

The following table summarizes the Company’s nonperforming assets at the dates indicated.

Nonperforming Assets (Dollars in thousands)	March 31 2009	December 31 2008	March 31 2008
Nonaccrual loans	$17,165	$13,574	$3,533
Restructured loans	—	—	—
Loans past due 90 days and accruing interest	2,824	2,590	734

Total nonperforming loans	$19,989	$16,164	$4,267
Other real estate owned	943	560	1,079

Total nonperforming assets	$20,932	$16,724	$5,346
Nonperforming assets to total loans and other real estate	2.52%	2.04%	0.70%
Allowance for loan losses to nonaccrual loans	64.91%	77.66%	247.49%
Net charge-offs to average loans for the year	0.15%	0.24%	0.05%
Allowance for loan losses to period end loans	1.34%	1.29%	1.14%

LIQUIDITY

Liquidity represents our ability to meet present and future deposit withdrawals, to fund loans, to maintain reserve requirements and to operate the organization. To meet our liquidity needs, we maintain cash reserves and have an adequate flow of funds from maturing loans, securities and short-term investments. In addition, our subsidiary bank maintains borrowing arrangements with major regional banks and with the Federal Home Loan Bank (“FHLB”). We consider our sources of liquidity to be sufficient to meet our estimated liquidity needs.

With a balance of $34.3 million in Federal funds sold and the expectation of strong deposit growth in 2009, we are in a strong liquidity position as of the end of March 2009. Our FHLB borrowings declined $10 million in the first quarter of 2009. These were the only changes to our contractual obligations that would impact liquidity since the 2008 Form 10-K disclosure. At March 31, 2009, we had immediate available credit with the FHLB of $15.1 million and with nonaffiliated banks of $40.0 million. See Note 5 to the Consolidated Financial Statements in the 2008 Form 10-K for further FHLB information.

There have been no material changes in off-balance sheet arrangements since the 2008 Form 10-K disclosure.

Management believes that we maintain overall liquidity sufficient to satisfy our depositors’ requirements and meet our customers’ credit needs.

CAPITAL RESOURCES

For Tier 1 capital, our risk-based capital position at March 31, 2009 was $107.3 million, or 12.85% of risk-weighted assets, and $116.0 million, or 13.89%, for total risk based capital. Our Tier 1 leverage ratio at March 31, 2009 was 10.14%. Our year-end 2008 ratios were 10.51%, 11.56% and 8.62%, respectively. Enhancing our capital ratios to support future growth is a major goal of management. While a stock offering in December 2006 allowed us to grow and maintain reasonable capital ratios over the last two years, the infusion of the TARP funds puts us in a position to handle the challenges in the near future. At March 31, 2008, these ratios were 11.47%, 12.43% and 9.67%, respectively.

Tier 1 capital consists primarily of common shareholders’ equity, while total risk based capital includes our trust preferred borrowing and a portion of the allowance for loan losses to Tier 1. Risk weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities. Under current risk based capital standards, all banks and bank holding companies are required to have a Tier 1 capital of at least 4% and a total capital ratio of at least 8%.

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INFLATION

In financial institutions, unlike most other industries, virtually all of the assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on a bank’s performance than the effects of general levels of inflation. While interest rates are significantly impacted by inflation, neither the timing nor the magnitude of the changes are directly related to price level movements. The impact of inflation on interest rates, loan demand, and deposits is reflected in the Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties, including the risks and uncertainties discussed in this Form 10-Q, including the following:

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

All of the forward-looking statements made in this filing are qualified by these factors, and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. You should also refer to risks detailed under the “Risk Factors” section included in the 2008 Form 10-K and otherwise included in our periodic and current reports filed with the Securities and Exchange Commission for specific factors that could cause our actual results to be significantly different from those expressed or implied by our forward-looking statements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

There have been no material changes in market risk since 2008 year end as disclosed in the 2008 Form 10-K.

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Item 4.	Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide assurance that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods required by the Securities and Exchange Commission. An evaluation of the effectiveness of the design and operations of our disclosure controls and procedures as of the end of the period covered by this report was carried out under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer. Based on such evaluation, such officers concluded that our disclosure controls and procedures were effective as of the end of such period. In addition, while we have reorganized and centralized many functions over the last year, we have maintained the control points that had been previously established.

There was no change in our internal control over financial reporting that occurred during the quarter ended March 31, 2009 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. We believe that the merger of our subsidiary banks continues to have a positive impact on internal controls by decreasing the number of banks, accounts and internal processes and procedures.

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings

There are no material pending legal proceedings to which the registrant or any of its subsidiaries is a party. The only litigation in which we and our subsidiaries are involved pertains to collection suits involving delinquent loan accounts in the normal course of business.

Item 1A.	Risk Factors

There have been no material changes in our risk factors from those disclosed in the 2008 Form 10-K.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

In January 2001, the Board of Directors gave the authority to management to repurchase up to 5% of the outstanding shares of the company’s stock per calendar year based on the number of shares outstanding on December 31 of the preceding year. This authority has been reaffirmed each year and was most recently reaffirmed in June of 2007. There have been no repurchases of common stock since early 2008. There is no stated expiration date for the Plan. No shares were repurchased in the first quarter of 2009. A stipulation of the TARP agreement restricts the company from repurchasing common stock without first obtaining Treasury approval.

Item 3.	Defaults Upon Senior Securities (not applicable)

Item 4.	Submission of Matters to a Vote of Security Holders (not applicable)

Item 5.	Other Information (not applicable)

Item 6.	Exhibits

Exhibit 3.1 –	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed January 13, 2009).

Exhibit 4.1 –	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed January 13, 2009).

Exhibit 4.2 –	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed January 13, 2009).

Exhibit 10.1 –	Letter Agreement, dated as of January 9, 2009, by and between Eastern Virginia Bankshares, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of Form 8-K filed January 13, 2009).

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Exhibit 10.2 –	Form of Waiver agreement between the Senior Executive Officers and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 of Form 8-K filed January 13, 2009).

Exhibit 10.3 –	Form of Consent agreement between the Senior Executive Officers and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 of Form 8-K filed January 13, 2009).

Exhibit 31.1 –	Rule 13a-14(a) Certification of Chief Executive Officer

Exhibit 31.2 –	Rule 13a-14(a) Certification of Chief Financial Officer

Exhibit 32.1 –	Section 906 Certification of Chief Executive Officer

Exhibit 32.2 –	Section 906 Certification of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eastern Virginia Bankshares, Inc.

/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

/s/ Ronald L. Blevins
Ronald L. Blevins
Chief Financial Officer

Date: June 25, 2009

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Exhibit Index

Exhibit 3.1 –	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed January 13, 2009).

Exhibit 4.1 –	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed January 13, 2009).

Exhibit 4.2 –	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed January 13, 2009).

Exhibit 10.1 –	Letter Agreement, dated as of January 9, 2009, by and between Eastern Virginia Bankshares, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of Form 8-K filed January 13, 2009).

Exhibit 10.2 –	Form of Waiver agreement between the Senior Executive Officers and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 of Form 8-K filed January 13, 2009).

Exhibit 10.3 –	Form of Consent agreement between the Senior Executive Officers and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 of Form 8-K filed January 13, 2009).

Exhibit 31.1 –	Rule 13a-14(a) Certification of Chief Executive Officer

Exhibit 31.2 –	Rule 13a-14(a) Certification of Chief Financial Officer

Exhibit 32.1 –	Section 906 Certification of Chief Executive Officer

Exhibit 32.2 –	Section 906 Certification of Chief Financial Officer

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Joe A. Shearin, certify that:

1.	I have reviewed the Quarterly Report on Form 10-Q/A for the period ended March 31, 2009 of Eastern Virginia Bankshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 25, 2009	/s/ Joe A. Shearin
Joe A. Shearin
Chief Executive Officer

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Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, Ronald L. Blevins, certify that:

1.	I have reviewed the Quarterly Report on Form 10-Q/A for the period ended March 31, 2009 of Eastern Virginia Bankshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 25, 2009	/s/ Ronald L. Blevins
Ronald L. Blevins
Chief Financial Officer

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Exhibit 32.1

Section 906 Certification of Chief Executive Officer

CERTIFICATION

In connection with the quarterly report on Form 10-Q/A for the period ended March 31, 2009 (the “Form 10-Q/A”) of Eastern Virginia Bankshares, Inc. (the “Company”), I, Joe A. Shearin, Chief Executive Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	the Form 10-Q/A fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

•

the information contained in the Form 10-Q/A fairly presents, in all material respects, the financial condition and the results of operations of the Company as of and for the periods presented in the Form 10-Q/A.

By:	/s/ Joe A. Shearin	Date: June 25, 2009
Joe A. Shearin
Chief Executive Officer

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Exhibit 32.2

Section 906 Certification of Chief Financial Officer

CERTIFICATION

In connection with the quarterly report on Form 10-Q/A for the period ended March 31, 2009 (the “Form 10-Q/A”) of Eastern Virginia Bankshares, Inc. (the “Company”), I, Ronald L. Blevins, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	the Form 10-Q/A fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

•

the information contained in the Form 10-Q/A fairly presents, in all material respects, the financial condition and the results of operations of the Company as of and for the periods presented in the Form 10-Q/A.

By:	/s/ Ronald L. Blevins	Date: June 25, 2009
Ronald L. Blevins
Chief Financial Officer

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Annex F

Selected information from Eastern Virginia’s

Proxy Statement for the 2009 Annual Meeting of Shareholders

The following excerpts contain information regarding the individuals who may serve as the directors and executive officers of Eastern Virginia after the merger. These excepts are from Eastern Virginia’s Proxy Statement for its 2009 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 20, 2009.

[DIRECTORS]

Name, Age and Title	Director of the Company Since	Previous Five-Years Business Experience
W. Rand Cook (55) Chairman of our board of directors and EVB	1997	Mr. Cook has served as the chairman of our board of directors since 2001 and as Chairman of EVB since 2002. Mr. Cook is a partner in the law firm of McCaul, Martin, Evans and Cook, P.C. in Mechanicsville, VA where he has been an attorney since 1985.

F.L. Garrett III (69) Vice chairman of our board of directors and EVB	1997	Mr. Garrett has served as vice chairman of our board since 1997 and as vice chairman of EVB since 2002. Mr. Garrett is a realtor with Long & Foster in Essex County, VA and the owner of Harborside Storage, a boat storage company in Bowlers Wharf, VA.

Ira C. Harris Ph.D./CPA (48) Director of our Company and EVB	2004	Mr. Harris has been a member of the faculty of the McIntire School of Commerce at the University of Virginia since 2003. Mr. Harris has also been the operator of Store-Tel Storage in Tappahannock, Virginia since 2003. Prior to joining the faculty at the University of Virginia, Mr. Harris had been an assistant professor at the University of Notre Dame from 1998 through 2003.

F. Warren Haynie (70) Director of our Company and EVB	1997	Mr. Haynie has served as a director of EVB or a predecessor bank since 1987. He has been a sole practicing attorney in Lottsburg, VA since 1971.

William L. Lewis (58) Director of our Company and EVB	1997	Mr. Lewis has served on the EVB Board or a predecessor bank since 1989. He also serves on the board of EVB Investments, Inc. He is the principal in the law firm of William L. Lewis, PC in Tappahannock, VA where he has practiced law since 1989.

Charles R. Revere (70) Director of our Company and EVB	2002	Mr. Revere has served as a director of EVB or a predecessor bank since 1988. Mr. Revere has been the president and chief executive officer of Revere Gas and Appliance, a distributor of propane gas in Hartfield, VA since 1980. Mr. Revere has also been president and chief executive officer of Middlesex Bottled Gas, a distributor of propane gas in Hartfield, VA since 1964.

Joe A. Shearin (52) President and chief executive officer and director of our Company and EVB	2003	Mr. Shearin joined us in 2001 as the president and chief executive officer of a predecessor bank. He became the president and chief executive officer of the Company in 2002. Prior to joining us, Mr. Shearin served as senior vice president/city executive for BB&T in Petersburg, VA from 1997 to 2001.

1

Howard R. Straughan, Jr. (79) Director of our Company and EVB	2001	Mr. Straughan is a retired banker. Mr. Straughan has served as a director of EVB or a predecessor bank since 1994.

Leslie E. Taylor, CPA (60) Director of our Company and EVB	2000	Mr. Taylor has been a director of EVB or a predecessor bank since 1989. Mr. Taylor is a certified public accountant and has been owner and president of Leslie E. Taylor, CPA, PC in Tappahannock, Virginia since 1983.

Jay T. Thompson, III (52) Director of our Company and EVB	2000	Mr. Thompson has been a director of EVB or a predecessor bank since 2000. Mr. Thompson has been the owner and pharmacist of the Mechanicsville Drug Store in Mechanicsville, VA since 1981.

*        *        *

[EXECUTIVE COMPENSATION]

Compensation Discussion and Analysis

Introduction—Below is a discussion of the philosophy, the strategy and the major details of the approach to compensating senior management. The approach has been developed under the direction and oversight of the Compensation Committee of EVB (the “Committee”), which functions as the compensation committee of the Company, with assistance from independent compensation consultants and with input from management.

Our Executive Management is expected to design and execute our business plan that leads to superior returns for shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2008 and prior years to our “named executive officers”.

•	Joe A. Shearin – President and Chief Executive Officer of the Company and EVB

•	Ronald L. Blevins – Chief Financial Officer of the Company and Executive Vice President/CFO of EVB

•	Joseph H. James, Jr. – Chief Operations Officer of the Company and Senior Executive Vice President/Chief Operating Officer of EVB

•	James S. Thomas – Chief Credit Officer of the Company and Executive Vice President/Chief Credit Officer of EVB

The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective—The primary objective of our executive compensation program is to assure that we have competent and motivated Executive Management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract, retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to achieving superior returns for our shareholders. To that end, we believe that:

•	Our Executive Management should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual results, as well as to longer term performance.

•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

2

Discussion of Our Approach—Our general approach is to provide executive compensation consistent with promoting shareholder value. To this end, the Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. The Committee has retained CT (formerly CapTrust) Executive Compensation Group (“CTEBG”), an independent compensation consultant, to assist it in developing and administering its executive compensation program.

The Compensation Committee operates under a charter adopted by the EVB Board, which outlines its duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, for 2009 and subsequent years, as a result of the Company’s sale of preferred shares to the Department of Treasury as discussed later in this section, the Committee and the Company will comply with legal and contractual terms affecting the executive compensation process.

We rely upon the following principles in structuring compensation arrangements for our management team:

1.	Benchmarking—Our stated goal is to provide base salaries, incentive compensation both long-term and short-term and benefits for our executives that are competitive with that offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, we relied in 2008 and plan to rely in 2009 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by CTEBG. The members of this peer group include:

Access National Corporation
Alliance Bankshares Corporation
American National Bankshares, Inc.
C & F Financial Corporation
Cardinal Financial Corporation
Central Virginia Bankshares, Inc.
Eagle Financial Services, Inc.
Fauquier Bankshares, Inc.
First Community Banchares, Inc.
Middleburg Financial Corporation
National Bankshares, Inc.
Old Point Financial Corporation
Union Bankshares Corporation
Virginia Commerce Bancorp, Inc.

Four institutions included in the peer group previously were removed as a result of their reorganization or merger.

We believe that total compensation for our CEO should approach the 75th percentile because of his continued outstanding leadership in integrating and consolidating our organization, as well as in driving above average performance compared to that of the average of our peer group discussed above. For our management team total compensation should near the 50th percentile of our peer group.

2.	Allocation of Elements of Compensation—We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long term incentives) should vary somewhat within the management group in order to reflect more closely the role of each senior manager and his or her ability to influence performance. (See Matrix in Annual Bonus discussion below.) The weighting of these elements of compensation for our management team currently approximates the weighting of others in our peer group, with salary comprising slightly more than 70%. Over time, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long term incentives).

3.	Pay for Performance—To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we reviewed and revised our annual bonus program and introduced a long-term incentive program for our management team consistent with this principle.

3

Elements of Compensation—The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.	Salary—A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. Salary adjustments for the year for executive management, other than himself, based on performance of the Company and of the specific individuals, are presented to the Committee by Mr. Shearin, typically in February or March. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee in executive session and approved. Discussed later in this section are employment agreements between the Company and certain members of Executive Management. Salary levels for 2008 and 2009 were determined by comparison with peer group salaries for comparable executive positions. Performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are considered in decisions to adjust salaries by Mr. Shearin and the Compensation Committee.

Under normal circumstances the Company has a practice of awarding annual merit increases based upon an individual’s personal performance. As a result of unprecedented economic turbulence that affected the industry and Company, Mr. Shearin recommended and the Committee approved suspending the practice of merit increases for 2009.

2.	Annual Bonus (“ADIBP”)—We offer key executives an opportunity to receive an annual bonus of up to 25 percent of salary. At the beginning of the year the maximum amount of bonus for each executive is set by the Committee for the CEO, and by the CEO for other members of Executive Management. The purpose of this plan is to target specific year-over-year results. During 2008, we revised the plan to incorporate the following performance measurements: regulatory compliance, financial reporting, budget compliance, credit quality, asset growth, net income growth and critical factors. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus under the ADIBP for 2008 was based 15% on regulatory compliance, 15% on budget compliance, 20% on net income growth, 20% on asset growth, 10% on credit quality and 20% on critical factors (individual goals set by the Committee). For others in executive management, the mix and the weight components varies. At a meeting of the Committee, usually in February, Mr. Shearin proposes the actual bonus amounts for the year ending the preceding December for key executives, other than himself. The Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executives is provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO
Regulatory compliance	15	15	15	15
Financial reporting			20
Budget compliance	15	15	15	10
Credit quality	15	15		25
Asset growth	20	20	20	15
Net income	15	15	15	15
Critical factors	20	20	15	20

Target performance for 2008 for each of the metrics listed above was:

•

Regulatory compliance – Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. This performance target was met in 2008.

•	Financial Reporting – Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2008.

•	Budget compliance – Compliance with division and department-specific budgets. This performance target was not met in 2008.

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•	Credit quality – Maintain credit quality above the average of named peer group. This performance target was believed to have been met in 2008, but some peer group data is not yet available.

•	Asset growth – Average assets of $1.008 billion. In 2008, our average assets were $996.4 million, or 99.6% of the target.

•	Net income – Net income of $8.82 million. In 2008, our net income was $3.07 million. This performance target was not met in 2008.

•	Critical factors are at the individual level and in many cases include confidential information; however, all individual critical factors were achieved in 2008.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of Executive Management who had met some or all of their objectives would have received some portion of a bonus in 2008. However, because of unprecedented economic turbulence that affected the financial industry and the Company, Mr. Shearin proposed, and the Committee agreed, that no bonus be paid for 2008.

3.	Stock-Based Compensation—No options were granted to any of the named executives in 2008. The Company adopted FAS 123 in 2002 and has expensed all stock options from the implementation of our initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, we believe that restricted stock awards, both time-vested and performance-vested, will be the preferred form of stock incentive for the future.

In 2007 Shareholders approved the 2007 Equity Compensation Plan which authorized the granting of up to 400,000 shares of Company stock in the form of options, stock grants, stock appreciation rights and other awards. The Committee approved restricted stock grants in 2007, but in light of general economic conditions and at the request of Mr. Shearin, none were awarded in 2008. Pursuant to this authorization, the Compensation Committee has developed metrics (same as annual bonus metrics above) and plans to make grants of restricted stock to the named executives in 2009. As discussed above the allocation between short-term and long-term and cash and non-cash compensation is determined by comparison to our named peer group. Consistent with the principle of pay for performance, one-half of the grants will vest if, and only if, either earnings per share or return on equity equals or exceeds the median of institutions in our peer group for the year ending December 31, 2011. The other half of the awards vest ratably (20% per year) over time of employment.

4.	Employment Agreements—Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements and management continuity agreements (which help retain key executives during a possible change of control situation) assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Ronald L. Blevins and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008, March 4, 2008 and January 10, 2008, respectively. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of EVB and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Blevins’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $122,000. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The board of directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James, Blevins and Thomas. The employment agreements with Messrs. James, Blevins and Thomas currently terminate on December 31, 2009; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time.

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Each employment agreement may be terminated by the Company with or without cause. If the officer resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the officer’s employment terminates for good reason or without cause within one year of a change in control of us, he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an officer and employee and for a 12-month period after the termination of his employment.

Each executive who currently has an agreement with the Company has entered into a “consent” letter agreement by which he or she accepts the terms and conditions imposed as part of the Company’s participation in the Capital Purchase Program under TARP and further agrees to make any additional conforming amendments to his or her employment or change of control agreement. Conditions of this “consent” letter are discussed later in this section.

5.	Perquisites—We provide perquisites in the form of personal commuting use of a company car to the CEO and COO, having an aggregate value not exceeding $10,000. We do not provide perquisites to other listed executives that are not generally available to all employees on a nondiscriminatory basis.

5.	Supplemental Retirement Benefits—We think that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental Executive Retirement Plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The Plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program, commonly known as “TARP”. The Company issued shares of its preferred stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for $24 million.

As a condition to participating in the program, we agreed to several limits on executive compensation. First, our senior executive officers, including Messrs. Shearin, Blevins, James and Thomas agreed to a limit on severance pay in the event of an involuntary termination of employment. Generally, the limit is three times the executive’s average W-2 compensation in the five calendar years that precede an involuntary termination. Second, our senior executive officers agreed to a “clawback”, which will require repayment of any bonus or incentive compensation if it is later proven that the payment was based on statements of earnings, gains or other criteria that were materially inaccurate.

We also agreed to exclude incentives for the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. Finally, we agreed not to claim any federal income tax deduction for compensation in any year in excess of $500,000 to any senior executive officer.

Before electing to participate in the program, we carefully considered the foregoing limits and concluded that they are not inconsistent with, and would not unduly interfere with, our compensation philosophy or our compensation plans and programs.

6

On February 17, 2009 President Obama signed the American Recovery and Reinvestment Act of 2009, (“ARRA”) which imposes additional compensation restrictions on institutions that participate in the Capital Purchase Program. This law requires the Secretary of the Treasury to establish compensation standards, including the following:

•	Limits on compensation that exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the institution;

•

Provisions for the recovery of any bonus, retention award or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate; and

•

A prohibition on payments to a senior executive officer or any of the next five most highly compensated employees for departure from the institution for any reason, except payment for services performed or benefits accrued.

The first two of these required standards are substantially the same as those to which we and our senior executive officers agreed before we decided to participate in the Capital Purchase Program. The third standard goes well beyond the Capital Purchase Program requirements in that it completely prohibits most severance payments. This standard is inconsistent with our obligations to Messrs. Shearin, Blevins, James and Thomas under employment agreements.

Additionally, the ARRA requires the Secretary of the Treasury to prohibit certain bonuses, retention awards and incentive compensation. In our case the prohibition would apply to Mr. Shearin. It would limit such compensation to one-third of total annual compensation and it could be paid only in the form of restricted stock that does not vest until we have returned all Capital Purchase Program funds to the Treasury.

The Secretary of the Treasury has not issued regulations that implement these provisions of the ARRA. Consequently, it is premature for us to predict how this new law may force us to change our compensation plans and policies.

Conclusion—During 2009, we anticipate that the Committee, with assistance from independent consultants, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan.

*        *        *

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member. The CEO attends Committee meetings that discuss matters not directly related to the CEO, but is not a voting member of the Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2008, 2007 and 2006, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served:

Material terms of Plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis”.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Change in Pension Value and Nonqualifed Deferred Compensation Earnings	All Other Compensation	Total
				(1)	(2)	(3)	(4)
Joe A. Shearin President and Chief Executive Officer and director of the Company and EVB	2008	$299,550	$—	$8,625	$15,723	$11,982	$8,617	$344,497
	2007	$278,427	$68,329	$—	$23,386	$26,778	$4,889	$401,809
	2006	$267,343	$72,816	$—	$20,389	$18,048	$9,001	$387,597

Ronald L. Blevins Chief Financial Officer of the Company and Executive Vice President of EVB	2008	$128,667	$—	$3,450	$10,153	$67,174	$6,873	$216,317
	2007	$124,482	$24,058	$—	$13,558	$51,821	$4,136	$218,055
	2006	$117,043	$21,988	$—	$10,823	$37,012	$3,822	$190,688

Joseph H. James, Jr. Chief Operations Officer of the Company and Executive Vice President of EVB	2008	$144,337	$—	$3,450	$10,153	$10,910	$7,711	$176,561
	2007	$136,122	$27,013	$—	$13,558	$27,980	$4,832	$209,505
	2006	$132,841	$28,587	$—	$10,823	$16,711	$4,391	$193,353

James S. Thomas Executive Vice President - Chief Credit Officer of EVB	2008	$129,717	$—	$3,450	$8,766	$5,774	$6,942	$154,649
	2007	$118,967	$24,554	$—	$9,489	$18,699	$4,357	$176,066
	2006	$115,314	$24,391	$—	$5,945	$12,785	$3,885	$162,320

(1)	No restricted stock was granted to the named executives in 2008. The award figure shown above is the compensation expense recognized by the Company under FAS 123R for the 2007 late December award.
(2)	No stock options were granted to the named executives in 2008 or 2007. The award figure shown above is the compensation expense recognized by the Company under FAS 123R for options granted in 2004, 2005 and 2006.
(3)	The change in pension value for 2008 is based on a report by an independent actuarial firm. There are no deferred compensation agreements with any of the named executive officers.
(4)	All Other Compensation includes the Company’s 401-k match for 2008, 2007 and 2006. The value of perquisites for each executive does not exceed $10,000.

Stock Incentive Plan

The Company’s 2003 Stock Incentive Plan and 2007 Equity Compensation Plan provide for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. Terms of these Plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the Commission on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the Commission on March 21, 2007.

Grants of Plan-Based Awards

We did not make any option grants or any other equity or non-equity incentive awards, to our named executive officers during 2008.

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Outstanding Equity Awards at December 31, 2008

The following table indicates outstanding equity awards to the named executive officers as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

		Option Awards				Stock Awards
								Incentive Plan Awards
	Grant	Number of Securities Underlying Unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Vested (2)	Vested (4)	Vested (3)	Vested (4)
Joe A. Shearin	4/1/2002	1,995	—	$16.10	4/1/2012	2,000	$17,620	2,500	$22,025
	9/15/2013	3,165	—	28.60	9/15/2013
	7/1/2004	4,000	—	19.915	7/1/2014
	7/1/2005	—	4,862	20.565	7/1/2015
	10/1/2006	—	4,725	21.16	10/1/2016

Ronald L. Blevins	4/1/2002	1,100	—	$16.10	4/1/2012	800	7,048	1,000	8,810
	9/15/2013	1,300	—	28.60	9/15/2013
	7/1/2004	2,000	—	19.915	7/1/2014
	7/1/2005	—	3,000	20.565	7/1/2015
	10/1/2006	—	3,500	21.16	10/1/2016

Joseph H. James, Jr.	4/1/2002	1,100	—	$16.10	4/1/2012	800	7,048	1,000	8,810
	9/15/2013	1,300	—	28.60	9/15/2013		—
	7/1/2004	2,000	—	19.915	7/1/2014		—
	7/1/2005	—	3,000	20.565	7/1/2015		—
	10/1/2006	—	3,500	21.16	10/1/2016		—
							—

James S. Thomas	7/1/2004	1,000	—	$19.915	7/1/2014	800	7,048	1,000	8,810
	7/1/2005	—	2,500	20.565	7/1/2015
	10/1/2006	—	3,500	21.16	10/1/2016

(1)	All option grants vest four years after the date of grant. For options expiring in 2012, the vesting date was April 1, 2006. For options expiring in 2013, the vesting date was September 15, 2007. For options expiring in 2014, 2015 and 2016, respectively, the vesting dates are July 1, 2008, July 1, 2009 and October 1, 2010, respectively.
(2)	These restricted stock awards will vest ratably (25% per year) over four years, beginning December 20, 2009, except that all remaining shares will vest for an individual upon their retirement at age 65 or later.
(3)	These restricted stock awards will vest June 30, 2010 if, and only if, either earnings per share reaches $1.78 or return on equity equals or exceeds 14.4% for the year ended December 31, 2009.
(4)	The market value of restricted stock is based on the $8.81 closing price of a share of our Common Stock as reported on the NASDAQ Global Market on December 31, 2008.

Option Exercises and Stock Vested

The named executive officers did not acquire any shares upon exercise of an option in 2008.

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Equity Compensation Plan

The following table summarizes information as of December 31, 2008, relating to our 2003 Stock Incentive Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock may be granted from time to time. The 2007 Equity Compensation Plan which authorizes 400,000 shares of stock has not had any shares granted as of December 31, 2008.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans
Approved by Shareholders
2003 Stock Incentive Plan (2)	304,312	19.49	35,443
2007 Equity Compensation Plan(3)		—	400,000
Equity Compensation Plans
Not Approved by
Shareholders (4)	—	—	—

Total	304,312	$19.49	435,443

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permits grants of stock options and restricted stock awards up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan.
(3)	The 2007 Equity Compensation Plan permits grants of stock options and restricted stock awards up to 400,000 shares. No shares have been granted under this Plan.
(4)	We do not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits Table

The Company has a defined-benefit pension plan provided through the Virginia Bankers Association Insurance Trust. Benefits are based on an employee’s final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the Plan as of October 1, 2003. Directors who are full-time employees are eligible for participation. The Company filed an 8-K with the SEC on February 4, 2008 reporting that it had amended its Defined Benefit Pension Plan on January 28, 2008. Under the terms of the amended Plan, balances under the Plan were frozen on December 31, 2007 for all Plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 will remain in the existing Plan and will receive future contributions. Named executive Blevins will remain in the Plan while the balances for James, Thomas and Shearin were frozen as of December 31, 2007. The present value of the accumulated benefit as listed below was calculated by our pension actuary HRH Consulting (Hilb Rogal & Hobbs) based on the assumptions listed below:

1.	discount rate 6.25% per year

2.	R P 2000 mortality table

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The actuarial benefits for the named executive officers as of December 31, 2008 are presented in the table below:

Pension Benefits - Fiscal Year 2008

Name	Plan Name	Number of Years Credited Service (2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Joe A. Shearin	(1)	6	$112,877	$—

Ronald L. Blevins	(1)	8	238,655	—

Joseph H. James, Jr.	(1)	7	104,682	—

James S. Thomas	(1)	4	57,480	—

(1)	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.
(2)	Named executives other than Blevins had their service years frozen at 2007 year end.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the four employment agreements in effect at December 31, 2008 if the executives had terminated (i) other than for cause and (ii) following a change of control as of December 31, 2008. Our employee contracts do not provide non-discriminatory benefits upon voluntary termination, death, disability or change in control other than that disclosed below. We do provide non-discriminatory life insurance benefits and provide disability coverage that employees can purchase at a group rate. Payment for termination without cause would be paid at the rate of one-twelfth ( 1/12) of base salary in each month for the remainder of the term of the agreement. If employment is terminated without cause or the employee resigns for good reason within one year after a change in control, the amount payable will be paid in a lump sum on or prior to the last day of employment or, at the employee’s option, in equal monthly installments for the remainder of the term of the agreement. Appropriate levels of employee agreement potential payments were based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination or change in control do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination or change in control as outlined under “Executive Compensation”. For additional information regarding employment agreements, see “Executive Compensation” above.

Name	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason
Joe A. Shearin	Post termination compensation	$906,300	$948,537
	Early vesting of restricted stock	—	39,645
	Early vesting of stock options	—	—

		$906,300	$988,182

Ronald L. Blevins	Post termination compensation	$130,000	$362,551
	Early vesting of restricted stock	—	15,858
	Early vesting of stock options	—	—

		$130,000	$378,409

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Joseph H. James	Post termination compensation	$145,100	$447,266
	Early vesting of restricted stock	—	15,858
	Early vesting of stock options	—	—

		$145,100	$463,124

James S. Thomas	Post termination compensation	$130,000	$359,523
	Early vesting of restricted stock	—	15,858
	Early vesting of stock options	—	—

		$130,000	$375,381

The severance and change in control payments discussed above will be limited by the statutes and regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations will only apply so long as the Treasury’s investment in our preferred stock remains outstanding.

*        *        *

Director Compensation

Compensation paid to our directors in 2008 and 2007 is disclosed in the table that follows:

Director Compensation - Fiscal Years 2008 and 2007

	2008			2007
Name	Fees Earned or Paid in Cash	Stock Awards	Total	Fees Earned or Paid in Cash	Stock Awards	Total
	(1) (2) (3)	(4)		(1) (2) (3)	(4)
W. Rand Cook	$19,800	$8,000	$27,800	$22,500	$11,000	$33,500

F. L. Garrett, III	15,100	8,000	23,100	13,700	11,000	24,700

Ira C. Harris, Ph.D./CPA	14,800	8,000	22,800	15,500	11,000	26,500

F. Warren Haynie	15,900	8,000	23,900	14,000	11,000	25,000

William L. Lewis	11,100	8,000	19,100	10,400	11,000	21,400

Charles R. Revere	14,200	8,000	22,200	11,800	11,000	22,800

Howard R. Straughan, Jr.	15,700	8,000	23,700	15,800	11,000	26,800

Leslie E. Taylor, CPA	15,900	8,000	23,900	15,900	11,000	26,900

Jay T. Thompson, III	10,200	8,000	18,200	10,100	11,000	21,100

(1)	Mr. Shearin receives no additional compensation as a member of our board or the bank board. His compensation as an executive is included under the caption “Summary Compensation Table”.
(2)	As compensation for service to our Company, each member of the Board of Directors receives $300 for each board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, Audit/Risk Management Committee members receive a monthly retainer fee of $200 and the Chairman of that Committee receives a monthly retainer fee of $300. Board members who are also officers do not receive any compensation for attending board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of each board meeting. Total director fees paid by the company in 2008 were $60,200.
(3)	Each member of our board also is a member of the EVB board. Each member receives $500 for each EVB board meeting attended and $300 for each committee meeting attended. The Chairman of the EVB board, who also serves as our Chairman of the Board, receives an additional $1,000 per month retainer. Directors do not receive additional compensation for executive sessions held as part of each EVB Board meeting. Total directors’ fees paid to our directors, including EVB directors and advisory directors, by EVB were $254,600 in 2008 and $319,800 in 2007.
(4)	Each EVB board member receives a retainer fee in the form of a grant of 500 shares of our stock. That grant is based on the June 30 fair market value of our stock each year. In 2008 that fair market value was $16.00 per share, determined as the closing price of our stock on June 30, 2008. The total value of the grant to our directors for EVB board service was $72,000 in 2008 and $99,000 in 2007.

*        *        *

12

[TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS]

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates, on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors and executive officers of the Company and EVB totaled $11.3 million at December 31, 2008, or 14.5% of the Company’s equity capital at that date.

There were no other transactions during 2008 between the Company’s directors or officers and the Company, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof are a party that is adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries. Loans to related parties are approved by the EVB Board with the related party not present.

*        *        *

[CORPORATE GOVERNANCE]

Independence of the Directors

The Board of Directors has determined that the following 9 individuals of its 10 members are independent as defined by the listing standards of the Nasdaq Stock Market: W. Rand Cook, F. L. Garrett, III, Ira C. Harris, Ph.D./CPA, F. Warren Haynie, Jr., William L. Lewis, Charles R. Revere, Howard R. Straughan, Jr., Leslie E. Taylor, CPA, and Jay T. Thompson, III. In reaching this conclusion, the Board considered that we and our subsidiary bank provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the Nasdaq listing standards, our Corporate Governance Guidelines establish categorical standards under which the Board views the following as impairing a director’s independence:

1.	a director who is, or at any time during the past three years was, our employee, or whose immediate family member is, or at any time during the past three years was, an executive officer;

2.	a director who received, or whose immediate family member received, during the past three years, more than $120,000 per year in direct compensation from us, other than director and committee fees, compensation paid to a family member who is an employee, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

3.	a director who is, or whose immediate family member is, a current partner of our external auditor, or was a partner or employee of our external auditor who worked on our audit at any time during the past three years;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our executives serve, or at any time during the past three years have served, on that company’s compensation committee; and

5.	a director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, a company, that makes payments to, or receives payments from, us for property or services in an amount which, during the current or any of the past three fiscal years, exceeds the greater of $200,000 or 5% of the recipient’s gross revenues, other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs.

None of our non-employee directors, their immediate family members, or employers, are engaged in such relationships with us. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent under the above standard:

1.	we obtain some degree of legal services from William L. Lewis, P. C., Attorney at Law, of which Mr. Lewis is the managing partner;

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2.	we obtain some degree of legal services from McCaul, Martin, Evans & Cook, P. C., of which Mr. Cook is a partner;

3.	we lease a Mechanicsville office from Thompson Realty, LLC of which an immediate family member of Mr. Thompson is the principal;

4.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;

5.	we purchase bottled gas from Revere Gas, of which Mr. Revere is the President.

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Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

Commission file number 001-33543

FIRST CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-3782033
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4222 Cox Road, Suite 200 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804)-273-1160

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Act:

Common Stock, $4.00 par value

(Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days    ☒  Yes    ☐  No

Check if no disclosure of delinquent filers in response to Item 405 of Regulation S-B is contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐   Yes    ☒  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days. The aggregate market value of the voting stock held by non-affiliates computed based on a sale price of $6.00 for the Bank’s common stock on March 27, 2009 is approximately $14,533,000.

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY

PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.    Yes  ☐    No  ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 2,971,171 Shares of Common Stock, $4.00 par value

DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of the Proxy Statement for the Annual Meeting of Stockholders (Part III)

Transitional Small Business Disclosure Format (Check One):    Yes  ☐    No  ☒

FIRST CAPITAL BANCORP, INC.

FORM 10-K

Fiscal Year Ended December 31, 2008

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PART I

Company

First Capital Bancorp, Inc. is a bank holding company headquartered in Glen Allen, Virginia. We conduct our primary operations through our wholly-owned subsidiary, First Capital Bank, which opened for business in 1998.

We emphasize personalized service, access to decision makers and a quick turn around time on lending decisions. Our slogan is “Where People Matter.” We have a management team, officers and other employees with extensive experience in our primary market which is the Richmond, Virginia metropolitan area. We strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to those offered by larger banks in our market area.

First Capital Bank operates seven full service branch offices (alternatively referred to herein as “branches” and “offices”), throughout the greater Richmond metropolitan area. Our bank engages in a general commercial banking business, with a particular focus on the needs of small and medium-sized businesses and their owners and key employees and the professional community.

We continued to experience growth in assets during 2008. As of December 31, 2008, we had assets of $431.6 million, a $79.7 million, or 22.7%, increase from December 31, 2007. The severe economic conditions in the real estate market in 2008 significantly affected our profitability as we made significant additions to our allowance for loan losses during the year. For 2008, our net income was $170 thousand compared to net income for 2007 of $1.7 million. Our earnings per diluted share for 2008 were $0.06 compared to $0.71 and $0.83 for 2007 and 2006, respectively. The continued deterioration of the real estate market, unemployment and the difficulties of the financial sector will continue to adversely affect our profitability.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this Report on Form 10-K may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.

Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	our ability to continue to attract low cost core deposits to fund asset growth;

•	changes in interest rates and interest rate policies and the successful management of interest rate risk;

•	maintaining cost controls and asset quality as we open or acquire new locations;

•	maintaining capital levels adequate to support our growth and operations;

•	changes in general economic and business conditions in our market area;

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•	reliance on our management team, including our ability to attract and retain key personnel;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	changing trends in customer profiles and behavior;

•	changes in banking and other laws and regulations applicable to us; and

•	other factors described in “Risk Factors” above.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

ITEM 1.	BUSINESS

General

First Capital Bancorp, Inc. is a bank holding company that was incorporated under Virginia law in 2006. Pursuant to a statutory share exchange that was effective on September 8, 2006, we became a bank holding company. We conduct our primary operations through our wholly owned subsidiary, First Capital Bank, which is chartered under Virginia law. We have one other wholly owned subsidiary, FCRV Statutory Trust 1, which is a Delaware Business Trust that we formed in connection with the issuance of trust preferred debt in September, 2006.

Our principal executive offices are located at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060, and our telephone number is (804) 273-1160. We maintain a website at www.1capitalbank.com.

First Capital Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The bank is a member of the Federal Reserve System and began banking operations in late 1998. The bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. This market area consists of the Richmond, Virginia metropolitan area, with a current emphasis on western Henrico County, Chesterfield County, the City of Richmond, the Town of Ashland, and the surrounding vicinity. The bank’s goal is to provide its customers with high quality, responsive and technologically advanced banking services. In addition, the bank strives to develop personal, knowledgeable relationships with its customers, while at the same time it offers products comparable to those offered by larger banks in its market area. We believe that the marketing of customized banking services has enabled the bank to establish a niche in the financial services marketplace in the Richmond metropolitan area.

The bank currently conducts business from its executive offices and seven branch locations. See “Item 2 – Description of Property”.

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Products and Services

We offer a full range of deposit services that are typically available in most banks including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our market area at rates competitive to those offered in the area. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs).

We also offer a full range of short-to-medium term commercial and consumer loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured (and unsecured loans) for financing automobiles, home improvements, education and personal investments. Additionally, we originate fixed and floating-rate mortgage and real estate construction and acquisition loans.

Other services we offer include safe deposit boxes, certain cash management services, traveler’s checks, direct deposit of payroll and social security checks and automatic drafts for various accounts, selected on-line banking services and a small and medium-sized businesses courier service. We also have become associated with a shared network of automated teller machines (ATMs) that may be used by our customers throughout Virginia and other states located in the Mid-Atlantic region.

Our Market Area

Our primary market is the Richmond, Virginia metropolitan area, which includes Chesterfield County, Henrico County, Hanover County, the Town of Ashland and the City of Richmond. Richmond is the capital of Virginia. All of our branches are located in the Richmond metropolitan area. The Richmond metropolitan area is the third-largest metropolitan area in Virginia and is one of the state’s top growth markets based on population and median household income.

Our market area has been subject to large scale consolidation of local banks, primarily by larger, out-of-state financial institutions. We believe that there is a large customer base in our market area that prefers doing business with a local institution. We seek to fill this banking need by offering timely personalized service, while making it more convenient by continuing to build our branch network throughout the Richmond metropolitan area where our customers live and work. To that end, in 2002, we initiated a branching strategy to better ensure that our branch network covers more of the markets in which our customers live and conduct business. We have made significant investments in our infrastructure and believe our current operating platform is sufficient to support a substantially larger banking institution without incurring meaningful additional expenses.

Employees

As of March 25, 2009, we had a total of 77 full time equivalent employees. We consider relations with our employees to be excellent. Our employees are not represented by a collective bargaining unit.

Economy

The current economic recession, which economists suggest began in late 2007, became a major recognizable force in the late summer or early fall of 2008 in the United States and locally. Since then,

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the stock markets have dropped sharply, foreclosures have increased dramatically, unemployment has risen significantly, the capital and liquidity of financial institutions have been severely challenged and credit markets have been greatly reduced. In the U.S., the government has provided support for financial institutions in order to strengthen capital, increase liquidity and ease the credit markets.

Competition

We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Richmond metropolitan area and elsewhere. Many of our non-bank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over us in providing certain services.

Our primary market area is a highly competitive, highly branched banking market. Competition in the market area for loans to small and medium-sized businesses and professionals is intense, and pricing is important. Many of our competitors have substantially greater resources and lending limits than us and offer certain services, such as extensive and established branch networks, that we are not currently providing. Moreover, larger institutions operating in the Richmond metropolitan area have access to borrowed funds at lower cost than the funds that are presently available to us. Deposit competition among institutions in the market area also is strong. Competition for depositors’ funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources.

Governmental Monetary Policies

Our earnings and growth are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the Federal Reserve Bank (“FRB”). The FRB implements national monetary policy by its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions’ deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits.

Our management is unable to predict the effect of possible changes in monetary policies upon our future operating results.

Lending Activities

Credit Policies

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers. Within each category, such risk is increased or decreased, depending on various factors. The risks associated with real estate mortgage loans, commercial loans and consumer loans vary based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies based on the supply and demand for the type of real estate under construction. In an effort to manage these risks, we have loan amount approval limits for individual loan officers based on their position and level of experience.

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We have written policies and procedures to help manage credit risk. We use a loan review process that includes a portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and annual independent third party portfolio reviews to establish loss exposure and to monitor compliance with policies. Our loan approval process includes our Management Loan Committee, the Loan Committee of the Board of Directors and, for larger loans, the Board of Directors. Our Senior Credit Officer is responsible for reporting to the Directors monthly on the activities of the Management Loan Committee and on the status of various delinquent and non-performing loans. The Loan Committee of the Board of Directors also reviews lending policies proposed by management. Our Board of Directors establishes our total lending limit and approves proposed lending policies approved by the Loan Committee of the Board.

Loan Originations

Real estate loan originations come primarily through direct solicitations by our loan officers, continued business from current customers, and through referrals. Construction loans are obtained by solicitations of our construction loan officers and continued business from current customers. Commercial real estate loan originations are obtained through broker referrals, direct solicitation by our loan officers and continued business from current customers. We may also purchase loan participations from other community banks in Virginia.

Our loan officers, as part of the application process, review all loan applications. Information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow available for debt service. Loan quality is analyzed based on our experience and credit underwriting guidelines. Real estate collateral for loans in excess of $250 thousand are appraised by independent appraisers who have been pre-approved by meeting the requirement of providing a current and valid license certification and based on the lender’s experience with these appraisers. Evaluations for real estate collateral for loans less than $250 thousand are made by the loan officer.

In the normal course of business, we make various commitments and incur certain contingent liabilities that are disclosed but not reflected in our annual financial statements including commitments to extend credit. At December 31, 2008, commitments to extend credit totaled $112.6 million.

Construction Lending

We make local construction and land acquisition and development loans. Residential houses and commercial real estate under construction and the underlying land secure construction loans. At December 31, 2008, construction, land acquisition and land development loans outstanding were $86.5 million, or 23.2% of total loans. These loans are concentrated in our local markets. The average life of a construction loan is less than one year. Because the interest rate charged on these loans usually floats with the market, these loans assist us in managing our interest rate risk. Construction lending entails significant additional risks, compared to residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the value of the building under construction is only estimable when the loan funds are disbursed. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, we generally limit loan amounts to 80% of appraised value in addition to analyzing the creditworthiness of the borrowers. We also obtain a first lien on the property as security for construction loans and typically require personal guarantees from the borrower’s principal owners.

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Commercial Business Loans

Commercial business loans generally have a higher degree of risk than loans secured by real property but have higher yields. To manage these risks, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate. We have a loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. At December 31, 2008, commercial loans totaled $51.1 million, or 13.7% of the total loan portfolio.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in our market area including commercial buildings and offices, recreational facilities, small shopping centers, churches and hotels. At December 31, 2008, commercial real estate loans totaled $106.8 million, or 28.7% of our total loans. We may lend up to 80% of the secured property’s appraised value. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economic environment. Our commercial real estate loan underwriting criteria requires an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and we typically require personal guarantees or endorsements of the borrowers’ principal owners. In addition, we carefully evaluate the location of the security property.

Residential Real Estate Lending

Residential real estate loans at December 31, 2008, accounts for $122.6 million, or 32.9% of our total loan portfolio. Residential first mortgage loans represent $68.9 million or 56.2% of total residential real estate loans. Land loans represent $25.2 million or 20.6% of total residential real estate loans. Multifamily and home equity loans represent $6.2 million and $15.4 million, respectively, and junior liens account for $6.8 million of total residential real estate loans.

All residential mortgage loans originated by us contain a “due-on-sale” clause providing that we may declare the unpaid principal balance due and payable upon sale or transfer of the mortgaged premises. In connection with residential real estate loans, we require title insurance, hazard insurance and if required, flood insurance. We do not require escrows for real estate taxes and insurance.

Consumer Lending

We offer various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, boat loans, deposit account loans, installment and demand loans and

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credit cards. At December 31, 2008, we had consumer loans of $5.6 million or 1.5% of total loans. Such loans are generally made to customers with whom we have a pre-existing relationship. We currently originate all of our consumer loans in our market area.

Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured, such as loans secured by rapidly depreciable assets such as automobiles. Any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment as a result of the greater likelihood of damage, loss or depreciation. Due to the relatively small amounts involved, any remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

The underwriting standards we employ to mitigate the risk for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment and from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Board of Governors of the FRB. As a state-chartered commercial bank, First Capital Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions (the “BFI”). It is also subject to regulation, supervision and examination by the FRB. Other federal and state laws, including various consumer and compliance laws, govern the activities of the bank, the investments that it makes and the aggregate amount of loans that it may grant to one borrower.

The following description summarizes the significant federal and state laws applicable to us and our subsidiary. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

First Capital Bancorp, Inc.

Bank Holding Company Act. As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and we are registered as such with, and are subject to examination by, the FRB. Pursuant to the BHC Act, we are subject to limitations on the kinds of business in which we can engage directly or through subsidiaries. We are permitted to manage or control banks. Generally, however, we are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of any class of voting shares of an entity engaged in non-banking activities, unless the FRB finds such activities to be “so closely related to banking” as to be deemed “a proper incident thereto” within the meaning of the BHC Act. Activities at the bank holding company level are limited to:

•	banking, managing or controlling banks;

•	furnishing services to or performing services for its subsidiaries; and

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•	engaging in other activities that the FRB has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

Bank acquisitions by bank holding companies are also regulated. A bank holding company may not acquire more than five percent of the voting shares of another bank without prior approval of the FRB. The BHC Act subjects bank holding companies to minimum capital requirements. Regulations and policies of the FRB also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB’s policy is that a bank holding company should stand ready to use available resources for assisting a subsidiary bank. Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice. Some of the activities that the FRB has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services and acting in some circumstances as a fiduciary or investment or financial adviser. The only activity in which we are engaged is the operation of First Capital Bank. We have no present intention to engage in any other permitted activities. However, we may determine to engage in additional activities if it is deemed to be in our best interests.

With some limited exceptions, the BHC Act requires every bank holding company to obtain the prior approval of the FRB before:

•	acquiring substantially all the assets of any bank;

•

acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to some exceptions, the BHC Act and the Change in Bank Control Act, together with their regulations, require FRB approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption.

Financial Holding Companies and Financial Activities. The Gramm-Leach-Bliley Act established a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHC Act framework to permit a holding company system to engage in a full range of financial activities through qualification as a new entity known as a financial holding company. We have not determined whether to become a financial holding company, but we may consider such a conversion in the future if it appears to be in our best interest.

Dividends. No Virginia corporation may make any distribution to stockholders if, after giving it effect, (i) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

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In a policy statement, the FRB has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends.

The primary source of funds for payment of dividends by us to our stockholders will be the receipt of dividends and interest from First Capital Bank. Our ability to receive dividends from First Capital Bank will be limited by applicable law. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution, depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. Federal law prohibits insured depository institutions from making capital distributions, including dividends, if after such transaction, the institution would be undercapitalized. A bank is undercapitalized for this purpose if its leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio are not at least 5%, 6% and 10%, respectively. See “Regulatory Capital Requirements” below.

The FRB has authority to prohibit a bank holding company from engaging in practices which are considered to be unsafe and unsound. Depending upon the financial condition of First Capital Bank and upon other factors, the FRB could determine that the payment of dividends or other payments by us or First Capital Bank might constitute an unsafe or unsound practice. Finally, any dividend that would cause a bank to fall below required capital levels could also be prohibited.

Regulatory Capital Requirements. State banks and bank holding companies are required to maintain a minimum risk capital ratio of 10% (at least 5% in the form of Tier 1 capital) of risk-weighted assets and off-balance sheets items. Tier 1 capital consists of common equity, noncumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries and excludes goodwill. Tier 2 capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt and (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves. In calculating the relevant ratio, a bank’s assets and off-balance sheet commitments are risk-weighted: thus, for example, most commercial loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (e.g., 20% for interbank obligations and 0% for vault cash and U.S. treasury securities).

We are subject to leverage ratio guidelines as well. The leverage ratio guidelines require maintenance of a minimum ratio of 3% Tier 1 capital to total assets for the most highly rated organizations. Institutions that are less highly rated, anticipating significant growth or subject to other significant risks will be required to maintain capital levels ranging from 1% to 2% above the 3% minimum.

Recent federal regulation established five tiers of capital measurement ranging from “well capitalized” to “critically undercapitalized.” Federal bank regulatory authorities are required to take prompt corrective action with respect to inadequately capitalized banks. If a bank does not meet the minimum capital requirement set by its regulators, the regulators are compelled to take certain actions, which may include prohibition on payment of dividends to its holding company or requiring the adoption of a capital restoration plan which must be guaranteed by the bank’s holding company.

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Cross-Institution Assessments. Any insured depository institution owned by us can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by us.

First Capital Bank

First Capital Bank is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of its operations. The following is a brief summary of the material provisions of certain statutes, rules and regulations that affect First Capital Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

General. First Capital Bank is under the supervision of, and subject to regulation and examination by, the BFI and FRB. As such, First Capital Bank is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and First Capital Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices. As noted previously, First Capital Bank is a member of the Federal Reserve System. As such, the FRB, as the primary federal regulator of First Capital Bank, has the authority to impose penalties, initiate civil and administrative actions, and take other steps to prevent First Capital Bank from engaging in unsafe and unsound practices.

Mergers and Acquisitions. Under federal law, previously existing restrictions on interstate bank acquisitions were abolished effective September 29, 1995, and since such date bank holding companies from any state have been able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law allows banks to merge across state lines, subject to earlier “opt-in” or “opt-out” action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the “host state.” Effective July 1, 1995, Virginia adopted early “opt-in” legislation which permits interstate bank mergers. Virginia law also permits interstate branch acquisitions and de novo branching if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

Although the above laws had the potential to have a significant impact on the banking industry, it is not possible for our management to determine, with any degree of certainty, the impact such laws have had on First Capital Bank.

Financial Services Legislation. On November 1, 1999, then President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). The GLB Act implemented fundamental changes in the regulation of the financial services industry in the United States, further transforming the already converging banking, insurance and securities industries by permitting further mergers and affiliations which will combine commercial banks, insurers and securities firms under one holding company. Many of these changes are discussed above.

The provisions of the GLB Act have had a significant impact on the banking industry in general. However, it is not possible for us to determine, with any degree of certainty at this time, the impact that such provisions have had on First Capital Bank and its operations.

Dividends. The amount of dividends payable by First Capital Bank depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the BFI and the FDIC have the general authority to limit dividends paid by First Capital Bank if such

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payments are deemed to constitute an unsafe and unsound practice. In particular, Section 38 of the Federal Deposit Insurance Act (“FDIA”) would prohibit First Capital Bank from making a dividend if it were “undercapitalized” or if such dividend would result in the institution becoming “undercapitalized.”

Under current supervisory practice, prior approval of the FRB is required if cash dividends declared in any given year exceed the total of First Capital Bank’s net profits for such year, plus its retained profits for the preceding two years. In addition, First Capital Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting current losses and bad debts. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

Insurance of Accounts, Assessments and Regulation by the FDIC

The deposits of the bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of First Capital Bank are subject to the deposit insurance assessments of the Deposit Insurance Fund of the FDIC.

The FDIC recently amended its risk-based deposit assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005. Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the FDIC’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the FDIC and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The FDIC may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.

The FDIC is authorized to prohibit any insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the Deposit Insurance Fund. Also, the FDIC may initiate enforcement actions against a bank, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are not aware of any existing circumstances that could result in termination of any of First Capital Bank’s deposit insurance.

Capital Requirements. The various federal bank regulatory agencies, including the FRB, have adopted risk-based capital requirements for assessing the capital adequacy of banks and bank holding companies. Virginia chartered banks must also satisfy the capital requirements adopted by the BFI. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

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The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letters of credit) is 8%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles (“Tier 1 capital”). Tier 2 capital includes the hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The FRB also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets (“Leverage Ratio”) of 3%. The FRB has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage Ratio of at least 4% to 5% of Tier 1 capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider tangible Tier 1 Leverage Ratio as the ratio of a banking organization’s Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible assets.

The Federal Financial Institutions Examination Council establishes the guidelines which banks follow in preparing their quarterly Reports of Condition and Income (“Call Report”) which are filed with their supervisory agency. The guidelines in most respects follow accounting principles generally accepted in the United States (“GAAP”) in presenting the financial condition of each institution. An exception exists in the manner that recognition of deferred tax asset balances are treated for the purpose of calculating capital adequacy. In preparing the Call Report schedules dealing with regulatory capital, an institution can recognize only that portion of its deferred tax asset balance which equates to projected earnings for the ensuing 12 month period. Any amount in excess of that is disallowed when calculating the institution’s capital ratios. All capital ratios reported by First Capital Bank following recognition of its deferred tax asset balance at June 30, 2003, will be in accordance with the Regulatory Accounting Principles (“RAP”) noted above. All other financial statements presented by the Bank, including all other Call Report presentations, will be in accordance with GAAP.

Section 38 of the FDIA, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), requires that the federal banking agencies establish five capital levels for insured depository institutions – “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” – and requires or permits such agencies to take certain supervisory actions as an insured institution’s capital level falls.

As of December 31, 2008, we and First Capital Bank both exceeded all capital requirements under all applicable regulations.

Safety and Soundness. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” all such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

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On December 19, 1991, FDICIA was enacted into law. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. On July 10, 1995, the federal banking agencies, including the FRB, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems; (b) internal audit systems; (c) loan documentation; (d) credit underwriting; (e) interest rate exposure; (f) asset growth; and (g) compensation, fees and benefits.

Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary; (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets; (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions; and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity. The scope of permissible activities available to FDIC-insured, state chartered banks may be expanded by the recently enacted financial services legislation. See “Supervision and Regulation – First Capital Bank – Financial Services Legislation.”

Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Monetary Policy

The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the FRB. The instruments of monetary policy employed by the FRB include open market operations in United States government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against deposits held by all federally insured banks. The FRB’s monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the

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national and international economy and in the money markets, as well as the effect of actions by monetary fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the bank.

Federal Reserve System

In 1980, Congress enacted legislation that imposed reserve requirements on all depository institutions that maintain transaction accounts or non-personal time deposits. NOW accounts, money market deposit accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to these reserve requirements, as are any non-personal time deposits at an institution. For net transaction accounts in 2007, the first $7.8 million, the same amount as in 2006, will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $7.8 million up to and including $40.5 million, also the same amount as in 2006. A 10% reserve ratio will be applied above $40.5 million. These percentages are subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at, or on behalf of, a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Sections 23A and 23B:

•

limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus; and

•	require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a nonaffiliate.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a principal shareholder of a bank, and some affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the bank’s loan-to-one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100,000,000, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and principal shareholders of a bank or bank holding company, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The FDIC has prescribed the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

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Community Reinvestment Act

Under the Community Reinvestment Act and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The Community Reinvestment Act requires the adoption by each institution of a Community Reinvestment Act statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance with the Community Reinvestment Act and are assigned ratings in this regard. Banking regulators consider a depository institution’s Community Reinvestment Act rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

The GLB Act and federal bank regulators have made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual reports must be made to a bank’s primary federal regulatory. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLB Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” rating in its latest Community Reinvestment Act examination. First Capital Bank received a “satisfactory” rating during its latest examination.

Fair Lending; Consumer Laws

In addition to the Community Reinvestment Act, other federal and state laws regulate various lending and consumer aspects of the banking business. Governmental agencies, including the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice, have become concerned that prospective borrowers experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums, short of a full trial.
Recently, these governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants, but the practice had a discriminatory effect, unless the practice could be justified as a business necessity.

Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.

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USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 (“Patriot Act”) was enacted in response to the September 11, 2001 terrorist attacks in New York, Pennsylvania and Northern Virginia. The Patriot Act is intended to strengthen U. S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism. The continuing impact on financial institutions of the Patriot Act and related regulations and policies is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws, and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities to identify persons who may be involved in terrorism or money laundering.

Legislation

On October 3, 2008, the FDIC’s deposit insurance temporarily increased from $100 thousand to $250 thousand per depositor. Checking, savings, certificates of deposit, money market accounts, and other interest-bearing deposit accounts, when combined, are now FDIC insured up to $250 thousand per depositor through December 31, 2009. Joint accounts may be insured up to $250 thousand per owner in addition to the $250 thousand of insurance available on those same owner’s individual accounts. On January 1, 2010, the standard coverage limit is scheduled to return to $100 thousand for all deposit categories except IRAs and certain retirement accounts mentioned above, which will continue to be insured up to $250 thousand per owner.

On October 14, 2008, the FDIC announced the Temporary Liquidity Guarantee Program to strengthen confidence and increase liquidity in the banking system. The new program guarantees newly issued senior unsecured debt of eligible institutions and provides full deposit insurance coverage for non-interest bearing transaction accounts in FDIC-insured institutions, regardless of the dollar amount, for participating entities. The Temporary Liquidity Guarantee Program has two primary components: the Debt Guarantee Program (FDIC will guarantee the payment of certain newly issued senior unsecured debt), and the Transaction Account Guarantee Program (the FDIC will guarantee certain noninterest-bearing transaction accounts).

Effective January 1, 2009, the FDIC increased assessment rates uniformly by 7 basis points (annual rate) for the first quarter 2009 assessment period only. The FDIC will issue another final rule early in 2009, effective April 1, 2009, to change the way the FDIC’s assessment system differentiates for risk, make corresponding changes to assessment rates beginning with the second quarter of 2009, and make certain technical and other changes to the assessment rules. These increases in insurance premiums are estimated to increase the Company’s pretax noninterest expense by an additional $1.1 million for 2009.

First Capital Bank is participating in the FDIC’s Transaction Account Guarantee Program and the Debt Guarantee Program. Under the Transaction Account Guarantee Program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules. The Company is assessed a 10 basis points fee (annualized) on the balance of each covered account in excess of $250 thousand. The Company does not expect this cost to be material.

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New regulations and statutes are regularly proposed that contain wide-ranging proposals that may or will alter the structures, regulations, and competitive relationships of the nation’s financial institutions. The Company cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which the Company’s business may be affected by any new regulation or statute.

Recent Legislative and Regulatory Initiatives to Address Financial and Economic Crises

Congress, Treasury, and the federal banking regulators, including the FDIC, have taken broad measures since early September 2008 to address the turmoil in the U. S. banking system.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted. EESA authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in the TARP.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), establishing more limits on executive compensation for all current and future TARP recipients. The ARRA limits do not repeal or replace the rules discussed above but supplement the guidance issued by the Treasury. Under the ARRA, any TARP participant may not pay any bonus, retention award or incentive compensation to its five most highly paid executives, except for payments of long term restricted stock, the awards of which do not vest while the Preferred Stock is outstanding and do not have a value greater than one-third of the officer’s total annual compensation, unless the payments are required pursuant to a written agreement executed prior to February 11, 2009. In addition, the ARRA requires the Treasury to review bonuses, retention awards and other compensation paid to a TARP participant’s five most highly-compensated officers and the next 20 most highly compensated employees to determine if the payments were excessive or inconsistent with the purpose of the ARRA or TARP or were otherwise contrary to the public interest. If so, the Treasury is directed to negotiate the return of any such amounts to the government.

The purpose of TARP is to restore confidence and stability to the U. S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion to the TARP Capital Purchase Program (“CCP”). TARP also includes direct purchases or guarantees of troubled assets of financial institutions. Participants in the CPP are subject to certain executive compensation limits and are encouraged to expand their lending and mortgage loan modifications. Under CPP, the Treasury will purchase debt or equity securities from participating institutions. EESA also increased FDIC deposit insurance on most accounts from $100 thousand to $250 thousand. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

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ITEM 2.	PROPERTIES

Our banking offices are listed below. We conduct our business from the properties listed below. Except for our Ashland and WestMark office, which we own, we lease our other offices under long term lease arrangements. All of such leases are at market rental rates and they are all with unrelated parties having no relationship or affiliation with us.

Office Location	Date Opened
WestMark Office (1) 11001 West Broad Street Glen Allen, Virginia 23060	1998

Ashland Office 409 South Washington Highway Ashland, Virginia 23005	2000

Chesterfield Towne Center Office 1580 Koger Center Boulevard Richmond, Virginia 23235	2003

Staples Mill Road Office 1776 Staples Mill Road Richmond, Virginia 23230	2003

Bon Air Office 2810 Buford Road Richmond, Virginia 23235	2008

Forest Office Park Branch (2) 1504 Santa Rosa Road Richmond, Virginia 23229	2006

James Center Office One James Center 901 East Cary Street Richmond, Virginia 23219	2007

(1)	Relocation of our Innsbrook leased office to an owned free standing site across the street in September 2008.
(2)	Relocated to 7100 Three Chopt Road, Richmond, Virginia in February 2009 to an owned free standing site.

Our corporate office, which we opened in 2003, is located at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060.

All of our properties are in good operating condition and are adequate for our present and anticipated future needs.

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ITEM 3.	LEGAL PROCEEDINGS

We are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Our management does not believe that such legal proceedings, individually or in the aggregate, are likely to have a material adverse effect on our results of operations or financial condition.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted during the fourth quarter of the fiscal year covered by this report to a vote of security holders of the Company.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was approved for listing on the Nasdaq Capital Markets as of June 7, 2007 under the symbol “FCVA”. Trading under that symbol began June 14, 2007. Prior to listing on Nasdaq, our common stock traded over the counter and under the symbol “FPBX”, although no established trading market developed.

The following table shows high and low sale prices for our common stock, as reported to us, for the periods indicated.

	High	Low
2008

1st Quarter	$14.25	$11.05
2nd Quarter	13.50	10.50
3rd Quarter	11.25	9.01
4th Quarter	10.50	5.75

2007

1st Quarter	$20.00	$16.80
2nd Quarter	17.50	15.50
3rd Quarter	16.00	12.00
4th Quarter	14.75	11.00

The foregoing transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of our common stock at the time of such transaction due to the infrequency of trades and the limited market for our common stock.

First Capital Bancorp, Inc. does not pay a cash dividend and does not have the intention to pay a cash dividend in the foreseeable future.

There were 2,971,171 shares of the Company’s common stock outstanding at the close of business on December 31, 2008. As of March 25, 2009, there were approximately 682 shareholders of record of our common stock.

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Effective December 28, 2005, First Capital Bank completed a three-for-two stock split with respect to the outstanding shares of its common stock. The information set forth in this Report on Form 10-K regarding common stock reflects the changes resulting from the stock split.

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ITEM 6.	SELECTED FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data for fiscal years have been derived from our audited financial statements for each of the five years that ended December 31, 2008, 2007, 2006, 2005, and 2004. You also should read the detailed information and the financial statements for all of such periods included elsewhere in this Report on Form 10-K.

	At or for the Fiscal Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except ratios and per share amounts)
Income Statement Data:
Interest income	$24,044	$20,356	$15,263	$10,533	$6,740
Interest expense	12,996	10,563	7,691	4,134	2,388

Net interest income	11,048	9,793	7,572	6,399	4,352
Provision for loan losses	2,924	676	404	408	346

Net interest income after provision for loan losses	8,124	9,117	7,168	5,991	4,006
Noninterest income	744	809	465	272	270
Noninterest expense	8,560	7,259	5,261	4,293	3,406

Income before income taxes	308	2,667	2,372	1,970	870
Income tax expense (benefit)	138	925	801	664	296

Net income	$170	$1,742	$1,571	$1,306	$574

Per Share Data: (1)
Basic earnings per share	$0.06	$0.72	$0.87	$0.73	$0.32
Diluted earnings per share	$0.06	$0.71	$0.83	$0.70	$0.31
Book value per share	$11.92	$11.73	$8.72	$7.78	$7.23
Balance Sheet Data:
Assets	$431,553	$351,867	$257,241	$209,529	$152,647
Gross loans, net of unearned income	$367,440	$296,723	$201,585	$156,062	$108,698
Deposits	$334,300	$255,108	$194,302	$162,388	$128,658
Shareholders’ equity	$35,420	$34,859	$15,659	$13,970	$12,990
Average shares outstanding, basic	2,971	2,414	1,796	1,796	1,796
Average shares outstanding, diluted	2,984	2,469	1,889	1,860	1,849
Selected Performance Ratios
Return on average assets	0.04%	0.61%	0.69%	0.72%	0.42%
Return on average equity	0.49%	6.80%	10.74%	9.69%	5.87%
Efficiency ratio	72.60%	68.47%	65.46%	64.35%	73.69%
Net interest margin	2.89%	3.54%	3.41%	3.68%	3.39%
Equity to assets	8.21%	9.91%	6.09%	6.67%	8.51%
Tier 1 risk-based capital ratio	10.62%	12.98%	10.39%	9.13%	12.46%
Total risk-based capital ratio	12.41%	14.44%	12.28%	11.36%	13.51%
Leverage ratio	9.62%	12.50%	8.80%	6.98%	8.74%
Asset Quality Ratios:
Non-performing loans to period-end loans	1.18%	0.02%	0.06%	0.00%	0.00%
Non-performing assets to total assets	1.52%	0.01%	0.05%	0.00%	0.00%
Net loan charge-offs (recoveries) to average loans	0.10%	0.01%	0.02%	0.02%	0.00%
Allowance for loan losses to loans outstanding at end of period	1.36%	0.84%	0.91%	0.94%	1.00%

(1)	Amounts have been adjusted to reflect the three for two stock split on December 28, 2005.

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ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the results of operations and financial condition, liquidity and capital resources. This discussion should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements.

Overview

We are headquartered in Glen Allen, Virginia and conduct our primary operations through our wholly owned subsidiary, First Capital Bank (the “Bank”). Through its seven full service branch offices and courier service, the bank serves the greater Richmond metropolitan area which includes the counties of Henrico, Chesterfield and Hanover, the Town of Ashland and the City of Richmond, Virginia. We target small to medium-sized businesses and consumers in our market area and emerging suburbs outside of the greater Richmond metropolitan area. In addition, we strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to statewide regional banks located in its market area. We believe that the marketing of customized banking services has enabled us to establish a niche in the financial services marketplace in the Richmond Metropolitan Area.

Nationwide in 2008, concerns over asset quality, precipitated by issues related to slowing real estate activity, declining real estate values, turbulence in the financial sector, decline in interest rates, the current regulatory environment and general economic conditions resulted in significant declines in financial results. The impact of these concerns is reflected in the economic markets in which the Company operates, principally through slowing real estate activity, declining real estate values and asset quality concerns. Residential acquisition and development lending and builder/construction lending have been significantly scaled back as housing activity across our markets has declined. As a result, the Company significantly increased its provision for loan losses to $2.9 million for the year ended December 31, 2008 compared to $676 thousand for the same period in 2007. The allowance for loan losses increased to $5.1 million as of December 31, 2008 or 1.36 % of total loans compared to .84% at the end of the same period last year. Net charge-offs increased significantly from $20 thousand for the year 2007 to $353 thousand for the year ended December 31, 2008. Nonperforming assets also increased drastically from $50 thousand as of December 31, 2007 or .02% of assets to $6.6 million as of December 31, 2008 or 1.52% of assets.

For the year ended December 31, 2008, assets grew $79.7 million to $431.6 million or 22.6% from $351.9 million at December 31, 2007. 85% of the asset growth occurred in the first nine months of 2008. For the years ended December 31, 2007 and 2006, our total assets increased $94.6 million or 36.8% to $351.9 million at December 31, 2007 from $257.2 million at December 31, 2006.

Total net loans at December 31, 2008 were $367.4 million, an increase of $73.2 million, or 24.9%, from the December 31, 2007 amount of $294.2 million. Total net loans at December 31, 2007 were $294.2 million, an increase of $94.5 million, or 47.3%, from the December 31, 2006 amount of $199.8 million.

Deposits increased $79.2 million to $334.3 million at December 31, 2008 from $255.1 million at December 31, 2007. Certificates of deposit increased $93.2 million or 58.6% to $252.1 million and represented 75.4% of deposits, up from 62.3% at December 31, 2007. Money market accounts and NOW accounts decreased $12.0 million or 20.1% during 2008 and represented 14.3% of deposits down from 23.4% at December 31, 2007. Deposits increased $60.8 million to $255.1 million at December 31, 2007

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from the balance at December 31, 2006. Certificates of deposit increased $37.4 million or 30.8% and represent 62.3% of deposits with maturities ranging from six months to five years. Money market accounts and NOW accounts increased $19.7 million or 49.4% with the continued success of the Capital Reserve Account which has a variable rate tied to the stated Fed funds rate. Low cost demand deposits increased 11.1% or $3.7 million to $36.5 million at December 31, 2007.

Net interest margin decreased in 2008 from 3.54% for the year ended December 31, 2007 to 2.89% at December 31, 2008. The net interest margin was 3.41% for the same period in 2006. The decrease in the net interest margin is attributed to steady reduction in interest rates over the last two years. Over the twenty-four months ended December 31, 2008, the Federal Reserve Bank’s Federal Open Market Committee (FOMC) cut the federal funds targeted rate and the associated prime rate on interest ten times or 500 basis points from 8.25% on January 1, 2007 to 3.25% on December 31, 2008. For the period January 1, 2008 to December 31, 2008, the FOMC cut the targeted federal funds rate and the associated prime rate seven times or 400 basis points from 7.25% on January 1, 2008 to 3.25% on December 31, 2008.

Total non-interest expense increased 17.9% or $1.3 million for the year ended December 31, 2008. Additions to staff to support business development and retail branching contributed to the increase in salaries and employee benefits. Occupancy and depreciation expense increased as the result of the opening of the new Bon Air branch in the second quarter of 2008. The FDIC assessment increase as the result of a revised premium structure but primarily from the increase in deposits during the period. The Virginia capital stock tax increased as the result of increased investment in First Capital Bank by First Capital Bancorp, Inc. during 2008.

We remain well capitalized with capital ratios above the regulatory minimums. As we enter 2009 however, the financial sector remains in turmoil. Pressure continues on the net interest margin and asset quality continues to deteriorate.

Critical Accounting Policies

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies. The selection and applications of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

First Capital Bank’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb loss in the Bank’s existing portfolio. The allowance for loan losses is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan losses (to the extent available due to limited history), specific impaired loans, availability and quality of the collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Bank’s allowance for loan losses could result in material changes in its financial condition and results of operations. The Bank’s policies with respect to the methodology for determining the allowance for loan losses involve a high degree of complexity and require management to make subjective judgments that often require assumptions or estimates about certain matters. This critical policy and its assumptions are periodically reviewed with the Bank’s Board of Directors.

The Bank evaluates various loans individually for impairment as required by Statement of Financial Accounting Standard (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS

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No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, loans past due by 30 days or more, and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the Bank makes estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan and general collateral type. A loss rate range reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given collateral type, terms of the loan, borrower and industry concentrations, levels and trends in delinquencies and charge-off and recovery experience.

The amount of estimated impairment of individually evaluated loans and the range of estimated losses for groups of loans are added together for a total range of estimated loan losses. This range of estimated losses is compared to the allowance for loan losses of the Bank as of the evaluation date and, if the range of estimated losses is greater than the allowance, an additional provision to the allowance would be made. If the range of estimated losses is less than the allowance, the degree to which the allowance exceeds the range of estimated losses is evaluated to determine whether a reduction to the allowance would be necessary. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

Results of Operations

Net Income

Net income for the year ended December 31, 2008 decreased to $170 thousand from $1.7 million for the year ended December 31, 2007. Returns on equity and assets for the year ended December 31, 2008 were 0.49% and 0.04%, respectively, compared to 6.8% and 0.61% for the year ended December 31, 2007. Loan growth resulted in an increase in interest income as interest on loans increased $3.8 million to $22.2 million for the year ended December 31, 2008, down from a $5.1 million increase in 2007. Total interest expense was $13.0 million for the year ended December 31, 2008, compared to $10.6 million for the year ended December 31, 2007.

For 2008, earnings per diluted share were $0.06 compared to $0.71 and $0.83 for 2007 and 2006, respectively.

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The following table reflects an analysis of our net interest income using the daily average balance of our assets and liabilities as of the periods indicated.

	Year Ended December 31,
	2008			2007
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Loans, net of unearned income	$337,168	$22,161	6.57%	$233,808	$18,362	7.85%
Investment securities:
U.S. Agencies	19,067	944	4.95%	23,902	1,108	4.64%
Mortgage backed securities	7,342	322	4.39%	9,863	422	4.28%
Municipal securities	1,695	64	3.75%	1,010	41	4.03%
Corporate bonds	3,198	183	5.72%	226	13	5.64%
Other investments	3,648	156	4.28%	2,379	144	6.08%

Total investment securities	34,950	1,669	4.78%	37,380	1,728	4.62%
Federal funds sold	10,444	214	2.05%	5,084	266	5.24%

Total earning assets	$382,562	$24,044	6.29%	$276,272	$20,356	7.37%

Cash and cash equivalents	10,954			6,356
Allowance for loan losses	(3,393)			(2,128)
Other assets	7,831			4,326

Total assets	$397,954			$284,826

Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest checking	$9,213	$45	0.49%	$9,063	$96	1.06%
Money market deposit accounts	38,586	711	1.84%	44,698	1,798	4.02%
Statement savings	792	5	0.57%	883	13	1.53%
Certificates of deposit	219,480	9,910	4.52%	131,912	6,783	5.14%

Total interest-bearing deposits	268,071	10,671	3.98%	186,556	8,690	4.66%

Fed funds purchased	952	35	3.66%	1,624	79	4.86%
Repurchase agreements	2,482	32	1.31%	1,932	81	4.19%
Subordinated debt	7,155	386	5.38%	7,155	500	6.99%
FHLB advances	49,385	1,872	3.79%	28,348	1,213	4.28%

Total interest-bearing liabilities	328,045	12,996	3.96%	225,615	10,563	4.68%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	32,672			32,119
Other liabilities	2,180			1,476

Total liabilities	34,852			33,595
Shareholders’ equity	35,057			25,616

Total liabilities and shareholders’ equity	$397,954			$284,826

Net interest income		$11,048			$9,793

Interest rate spread			2.32%			2.69%

Net interest margin			2.89%			3.54%

Ratio of average interest earning assets to average interest-bearing liabilities			116.62%			122.45%

(1)	For purposes of these computations, nonaccrual loans are included in average loans.

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Net Interest Income

We generate a significant amount of our income from the net interest income earned by the Bank. Net interest income is the difference between interest income and interest expense. Interest income depends on the amount of interest-earning assets outstanding during the period and the interest rates earned thereon. Interest expense is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon. The quality of the assets further influences the amount of interest income lost on non-accrual loans and the amount of additions to the allowance for loan losses.

Net interest income represents our principal source of earnings. Net interest income is the amount by which interest generated from earning assets exceeds the expense of funding those assets. Changes in volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

Year ended December 31, 2008 compared to year ended December 31, 2007

Net interest income for the year ended December 31, 2008 increased 12.8% to $11.0 million from $9.8 million for the year ended December 31, 2007. Net interest income increased despite a 65 basis point decrease in the net interest margin from 3.54% for the year ended December 31, 2007 to 2.89% for the comparable period of 2008.

Average earning assets increased 38.5% to $382.6 million for 2008 from $276.3 million for 2007. Average loans, net of unearned income increased $103.4 million, or 44.2% for 2008 to $337.2 million. The average rate earned on net loans, decreased 128 basis points to 6.57% from 7.85% for the year ended December 31, 2007. The decrease in the average rate earned on net loans was the result of a 400 basis point decrease in the prime rate and other rates that track prime in 2008, to which approximately 40% of our loans are tied. The average balance in our securities portfolio decreased by $3.7 million primarily due to maturities and calls of securities of $24.0 million and repayments on mortgage backed securities of $2.1 million, offset by purchases of $24.9 million. The yield on the investment portfolio increased 31 basis points from 4.52% for the year ended December 31, 2007 to 4.83% for the year ended December 31, 2008. Other investments, which include FHLB Stock and Federal Reserve Stock increased on average $1.3 million while the yield decreased from 6.08% to 4.28% for the year ended December 31, 2008. As the result of these changes, total interest income increased $3.7 million, or 18.1% to $24.0 million for the year ended December 31, 2008 as compared to $20.4 million for the comparable period of 2007.

Total interest expense on deposits increased $2.4 million to $13.0 million for the year ended December 31, 2008 from $10.6 million for the same period of 2007. The average balance of interest-bearing deposits increased $81.5 million as the cost of deposits decreased 68 basis points. Average balance of certificates of deposit increased $87.6 million as the cost of certificates decreased 63 basis points to 4.52% for the year ended December 31, 2008. The FOMC cut the federal funds targeted rate and the associated prime rate on interest 400 basis points in 2008. A total of 175 basis points occurred in the fourth quarter of 2008 with a 75 basis point decreased occurring December 16, 2008. Although the vast majority of our time deposits are set to reprice in the next six to twelve months and will lower funding costs, this rapid reduction in rates put pressure on our net interest margin. The average money market deposit accounts decreased $6.1 million during 2008 to $38.6 million as the average rate decreased 218 basis points to 1.84% from 4.02% for the year 2007. The popularity of the Capital Reserve Account with a variable rate tied to fed funds, resulted in the decrease in deposits and interest rates decreased and customers looked to more attractive rates. Targeted fed funds rates decreased from an average of 5.24%

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in 2007 to 2.05% for 2008 as the FOMC cut rates in 2008. The percentage of certificates of deposits to total deposits increased during 2008 to 75.4% at December 31, 2998 from 62.3% at December 31, 2007. Average advances from the Federal Home Loan Bank of Atlanta (“FHLB”) increased $21.0 million during 2008. Average cost of those advances decreased 49 basis points. Advances from the FHLB were used to augment deposits in supporting the loan growth of the Bank at attractive rates in comparison to deposit rates available during the same time frame. Interest expense of FHLB advances increased $659 thousand or 54.3% over 2007 to $1.9 million for the year ended December 31, 2008.

Average subordinated debt and other borrowed money decreased $121 thousand during 2008. The average cost decreased 188 basis points from 6.16% for the year ended December 31, 2007 to 4.27% for the year ended December 31, 2008. The primary reason for the decrease in cost was the reduction of the cost of Trust Preferred Capital Notes issued a LIBOR-indexed floating rate of interest (three-Month LIBOR plus 1.70%) which adjusts quarterly. The rate was 3.70% at December 31, 2008, down from 6.69% at December 31, 2007. Subordinated debt of $2.0 million was outstanding all of 2008 and 2007 at a fixed rate of 6.33%.

Year ended December 31, 2007 compared to year ended December 31, 2006

Net interest income for the year ended December 31, 2007 increased 29.3% to $9.8 million from $7.6 million for the year ended December 31, 2006. The increase in net interest income resulted from a 13 basis point increase in the net interest margin from 3.41% for the year ended December 31, 2006 to 3.54% for the comparable period of 2007.

Average earning assets increased 24.5% to $276.3 million for 2007 from $221.9 million for 2006. Average loans, net of unearned income increased 32.1% for 2007 to $233.8 million. The average rate earned on net loans, increased 36 basis points to 7.85% from 7.49% for the year ended December 31, 2006. Loan growth was more pronounced in the third and fourth quarters of 2007 as $67.7 million, or 71.6%, of the $94.5 million in net new loans were originated during those quarters. The average balance in our securities portfolio decreased by $3.6 million primarily due to repayments on mortgage backed securities of $2.8 million and $1.4 million reduction in U.S. Agencies, while the yield increased 23 basis points to 4.62% from 4.40%. As the result of these changes, total interest income increased $5.1 million, or 33.4% to $20.4 million for the year ended December 31, 2007 as compared to $15.3 million for the comparable period of 2006.

Total interest expense on deposits increased $2.4 million to $8.7 million for the year ended December 31, 2007 from $6.3 million for the same period of 2006. The average balance of interest-bearing deposits increased $34.5 million as the cost of deposits increased 51 basis points. The average money market deposit accounts increased $19.9 million during 2007 to $44.7 million as the average rate increased 99 basis points to 4.02%. The popularity of the Capital Reserve Account with a variable rate tied to fed funds, resulted in the increase in deposits and costs. Targeted fed funds were high most of 2007 until the decreases beginning in September 2007. Average balance of certificates of deposit increased $12.1 million as the cost of certificates increased 55 basis points to 5.14% for the year ended December 31, 2007. During to higher rates during most of 2007 as compared to 2006, deposits were rolling up in rate at maturity through the first three quarters of 2007. The percentage of certificates of deposits to total deposits increased slightly during 2007 to 62.3%.

Average advances from the Federal Home Loan Bank of Atlanta (“FHLB”) increased $2.9 million during 2007. Average cost of those advances increased 27 basis points. Advances from the FHLB were used to augment deposits in supporting the loan growth of the Bank. Interest expense of FHLB advances increased $193 thousand or 18.9% over 2006 to $1.2 million for the year ended December 31, 2007.

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Average subordinated debt and other borrowed money increased $3.7 million during 2007. During September 2006, $5.2 million of Trust Preferred Capital Notes were issued at a LIBOR-indexed floating rate of interest (three-Month LIBOR plus 1.70%) which adjusts quarterly. The rate was 6.69% at December 31, 2007, down from 7.06% at December 31, 2006 and 7.09% upon issuance in September 2006. Subordinated debt of $2.0 million was outstanding all of 2007 and 2006 at a fixed rate of 6.33%. Total subordinated debt and other borrowed money increased $307 thousand during 2007 to $581 thousand for the year ended December 331, 2007.

The following table analysis changes in net interest income attributable to changes in the volume of interest-earning assets and interest bearing liabilities compared to changes in interest rates.

	2008 vs. 2007 Increase (Decrease) Due to Changes in:			2007 vs. 2006 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Earning Assets:
Loans, net of unearned income	$8,117	$(4,328)	$3,789	$4,252	$847	$5,099
Investment securities:	(59)	—	(59)	(154)	80	(74)
Federal funds sold	281	(333)	(52)	61	7	68

Total earning assets	8,339	(4,661)	$3,678	4,159	934	$5,093

Interest-Bearing Liabilities:
Interest checking	2	(52)	(50)	12	50	62
Money market deposit accounts	(246)	(841)	(1,087)	603	441	1,044
Statement savings	(1)	(8)	(9)	2	0	2
Certificates of deposit	4,503	(1,375)	3,128	555	723	1,278
Fed funds purchased	(33)	(11)	(44)	(7)	(8)	(15)
Repurchase agreements	23	(72)	(49)	39	(4)	35
Subordinated debt	—	(115)	(115)	245	28	273
FHLB advances	900	(241)	659	116	77	193

Total interest-bearing liabilities	5,148	(2,715)	2,433	1,565	1,307	2,872

Change in net interest income	$3,191	$(1,946)	$1,245	$2,594	$(373)	$2,221

Provision for Loan Losses

The provision for loan losses for the year ended December 31, 2008 was $2.9 million compared to $676 thousand for the year ended December 31, 2007. We are committed to making loan loss provisions that maintain an allowance that adequately reflects the risk inherent in our loan portfolio. This commitment is more fully discussed in the “Asset Quality” section below.

Non-Interest Income

Year ended December 31, 2008 compared to year ended December 31, 2007

Non-interest income has been and will continue to be an important factor for increasing profitability. Management continues to consider areas where non-interest income can be increased.

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Non-interest income decreased 8.0% to $744 thousand for the year ended December 31, 2008 compared to $809 thousand for the same period in 2007.

Fees on deposits increased $27 thousand or 12.3% to $248 thousand for the year ended December 31, 2008. Returned Check fees decreased $4 thousand and Service Charges on Checking increased $31 thousand. Other noninterest income decreased $92 thousand from $588 thousand in 2007 to $496 thousand in 2008. Income associated with our Mortgage operation decreased 35.5% from $159 thousand in 2007 to $102 thousand in 2008 as the mortgage industry froze during the turmoil of the financial markets in 2008. In addition gain on sale of securities and assets total $59 thousand in 2007 which was not repeated in 2008.

Year ended December 31, 2007 compared to year ended December 31, 2006

Non-interest income has been and will continue to be an important factor for increasing profitability. Management continues to consider areas where non-interest income can be increased.

Non-interest income increased 74.1% to $809 thousand for the year ended December 31, 2007 compared to $465 thousand for the same period in 2006.

Fees on deposits increased $54.4 thousand or 32.7% to $221 thousand for the year ended December 31, 2007. Reflecting deposit growth, NSF and Returned Check fees increased $39 thousand and Service Charges on Checking increased $17 thousand. Fees on mortgage loans increased $124 thousand to $158 thousand for the year 2007 compared to $34 thousand for 2006. A new mortgage origination division was established in late 2006 as an additional source to increase non-interest income. Other noninterest income increased $137 thousand, or 51.8%, for 2007 to $401 thousand. Loan late fees and miscellaneous loan fees increased $68 thousand; ATM fees increased $16 thousand.

Non-Interest Expense

Year ended December 31, 2008 compared to year ended December 31, 2007

Total noninterest expense increased 17.9% to $8.6 million for the year 2008 as compared to $7.3 million for 2007. Noninterest expense was 2.2% of average assets for the year ended December 31, 2008 compared to 2.6% for 2007.

Salaries and employee benefits increased 12.0% to $4.3 million compared to $3.8 million for 2007. The opening and staffing of the Company’s seventh branch at Bon Air Chesterfield County to staff to support business development contributed to the increase. In addition, a key addition to management team in the hiring of John Presley in October 2008 contributed to the increase.

Occupancy expense increased $113 thousand, or 15.2%, to $852 thousand during 2008 as compared to 2007. The opening of the Bon Air Branch in 2008 added $53 thousand in rent during 2008. Additional space leased at Corporate headquarters added an additional $46 thousand in rent expense in 2008. Associated utilities, real estate taxes and maintenance also increased during 2008.

Professional services increased $97 thousand, or 56.6%, to $269 thousand due to increased legal representation in dealing with impaired loans and other real estate owned during 2008.

Advertising and marketing increased $55 thousand as a branding campaign was initiated in 2008 to generate name recognition.

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FDIC assessments increased $56 thousand to $215 for 2008 from $160 for 2007 due to a change in the calculation of the premium due for FDIC insurance and deposit growth.

Virginia capital stock tax increased $85 thousand to $381 thousand during 2008 from $296 thousand for 2007. Infusion of an additional $6.8 million of capital in the Bank in 2008 resulted in the increase in the capital stock tax.

Other expenses increased $254 thousand due to expansion of the Bank.

Year ended December 31, 2007 compared to year ended December 31, 2006

Total noninterest expense increased 38.0% to $7.3 million for the year 2007 as compared to $5.3 million for 2006. Noninterest expense was 2.6% of average assets for the year ended December 31, 2007 compared to 2.3% for 2006.

Salaries and employee benefits increased 46.3% to $3.8 million compared to $2.6 million for 2006. The opening and staffing of the Company’s sixth branch at the James Center in downtown Richmond and additions to staff to support business development contributed to the increase. In addition, key additions to the senior lending team in January 2007 contributed to the increase.

Occupancy expense increased $138 thousand, or 22.9%,` to $740 thousand during 2007 as compared to 2006. The opening of the James Center Branch in February 2007 added $99 thousand in rent during 2007. The Forest Office Park Branch, which opened in the fall of 2006, added $25 thousand for the full year of 2007 over 2006.

Advertising and marketing increased $113 thousand as a TV marketing campaign was used in 2007 to generate deposits and name recognition.

FDIC assessments increased $138 thousand to $160 for 2007 from $22 for 2006 due to a change in the calculation of the premium due for FDIC insurance.

Virginia capital stock tax increased $112 thousand to $296 thousand during 2007 from $184 thousand for 2006. Infusion of an additional $10.0 million of capital in the subsidiary bank in 2007 resulted in the increase in the capital stock tax.

Other expenses increased $149 thousand due to expansion of the bank.

Income Taxes

Our reported income tax expense was $138 thousand for 2008 and $925 thousand for 2007. Note 11 of our consolidated financial statements provides a reconciliation between the amount of income tax expense computed using the federal statutory rate and our actual income tax expense. Also included in Note 10 to the consolidated financial statements is information regarding the principal items giving rise to deferred taxes for the two years ended December 31, 2008 and 2007.

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Financial Condition

Assets

Total assets increased to $431.6 million at December 31, 2008, compared to $351.9 million at December 31, 2007 representing an increase of $79.7 million or 22.7%. Total assets stood at $257.2 million at December 31, 2006. Average assets increased 39.7% from $284.8 million for the year ended December 31, 2007 to $398.0 million for the year ended December 31, 2008. Average assets were $228.6 million for the year ended December 31, 2006. Average stockholders’ equity increased 36.9% to $35.1 million for the year ended December 31, 2008 as compared to $25.6 million for the same period in 2007 in which a stock offering was conducted during June and July 2007 in which $17.1 million in capital was raised after expenses. Average stockholders’ equity was $14.6 million for the year ended December 31, 2006.

Loans

Our loan portfolio is the largest component of our earning assets. Total loans, which exclude the allowance for loan losses and deferred loans fees, at December 31, 2008, were $372.6 million, an increase of $75.7 million from $296.9 million at December 31, 2007. Residential real estate increased 47.6% to $122.6 million and represented 32.9% of the portfolio at December 31, 2008. Commercial real estate increased $20.5 million or 23.8% to $106.8 million and represented 28.7% of the portfolio. Real estate construction increased 9.4% or $7.4 million and represented 23.2% of the portfolio, down from 26.6% in 2007. Concerted effort was made in the second half of 2008 to lessen our percentage of real estate construction as a percentage of the total portfolio. The allowance for loan losses was $5.1 million or 1.36% of total loans outstanding at December 31, 2008.

Major classifications of loans are as follows:

	2008	2007	2006	2005	2004
	(Dollars in thousands)
Commercial	$51,138	$44,367	$22,619	$15,312	$13,651
Real estate – residential	122,552	83,035	62,166	57,708	48,451
Real estate – commercial	106,796	86,301	63,062	49,775	30,741
Real estate – construction	86,515	79,096	51,450	31,442	14,324
Consumer	5,584	4,106	2,387	1,799	1,494

Total loans	372,585	296,905	201,684	156,036	108,661

Less:
Allowance for loan losses	5,060	2,489	1,834	1,460	1,084
Net deferred fees (costs)	85	182	99	(26)	(37)

Loans, net	$367,440	$294,234	$199,751	$154,602	$107,614

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Our average net loan portfolio totaled 81.5% of average earning assets in 2008, up from 75.1% in 2007. Because of the nature of our market, loan collateral is predominantly real estate. At December 31, 2008, we had no concentration of loans in any one industry exceeding 10%.

The following table reflects the amount of loans for Commercial loans and Real estate construction as to fixed and variable and repricing or maturity:

	December 31, 2008
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial	$20,577	$23,289	$7,272	$51,138
Real estate construction	54,702	23,112	8,701	86,515

Total	$75,279	$46,401	$15,973	$137,653

Loans with:
Fixed Rates	$9,625	$22,676	$8,826	$41,127
Variable Rates	65,654	23,725	7,147	96,526

	$75,279	$46,401	$15,973	$137,653

Asset Quality

Total non-performing assets, consisting of nonaccrual loans and other real estate owned, increased $6.5 million to $6.6 million at December 31, 2008. The ratio of nonperforming assets to total loans was 1.18% compared to 0.02% at year end 2007. Non-performing assets to total assets increased from 0.02% for 2007 to 1.52% for 2008. Non-performing assets consists of nonaccrual loans totaling $4.4 million which are represented by nine building lots, two houses under construction, twenty-eight developed town-house lots and one commercial and industrial loan. Other real estate owned totaling $2.2 million are represented by twelve building lots and two houses under construction. Non-accrual loans were $50 thousand at December 31, 2007 compared to $120 thousand at December 31, 2006. The non-accrual loan of $50 at December 31, 2007 has an SBA guarantee of $25 thousand as additional collateral.

Non-performing Assets

We place loans on a non-accrual when the collection of principal and interest is doubtful, generally when a loan becomes 90 days past due. There are three negative implications for earnings when we place a loan on non-accrual status. First, all interest accrued but unpaid at the date that the loan is placed on non-accrual status is either deducted from interest income or written off as a loss. Second, accruals on interest are discontinued until it becomes certain that both principal and interest can be repaid. Finally, there may be actual losses that require additional provisions for loan losses to be charged against earnings.

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	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Non-performing loans	$4,411	$50	$120	$2	$3
Non-performing assets	$2,158
Accruing loans greater than 90 days past due	—	—	—	—	—
Non-performing loans to period end loans	1.18%	0.02%	0.06%	0.00%	0.00%
Non-performing assets to total assets	1.52%	0.02%	0.06%	0.00%	0.00%

Allowance for Loan Losses

For a discussion of our accounting policies with respect to the allowance for loan losses, see “Critical Accounting Policies – Allowance for Loan Losses” above.

The following table depicts the transactions, in summary form, that occurred to the allowance for loan losses in each year presented:

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance, beginning of year	$2,489	$1,834	$1,460	$1,084	$736
Loans charge-offs
Commercial	24	20	21	31	—
Real estate – residential	58	—	—	—	—
Real estate – commercial	—	—	—	—	—
Real estate – construction	273	—	10	—	—
Consumer	4	4	—	1	—

Total loans charged off	$359	$24	$31	$32	$0

Recoveries
Commercial	5	—	1	—	1
Real estate – residential	—	—	—	—	—
Real estate – commercial	—	—	—	—	—
Real estate – construction	—	—	—	—	—
Consumer	1	3	—	—	1

Total recoveries	$6	$3	$1	$0	$2

Net charge-offs	353	21	30	32	(2)
Additions charge to operations	2,924	676	404	408	346

Balance, end of year	$5,060	$2,489	$1,834	$1,460	$1,084

Ratio of allowance for loan losses to loans outstanding at end of period	1.36%	0.84%	0.91%	0.94%	1.00%

Ratio of new charge-offs (recoveries) to average loans outstanding during the period	0.10%	0.01%	0.02%	0.02%	0.00%

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The allowance for loan losses at December 31, 2008 was $5.1 million compared to $2.5 million at December 31, 2007. The allowance for loan losses was 1.36% of total loans outstanding at December 31, 2008 compared to 0.84% at December 31, 2007. The provision for loan losses was $2.9 million for 2008 compared to $676 thousand for 2007. Net charge-offs were $353 thousand for the year ended December 31, 2008 compared to $21 thousand for the year ended December 31, 2007. The portfolio continues to show considerable stress as the economic environment and the real estate market continue to deteriorate and additional provision for loan losses may be required if the downward trend in conditions persists. We have no exposure to sub-prime loans in the portfolio.

The following table shows the balance and percentage of our allowance for loan losses allocated to each major category of loan:

	Commercial & Industrial		Real Estate Mortgage		Real Estate Construction		Consumer
	Allowance for Loan Loss	Percent of Loan in Category to Total Loans	Allowance for Loan Loss	Percent of Loan in Category to Total Loans	Allowance for Loan Loss	Percent of Loan in Category to Total Loans	Allowance for Loan Loss	Percent of Loan in Category to Total Loans	Total Allowance for Loan Loss
				(Dollars in thousands)
2008	$1,075	13.73%	$3,026	61.56%	$942	23.22%	$17	1.50%	$5,060
2007	960	14.94%	937	57.03%	591	26.64%	1	1.38%	2,489
2006	762	11.22%	633	62.09%	437	25.51%	2	1.18%	1,834
2005	556	9.82%	627	68.88%	275	20.15%	2	1.15%	1,460
2004	453	12.56%	469	72.88%	160	13.18%	2	1.38%	1,084

Securities

We account for securities under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. We have designated most securities in the investment portfolio as “available for sale” as further defined in Note 3 to our consolidated financial statements. In 2008, we designated certain securities as “held-to-maturity” as defined in Note 3 to our consolidated financial statements. Available for sale securities are required to be carried on the financial statements at fair value. The unrealized gains or losses, net of deferred income taxes, are reflected in stockholders’ equity. Held-to-maturity are carried on our books at amortized cost.

The market value of the available-for-sale securities at December 31, 2008 and 2007 was $30.5 million and $32.8 million, respectively. The net unrealized gain after tax on the available for sale securities was $196 thousand at December 31, 2008 as compared to $36 thousand net unrealized loss after tax at December 31, 2007. The net market value loss at December 31, 2008 is reflective of market interest rates.

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The carrying values of securities available for sale at the dates indicated were as follows:

	December 31,
	2008	2007	2006
	(Dollars in thousands)
Available for Sale

U.S. Government securities	$17,122	$21,501	$26,705
Mortgage-backed and CMO securities	8,404	8,418	11,011
State and political subdivision obligations	1,729	1,010	1,015
Corporate bonds	3,269	1,895	—

	$30,524	$32,824	$38,731

Held to Maturity

State and political subdivision obligations	$1,471	—	—

	$1,471	$0	$0

Restricted equity securities consist primarily of Federal Reserve Bank stock, Federal Home Loan Bank of Atlanta stock and Community Bankers Bank Stock. Increase in stock in the FHLB was due to increased borrowing from the FHLB during 2008.

Deposits

The following table is a summary of average deposits and average rates paid on those deposits:

	Average Deposits and Rates Paid
	2008		2007		2006
	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits
Demand deposits	$32,672	0.00%	$32,119	0.00%	$27,783	0.00%
Interest-bearing deposits
Interest checking	9,213	0.49%	9,063	1.06%	6,666	0.51%
Savings	792	0.57%	883	1.53%	734	1.50%
Money market accounts	38,586	1.84%	44,698	4.02%	24,829	3.04%
Certificates of deposit	219,480	4.52%	131,912	5.12%	119,838	4.59%

	$300,743		$218,675		$179,850

As of December 31, 2008, deposits were $334.3 million, a $79.2 million increase over December 31, 2007 deposits of $255.1 million. Average deposits increased 43.7% or $81.5 million compared to average deposits for the year ended December 31, 2007. Average money market accounts decreased 13.7% or $6.1 million to $38.6 million from $44.7 million for the comparable period of 2007. Average Certificates of deposit grew $87.6 million for the year to $219.5 million.

As of December 31, 2007, deposits were $255.1 million, a $60.8 million increase over December 31, 2006 deposits of $194.3 million. Average deposits increased 21.6% or $38.8 million compared to average deposits for the year ended December 31, 2006. Average money market accounts increased 80.0% or $19.9 million to $44.7 million from $24.8 million for the comparable period of 2006. Average Certificates of deposit grew $12.1 million for the year to $131.9 million.

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The following table is a summary of the maturity distribution of certificates of deposit equal to or greater than $100,000 as of December 31, 2008:

	Maturities of Certificates of Deposit of $100,000 and Greater
	Within Three Months	Three to Twelve Months	Over One Year	Total	Percent of Total Deposits
		(Dollars in thousands)
At December 31, 2008	$27,635	$62,751	$27,765	$118,151	35.3%

Borrowings

At December 31, 2008 and 2007, our borrowings and the related weighted average interest rate were as follows:

	2008		2007		2006
	Amount	Weighted-Average Rate	Amount	Weighted-Average Rate	Amount	Weighted-Average Rate
	(Dollars in thousands)
Federal funds purchased	$952	3.66%	$9,261	1.88%	$6,026	5.35%
Repurchase agreements	2,482	1.31%	2,103	3.11%	1,667	4.83%
Federal Home Loan Bank advances	49,385	3.79%	40,000	4.01%	30,000	3.94%
Subordinated debt	7,155	5.38%	7,155	6.59%	7,155	6.86%

	$59,974		$58,519		$44,848

Federal funds purchased have been a source of funds for the bank. We have various lines of credit available from certain of our correspondent banks in the aggregate amount of $27.7 million. These lines of credit, which bear interest at prevailing market rates, permit us to borrow funds in the overnight market, and are renewable annually. Advances from the FHLB constitute convertible advances with contractual maturities of five to ten years. All convertible advances have a call option remaining of various terms.

Interest Rate Sensitivity

The most important element of asset/liability management is the monitoring of the Company’s sensitivity to interest rate movements. The income stream of the Company is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of the Company’s interest earning assets and the amount of interest bearing liabilities that are prepaid, mature or repriced in specific periods. Our goal is to maximize net interest income within acceptable levels of risk to changes in interest rates. We seek to meet this goal by influencing the maturity and re-pricing characteristics of the various lending and deposit taking lines of business and by managing discretionary balance sheet asset and liability portfolios.

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We monitor interest rate levels on a daily basis at meetings of the Asset/Liability Sub-Committee. The following reports and/or tools are used to assess the current interest rate environment and its impact on our earnings and liquidity: monthly and year to date net interest margin and spread calculations, monthly and year to date balance sheet and income statements versus budget, quarterly net portfolio value analysis, a weekly survey of rates offered by other local competitive institutions and GAP analysis (matching maturities or repricing dates of interest sensitive assets to those of interest sensitive liabilities by periods) and a Risk Manager model used to measure earnings at risk and economic value of equity at risk.

The data in the following table reflects repricing or expected maturities of various assets and liabilities. The gap analysis represents the difference between interest-sensitive assets and liabilities in a specific time interval. Interest sensitivity gap analysis presents a position that existed at one particular point in time, and assumes that assets and liabilities with similar repricing characteristics will reprice at the same time and to the same degree.

	December 31, 2008
	1 to 90 Days	90 Days to 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Earning Assets:
Gross loans	$126,515	$33,015	$66,331	$88,327	$58,397	$372,585
Investment securities	2,381	932	599	2,027	26,038	31,977
Federal funds sold	9,640	—	—	—	—	9,640

Total rate sensitive assets	$138,536	$33,947	$66,930	$90,354	$84,435	$414,202

Cumulative totals	138,536	172,483	239,413	329,767	414,202

Interest-Bearing Liabilities:
Interest checking	$—	$8,508	$1,001	$—	$—	$9,509
Money market accounts	3,000	11,236	23,217	—	—	37,453
Savings deposits	—	—	695	—	—	695
Certificates of deposit	59,222	137,128	38,240	17,535	—	252,125
Federal funds purchased	0	—	—	—	—	0
FHLB borrowing and subordinated debt	0		12,155	20,000	25,000	57,155
Other liabilities	2,153	—	—	—	—	2,153

Total rate sensitive liabilities	$64,375	$156,872	$75,308	$37,535	$—	$359,090

Cumulative totals	64,375	221,247	296,555	334,090	334,090

Interest sensitivity gap	$74,161	$(122,925)	$(8,378)	$52,819	$84,435

Cumulative interest sensitivity gap	74,161	(48,764)	(57,142)	(4,323)	80,112

Cumulative interest sensitive gap as a percentage of earning assets	17.9%	-11.8%	-13.8%	-1.0%	19.3%

Capital Resources and Dividends

We have an ongoing strategic objective of maintaining a capital base that supports the pursuit of profitable business opportunities, provides resources to absorb risk inherent in our activities and meets or exceeds all regulatory requirements.

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The Federal Reserve Board has established minimum regulatory capital standards for bank holding companies and state member banks. The regulatory capital standards categorize assets and off-balance sheet items into four categories that weight balance sheet assets according to risk, requiring more capital for holding higher risk assets. At December 31, 2008 and 2007, our Tier 1 leverage ratio (Tier 1 capital to average total assets) was 9.62% and 12.50% respectively with the minimum regulatory ratio to be well capitalized at 5.00%. Tier 1 risk based capital ratios at December 31, 2008 and 2007 were 10.62% and 12.98% respectively with the minimum regulatory ratio to be well capitalized at 6.00%. Total risk based capital to risk weighted assets at December 31, 2008 and 2007 were 12.41% and 14.44% respectively with the minimum regulatory ratio to be well capitalized at 10.00%. Our capital structure exceeds regulatory guidelines established for well capitalized institutions, which affords us the opportunity to take advantage of business opportunities while ensuring that we have the resources to protect against risk inherent in our business.

	December 31,
	2008	2007	2006
	(Dollars in thousands)
Tier 1 capital:
Common stock	$11,885	$11,885	$7,184
Retained earnings	23,339	23,011	8,786

Total equity	35,224	34,896	15,970
Trust preferred debt	5,155	5,155	5,155

Total Tier 1 capital	40,379	40,051	21,125

Tier 2 capital:
Allowance for loan losses	4,797	2,489	1,834
Subordinated debt	2,000	2,000	2,000

Total Tier 2 capital	6,797	4,489	3,834

Total risk-based capital	$47,175	$44,540	$24,959

Risk-weighted assets	$380,070	$308,511	$203,258

Capital ratios:
Tier 1 leverage ratio	9.62%	12.50%	8.80%
Tier 1 risk based capital	10.62	12.98	10.39
Total risk based capital	12.41	14.44	12.28
Tangible equity to assets	8.16	9.92	6.21

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, short-term investments, securities classified as available for sale as well as loans and securities maturing within one year. As a result of our management of liquid assets and the ability to generate liquidity through liability funding, management believes we maintain overall liquidity sufficient to satisfy our depositors’ requirements and meet our clients’ credit needs.

40

We also maintain additional sources of liquidity through a variety of borrowing arrangements. The bank maintains federal funds lines with a large regional money-center banking institution and a local community bankers bank. These available lines currently total approximately $27.7 million, of which there were no outstanding draws at December 31, 2008.

We have a credit line at the Federal Home Loan Bank of Atlanta in the amount of approximately $76.3 million which may be utilized for short and/or long-term borrowing. Advances from the Federal Home Loan Bank totaled $50.0 million at December 31, 2008.

At December 31, 2008, cash, federal funds sold, short-term investments, securities available for pledge or sale and available lines were 24.3% of total deposits.

ITEM 8.	FINANCIAL STATEMENTS

The following 2008 Financial Statements of First Capital Bancorp, Inc. are included after the signature pages to this Report on Form 10-K:

Report of Independent Registered Public Accounting Firm

Consolidated Statements of Financial Condition December 31, 2008 and 2007

Consolidated Statements of Income for the Years Ended December 31, 2008 and 2007

Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the Years Ended December 31, 2008 and 2007

Consolidated Statements of Cash Flows for the Years ended December 31, 2008 and 2007

Notes to Consolidated Financial Statements

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with accountants on accounting and financial disclosure during the last fiscal year.

ITEM 9A.	CONTROLS AND PROCEDURES

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on management’s assessment, management believes that as of December 31, 2007, the Company’s internal control over financial reporting was effective based on criteria set forth by COSO in Internal Control-Integrated Framework.

41

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

ITEM 9B.	OTHER INFORMATION

None

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

Audit Committee Financial Expert. The applicable information contained in the section captioned “Proposal No. 1 – Election of Directors – Audit Committee” in the definitive proxy statement for the Annual Meeting of Stockholders to be held on May 20, 2009 (the “Proxy Statement”) is incorporated herein by reference.

Code of Ethics. The Bank has adopted (i) A Banker’s Professional Code of Ethics, and (ii) a Code of Conduct and Conflict of Interest, both of which are applicable to its principal executive officer, principal financial officer and principal accounting officer or controller. The codes are filed as exhibits to this Report on Form 10-K.

The information contained under the section captioned “Proposal No. 1– Election of Directors” in the Proxy Statement is incorporated herein by reference.

Additional information concerning executive officers is included in the Proxy Statement in the section captioned “Proposal No. 1 – Election of Directors – Section 16(a) Beneficial Ownership Reporting Compliance.”

ITEM 11.	EXECUTIVE COMPENSATION.

The information contained in the section captioned “Proposal No. 1 – Election of Directors – Executive Compensation” in the Proxy Statement is incorporated herein by reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)	Security Ownership of Certain Beneficial Owners

Information required by this item is incorporated herein by reference to the section captioned “Voting Securities and Principal Stockholders” in the Proxy Statement.

(b)	Security Ownership of Management

42

Information required by this item is incorporated herein by reference to the chart in the section captioned “Voting Securities and Principal Stockholders” in the Proxy Statement.

(c)	Management of First Capital Bancorp, Inc. knows of no arrangements, including any pledge by any person of securities of the First Capital Bancorp, Inc., the operation of which may at a subsequent date result in a change in control of First Capital Bancorp, Inc.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information required by this item is incorporated herein by reference to the section captioned “Proposal No. 1 – Election of Directors – Certain Relationships and Related Transactions” in the Proxy Statement.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information contained in the sections captioned “2008 Audit Committee Report” and “Proposal No. 3 – Appointment of Independent Registered Public Accounting Firm” in the Proxy Statement is incorporated herein by reference.

PART IV

ITEM 15.	EXHIBITS.

The following exhibits are filed as part of this Form 10-K

No.	Description
2.1	Agreement and Plan of Reorganization dated as of September 5, 2006, by and between First Capital Bancorp, inc. and First Capital Bank.[1]

3.1	Articles of Incorporation of First Capital Bancorp, Inc.[2]

3.2	Amended and Restated Bylaws of First Capital Bancorp, Inc.[3]

4.1	Specimen Common Stock Certificate of First Capital Bancorp, Inc. [4]

10.1	2000 Stock Option Plan (formerly First Capital Bank 2000 Stock Option Plan).[5]

10.2	Amended and Restated Employment Agreement dated December 31, 2008, between First Capital Bancorp, Inc. and Robert G. Watts, Jr.

10.3	Amended and Restated Change in Control Agreement dated September 15, 2006 between First Capital Bank and William W. Ranson.[5]

10.4	Employment Agreement dated December 31, 2008, between First Capital Bancorp, Inc. and John M. Presley.

43

24	Power of Attorney included on signature page

21.1	List of Subsidiaries.[4]

31.1	Certification of Robert G. Watts, Jr., Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated March 21, 2007

31.2	Certification of William W. Ranson, Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated March 21, 2007

32.1	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1	A Banker’s Professional Code of Ethics as adopted by First Capital Bank[6]

99.2	Code of Conduct and Conflict of Interest as adopted by First Capital Bank[6]

[1]

Expressly incorporated herein by reference from the Registrant’s Current Report on Form 8-K12g-3 filed with the Securities and Exchange Commission on September 12, 2006. The Exhibit numbers set forth above correspond to the Exhibit numbers in the Form 8-K12g-3.

[2]

Expressly incorporated herein by reference from the Registrant’s report on Form 10-QSB filed with the Securities and Exchange Commission on November 13, 2006. The Exhibit number set forth above corresponds to the Exhibit number in the Form 10-QSB.

[3]

Expressly incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2007. The Exhibit numbers set forth above correspond to the Exhibit numbers in the Form 8-K.

[4]

Expressly incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 16, 2007. The Exhibit number set forth above corresponds to the Exhibit number in the Form SB-2.

[5]

Expressly incorporated herein by reference from the Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 26, 2007. The Exhibit number set forth above corresponds to the Exhibit number in the Amendment No. 1.

[6]

Expressly incorporated herein by reference from the Registrant’s Report on Form 10-KSB/A filed with the Securities and Exchange Commission on June 13, 2007. The Exhibit number set forth above corresponds to the Exhibit number in the Form 10-KSB/A.

Exhibits to Form 10-K; Financial Information

A copy of any of the exhibits to this Report on Form 10-K and copies of any published annual or quarterly reports will be furnished without charge to the stockholders as of the record date, upon written request to William W. Ranson, Senior Vice President & Chief Financial Officer, 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060.

44

Annual Stockholders’ Meeting

The Annual Meeting of stockholders will be held at 10:00 a.m. on Wednesday, May 20, 2009 at The Place at Innsbrook, 4036-C Cox Road, Glen Allen, Virginia 23060 in Innsbrook.

45

SIGNATURE

The undersigned hereby appoint William W. Ranson and John M. Presley and each of them, as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, any and all exhibits and amendments to this 10-K, and any and all instruments and other documents to be filed with the Securities and Exchange Commission pertaining to this 10-K, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

FIRST CAPITAL BANCORP, INC.

Date: March 31, 2009	By:	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

Pursuant to the requirements of Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant, in the capacities and on the dates indicated.

Date: March 31, 2009	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer and Director

Date: March 31, 2009	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.
President and Director

Date: March 31, 2009	/s/ William W. Ranson
William W. Ranson
Senior Vice President and CFO
(Principal Accounting and Financial Officer)

Date: March 31, 2009	/s/ P. C. Amin
P. C. Amin, Director

Date: March 31, 2009	/s/ Gerald Blake
Gerald Blake, Director

46

Date: March 31, 2008	/s/ Grant S. Grayson
Grant S. Grayson, Director

Date: March 31, 2009	/s/ Yancey S. Jones
Yancey S. Jones, Director

Date: March 31, 2008
Jay M. Weinberg, Director

Date: March 31, 2009	/s/ Joseph C. Stiles, Jr.
Joseph C. Stiles, Jr., Director

Date: March 31, 2009	/s/ Richard W. Wright
Richard W. Wright, Director

Date: March 31, 2009	/s/ Gerald H. Yospin
Gerald H. Yospin, Director

Date: March 31, 2009	/s/ Debra L. Richardson
Debra L. Richardson, Director

Date: March 31, 2009	/s/ Kamlesh N. Dave, Director
Kamlesh N. Dave, Director

47

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARY

Consolidated Financial Statements

For the Years Ended

December 31, 2008 and 2007

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

The Board of Directors

    And Stockholders

First Capital Bancorp, Inc.

Richmond, Virginia

We have audited the accompanying consolidated statements of financial condition of First Capital Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of First Capital Bancorp, Inc. and Subsidiary, as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Richmond, Virginia

March 30, 2009

PART 1 – FINANCIAL INFORMATION

Item 1 – Financial Statements

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

December 31, 2008 and December 31, 2007

	2008	2007
ASSETS
Cash and due from banks	5,439,863	$16,649,740
Interest-bearing deposits in other banks	274,471	129,798
Federal funds sold	9,640,000	—

Total cash and cash equivalents	15,354,334	16,779,538

Investment securities:
Available for sale, at fair value	30,523,357	32,824,537
Held to maturity, at cost	1,453,541	—
Restricted, at cost	3,804,039	3,183,739

Loans, net of allowance for losses	367,440,018	294,234,285
Other real estate owned	2,158,179	—
Premises and equipment, net	7,214,660	2,077,820
Accrued interest receivable	1,804,805	1,807,939
Deferred tax asset	952,554	319,097
Other assets	847,709	640,013

Total assets	$431,553,196	$351,866,968

LIABILITIES
Deposits:
Noninterest-bearing	$34,517,982	$36,541,568
Interest-bearing	299,782,058	218,566,755

Total deposits	334,300,040	255,108,323

Accrued expenses and other liabilities	2,525,956	3,380,648
Securities sold under repurchase agreements	2,152,628	2,102,939
Federal funds purchased	—	9,261,000
Subordinated debt	7,155,000	7,155,000
Federal Home Loan Bank advances	50,000,000	40,000,000

Total liabilities	396,133,624	317,007,910

STOCKHOLDERS’ EQUITY
Common stock, $4.00 par value (authorized 5,000,000 shares; shares issued and outstanding, 2,971,171 at December 31, 2008 and December 31, 2007)	11,884,684	11,884,684
Additional paid-in capital	18,650,379	18,492,528
Retained earnings	4,688,639	4,518,278
Accumulated other comprehensive income (loss), net of tax	195,870	(36,432)

Total stockholders’ equity	35,419,572	34,859,058

Total liabilities and stockholders’ equity	$431,553,196	$351,866,968

See notes to consolidated financial statements.

First Capital Bancorp Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2008 and 2007

	December 31
	2008	2007
Interest income
Loans	$22,161,395	$18,361,582
Investments:
Taxable interest income	1,449,766	1,543,005
Tax exempt interest income	63,525	40,715
Dividends	156,020	144,553
Federal funds sold	214,058	266,369

Total interest income	24,044,764	20,356,224
Interest expense
Deposits	10,671,026	8,690,449
FHLB advances	1,872,417	1,213,239
Federal funds purchased	34,907	78,896
Subordinated debt and other borrowed money	417,782	580,622

Total interest expense	12,996,132	10,563,206
Net interest income	11,048,632	9,793,018
Provision for loan loss	2,924,442	675,700

Net interest income after provision for loan loss	8,124,190	9,117,318
Noninterest income
Fees on deposits	248,012	220,811
Other	495,974	588,299

Total noninterest income	743,986	809,110

Noninterest expenses
Salaries and employee benefits	4,269,961	3,812,216
Occupancy expense	852,070	739,600
Data processing	676,850	526,938
Professional services	269,422	172,094
Advertising and marketing	249,953	195,247
FDIC assessment	215,232	159,638
Virginia franchise tax	381,000	296,000
Depreciation	375,550	342,538
Other expenses	1,269,977	1,015,256

Total noninterest expense	8,560,015	7,259,527

Net income before provision for income taxes	308,161	2,666,901
Income tax expense	137,800	924,900

Net income	$170,361	$1,742,001

Basic income per share	$0.06	$0.72

Diluted income per share	$0.06	$0.71

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2008 and 2007

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance January 1, 2007	$7,184,084	$6,010,352	$2,776,277	$(311,598)	$15,659,115
Stock offering	4,691,600	13,781,575	—	—	18,473,175
Cost associated with stock offering	—	(1,396,330)	—	—	(1,396,330)
Stock options exercised	9,000	15,000			24,000
Net income	—	—	1,742,001	1,742,001	1,742,001
Other comprehensive income
Unrealized holding gain arising during period, (net of tax, $141,752)	—	—	—	275,166	275,166

Total comprehensive income				$2,017,167

Stock based compensation expense	—	81,931	—	—	81,931

Balance December 31, 2007	$11,884,684	$18,492,528	$4,518,278	$(36,432)	$34,859,058

Net income	—	—	170,361	170,361	170,361
Other comprehensive loss
Unrealized holding loss arising during period, (net of tax, $119,671)	—	—	—	232,302	232,302

Total comprehensive loss				$402,663

Stock based compensation expense	—	157,851	—	—	157,851

Balance at December 31, 2008	$11,884,684	$18,650,379	$4,688,639	$195,870	$35,419,572

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities
Net income	$170,361	$1,742,001
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	2,924,442	675,700
Depreciation of premises and equipment	375,550	342,538
Stock based compensation expense	157,851	81,931
Deferred income taxes	(753,129)	(152,347)
Net (accretion) amortization of bond premiums/discounts	(36,135)	12,788
Gain on sale of securities	—	(29,271)
Increase in other assets	(207,695)	(156,238)
Decrease (increase) in accrued interest receivable	3,134	(382,575)
Increase (decrease) in accrued expenses and other liabilities	(854,692)	949,617

Net cash provided by operating activities	1,779,687	3,084,144

Cash flows from investing activities
Proceeds from maturities and calls of securities	24,000,000	8,000,000
Proceeds from paydowns of securities available-for-sale	2,108,066	2,692,805
Purchase of securities available-for-sale	(23,418,769)	(7,356,245)
Purchase of securities held-to-maturity	(1,453,550)	—
Purchase of FHLB Stock	(620,300)	(493,700)
Proceeds from sale of securities available for sale	—	3,003,281
Purchase of Federal Reserve Stock	—	(300,900)
Purchases of property and equipment	(664,398)	(300,979)
Purchase of land and buildings	(4,847,992)	—
Net increase in loans	(78,288,354)	(95,158,502)

Net cash used in investing activities	(83,185,297)	(89,914,240)

Cash flows from financing activities
Net (decrease) increase in demand, savings and money market accounts	(14,009,457)	23,382,162
Net increase in certificates of deposit	93,201,174	37,423,726
Stock offering proceeds, net of related expenses	—	17,076,845
Exercise of stock options	—	24,000
Advances from FHLB	10,000,000	20,000,000
FHLB advances called	—	(10,000,000)
Decrease (increase)in Federal funds purchased	(9,261,000)	3,235,000
Net increase in repurchase agreements	49,689	435,875

Net cash provided by financing activities	79,980,406	91,577,608

Net (decrease) increase in cash and cash equivalents	(1,425,204)	4,747,512

Cash and cash equivalents, beginning of period	16,779,538	12,032,026

Cash and cash equivalents, end of period	$15,354,334	$16,779,538

Supplemental disclosure of cash flow information
Interest paid during the period	$12,957,374	$10,583,123

Taxes paid during the period	$1,060,000	$1,233,533

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 – Summary of significant accounting policies

First Capital Bancorp, Inc. (the “Company”) is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8 , 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction (the “Share Exchange”) pursuant to an Agreement and Plan of Reorganization dated September 5, 2006, between the Company and the Bank (the “Agreement”). The Agreement was approved by the shareholders of the Bank at the annual meeting of shareholders held on May 16, 2006. Under the terms of the Agreement, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share, on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company of the Bank and the shareholders of the Bank became shareholders of the Company. All references to the Company in this annual report for dates or periods prior to September 8, 2006 are references to the Bank.

The Company conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, First Capital Bank. First Capital Bank created RE1, LLC, a wholly owned Virginia limited liability company in December 2008 for the sole purpose of taking title to property acquired in lieu of foreclosure. RE1, LLC has been consolidated with First Capital Bank. The Company exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and such other subsidiaries as it may acquire or establish.

The accounting and reporting policies of the Company and its wholly owned subsidiary conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. The following is a summary of the more significant of these policies.

Consolidation – The consolidated financial statements include the accounts of First Capital Bancorp, Inc. and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. The estimation process may include management obtaining independent appraisals for significant collateral properties, but the ultimate collectibility and recovery of carrying amounts are susceptible to changes in the local real estate market and other local economic conditions.

Management uses available information to recognize losses on loans; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change in the near term.

Cash equivalents – Cash equivalents include short-term highly liquid investments with maturities of three months or less at the date of purchase, including Federal funds sold.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Securities – Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, requires certain securities to be classified as “held to maturity”, “trading” or “available-for-sale”, according to management’s intent and ability, at the time of purchase.

Debt securities that are purchased with the positive intent and ability to hold to maturity or call date are classified as held-to-maturity. They are carried and reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income using the interest method.

Debt and equity securities classified as available-for-sale are those needed to meet liquidity needs, provide portfolio restructuring, or to minimize interest rate market risk. They are carried at their market value, with unrealized gains and losses excluded from income and reported net of tax effect as a separate component of stockholders’ equity.

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities.

The Company as a matter of policy does not trade securities and therefore does not classify any of its securities as such. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method and recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Due to the nature of, and restrictions placed upon the Company’s common stock investment in the Federal Reserve Bank, Federal Home Loan Bank of Atlanta and Community Bankers Bank, these securities have been classified as restricted equity securities and carried at cost. These restricted securities are not subject to the investment security classifications of SFAS 115.

Loans and allowances for loan losses – Loans are concentrated to borrowers in the Richmond metropolitan area and are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. The Company defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments.

Loans that are 90 days or more past due are individually reviewed for ultimate collectibility. Interest determined to be uncollectible on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is returned to normal, in which case the loan is returned to accrual status.

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb known and expected loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating loan losses. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Bank’s regulators.

The Company follows Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Impairment of a Loan.” A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest due according to the contractual terms of the loan agreement. Impairment is measured either by discounting the expected future cash flows at the loan’s effective interest rate, based on the net realizable value of the collateral or based upon an observable market price where applicable.

Other real estate owned – Other real estate owned is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated costs to sell at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to current operations. Gains and losses realized from the sale of other real estate owned are included in current operations.

Bank premises and equipment – Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation of Company premises and equipment is computed on the straight-line method over estimated useful lives of 10 to 50 years for premises and 5 to 20 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against the proceeds and any resulting gain or loss is included in the determination of income.

Impairment or Disposal of Long-Lived Assets – The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceed the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Advertising costs – Advertising costs are expensed in the period they are incurred and amounted to $249,953 and $195,247 for December 31, 2008 and 2007, respectively.

Stock Based Compensation – In October 1995, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which encouraged companies to recognize expense for stock-based awards based on their estimated value on the date of grant. SFAS 123 permitted companies to account for stock-based compensation based on provisions prescribed in SFAS 123, or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. The Bank elected to account for its stock-based compensation in accordance with APB 25, which used the intrinsic value method; however, as required by SFAS 123, the Bank disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS 123 had been adopted.

In December 2004, the FASB issued Statement No. 123R, Shared-Based Payment (“SFAS 123R”). SFAS

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, supersedes APB Opinion No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. SFAS 123R eliminates the ability to account for share-based compensation using APB Opinion No. 25 and requires that all share-based payments to employees, including grants of employee stock options, to be recognized as compensation in the financial statements using a fair value-based method. SFAS 123R is effective for nonpublic companies as of the beginning of the first annual reporting period that begins after December 15, 2005. SFAS 123R was adopted by the Bank beginning with the year ended December 31, 2006.

SFAS 123R requires public companies to adopt the recognition requirements using either a “modified prospective” method or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all shared-based payments granted after that date, and based on the requirements of SFAS 123R for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

The Bank adopted SFAS 123R under the “modified prospective” method effective January 1, 2006. The Bank has begun to recognize compensation expense for options that have been issued but not yet vested as of January 1, 2006. In addition, options issued after January 1, 2006 will increase compensation expense for 2006 and afterward. In December 2005, the Board of Directors approved the acceleration of vesting of all unvested stock options outstanding prior to December 31, 2005. The Board agreed to accelerate the vesting of options in order to eliminate the recognition of compensation expense associated with the affected unvested options under SFAS No. 123R. Management determined that the acceleration of vesting did not represent a renewal or extension which increased the life of the stock options as contemplated by FIN 44, Accounting for Certain Transactions involving Stock Compensation and consequently did not result in a new measurement date for purposes of determining compensation expense. Options that were granted during 2007 and 2006 resulted in additional compensation expense of $81,931. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

Comprehensive income – SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s other comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale, net on income taxes.

Note 2 – Restrictions of cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirements were approximately $930,000 for the week including December 31, 2008 and $1,053,000 for the week including December 31, 2007.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 3 – Investment Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities are as follows:

	December 31, 2008
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$16,685,034	$437,483	$—	$17,122,517
Mortgage-backed securities	$8,395,017	$63,429	$54,910	$8,403,536
Corporate bonds	$3,390,363	—	$121,643	$3,268,720
Tax-exempt municipal bonds	$1,755,654	$3,713	$30,783	$1,728,584

	$30,226,068	$504,625	$207,336	$30,523,357

	December 31, 2007
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$21,455,876	$50,543	$5,590	$21,500,829
Mortgage-backed securities	8,493,006	27,725	102,396	8,418,335
Corporate bonds	1,921,847	—	26,722	1,895,125
Tax-exempt municipal bonds	1,008,492	3,495	1,739	1,010,248

	$32,879,221	$81,763	$136,447	$32,824,537

	December 31, 2008
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Held-to-maturity
Tax-exempt municipal bonds	$1,453,541	$17,530	—	$1,471,071

	$1,453,541	$17,530	$0	$1,471,071

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

The amortized cost, weighted average yield and estimated fair value of debt securities at December 31, 2008, by contractual maturity, were as follows:

	Amortized Cost	Weighted Average Tax Equivalent Yield	Fair Value
Available-for-sale

Due in one year or less	$499,614	4.11%	$513,438
Due after one year through five years	599,381	4.24%	598,632
Due after five years through ten years	16,005,881	5.03%	16,231,065
Due after ten years	13,121,192	4.95%	13,180,222

Total	$30,226,068	4.96%	$30,523,357

Held-to-maturity

Due after ten years	$1,453,541	7.22%	$1,471,071

Total	$1,453,541	7.22%	$1,471,071

The following table details unrealized losses and related fair values in the Company’s available-for-sale investment securities portfolios. All unrealized losses on investment securities are a result of volatility in the market during 2008 and 2007. At December 31, 2008 there were 21 out of 32 mortgage-backed securities with fair values less than amortized cost. All unrealized losses are considered by management to be temporary given investment security credit ratings, the short duration of the unrealized losses and the intent to hold debt securities in an unrealized loss position greater than twelve months for the foreseeable future. This information is aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2008 and 2007:

	December 31, 2008
	Less than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$—	$—	$—	$—
Mortgage-backed securities	2,543,554	51,513	401,873	3,397
Corporate bonds	3,268,720	121,643	—	—
Tax-exempt municipal bonds	1,177,665	30,783	—	—

Total	$6,989,939	$203,939	$401,873	$3,397

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

	December 31, 2007
	Less than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$1,497,656	$2,344	$3,996,875	$3,246
Mortgage-backed securities	800,420	2,623	5,292,179	99,773
Corporate bonds	1,895,125	26,722	—	—
Tax-exempt municipal bonds	459,741	1,739	—	—

Total	$4,652,942	$33,428	$9,289,054	$103,019

Gross realized gains on the sale of available for sale securities of $29,271 were realized in the fourth quarter of 2007.

Restricted equity securities consist of Federal Reserve Bank stock in the amount of $831,600 and $831,600, Federal Home Loan Bank of Atlanta stock in the amount of $2,883,100 and $2,262,800, and Community Bankers Bank stock in the amount of $62,750 and $62,750 as of December 31, 2008 and 2007. Restricted equity securities are carried at cost. The Federal Home Loan Bank requires the Bank to maintain stock in an amount equal to 4.5% of outstanding borrowings and a specific percentage of the member’s total assets. The Federal Reserve Bank of Richmond requires the Company to maintain stock with a par value equal to 3% of its outstanding capital.

The remainder of restricted securities consists of investments in Limited Liability Companies that provide title insurance and investment services to the Bank’s customers. Investment in these Limited Liability Companies was $26,589 as of December 31, 2008 and 2007, respectively.

Securities with a market value of approximately $14,603,000 and $18,581,700 were pledged as collateral at December 31, 2008 and 2007, respectively to secure purchases of federal funds, repurchase agreements, collateral for customer’s deposits and collateral to secure public deposits.

Note 4 – Loans

Major classifications of loans are as follows:

	December 31,
	2008 Amount	2007 Amount
Commercial	$51,138,208	$44,366,926
Real estate – residential	122,551,828	83,035,119
Real estate – commercial	106,796,170	86,301,455
Real estate – construction	86,515,314	79,095,777
Consumer	5,584,100	4,105,713

Total loans	$372,585,620	$296,904,990

Less:
Allowance for loan losses	5,060,433	2,489,066
Net deferred fees	85,169	181,639

Loans, net	$367,440,018	$294,234,285

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

A summary of the transactions affecting the allowance for loan losses follows:

	2008	2007
Balance, beginning of year	$2,489,066	$1,833,604
Provision for loan losses	2,924,442	675,700
Recoveries	6,322	3,584
Charge-offs	(359,397)	(23,822)

Balance, end of year	$5,060,433	$2,489,066

The following is a summary of information pertaining to impaired loans:

	2008	2007
Impaired loans with related allowance	$11,230,862	$800,139

Allowance on impaired loans	$2,539,425	$718,572

Average balance of impaired loans	$939,231	$784,876

Interest income recognized and collected on impaired loans	$113,893	$73,004

No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans amounted to $4,411,475 and $50,000 at December 31, 2008 and 2007. The allowance for nonaccrual loans amounted to $560,378 and $25,000 at December 31, 2008 and 2007. If interest on these loans had been accrued such income would have approximated $33,957 and $4,014, respectively. Excluding the nonaccrual loans, there were no loans past due 90 days or more at December 31, 2008 and 2007.

Note 5 – Premises and equipment

Major classifications of these assets are summarized as follows:

	December 31,
	2008	2007
Land	$3,455,487	$228,005
Building	2,339,944	719,434
Furniture and equipment	2,218,358	1,832,126
Leasehold improvements	846,627	711,598

	8,860,416	3,491,163
Less accumulated depreciation	1,645,756	1,413,343

Premises and equipment, net	$7,214,660	$2,077,820

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Accumulated depreciation and amortization at December 31 was as follows:

	2008	2007
Building	$71,113	$41,506
Furniture and equipment	1,203,301	1,040,196
Leasehold improvements	371,342	331,641

	$1,645,756	$1,413,343

Certain Company premises and equipment are leased under various operating leases. Rental expense was $691,990 and $637,426 in 2008 and 2007, respectively.

Future minimum payments, by year and in the aggregate for operating leases with initial or remaining terms in excess of one year as of December 31, 2008 are as follows:

2009	$620,975
2010	630,362
2011	619,528
2012	436,091
2013	317,641
Thereafter	400,946

$3,025,543

Note 6 – Deposits

Major categories of deposits at December 31, 2008 and 2007 follow:

	2008		2007
	Amount	Average Rate	Amount	Average Rate
Noninterest-bearing deposits
Demand deposits	$34,517,982	0.00%	$36,541,568	0.00%
Interest-bearing deposits
Money market and NOW accounts	47,656,697	0.96%	59,642,568	2.90%
Certificates of deposit
Less than $100,000	133,974,025	4.24%	90,385,934	5.04%
Greater than $100,000	118,151,336	4.13%	68,538,253	5.08%

	$334,300,040		$255,108,323

Time deposits will mature as follows:

2009	$196,350,401
2010	25,258,119
2011	12,982,151
2012	11,193,664
2013	6,341,026

$252,125,361

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

The aggregate amount of deposits exceeding $100,000 was $158,054,859 and $130,187,905 at December 31, 2008 and 2007, respectively.

The Company classifies deposit overdrafts as other consumer loans which totaled $19 thousand at December 31, 2008 and $415 thousand at December 31, 2007.

In the normal course of business, the Company has received deposits from directors and executive officers. At December 31, 2008 and 2007, deposits from directors and executive officers were approximately $10.3 million and $12.4 million. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

Note 7 – FHLB advances, securities sold under repurchase agreements and federal funds purchased

The Company uses both short-term and long-term borrowings to supplement deposits when they are available at a lower overall cost to the Company or they can be invested at a positive rate of return.

As a member of the Federal Home Loan Bank of Atlanta, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB advances are secured by the pledge of FHLB stock and a blanket lien on qualified 1 to 4 family residential real estate loans and a blanket lien on qualified commercial mortgages.

Advances from the FHLB at December 31, 2008 consist of the following:

Advance Amount	Interest Rate	Maturity	Call Provision
$5,000,000	3.95%	4/13/2009	4/13/2009
5,000,000	3.71%	6/24/2015	6/24/2010
5,000,000	4.27%	1/27/2016
5,000,000	4.50%	12/1/2011
5,000,000	4.52%	3/6/2012	3/6/2009
5,000,000	4.20%	8/27/2012	2/27/2009
5,000,000	4.01%	9/28/2012	3/30/2009
5,000,000	2.95%	12/6/2017	3/6/2009
5,000,000	2.35%	2/1/2013	5/1/2009
5,000,000	2.60%	2/2/2015	2/2/2010

$50,000,000	3.71%

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Aggregate annual maturities of FHLB advances (based on final maturity dates) are as follows:

2009	$5,000,000
2011	5,000,000
2012	15,000,000
2013	5,000,000
2015	10,000,000
2016	5,000,000
2017	5,000,000

$50,000,000

The Company has outstanding securities sold under repurchase agreements. These agreements are generally corporate cash management accounts for the Company’s larger corporate depositors. These agreements are settled on a daily basis and the securities underlying the agreements remain under the Company’s control.

The Company uses federal funds purchased for short-term borrowing needs. Federal funds purchased represent unsecured borrowings from other banks and generally mature daily.

	2008	2007
Maximum outstanding during the year
FHLB advances	$50,000,000	$46,000,000
Federal funds purchased	13,662,000	16,375,000
Repurchase agreements	3,602,550	2,696,401
Balance outstanding at end of year
FHLB advances	50,000,000	40,000,000
Federal funds purchased	—	9,261,000
Repurchase agreements	2,152,628	2,102,939
Average amount outstanding during the year
FHLB advances	49,385,246	28,704,110
Federal funds purchased	952,519	1,574,501
Repurchase agreements	2,481,830	1,940,445
Average interest rate during the year
FHLB advances	3.79%	4.23%
Federal funds purchased	3.66%	5.01%
Repurchase agreements	1.31%	4.15%
Average interest rate at end of year
FHLB advances	3.71%	4.01%
Federal funds purchased	0.00%	1.88%
Repurchase agreements	0.25%	3.11%

Note 8 – Subordinated debt

On December 15, 2005, $2.0 million of subordinated debt was issued through a pooled underwriting. The securities have a fixed rate for five years and is payable quarterly. The interest rate at December 31, 2008 was 6.33%. The securities may be redeemed at par beginning December 2010 and each quarter after such date until the securities mature on December 31, 2015.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

The subordinated debt may be included in Tier 2 capital for regulatory capital adequacy determination purposes up to 50% of Tier 1 capital.

Note 9 – Trust Preferred Securities

On September 9, 2006, FCRV Statutory Trust I (the “Trust”), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On September 21, 2006, $5,155,000 of Trust Preferred Capital Notes were issued through a pooled underwriting. The Trust issued $155,000 in common equity to the Company. The securities have a LIBOR-indexed floating rate of interest (three-month LIBOR plus 1.70%) which adjusts, and is payable quarterly. The interest rate at December 31, 2008 was 3.70%. The securities may be redeemed at par beginning on September 15, 2011 and each quarter after such date until the securities mature on September 15, 2036. The principal asset of the Trust is $5,155,000 of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

The trust preferred securities issued by the Company may be included in Tier 1 capital for regulatory adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the trust preferred securities, not considered as Tier 1 capital, may be included in Tier 2 capital.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.

Pursuant of FASB Interpretation No. 46R, the Company does not consolidate the Trust.

Note 10 – Fair Value Disclosures

Effective January 1, 2008, the Company adopted FAS 157, Fair Value Measurement. FAS 157 clarifies the definition of fair value and describes methods available to appropriately measure fair value in accordance with generally accepted accounting principles. This statement applies whenever other accounting pronouncements require or permit fair value measurements.

The fair value hierarchy under FAS 157 prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (Levels 1, 2 and 3). Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability and reflect the reporting entity’s own evaluation about the assumptions that market participants would use in pricing the asset or liability.

SFAS 157 defines fair value as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Assets measured at fair value on a recurring basis are summarized below:

	December 31, 2008
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
	(Dollars in thousands)
Available-for-sale securities
U.S. Government agencies	$—	$17,122,517	$—	$17,122,517
Mortgage-backed securities	—	8,403,535	—	8,403,535
Corporate bonds	—	3,268,720	—	3,268,720
Municipal bonds	—	1,728,584	—	1,728,584

Total	$—	$30,523,356	$—	$30,523,356

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2008 are included in the table below.

	December 31, 2008
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
	(Dollars in thousands)
Other real estate owned	$—	$2,158,179	$—	$2,158,179

Total	$—	$2,158,179	$—	$2,158,179

Note 11 – Income taxes

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the consolidated financial statements. The Company did not recognize any interest or penalties related to income tax during the years ended December 31, 2007 and 2008, and did no accrue any interest or penalties as of December 31, 2008 or 2007. The Company did not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures, and are based on clear and unambiguous tax law. Tax returns for all years 2005 and thereafter are subject to possible future examinations by tax authorities.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s deferred income tax liabilities and assets are as follows:

	2008	2007
Deferred tax assets:
Allowance for Loan Losses	$1,632,959	$747,846
Unrealized holding (gain) loss on available-for-sale securities	(101,418)	18,593
Stock based compensation	44,791	—

	1,576,332	766,439

Deferred tax liabilities:
Depreciation	231,216	166,657
Deferred loan costs	326,015	262,295
Prepaids	34,612	14,692
Other	31,935	3,698

	623,778	447,342

Net deferred tax asset	$952,554	$319,097

A reconciliation of the federal taxes at statutory rates to the tax provision for the year ended December 31, 2008 and 2007 is as follows:

	2008	2007
Federal statutory rate (34%)	$104,775	$906,746
Tax-exempt interest income	(16,859)	(11,490)
Nondeductible expenses	12,436	11,554
Stock based compensation	19,389	17,345
Miscellaneous	18,059	745

Provision for income tax expense	$137,800	$924,900

Income tax attributable to income before income tax expense is summarized as follows:

	2008	2007
Current federal income tax expense	$891,135	$1,087,244
Deferred federal income tax expense	(753,335)	(162,344)

Total	$137,800	$924,900

Note 12 – Related party transactions

In the normal course of business, the Company has made loans to its officers and directors. Total loans at December 31, 2008 amounted to approximately $13,779,840 (including a $1,250,000 loan made to a director in 2002, prior to becoming a director in 2004 and a $50,000 loan made to an officer prior to becoming an employee in 2005) of which approximately $1,792,581 represents unused lines of credit. Total loans to these persons at December 31, 2007 amounted to $11,831,018 of which $1,800,390 represented unused lines of credit. During 2008, new loans to officers and directors amounted to $5,910,692 and repayments amounted to $3,972,644. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory bank lending limitations.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

During the years ended December 31, 2008 and 2007, the Company utilized the services of a law firm for advice on various legal matters. The Chairman of the Board of Directors is also a principal in this law firm. The law firm was approved to provide various legal services to the Company at a cost of $185,243 and $128,450 for the years ended December 31, 2008 and 2007, respectively.

The Company also utilized services of other businesses to acquire furniture and office supplies. Several Board members are involved with the daily activity of these businesses. Total purchases for the years ended December 31, 2008 and 2007 were $178,875 and $46,118, respectively.

Note 13 – Regulatory requirements and restrictions

The Company is subject to various federal and state regulatory requirements, including regulatory capital requirements administered by the federal banking agencies to ensure capital adequacy. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The most recent notification from the regulatory agencies categorized the Company’s and the Bank’s capital position as well-capitalized, under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed this category.

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2008
Total capital to risk weighted assets
Consolidated	$47,175	12.41%	$30,406	8.00%	$38,007	10.00%
First Capital Bank	$46,447	12.23%	$30,393	8.00%	$37,992	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$40,378	10.62%	$15,203	4.00%	$22,804	6.00%
First Capital Bank	$39,698	10.45%	$15,197	4.00%	$22,795	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$40,378	9.62%	$16,784	4.00%	$20,980	5.00%
First Capital Bank	$39,698	9.46%	$16,788	4.00%	$20,985	5.00%

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2007
Total capital to risk weighted assets
Consolidated	$44,540	14.44%	$24,681	8.00%	$30,851	10.00%
First Capital Bank	$37,041	12.01%	$24,669	8.00%	$30,836	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$40,051	12.98%	$12,340	4.00%	$18,511	6.00%
First Capital Bank	$32,552	10.56%	$12,334	4.00%	$18,502	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$40,051	12.50%	$12,815	4.00%	$16,018	5.00%
First Capital Bank	$32,552	10.12%	$12,867	4.00%	$16,083	5.00%

The amount of dividends payable by the Company depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the Commission and the FDIC has the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Note 14 – Commitments and contingent liabilities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers in the Richmond metropolitan area. These financial instruments include unused lines of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. Financial instruments with off-balance-sheet risk are summarized as follows:

	2008	2007
Financial instruments whose contract amounts represent credit risk:
Unused commercial lines of credit	$79,300,000	$104,545,729
Unused consumer lines of credit	11,430,000	11,711,242
Standby and Performance Letters of Credit	8,393,000	8,799,300
Loan commitments	13,465,009	22,317,500

	$112,588,009	$147,373,771

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit is represented by the contractual notional amount of those instruments.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include personal property, commercial property, residential property, land, and accounts receivable.

Note 15 – Concentration of credit risk

The Company has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Company’s customers are residents or operate business ventures in its market area consisting primarily of the Richmond metropolitan area. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Company’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.

At times, cash balances at financial institutions are in excess of FDIC insurance coverage. The Bank believes no significant risk of loss exists with respect to those balances.

Note 16 – Disclosures about fair value of financial instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and due from banks – The carrying amounts of cash and due from banks approximate their fair value.

Available-for-sale and held-to-maturity securities – Fair values measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity (Level 3). The carrying value of restricted Federal Reserve Bank and Federal Home Loan Bank stock approximates fair value based on the redemption provisions of each entity and is therefore excluded from the following table.

Loans receivable – Fair values are based on carrying values for variable-rate loans that reprice frequently and have no significant change in credit risk. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The interest rates on loans at December 31, 2008 and 2007 are current market rates for their respective terms and associated credit risk.

Deposit liabilities – The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Accrued interest – The carrying amounts of accrued interest approximate their fair values.

Advances from Federal Home Loan Bank – The carrying value of advances from the Federal Home Loan Bank due within ninety days from the balance sheet date approximate fair value. Fair values for convertible advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on convertible advances with similar remaining maturities.

Federal Funds purchased and repurchase agreements – The carrying value of federal funds purchased and repurchase agreements due within ninety days from the balance sheet date approximate fair value.

Off-balance-sheet instruments – Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties’ credit standings. These are not deemed to be material at December 31, 2008 and 2007.
The estimated fair values of the Company’s financial instruments as of December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets
Cash and cash equivalents	$15,354	$15,354	$16,780	$16,780
Investment securities	31,977	31,994	32,825	32,825
Loans receivable, net	367,440	363,485	294,234	293,028
Accrued interest	1,805	1,805	1,808	1,808

Financial liabilities
Deposits	$334,300	$342,862	$255,108	$255,313
FHLB advances	50,000	52,404	40,000	40,122
Federal funds purchased	—		9,261	9,261
Subordinated debt	7,155	7,399	7,155	7,318
Repurchase agreements	2,153	2,153	2,103	2,103

Unrecognized financial instruments
Standby letters of credit issued	$—	$—	$—	$—

Note 17 – Stock option plan

The Company has a First Capital Bancorp, Inc. 2000 Stock Option Plan (the Plan) pursuant to which options may be granted to Directors, officers and key employees. The Plan authorizes grants of options to purchase up to 338,484 shares of the Company’s authorized, but unissued common stock. All stock options have been granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms, vest at the rate of 50 percent per year for Directors and 33 1/3 percent per year for employees. In December 2005, the Board of Directors approved the acceleration of vesting of all unvested stock options outstanding prior to December 31, 2005.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

A summary of the status of the Company’s unvested stock options as of December 31, 2008 and changes during the year then ended is presented below:

Unvested Stock Options	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2008	61,017	$5.06
Granted	28,500	9.78
Vested	30,175	14.04
Forfeitures	5,667	17.67

Unvested at December 31, 2008	53,675	$11.97

As of December 31, 2008, there was $218,439 of total unrecognized compensation costs related to unvested stock options. That cost is expected to be recognized over a period of 1.41 years.

The weighted-average option price and weighted-average remaining term of stock options awarded and not exercised were as follows as of December 31:

	2008	2007
Weighted-average price	$10.00	$10.25
Weighted-average term (in years)	5.55	6.17

A summary of the stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Options outstanding January 1, 2007	211,875	$9.02
Granted	62,275	$14.51
Exercised	2,250	$10.67

Options outstanding December 31, 2007	271,900	$10.25
Granted	28,500	$9.78
Expired	7,125	$18.37

Options outstanding December 31, 2008	293,275	$10.00

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

The following table summarizes information about stock options outstanding as December 31, 2008:

	Options Outstanding and Exercisable
Exercise Prices	Number Outstanding and Exercisable at December 31, 2008	Weighted - Average Remaining Contractual Life	Weighted - Average Exercise Price
$5.32 to $7.00	84,750	2.4 years	$6.20
$7.07 to $10.00	103,250	5.8 years	$9.37
$10.57 to $16.67	105,275	7.9 years	$13.68

	293,275

The aggregate intrinsic value of options outstanding was approximately $32 thousand, options exercisable was approximately $32 thousand, and all options unvested and expected to vest were underwater at December 31, 2008.

The Company estimates the fair value of each option grant on the date of the grant using the Black-Scholes option-pricing model. Additional valuation and related assumption information for the Company’s stock option plan is presented below:

	Year Ended December 31,
	2008	2007
Weighted average per share fair value of options granted during the year	$3.35	$5.06

Dividend yield	0.00%	0.00%
Expected life	6 years	6 years
Expected volatility	27.77%	24.52%
Average Risk-free interest rate	3.27%	4.53%

Note 18 – Stock Offering

On June 19, 2007, the Company closed on a public stock offering of 1,020,000 shares of common stock at $15.75 per share. The offering was underwritten by two local brokerage houses. Gross proceeds totaled $16.1 million.

On July 11, 2007, an additional 152,900 shares of common stock were issued as a result of the exercise of the over-allotment option granted to the underwriters of the Company’s public offering of 1,020,000 shares of common stock at $15.75 per share. The gross proceeds to the Company from this exercise of the over-allotment option were $2.4 million.

Total costs of the offerings were $1.4 million. The Company is using the net proceeds from the offering to increase equity and for general corporate purposes, including using the net proceeds to provide additional equity to the Bank to support the growth of its operations.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 19 – Other employee benefit plans

During April 1999, the Company instituted a contributory thrift plan through the Virginia Bankers Association, covering all eligible employees. Participants may make contributions to the plan during the year, with certain limitations. During 2008 and 2007, the Company contributed to the plan an amount equal to seventy-five percent of the first six percent contributed. The participants are 100% vested upon three years of service to the Company. Expenses amounted to $146,319 and $127,073 in 2008 and 2007, respectively.

Note 20 – Earnings per share

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

The basic and diluted earnings per share calculations are as follows:

	Year Ended December 31,
	2008	2007
Net income (numerator, basic and diluted)	$170,361	$1,742,001

Weighted average number of shares outstanding (denominator)	2,971,171	2,414,323

Earnings per common share – basic	$0.06	$0.72

Effect of dilutive securities:

Weighted average number of shares outstanding	2,971,171	2,414,323
Effect of stock options	12,669	56,375

Diluted average shares outstanding (denominator)	2,983,840	2,470,698

Earnings per common share – assuming dilution	$0.06	$0.71

Note 21 – Impact of Recently Issued Accounting Standards

SFAS No. 157, Fair Value Measurements, was issued in September 2006. In defining fair value, SFAS No. 157 retains the exchange price notion in earlier definitions of fair value. However, the definition of fair value under SFAS No. 157 focuses on the price that would be received to sell an asset or paid to transfer a liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). SFAS No. 157 applies whenever other accounting pronouncements require or permit assets or liabilities to be measured at fair value. Accordingly, SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 also establishes a fair value hierarchy that prioritizes the information used to develop assumptions used to determine the exit price. Under this standard, fair value measurements would be disclosed separately by level within the fair value hierarchy. The Company adopted SFAS No. 157

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

effective January 1, 2008. The adoption of SFAS No. 157 had no effect on the Company’s financial condition or results of operations. For additional information on the fair value of certain financial assets and liabilities, see Note 10 to the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 creates a fair value option allowing an entity irrevocably to elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. SFAS No. 159 also requires an entity to provide information that would allow users to understand the effect on earnings of changes in the fair value on those instruments selected for the fair value election. The Company adopted SFAS No. 159 effective January 1, 2008. There was no initial effect of adoption since the Company did not elect the fair value option for any existing asset or liability. In addition, the Company did not elect the fair value option for any financial assets originated or purchased, or for liabilities issued, through December 31, 2008.

In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, (“SFAS No. 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for recognition and measurement of assets, liabilities and any noncontrolling interest acquired due to a business combination. SFAS No. 141(R) expands the definitions of a business and a business combination, resulting in an increased number of transactions or other events that will qualify as business combinations. Under SFAS No. 141(R) the entity that acquires the business (the “acquirer”) will record 100 percent of all assets and liabilities of the acquired business, including goodwill, generally at their fair values. As such, an acquirer will not be permitted to recognize the allowance for loan losses of the acquiree. SFAS No. 141(R) requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual. In most business combinations, goodwill will be recognized to the extent that the consideration transferred plus the fair value of any noncontrolling interests in the acquiree at the acquisition date exceeds the fair values of the identifiable net assets acquired. Under SFAS No. 141(R), acquisition-related transaction and restructuring costs will be expensed as incurred rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Accordingly, for acquisitions completed after December 31, 2008, the Company will apply the provisions of SFAS No. 141(R).

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51, which defines noncontrolling interest as the portion of equity in a subsidiary not attributable, directly or indirectly, to the parent. SFAS No. 160 requires the ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interest) to be clearly presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to any noncontrolling interest must be clearly presented on the face of the consolidated statement of income. Changes in the parent’s ownership interest while the parent retains its controlling financial interest (greater than 50 percent ownership) are to be accounted for as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. Additionally, any ownership interest retained will be remeasured at fair value on the date control is lost, with any gain or loss recognized in earnings. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Accordingly, the Company will adopt the provisions of SFAS No. 160 in the first quarter 2009. The Company does not expect the adoption of the provisions of SFAS No. 160 to have a material effect on its financial condition and results of operations.

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, issued in March 2008, requires enhanced disclosures about an entity’s derivative and

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008 with earlier adoption allowed. The Company does not believe that the adoption of SFAS No. 161 will have a material effect on its financial condition or results of operations.

FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”), issued in October 2008, clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, Accounting Changes and Error Corrections. However, the disclosure provisions in SFAS No. 154 for a change in accounting estimate are not required for revisions resulting from a change in valuation technique or its application. As FSP FAS 157-3 clarified but did not change the application of SFAS No. 157, the adoption of FSP FAS 157-3 had no effect on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 22 – Condensed Financial Information – Parent Company Only

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Statements of Financial Condition

December 31, 2008 and 2007

	2008	2007
Assets
Cash on deposit with subsidiary bank	$524,733	$7,433,183
Investment is subsidiary	39,894,417	32,515,697
Investment is special purpose subsidiary	155,000	155,000
Other assets	9,420	341

	$40,583,570	$40,104,221

Liabilities and Stockholder’s Equity
Trust preferred debt	$5,155,000	$5,155,000
Other liabilities	8,998	90,163

Total liabilities	5,163,998	5,245,163

Stockholders’ Equity
Common stock	11,884,684	11,884,684
Additional paid-in capital	18,650,379	18,492,528
Accumulated other comprehensive (loss)	195,870	(36,432)
Retained earnings	4,688,639	4,518,278

Total stockholders’ equity	35,419,572	34,859,058

	$40,583,570	$40,104,221

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Statements of Income

Years Ended December 31, 2008 and 2007

	2008	2007
Income
Interest income	$223,761	$123,629
Dividends	7,838	11,170

Total Income	231,599	134,799

Expenses
Interest	258,729	373,446
Legal	—	2,625
Other expenses	225	143

Total Expenses	258,954	376,214

Net income before tax benefit	(27,355)	(241,415)

Income tax benefit	(9,150)	(81,800)

Net loss before undistributed equity in subsidiary	(18,205)	(159,615)

Undistributed equity in subsidiary	188,566	1,901,616

Net income	$170,361	$1,742,001

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Statements of Cash Flows

Years Ended December 31, 2008 and 2007

	2008	2007
Cash Flows from Operating Activities
Net income	$170,361	$1,742,001
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiary	(188,566)	(1,901,616)
Decrease (increase) in other assets	(9,079)	50,315
Increase (decrease) in other liabilities	(81,166)	74,998

Net cash used in operations	(108,450)	(34,302)

Cash Flows from Investing Activities
Stock offering proceeds, net of related expenses	—	17,076,845
Exercise of stock options	—	24,000
Capital contribution to subsidiary	(6,800,000)	(10,000,000)

Net cash provided by (used) in investing activities	(6,800,000)	7,100,845

Cash Flows from Financing Activities
Proceeds for issuance of subordinated debt	—	—

Net cash provided by financing activities	—	—

Net (decrease) increase in cash	(6,908,450)	7,066,543
Cash and cash equivalents, beginning of year	7,433,183	366,640

Cash and cash equivalents, end of year	$524,733	$7,433,183

Exhibit 31.1

I, John M. Presley, certify that:

1. I have reviewed this annual report on Form 10-K of the Company;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this annual report;

4. The Company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and have;

a. designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b. evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Company’s other certifying officers and I have disclosed, based on our most recent evaluation, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions);

a. all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and I have identified for the Company’s auditors any material weaknesses in internal controls; and

b. any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

6. The Company’s other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 31, 2009	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

Exhibit 31.2

I, William W. Ranson, certify that:

1.	I have reviewed this annual report on Form 10-K of the Company;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this annual report;

4.	The Company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and have;

a.	designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.	evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c.	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The Company’s other certifying officers and I have disclosed, based on our most recent evaluation, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions);

a.	all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and I have identified for the Company’s auditors any material weaknesses in internal controls; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

6.	The Company’s other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 31, 2009	/s/ William W. Ranson
William W. Ranson
Senior Vice President and Chief Financial Officer

Exhibit 32

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies that this Annual Report on Form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of First Capital Bancorp, Inc.

Date: March 31, 2009	By:	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

	By:	/s/ William W. Ranson
William W. Ranson
Senior Vice President and CFO
(Principal Accounting and Financial Officer)

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 10-Q

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE EXCHANGE ACT

For the transition period from             to

FIRST CAPITAL BANCORP, INC.

(Name of Small Business Issuer in its charter)

Virginia	001-33543	11-3782033
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Cox Road, Suite 200, Glen Allen, Virginia 23060

(Address of principal executive offices)

804-273-1160

(Issuer’s telephone number)

Indicate by check whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

2,971,171 shares of Common Stock, par value $4.00 per share, were outstanding at May 14, 2009.

2

PART 1 - FINANCIAL INFORMATION

Item 1 - Financial Statements

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

March 31, 2009 and December 31, 2008

	2009	2008
	(Unaudited)
ASSETS
Cash and due from banks	5,880,173	$5,439,863
Interest-bearing deposits in other banks	215,367	274,471
Federal funds sold	24,583,000	9,640,000

Total cash and cash equivalents	30,678,540	15,354,334

Investment securities:
Available for sale, at fair value	47,240,656	30,523,357
Held to maturity, at cost	1,453,393	1,453,541
Restricted, at cost	4,158,289	3,804,039

Loans, net of allowance for losses	373,213,677	367,440,018
Loans held for sale	262,750	—
Other real estate owned	4,285,525	2,158,179
Premises and equipment, net	7,345,843	7,214,660
Accrued interest receivable	1,660,574	1,804,805
Deferred tax asset	1,195,164	952,554
Other assets	1,475,966	847,709

Total assets	$472,970,377	$431,553,196

LIABILITIES
Deposits
Noninterest-bearing	$39,405,691	$34,517,982
Interest-bearing	337,682,214	299,782,058

Total deposits	377,087,905	334,300,040

Accrued expenses and other liabilities	2,101,127	2,525,956
Securities sold under repurchase agreements	1,457,233	2,152,628
Subordinated debt	7,155,000	7,155,000
Federal Home Loan Bank advances	50,000,000	50,000,000

Total liabilities	437,801,265	396,133,624

STOCKHOLDERS’ EQUITY
Common stock, $4.00 par value (authorized 5,000,000 shares; shares issued and outstanding, 2,971,171 at March 31, 2009 and December 31, 2008 respectively)	11,884,684	11,884,684
Additional paid-in capital	18,692,983	18,650,379
Retained earnings	4,790,817	4,688,639
Accumulated other comprehensive income (loss), net of tax	(199,372)	195,870

Total stockholders’ equity	35,169,112	35,419,572

Total liabilities and stockholders’ equity	$472,970,377	$431,553,196

See notes to consolidated financial statements.

3

First Capital Bancorp Inc. and Subsidiary

Consolidated Statements of Income

For the Three Months Ended March 31, 2009 and 2008

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Interest income
Loans	$5,420,728	$5,479,986
Investments:
Taxable interest income	400,446	369,559
Tax exempt interest income	39,677	13,473
Dividends	4,938	47,470
Federal funds sold	8,666	113,038

Total interest income	5,874,455	6,023,526
Interest expense
Deposits	2,794,173	2,615,823
FHLB advances	463,206	457,065
Federal funds purchased	110	25,902
Subordinated debt and other borrowed money	79,234	123,865

Total interest expense	3,336,723	3,222,655
Net interest income	2,537,732	2,800,871
Provision for loan loss	215,000	325,000

Net interest income after provision for loan loss	2,322,732	2,475,871
Noninterest income
Fees on deposits	61,274	63,901
Other	119,769	108,339

Total noninterest income	181,043	172,240

Noninterest expenses
Salaries and employee benefits	1,184,924	1,039,622
Occupancy expense	206,638	205,279
Data processing	188,143	138,127
Professional services	126,693	68,462
Advertising and marketing	15,066	43,652
FDIC assessment	113,093	51,000
Virginia franchise tax	106,000	82,000
Depreciation	102,612	85,831
Other expenses	307,028	291,251

Total noninterest expense	2,350,197	2,005,224

Net income before provision for income taxes	153,578	642,887
Income tax expense	51,400	227,750

Net income	$102,178	$415,137

Basic income per share	$0.03	$0.14

Diluted income per share	$0.03	$0.14

See notes to consolidated financial statements.

4

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Three Months Ended March 31, 2009 and 2008

(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance January 1, 2008	$11,884,684	$18,492,528	$4,518,278	($36,432)	$15,659,115
Net income	—	—	415,137	415,137	415,137
Other comprehensive income
Unrealized holding gain arising during period, (net of tax, $31,592)	—	—	—	61,326	61,326

Total comprehensive income				$476,463

Stock based compensation expense	—	40,024	—	—	40,024

Balance March 31, 2008	$11,884,684	$18,532,552	$4,933,415	$24,894	$35,375,545

Balance January 1, 2009	$11,884,684	$18,650,379	$4,688,639	$195,870	$35,419,572
Net income	—	—	102,178	102,178	102,178
Other comprehensive loss
Unrealized holding loss arising during period, (net of tax, $203,610)	—	—	—	395,242	395,242

Total comprehensive loss				($293,064)

Stock based compensation expense	—	42,604	—	—	42,604

Balance at March 31, 2009	$11,884,684	$18,692,983	$4,790,817	($199,372)	$35,169,112

See notes to consolidated financial statements.

5

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2009 and 2008

(Unaudited)

	2009	2008
Cash flows from operating activities
Net income	$102,178	$415,137
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	215,000	325,000
Depreciation of premises and equipment	102,612	85,831
Stock based compensation expense	42,604	40,024
Deferred income taxes	(38,999)	(108,000)
Net (accretion) amortization of bond premiums/discounts	24,896	(36,775)
Decrease (increase) in other assets	(628,258)	186,025
Decrease in accrued interest receivable	144,231	141,774
Decrease in accrued expenses and other liabilities	(424,829)	(762,091)

Net cash provided by (used in) operating activities	(460,565)	286,925

Cash flows from investing activities
Proceeds from maturities and calls of securities	3,200,000	17,614,286
Proceeds from paydowns of securities available-for-sale	755,221	725,265
Purchase of securities available-for-sale	(21,296,121)	(18,392,898)
Purchase of FHLB Stock	(143,800)	(620,300)
Purchase of Federal Reserve Stock	(210,450)	—
Purchases of property and equipment	(233,795)	(195,081)
Purchase of land	—	(1,513,548)
Increase in loans held for sale	(262,750)	(417,000)
Net increase in loans	(8,116,005)	(20,481,499)

Net cash used in investing activities	(26,307,700)	(23,280,775)

Cash flows from financing activities
Net increase (decrease) in demand, savings and money market accounts	35,431,769	(3,618,504)
Net increase in certificates of deposit	7,356,096	43,426,123
Advances from FHLB	—	10,000,000
Decrease (increase) in Federal funds purchased	—	(9,261,000)
Net (decrease) increase in repurchase agreements	(695,394)	481,300

Net cash provided by financing activities	42,092,471	41,027,919

Net increase in cash and cash equivalents	15,324,206	18,034,069

Cash and cash equivalents, beginning of period	15,354,334	16,779,538

Cash and cash equivalents, end of period	$30,678,540	$34,813,607

Supplemental disclosure of cash flow information
Interest paid during the period	$3,336,784	$2,410,961

Taxes paid during the period	$320,000	$100,000

See notes to consolidated financial statements.

6

First Capital Bancorp, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

Note 1 – Basis of Presentation

First Capital Bancorp, Inc. (the “Company”) is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8, 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction (the “Share Exchange”) pursuant to an Agreement and Plan of Reorganization dated September 5, 2006, between the Company and the Bank (the “Agreement”). The Agreement was approved by the shareholders of the Bank at the annual meeting of shareholders held on May 16, 2006. Under the terms of the Agreement, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share, on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company of the Bank and the shareholders of the Bank became shareholders of the Company.

In management’s opinion the accompanying consolidated financial statements, reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial information as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America. Results for the three month period ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2009.

The organization and business of the Company, accounting policies followed, and other related information are contained in the notes to the financial statements of the Company as of and for the year ended December 31, 2008 filed as part of the Company’s annual report on Form 10-K. These interim financial statements should be read in conjunction with the annual financial statements.

First Capital Bancorp, Inc.’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb losses in the Company’s existing portfolio. The allowance for loan losses is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan losses (to the extent available due to limited history), specific impaired loans, availability and quality of the collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Company’s allowance for loan losses could result in material changes in its financial condition and results of operations. The Company’s policies with respect to the methodology for determining the allowance for loan losses involve a high degree of complexity and require management to make subjective judgments that often require assumptions or estimates about certain matters. This critical policy and its assumptions are periodically reviewed with the Company’s Board of Directors.

After quarter end, First Capital Bancorp, Inc. announced plans to merge with Eastern Virginia Bankshares, Inc. located in Tappahannock, Virginia. This will be a strategic alliance which will match up their strong retail experience with our strong commercial business. The merger is expected to close in the third or fourth quarter of 2009.

After quarter end, First Capital Bancorp, Inc, issued 10,958 shares of preferred stock to the U. S. Treasury. The Company had applied for funds under the TARP Capital Purchase Plan (“CPP”). The agreement requires us to pay a 5% dividend on the preferred stock for the first five years. The dividend increases to 9% for all periods after the first five years if we have not redeemed the preferred stock. In addition, we issued a warrant to the U. S. Treasury giving them the right to purchase 250,947 shares of our common stock at $6.55 per share for up to 10 years.

Note 2 – Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

7

Note 3 – Earnings per share

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

The basic and diluted earnings per share calculations are as follows:

	Three Months Ended March 31,
	2009	2008
Net income (numerator, basic and diluted)	$102,178	$415,137

Weighted average number of shares outstanding (denominator)	2,971,171	2,971,171

Earnings per common share - basic	$0.03	$0.14

Effect of dilutive securities:

Weighted average number of shares outstanding	2,971,171	2,971,171

Effect of stock options	—	29,929

Diluted average shares outstanding (denominator)	2,971,171	3,001,100

Earnings per common share - assuming dilution	$0.03	$0.14

Note 4 – Stock Options

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective method and, accordingly, did not restate the consolidated statements of operations for periods prior to January 1, 2006. This pronouncement amended SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under SFAS No. 123(R), the Company measures compensation cost for all stock-based awards at fair value on the date of grant and recognizes compensation expense in the consolidated statements of income over the service period that the awards are expected to vest.

Options totaling 5,000, 3,500 and 20,000 shares were granted in January, August and October of 2008, respectively. All options were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. These options vest over three years. No options were granted in the first quarter of 2009. The stock based compensation expensed during the quarter was $42,604 and is included in salaries and employee benefits.

8

Note 5 – Investment Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities as of March 31, 2009 and December 31, 2008 were as follows:

	March 31, 2009
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$14,494,408	$202,754	$48,405	$14,648,757
Mortgage-backed securities	14,588,592	144,002	20,194	14,712,400
Corporate bonds	3,394,400	—	410,219	2,984,181
CMO securities	8,342,813	38,075	31,970	8,348,918
State and political subdivisions - taxable	3,318,995	—	99,801	3,219,194
State and political subdivisions - tax exempt	3,403,012	15,194	91,000	3,327,206

	$47,542,220	$400,025	$701,589	$47,240,656

	December 31, 2008
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$16,685,034	$437,483	$—	$17,122,517
Mortgage-backed securities	8,395,017	63,429	54,910	8,403,536
Corporate bonds	3,390,363	—	121,643	3,268,720
Tax-exempt municipal bonds	1,755,654	3,713	30,783	1,728,584

	$30,226,068	$504,625	$207,336	$30,523,357

	March 31, 2009
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Held-to-maturity
Tax-exempt municipal bonds	$1,453,393	$38,430	$—	$1,491,823

	$1,453,393	$38,430	$—	$1,491,823

	December 31, 2008
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Held-to-maturity
Tax-exempt municipal bonds	$1,453,541	$17,530	$—	$1,471,071

	$1,453,541	$17,530	$—	$1,471,071

The unrealized losses in the portfolio as of March 31, 2009 are considered temporary and are a result of the current interest rate environment and not increased credit risk. The Company has the ability and intent to hold debt securities in an unrealized loss position for the foreseeable future.

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Note 6 – Loans

Major classifications of loans are as follows:

	March 31, 2009	December 31, 2008
	Amount	Amount
Commercial	$49,316,574	$51,138,208
Real estate - residential	128,278,033	122,551,828
Real estate - commercial	112,783,955	106,796,170
Real estate - construction	83,084,424	86,515,314
Consumer	4,880,006	5,584,100

Total loans	378,342,992	372,585,620

Less:
Allowance for loan losses	5,079,627	5,060,433
Net deferred fees	49,688	85,169

Loans, net	$373,213,677	$367,440,018

A summary of the transactions affecting the allowance for loan losses follows:

Activity in the allowance for loan losses for the three period ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	2008
Balance, beginning of year	$5,060,433	$2,489,006
Provision for loan losses	215,000	325,000
Recoveries	2,627	5,100
Charge-offs	(198,433)	—

Balance, end of year	$5,079,627	$2,819,106

Ratio of allowance for loan losses as a percent of loans outstanding at the end of the period	1.34%	0.89%

Note 7 – Fair Value Disclosures

Effective January 1, 2008, the Company adopted FAS 157, Fair Value Measurement. FAS 157 clarifies the definition of fair value and describes methods available to appropriately measure fair value in accordance with generally accepted accounting principles. This statement applies whenever other accounting pronouncements require or permit fair value measurements.

The fair value hierarchy under FAS 157 prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (Levels 1, 2 and 3). Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability and reflect the reporting entity’s own evaluation about the assumptions that market participants would use in pricing the asset or liability.

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SFAS 157 defines fair value as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date.

Assets measured at fair value on a recurring basis are summarized below:

	March 31, 2009
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
Available-for-sale securities
U.S. Government agencies	$—	$14,648,757	$—	$14,648,757
Mortgage-backed securities	—	14,712,400	—	14,712,400
Corporate bonds	—	2,984,181	—	2,984,181
CMO securities	—	8,348,918	—	8,348,918
State and political subdivisions - taxable		3,219,194		3,219,194
State and political subdivisions - tax exempt		3,327,206		3,327,206

Total	$—	$47,240,656	$—	$40,694,256

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with the U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis at March 31, 2009 are included in the table below.

	March 31, 2009
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
Assets:
Impaired loans	$—	$6,598,221	$—	$6,598,221
Loans held for sale	—	262,750	—	262,750
Other real estate owned	—	4,285,525	—	4,285,525

Total	$—	$11,146,496	$—	$11,146,496

Note 8 – Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations (revised 2007).” SFAS No. 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year that commences after December 15, 2008. The adoption of SFAS No. 141(R) on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. In addition, SFAS No.160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. The adoption of SFAS No. 160 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements

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In April 2009, the FASB issued FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP No. 157-4 provides guidelines for a broad interpretation of when to apply market-based fair value measurements. The FSP reaffirms management’s need to use judgment to determine when a market that once was active has become inactive and in determining fair values in markets that are no longer active. FSP No. 157-4 is effective for fiscal years and interim periods ending after June 15, 2009. Early adoption is permitted for the fiscal years and interim periods ending after March 15, 2009. The Company is currently evaluating the impact FSP No. 157-4 will have on the consolidated financial statements upon adoption on April 1, 2009.

In April 2009, the FASB issued FSP No. 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” to amend the other-than-temporary impairment criteria associated with marketable debt securities and beneficial interests in securitized financial assets. This FSP requires that an entity evaluate for and record an other-than-temporary impairment when it concludes that it does not intend to sell an impaired security and does not believe it likely that it will be required to sell the security before recovery of the amortized cost basis. Once an entity has determined that an other-than-temporary impairment has occurred, it is required to record the credit loss component of the difference between the security’s amortized cost basis and the estimated fair value in earnings, whereas the remaining difference is to be recognized as a component of other comprehensive income and amortized over the remaining life of the security. The FSP also requires some additional disclosures regarding expected cash flows, credit losses and an aging of securities with unrealized losses. FSP No. 115-2 and FAS 124-2 is effective for fiscal years and interim periods ending after June 15, 2009. Early adoption is permitted for the fiscal years and interim periods ending after March 15, 2009. The Company is currently evaluating the impact that FSP No. 115-2 and FAS 124-2 will have on the consolidated financial statements upon adoption on April 1, 2009.

In April 2009, the FASB issued FSP No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” The FSP No. 107-1 and APB 28-1 increases the frequency of fair value disclosures to a quarterly instead of annual basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. This FSP is effective for fiscal years and interim periods ending after June 15, 2009. Early adoption is permitted for fiscal years and interim periods ending after March 15, 2009. The Company is currently evaluating the impact FSP No. 107-1 and APB 28-1 will have on the disclosures about its fair value instruments.

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ITEM 2.

FIRST CAPITAL BANCORP, INC

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The purpose of this discussion is to focus on important factors affecting the Company’s financial condition and results of operations. The discussion and analysis should be read in conjunction with the unaudited Consolidated Financial Statements included elsewhere in this report.

This report contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. There forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected included the following:

•	General economic conditions may deteriorate and negatively impact the ability of borrowers to repay loans and depositors to maintain balances.

•	Changes in interest rates could reduce income.

•	Competitive pressures among financial institutions may increase.

•	The businesses that the Company is engaged in may be adversely affected by legislative or regulatory changes, including changes in accounting standards.

•	New products developed or new methods of delivering products could result in a reduction in business and income for the Company.

•	Adverse changes may occur in the securities market.

OVERVIEW

Continued volatility and uncertainty in the economic environment impacted first quarter 2009 results. Our results reflect the impact of this environment with large increases in federal funds sold, a decline in loan growth, continued large additions to the loan loss provision, an increase in OREO, lower interest income as a result of the rapid rate declines in 2008 and increases in deposits as we restructure our balance sheet and investors look for safe havens to invest their cash.

Subsequent to quarter end, management announced on April 3, 2009, a definitive merger agreement with Eastern Virginia Bankshares, Inc. (“EVBS”) in Tappahannock, Virginia. This will be a strategic alliance which will match up their strong retail experience with our strong commercial business. The merger is expected to close in late 2009.

On April 3, 2009 First Capital Bancorp, Inc, issued 10,958 shares of preferred stock to the U. S. Treasury. The Company had applied for funds under the TARP Capital Purchase Plan (“CPP”). The agreement requires us to pay a 5% dividend on the preferred stock for the first five years. The dividend increases to 9% for all periods after the first five years if we have not redeemed the preferred stock. In addition, we issued a warrant to the U. S. Treasury giving them the right to purchase 250,947 shares of our common stock at $6.55 per share for up to 10 years. These funds increased the capital ratios of an already well capitalized company.

Net income for the first quarter of 2009 was $102 thousand compared to $415 thousand in the first quarter of 2008. This decline was the result of several factors. Net interest income decreased $263 thousand. While average earning assets grew $80.4 million over their 2008 balances, rapid rate declines in late 2008 caused the average yield on loans to decrease 137 basis points. In addition, the average Federal funds sold earned 0.20% during the first quarter of 2009 as compared to 2.75% for the first quarter of 2008. Average

13

interest-bearing liabilities increased $76.4 million which was $5.3 million more than loan growth. Average cost of interest-bearing liabilities decreased 71 basis points as compared to the first quarter of 2008. Noninterest expenses increased due to the addition of our Bon Air Branch, increased FDIC assessments and increased Virginia franchise tax.

Financial Condition

Total assets at March 31, 2009 were $473.0 million, up $41.4 million, or 9.6%, from $431.6 million at year-end and up $80.3 million or 20.5% from March 31, 2008, when total assets were $392.6 million. This increase is the result of strong deposit growth, particularly in the first quarter of 2009. Loan growth for the first quarter of 2009 was $5.8 million, or 1.6% compared to the 2008 year-end balance. For the quarter, total average assets were $451.3 million, an increase of 21.8% compared to $370.7 million in the first quarter of 2008. For the quarter ending March 31, 2009, average total loans, net of unearned income, were $377.8 million, an increase $71.0 million, or 23.2% compared to $306.7 million in the first quarter of 2008.

At March 31, 2009, the Company’s investment portfolio totaled $48.7 million, an increase of $15.7 million from $33.0 million at March 31, 2008 and an increase of $16.7 million from $32.0 million at year-end 2008. Interest rates during the first quarter of 2009 were low compared to the same quarter in the prior year. In addition, the Federal Home Loan Bank of Atlanta did not pay a dividend in the first quarter of 2009 on a required investment of $3.0 million in restricted investments. Most of the funds that are invested in the Company’s investment portfolio are part of management’s effort to balance interest rate risk and to provide liquidity.

Total deposits of $377.1 million at March 31, 2009 represent an increase of $42.8 million, or 12.8% from $334.0 million at year-end 2008 and an increase of $82.2 million, or 27.9%, from $294.9 million at March 31, 2008. The cost of deposits continues to decrease, and we anticipate that it will drop more as large blocks of certificates of deposit reprice and money market deposits reprice lower.

RESULTS OF OPERATIONS

Net Interest Income

Net interest income represents a principal source of earnings for the Company. Changes in net interest income during 2009 to date are attributable primarily to the overall growth of the Company, offset by drastic actions of the Federal Reserve Bank’s Open Market Committee (FOMC). The FOMC cut the federal funds targeted rate and the associated prime rate of interest by 400 basis points since January 1, 2008, resulting in a significant decline in the key rate that is tied to over 40% of the Company’s loan portfolio having a daily rate change. Although the vast majority of our time deposits are set to reprice in the next twelve months and will lower funding costs, this rapid reduction in rates put pressure on our net interest margin.

Net interest margin decreased 22 basis points for the three months ended March 31, 2009 to 2.38% as compared to 2.60% for the fourth quarter of 2008, reflecting slow loan growth, fed funds growth at 0.20% earnings for the first quarter of 2009 and deposit growth as average rates on interest-bearing liabilities decreased 26 basis points from 3.84% for the fourth quarter of 2008 to 3.58% for the first quarter of 2009. Net interest margin is down 78 basis points for the three months ended March 31, 2009 as compared to the first quarter of 2008. The yield on earning assets decreased from 6.80% for the quarter ended March 31, 2008 to 5.46% for the quarter ended March 31, 2009. The cost of interest bearing liabilities decreased 71 basis points to 3.58% for the first quarter of 2009 as compared to 4.29% for the same period in 2008.

Total interest and fees on loans, the largest component of net interest income, decreased 1.1%, or $59 thousand to $5.4 million during the first quarter of 2009 compared to $5.5 million for the same period in 2008 due to the rapid decrease in interest rates during 2008.

Interest on investment securities increased 14.9% to $440 thousand for the first quarter of 2009 compared to $383 thousand for the same period of 2008 as average balances in investment securities increased to $37.8 million for the three months ended March 31, 2009 from $30.1 million for the comparable period in 2008. Interest on federal funds sold decreased $104 thousand for the first quarter of 2009 to $9 thousand from $113 thousand for the same period in 2008 as the FOMC decreased fed funds rates significantly since January 1, 2008.

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Dividends on restricted equity securities decreased $43 thousand to $5 thousand for the three months ended March 31, 2009 as compared to $47 thousand in the first quarter of 2008, as a result of a significant decrease in the dividend rate during the quarter on Federal Home Loan Bank of Atlanta stock.

Interest expense on deposits increased $178 thousand to $2.8 million, or 6.8% for the first quarter of 2009 compared to the first quarter of 2008. The increase in deposit expense is due to the increase in average outstanding deposits, arising from the overall growth of the Company and offset by a decrease in the overall rates paid on deposits. Interest expense on borrowings totaled $543 thousand for the first quarter of 2009 an decrease of $64 thousand, or 10.6%, over the same period of 2008. Decreases in the average cost of Trust Preferred securities, which are tied to the three month LIBOR, from an average of 6.36% for the first quarter of 2008 to an average of 3.63% for the first quarter of 2009.

Average Balances, Income and Expenses, Yields and Rates

Net interest income represents our principal source of earnings. Net interest income is the amount by which interest generated from earning assets exceeds the expense of funding those assets. Changes in volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income

Earning assets consist primarily of loans, investment securities and other investments. Interest-bearing liabilities consist principally of deposits, Federal Home Loan Bank advances and other borrowings.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted-average yields and rates. The average balances used in these tables were calculated using daily average balances.

Average Balances, Income and Expenses, Yields and Rates

	Three Months Ended March 31,
	2009			2008
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Loans, net of unearned income	$377,768	$5,421	5.82%	$306,723	$5,480	7.19%
Investment securities:
U.S. Agencies	15,638	192	4.98%	17,897	244	5.47%
Mortgage backed securities	8,571	98	4.62%	8,176	89	4.36%
CMO securities	5,713	49	3.45%	—	—	0.00%
State and political subdivisions - tax exempt (1)	3,778	60	6.41%	1,411	20	5.67%
State and political subdivisions - taxable	720	10	5.87%	—	—	0.00%
Corporate bonds	3,392	48	5.80%	2,638	37	5.71%
Other investments	3,858	5	0.52%	3,446	48	5.54%

Total investment securities	41,670	462	4.49%	33,568	438	5.24%
Federal funds sold	17,747	9	0.20%	16,541	113	2.75%

Total earning assets	$437,185	$5,892	5.46%	$356,832	$6,031	6.80%

Cash and cash equivalents	5,919			10,276
OREO	2,927			—
Allowance for loan losses	(5,118)			(2,640)
Fixed assets	7,192			3,398
Other assets	3,197			2,813

Total assets	$451,302			$370,679

Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest checking	$8,471	$7	0.35%	$9,513	$19	0.81%
Money market deposit accounts	53,652	310	2.35%	44,067	272	2.48%
Statement savings	681	1	0.46%	681	2	1.03%
Certificates of deposit	256,507	2,476	3.91%	188,603	2,323	4.95%

Total interest-bearing deposits	319,311	2,794	3.55%	242,864	2,616	4.33%

Fed funds purchased	—	—	0.00%	2,290	26	4.55%
Repurchase agreements	1,856	2	0.33%	2,130	11	2.02%
Subordinated debt	7,155	78	4.41%	7,155	113	6.36%
FHLB advances	50,000	463	3.76%	47,527	457	3.87%

Total interest-bearing liabilities	378,322	3,337	3.58%	301,966	3,223	4.29%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	35,608			31,433
Other liabilities	2,131			2,189

Total liabilities	37,739			33,622
Shareholders’ equity	35,241			35,091

Total liabilities and shareholders’ equity	$451,302			$370,679

Net interest income		$2,555			$2,808

Interest rate spread			1.89%			2.51%

Net interest margin			2.38%			3.16%

Ratio of average interest earning assets to average interest-bearing liabilities			115.56%			118.17%

(1)	Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

15

Noninterest Income

Total noninterest income was $181 thousand for the first quarter of 2009, compared to $172 thousand for the same period of 2008. Fees on deposits decreased 4.1% to $61 thousand for the first quarter of 2009 compared to the same period in 2008. Other noninterest income increased $11 thousand, or 10.6% to $120 thousand for the first quarter of 2009 from $108 thousand for the first quarter of 2008. This change in other noninterest income is the result in increases in fees related to investment sales through Infinex and Bankers Title, LLC.

Noninterest Expense

Total noninterest expenses for the first quarter of 2009 totaled $2.4 million, an increase of $345 thousand, or 17.2%, compared to $2.0 million for the same period in 2007. These increases are attributable to the following factors: 1) an increase in salaries and benefits of $145 thousand for the quarter, primarily arising from additional salaries due to a new banking office in Bon Air, higher employee benefit costs, and additional 401-K match; 2) an increase of $18 thousand for the quarter in depreciation expense related to the additional banking office and the relocation of two offices to free standing owned facilities; 3) an $24 thousand increase in the Virginia Franchise tax for the quarter as the result of the additional equity infusion in First Capital Bank in the third quarter of 2008; 4) an increase in data processing expenses related to additional branches and services provided and 5) an increase in FDIC assessments of $62 thousand due to deposit increases and premium increases.

Income Taxes

The income tax expense was $51 thousand for the first quarter of 2009 on pretax income of $154 thousand compared to $228 thousand for the first quarter of 2008 on pretax income of $643 thousand. Income tax expense decreased as a percentage of pretax income from 35% for the first quarter of 2008 to 33% for the first quarter of 2009 as the result of additional nontaxable income on municipal securities acquired in the fourth quarter of 2008 and first quarter of 2009.

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ASSET QUALITY

The Company’s allowance for loan losses is an estimate of the amount needed to provide for possible losses in the loan portfolio. In determining adequacy of the allowance, management considers a number of factors, including, the Company’s historical loss experience, the size and composition of the loan portfolio, specific impaired loans, the overall level of nonperforming loans, the value and adequacy of collateral and guarantors, experience and depth of lending staff, effects of credit concentrations and economic conditions. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses can only be an estimate.

While the Company believes it has sufficient allowance for its existing portfolio, there can be no assurances that an additional allowance for losses on existing loans may not be necessary in the future. The allowance for loan losses totaled $5.1 million and $2.8 million at March 31, 2009 and 2008, respectively. The ratio of the allowance for loan losses to total loans outstanding at March 31, 2009 and 2008 was 1.34% and 0.89%, respectively. Loans totaled $2.8 million that were more than 30 days but less than 89 days past due at March 31, 2009. No loans were past due 90 days or more and still accruing. Non-accrual loans, represented by four relationships, totaled $3.9 million.

Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, were $8.2 million at March 31, 2009, $6.6 million at December 31, 2008 and $116 thousand at March 31, 2008. This increase is the result of a depressed economy and a weak real estate market, which has slowed sales of homes.

LIQUIDITY

Management monitors and plans the Company’s liquidity position for future periods. Liquidity is provided from cash, interest-bearing deposits in other banks, repayments of loans, increases in deposits, federal funds facility from three correspondent banks, term loans from a federal agency bank and maturing investments. Management is committed to maintaining liquidity at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements.

At March 31, 2009, cash and cash equivalents totaled $30.7 million. Investment securities available-for-sale and not pledged totaled $34.1 million, for a total of 13.7% of total assets, which management believe is adequate to meet short-term liquidity needs. Management also has alternative sources of funding available, including unused unsecured federal funds facility with three banks totaling $27.7 million, unused secured federal funds facility totaling $1.2 million and unused available term loans through the Federal Home Loan Bank totaling $26.3 million.

Total liquidity and other alternative sources of liquidity total $92.5 million at March 31, 2009 if fully utilized, which represents 19.6% of assets.

Off-Balance Sheet Arrangements

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At March 31, 2009, pre-approved but unused lines of credit for loans totaled approximately $80.3 million. In addition, we had approximately $8.8 million in financial and performance standby letters of credit at March 31, 2009. These commitments represent no more than the normal lending risk that we commit to borrowers. If these commitments are drawn, we will obtain collateral if it is deemed necessary based on our credit evaluation of the counterparty.

CAPITAL RESOURCES

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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Management reviews the adequacy of the Company’s capital on an ongoing basis with reference to the size, composition, and quality of the Company’s resources and compliance with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

Federal regulatory risk-based capital ratio guidelines require percentages to be applied to various assets including off-balance sheet assets in relation to their perceived risk. Tier 1 capital consists of stockholders’ equity and minority interests in consolidated subsidiaries, less net unrealized gains on available-for-sale securities. Tier 2 capital, a component of total capital, consists of a portion of the allowance for loan losses, certain components of nonpermanent preferred stock and subordinated debt. The $5 million in trust preferred securities issued by the Company in September 2006 qualified as Tier 1 capital. First Capital Bank’s ratios exceed regulatory requirements. As of March 31, 2009, First Capital Bancorp, Inc. had a Tier 1 risk-based capital ratio of 10.35% and a Total risk-based capital ratio of 12.12%. At December 31, 2008 these ratios were 10.62% and 12.40%, respectively.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

N/A

ITEM 4.	CONTROLS AND PROCEDURES

We maintain a system of internal controls and procedures designed to provide reasonable assurance as to the reliability of our published financial statements and other disclosures included in this report. Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in periodic SEC filings. There have been no significant changes in the Company’s internal controls or in other factors that could significantly affect internal controls subsequent to the date the Company carries out its evaluation.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings – None to report

Item 1A. Risk Factors – Not Applicable

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds – Not Applicable

Item 3. Defaults Upon Senior Securities – Not Applicable

Item 4. Submission of Matters to a Vote of Security Holders – None to report

Item 5. Other Information – None to report

Item 6. Exhibits

18

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-QSB filed November 13, 2006)

3.2	Amended and Restated Bylaws of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Form 8-K filed May 22, 2007)

3.3	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed April 6, 2009)

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed April 6, 2009)

4.2	Warrant to Purchase Shares of Common Stock, dated April 3, 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed April 6, 2009)

10.1	Letter Agreement, dated as of April 3, 2009, by and between First Capital Bancorp, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of Form 8-K filed April 6, 2009)

10.2	Side Letter Agreement, dated as of April 3, 2009, by and between First Capital Bancorp, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 of Form 8-K filed April 6, 2009)

10.3	Form of Waiver (incorporated by reference to Exhibit 10.3 of Form 8-K filed April 6, 2009)

10.4	Form of Consent Letter (incorporated by reference to Exhibit 10.4 of Form 8-K filed April 6, 2009)

31.1	Certification of John M. Presley Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

31.2	Certification of Robert G. Watts, Jr. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009

31.3	Certification of William W. Ranson Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

32	Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

19

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Capital Bancorp, Inc.

Date: May 14, 2009	By:	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

	By:	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.
President

	By:	/s/ William W. Ranson
William W. Ranson
Chief Financial Officer,
Treasurer and Secretary

20

Index of Exhibits

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-QSB filed November 13, 2006)

3.2	Amended and Restated Bylaws of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Form 8-K filed May 22, 2007)

3.3	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed April 6, 2009)

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed April 6, 2009)

4.2	Warrant to Purchase Shares of Common Stock, dated April 3, 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed April 6, 2009)

10.1	Letter Agreement, dated as of April 3, 2009, by and between First Capital Bancorp, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of Form 8-K filed April 6, 2009)

10.2	Side Letter Agreement, dated as of April 3, 2009, by and between First Capital Bancorp, Inc. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.2 of Form 8-K filed April 6, 2009)

10.3	Form of Waiver (incorporated by reference to Exhibit 10.3 of Form 8-K filed April 6, 2009)

10.4	Form of Consent Letter (incorporated by reference to Exhibit 10.4 of Form 8-K filed April 6, 2009)

31.1	Certification of John M. Presley Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

31.2	Certification of Robert G. Watts, Jr. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009

31.3	Certification of William W. Ranson Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

32	Certification Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, dated May 14, 2009.

21

Exhibit 31.1

Certification-Principal Executive Officer

I, John M. Presley, Managing Director and Chief Executive Officer of First Capital Bancorp, Inc., certify that:

(1) I have reviewed this Form 10-Q of First Capital Bancorp, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and l5d-15(f) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b ) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5) The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 14, 2009
	By:	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

22

Exhibit 31.2

Certification-Principal Executive Officer

I, Robert G. Watts, Jr. President of First Capital Bancorp, Inc., certify that:

(1) I have reviewed this Form 10-Q of First Capital Bancorp, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and l5d-15(f) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b ) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5) The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 14, 2009
	By:	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.
President

23

Exhibit 31.3

Certification-Principal Financial Officer

I, William W. Ranson, Chief Financial Officer, Treasurer and Secretary of First Capital Bancorp, Inc., certify that:

(1) I have reviewed this Form 10-Q of First Capital Bancorp, Inc.;

(2) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and l5d-15(f) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b ) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5) The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 14, 2009	By:	/s/ William W. Ranson
William W. Ranson
Senior Vice President &
Chief Financial Officer

24

Exhibit 32

CERTIFICATION PURSUANT TO

18 U.S.C.SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies that this Quarterly Report on Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of First Capital Bancorp, Inc.

Date: May 14, 2009	By:	/s/ John M. Presley
John M. Presley
Managing Director and Chief Executive Officer

	By:	/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.
President

	By:	/s/ William W. Ranson
William W. Ranson
Senior Vice President &
Chief Financial Officer

25

Annex I

Selected information from First Capital’s

Proxy Statement for the 2009 Annual Meeting of Shareholders

The following excerpts contain information regarding the individuals who may serve as the directors and executive officers of Eastern Virginia after the merger. These excepts are from First Capital’s Proxy Statement for its 2009 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 13, 2009.

[DIRECTORS AND EXECUTIVE OFFICERS]

DIRECTORS

Name, Age and Year First Became Director	Principal Occupation
Jay M. Weinberg, 76 Director since 1998	Chairman, Emeritus of the law firm of Hirschler Fleischer, located in Richmond, Virginia. Prior to assuming this position in 2004, Mr. Weinberg had been a partner in such firm for over 40 years.

Robert G. Watts, Jr., 48 Director since 2001	President of First Capital Bancorp, Inc. and President and CEO of First Capital Bank. From June 1, 1999 until taking a position with the bank on December 20, 2000, Mr. Watts was Senior Vice President and Senior Lending Officer of The Bank of Richmond (now Bank of Hampton Roads).

Debra L. Richardson, 46 Director since 2003	President and owner of Business and Healthcare Solutions, PLC which specializes in financial strategies for businesses and healthcare providers. Prior to forming Business and Healthcare Solutions in 2005, Ms. Richardson served as President of MMR Holdings, a supplier of health care imaging services, for two years. Prior to that she worked for 15 years at the accounting firm of Keiter Stephens, the last 10 years as the partner in charge of the Healthcare practice

John M. Presley, 48 Director since 2008	Chief Executive Officer and Managing Director of First Capital Bancorp, Inc. Prior to joining First Capital Bancorp, Inc., Mr. Presley served as Senior Vice President, Head of Strategic Initiatives for Fifth Third Bank since April 2006. From October 2004 through April 2006, Mr. Presley was the Chief Financial Officer for Marshall & Ilsley Corporation. For 15 years prior to that Mr. Presley served in various capacities with National Commerce Financial and its affiliates, which included, from July 2003 through October 2004 Chief Financial Officer of National Commerce Financial and immediately prior to that President and Chief Executive Officer of First Market Bank. Mr. Presley serves as a director of Lumber Liquidators, Inc.

*        *        *

1

Gerald Blake, 55 Director since 1998	Owner Exit Realty, a Richmond, Virginia company that lists and sells real estate. Former owner and President of Select Office Systems, a Richmond based company that sells and markets office equipment.

Dr. Kamlesh N. Dave, M.D., F.A.C.C., 53 Director since 2005	Cardiologist and Former Chief of Staff of the Southside Regional Medical Center. Dr. Dave serves as co-chair and trustee to the Cultural Center of India and serves as Vice Chairman of the Commonwealth Health Research Board. He is also a member of the Workman Compensation Medical Board of Virginia and was recently appointed to America Land Fund – Advisory Board.

Grant S. Grayson, 56 Chairman of the Board Director since 1998	Partner in the law firm of Cantor Arkema, P.C., located in Richmond, Virginia.

Gerald H. Yospin, 68 Director since 1998	Partner in Triangle Development Group of Richmond and owner of commercial real estate. Mr. Yospin is a former senior associate and member of the Retail Brokerage Department of Grubb & Ellis/Harrison & Bates, Inc., located in Richmond, Virginia.

*        *        *

2

P.C. Amin, 63 Director since 1998	President of Shamin, Inc., Mr. Amin also is the developer and owner of twenty-five hotels of which twenty are in the Richmond area, including Comfort Suites, Holiday Inn Express, Hampton Inn, Hilton Garden Inns, Courtyard and Comfort Inn.

Yancey S. Jones, 58 Director since 1998	Executive Vice President of TSRC, Inc./MEGA Office Furniture, servicing Virginia, Maryland and DC with office supplies and office furniture.

Joseph C. Stiles, Jr., 87 Director since 1998	Owner of Luck Chevrolet, Inc., Ashland, Virginia, a long-standing Chevrolet dealership. Mr. Stiles was appointed a member of the Board of Directors of Hanover National Bank in 1965 and served in that capacity until the merger with First Virginia Bank-Colonial in 1986, and remained on the Board of First Virginia Bank-Colonial until December, 1995.

Richard W. Wright, 74 Vice Chairman of the Board Director since 1998	Former Chairman of James River Group, a property and casualty insurance holding company. Mr. Wright is also the former Chairman of Peoples Security Life Insurance Company and the former Chairman and Director of Front Royal, Inc., a property casualty insurance holding company. Mr. Wright is also the President and Director of the Wright Group, an insurance consulting company located in Richmond.

No director is related to any other director or executive officer of FCB by blood, marriage or adoption.

SENIOR OFFICERS WHO ARE NOT DIRECTORS

Information with respect to Robert G. Watts, Jr., our President and John M. Presley, our Chief Executive Officer and Managing Director, is set forth above. Information with respect to certain other senior officers is as follows:

Barry P. Almond, Senior Vice President and Retail Banking Team Leader: Mr. Almond joined us in 2002 as Vice President. He became Senior Vice President in 2006. Prior to joining the Company, Mr. Almond headed up the retail banking unit for Village Bank, Midlothian, Virginia for four years.

William D. Bien, Jr., Senior Vice President and Senior Lending Officer: Prior to joining us in 2003 as Senior Vice President, Mr. Bien served for several years as Executive Vice President and Senior Lender at CommonWealth Bank (now First Community Bank), Richmond, Virginia.

Patty A. Cuccia, Senior Vice President and Operations Team Leader: Ms. Cuccia joined us in 1998 as Assistant Vice President. She became Vice President in 2000 and a Senior Vice President in 2004.

K. Bradley Hildebrandt, Executive Vice President and Senior Credit Officer: Prior to joining us, Mr. Hildebrandt served as Senior Vice President, Commerce Bank (now SouthTrust), Richmond, Virginia.

Richard C. McNeil, Senior Vice President and Private Client Group Team Leader: Prior to joining us in 2007 as Senior Vice President, Mr. McNeil was Senior Vice President with First Market Bank for nine years in the Private Banking Division.

William W. Ranson, Senior Vice President and Chief Financial Officer: Prior to joining us in 2004, Mr. Ranson was a Senior Manager with Cherry, Bekaert and Holland, L.L.P., the Bank’s independent registered public accounting firm. While employed by Cherry, Bekaert and Holland, Mr. Ranson did not participate in any attest functions related to the Bank. Prior to joining Cherry, Bekaert and Holland, Mr. Ranson served as Executive Vice President and Chief Financial Officer of CommonWealth Bank, (now First Community Bank), Richmond, Virginia.

James E. Sedlar, Senior Vice President and Real Estate Lender: Prior to joining us in 2008, Mr. Sedlar served as a Senior Vice President with SunTrust Bank. Prior to working for SunTrust Bank, Mr. Sedlar was the owner/president of a single family homebuilding company.

Katherine K. Wagner, Senior Vice President and Chief Operating Officer: Prior to joining us in 2005, Ms. Wagner served as Senior Vice President – Commercial Lending at Citizens & Commerce Bank, Richmond, Virginia.

Ralph C. (“Del”) Ward, Jr., Senior Vice President and Business Team Leader: Prior to joining us in 2007 as Senior Vice President, Mr. Ward was Senior Vice President with First Market Bank for nine years in the Business Banking Division.

*        *        *

3

[EXECUTIVE COMPENSATION]

Summary

The following table sets forth a summary of certain information concerning the cash compensation paid by FCB for services rendered in all capacities during the years ended December 31, 2008 and 2007, to the Chief Executive Officer of FCB (the Company’s Principal Executive Officer) and certain other executive officers of FCB of the Bank who had total compensation during the 2008 fiscal year which exceeded $100,000. The following table does not include certain prerequisites that do not exceed $10,000 each:

Summary Compensation Table

Annual Compensation

Name and Principal Position	Year	Salary		Bonus			Other		Option Awards (4)		All Other Compensation (1)		Total

John M. Presley, (2) Chief Executive Officer and Managing Director (Principal Executive Officer)	2008		$34,715		$—			$—		$3.879		$—		$39,794

Robert G. Watts, Jr. President of First Capital Bancorp, Inc. and President and Chief Executive Officer of First Capital Bank	2008 2007	$ $	183,909 158,775	$ $	— —	(3) (3)	$ $	— —	$ $	9,078 5,251	$ $	7950 7,144	$ $	203,192 165,919

K. Bradley Hildebrandt Executive Vice President and Senior Credit Officer	2007 2008	$ $	122,765 129,451	$ $	45,407 22,500		$ $	— —	$ $	— —	$ $	6,022 6,758	$ $	158,774 158,707

(1)	Includes company match benefits received by these individuals in connection with contributions made under the Contributory Thrift Plan, which is our 401(k) plan.
(2)	Mr. Presley joined the Company in October, 2008.
(3)	Mr. Watts declined a bonus for 2007 and 2008.
(4)

Amounts reflect the total compensation expense for grants made. The annual expense of these grants are based on recording the required expense over their vesting period of three years. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Form 10-K filed with the SEC on March 31, 2009.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer of ours or First Capital Bank. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Agreements with Executive Officers

The Bank has entered into an Employment Agreement dated December 31, 2008 with Mr. John M. Presley. The Employment Agreement provides that Mr. Presley’s employment is terminable at any time by either party, except that the Bank must give Mr. Presley 30 days’ notice if it intends to terminate the agreement without “cause” (as defined therein). The agreement provides for an initial base salary of $200,000 per year, with the Board of Directors having the discretion to pay Mr. Presley additional compensation as a bonus based on the profitability of the Bank, and Mr. Presley’s performance. In the event the Bank terminates Mr. Presley’s employment without “cause”, the Bank must pay to Mr. Presley his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Presley’s employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Presley is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Presley from competing with the Bank under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Presley’s current annual salary under the agreement is $200,000.

The Bank has entered into an Amended and Restated Employment Agreement dated December 31, 2008 with Mr. Watts. The Employment Agreement provides that Mr. Watts’ employment is terminable at any time by either party, except that the Bank must give Mr. Watts 30 days’ notice if it intends to terminate the agreement without “cause” (as defined therein). The agreement provides for an initial base salary of $200,000 per year, with the Board of Directors having the discretion to pay Mr. Watts additional compensation as a bonus based on the profitability of the Bank, and Mr. Watts’ performance. In the event the Bank terminates Mr. Watts’ employment without “cause”, the Bank must pay to Mr. Watts his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Watts’ employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Watts is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Watts from competing with the Bank under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Watts’ current annual salary under the agreement is $200,000.

The Bank has entered into an Amended and Restated Change of Control Agreement dated September 15, 2006 with Mr. Ranson. The Change of Control Agreement provides that Mr. Ranson shall be entitled to receive a payment equal to 2.99 times his then base salary in the event his employment with FCB terminates or is terminated during the six (6) months immediately preceding a “Change in Control” (as defined in the agreement) or the six (6) months immediately following a Change in Control, unless such termination is or was (a) because of Mr. Ranson’s death, (b) by the Bank for Cause or Disability (as such terms are defined in the agreement), or (c) by Mr. Ranson other than for Good Reason (as defined in the agreement). Any such payment that becomes due to Mr. Ranson can be paid a lump sum or, at the Bank’s option, in equal monthly installments for thirty-six (36) months.

Stock Option Plan

On March 15, 2000 the Board of Directors of the Bank adopted the First Capital Bank 2000 Stock Option Plan (the “Plan”), which was approved by the stockholders of the Bank at the annual meeting of stockholders held on May 24, 2000. The Plan originally made available up to 77,000 shares of Common Stock for the granting of stock options to employees, directors, consultants and other persons who have provided services to the Bank in the form of incentive stock options (employees only) and non-qualified stock options (collectively, “Options”). With each subsequent capital raise to support the Company’s growth, the Plan has been amended. On March 19, 2003, the Board of Directors of the Bank approved an amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 52,170 shares. The amendment was approved by the stockholders of the Bank at the annual meeting held on May 22, 2003, as a result of which the Plan now made up to 129,170 shares available for issuance upon the exercise of options granted under the Plan. On February 16, 2005, the Board of Directors of the Bank approved an additional amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 26,486 shares. The amendment was approved by the stockholders of the Bank at the annual meeting held on May 18, 2005, as a result of which the Plan made up to 233,489 shares available for issuance upon the exercise of options granted under the Plan (after adjustment for the 3 for 2 stock that was effective December 28, 2005). On February 21, 2007, the Board of Directors of FCB approved an additional amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 105,000 shares. The amendment was approved by the stockholders of FCB at the annual meeting held on August 15, 2007, as a result of which the Plan now makes up to 338,489 shares available for issuance upon the exercise of options granted under the Plan.

The Plan was adopted and approved as the FCB 2000 Stock Option Plan in connection with the consummation of the Share Exchange on September 8, 2006. In connection therewith, any and all options thereunder were automatically converted into options to acquire shares of stock in FCB. Unless sooner terminated, the Plan shall continue in effect for a period of ten years from the adoption of the Plan by the Board.

The Plan is administered by the Board of Directors, or a Committee thereof, which has the power to determine the persons to whom Options are to be granted. In administering the Plan, the Board of Directors or the Committee, as applicable, has the authority to determine the terms and conditions upon which Options may be made and exercised, to construe and interpret the Plan and to make all determinations and actions with respect to the Plan. Pursuant to the provisions of the Plan, the exercise price of incentive stock options awarded in the future shall not be less than the fair market value of the Bank’s Common Stock on the date the Option is granted. The exercise price of all other options awarded in the future will not be less than 85% of the fair market value of the stock on the date the option is granted. Furthermore, all Options may be subject to various vesting requirements that must first be satisfied in order for the Options to be exercisable. All Options to be granted to the executive officers and directors of FCB will be granted in accordance with Rule 16b-3 under the Exchange Act.

Option Grants

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to the persons named in the Summary Compensation Table, which were approved by the Board of Directors of FCB.

Name	No. of Options Granted	% of Total Options Granted In Fiscal Year	Date of Grant	Exercise Price	Expiration Date
Robert G. Watts, Jr.	2,500	8.77%	1/16/2008	$12.00	1/16/2018
John M. Presley	20,000	70.18%	10/20/2008	$9.05	10/20/2018

Year End Option Values

The following table sets forth information concerning the total number of securities underlying unexercised options held at the end of the fiscal year by the persons named in the Summary Compensation Table.

Outstanding Option Awards At Fiscal Year End

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Presley	—	20,000	$—	$—	$9.05	10/20/2008

Robert G. Watts, Jr.	28,075	2,425	$4,703	$—	**	**

K. Bradley Hildebrandt	12,000	—	$4,590	$—	***	***

(1)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the price of a share of common stock and the exercise price of the options.
**	(i) 8,250 shares with an exercise price of $5.32 expiring on December 31, 2010; (ii) 2,250 shares with an exercise price of $7.00 expiring on December 11, 2012; (iii) 225 shares with an exercise price of $7.33 expiring on March 19, 2013; (iv) 15,000 shares with an exercise price of $10.00 expiring on December 17, 2013; (v) 2,225 shares with an exercise price of $17.50 expiring on January 17, 2017; and (vi) 2,225 shares with an exercise price of $12.00 expiring January 16, 2018.
***	(i) 6,750 shares with an exercise price of $5.43 expiring date of January 18, 2012; (ii) 1,500 shares with an exercise price of $7.07 expiring February 13, 2013; and (iii) 3,750 shares and an exercise price of $10.00 expiring December 17, 2013.

*        *        *

4

DIRECTORS’ COMPENSATION

For the year ended December 31, 2008, each non-employee member of our Board of Directors received $300 for each Board meeting he or she attends, and $150 for each committee meeting he or she attends.

In 2008, non-employee directors received $60,300 in the aggregate as compensation for their services as directors.

The following table sets forth a summary of certain information concerning the compensation paid by us to our directors, other than Mr. Watts and Mr. Presley, during 2008. Information regarding the compensation paid to Mr. Watts and Mr. Presley is disclosed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Total
P.C. Amin	$3,300	$3,300
Gerald Blake	7,650	7,650
Dr. Kamlesh N. Dave	3,000	3,000
Grant S. Grayson	7,800	7,800
Yancey S. Jones	4,050	4,050
Jay M. Weinberg	3,900	3,900
Joseph C. Stiles, Jr.	8,550	8,550
Richard W. Wright	8,700	8,700
Gerald Yospin	8,250	8,250
Debra L. Richardson	3,900	3,900

*        *        *

5

[TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no legal proceedings to which any director, executive officer or shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

During fiscal 2008, FCB or the Bank extended credit to certain of its Directors. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Company is prohibited from making loans, with the exception of residential mortgages and educational loans, to executive officers in excess of certain dollar limits fixed by federal banking laws. The balance of loans to Company directors and executive officers totaled $13.8 million at December 31, 2008, or 38.95% of the Company’s equity as of such date.

There are no existing or proposed transactions between FCB and its Directors outside of those contemplated in the ordinary course of its banking business. In accordance with the foregoing, FCB currently employs the law firm of Cantor Arkema, P.C. with which Grant S. Grayson, the Chairman of the Board of Directors of FCB, is affiliated, as counsel to FCB. In addition, the Company purchases office supplies, furniture and equipment from the Supply Room Companies/Mega Office Furniture, with which Yancey Jones, a Director, is affiliated.

*        *        *

6

[CORPORATE GOVERNANCE]

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

Independence

Except for Mr. Watts and Mr. Presley, all of the Company’s directors are “independent” as defined by the listing standards of NASDAQ. However, based on his affiliation with Cantor Arkema, P. C. , Mr. Grayson is not “independent” for the purpose of serving on the Audit Committee of the Board of Directors.

*        *        *

7

FCB does not have a standing nominating committee. Instead, the full Board of Directors functions in this capacity. The Company believes that such an approach is preferable to having a nominating committee because it assures the widest possible scope in the identification and selection of potential new Board members. Because Mr. Watts and Mr. Presley are not independent directors, they do not participate in any discussions or votes regarding director nominees.

8

Annex J

FCB SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April     , 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of FCB (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April     , 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of FCB and the beneficial holder of shares of common stock of FCB (the “Shareholder’s Shares”).

The Shareholder and FCB are executing this Agreement as an inducement and condition to EVBS entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by EVBS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of EVBS (a) sell or otherwise dispose of or encumber (prior to the record date of the FCB Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FCB Meeting; and (b) against any takeover proposal (as defined in the Agreement) (other than the Merger).

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of FCB should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of FCB or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of FCB board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of FCB that is only open or made available to (i) members of the board of FCB or its subsidiary bank, (ii) FCB’s legal advisors, (iii) executive officers of FCB or its subsidiary bank, (iv) representatives of Davenport & Company LLC or Burke Capital Group, LLC, and (v) other persons owing duties of confidentiality to FCB.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, EVBS shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of FCB or any actions related thereto. The term “Shareholder’s Shares” shall not include any FCB securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that EVBS is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 9.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of FCB, the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal, other than the Merger and the other transactions contemplated by the Merger Agreement.

8. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of FCB Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any FCB Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to EVBS are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that EVBS is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of EVBS, FCB and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to EVBS or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by FCB or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

Annex K

EVBS SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April     , 2009, by and among EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (“EVBS”), FIRST CAPITAL BANCORP, INC., a Virginia corporation (“FCB”), and the undersigned shareholder of EVBS (the “Shareholder”).

The Shareholder desires that EVBS and FCB enter into an Agreement and Plan of Merger, dated as of April     , 2009, between EVBS and FCB (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of FCB with and into EVBS (the “Merger”).

The Shareholder is a director of EVBS and the beneficial holder of shares of common stock of EVBS (the “Shareholder’s Shares”).

The Shareholder and EVBS are executing this Agreement as an inducement and condition to FCB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by FCB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. While this Agreement is in effect the Shareholder shall not, directly or indirectly, except with the prior approval of FCB (a) sell or otherwise dispose of or encumber (prior to the record date of the EVBS Meeting (as defined in the Agreement) any or all of his or her Shareholder’s Shares, or (b) deposit any Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Shareholder’s Shares or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this Agreement is in effect, the Shareholder shall vote all of his or her Shareholder’s Shares for which the undersigned has sole voting authority, and shall use his or her best efforts to cause to be voted all of the Shareholder’s Shares for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this Agreement or are subsequently acquired for the approval of the Agreement and the Merger at the EVBS Meeting.

3. While this Agreement is in effect, the Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of EVBS should not support the Merger. The limitations in this Section 3 shall not limit in any way the duties and obligations of the Shareholder in his or her capacity as a member of the board of directors of EVBS or the Shareholder’s ability to freely exercise his or her good faith business judgment in the context of EVBS board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of EVBS that is only open or made available to (i) members of the board of EVBS or its subsidiary bank, (ii) EVBS’s legal advisors, (iii) executive officers of EVBS or its subsidiary bank, (iv) representatives of Keefe Bruyette & Woods, and (v) other persons owing duties of confidentiality to EVBS.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FCB shall be entitled to temporary and permanent injunctive relief without having to prove actual damages and without the necessity of posting bond.

5. This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of EVBS or any actions related thereto. The term “Shareholder’s Shares” shall not include any EVBS securities beneficially owned by the Shareholder as a trustee or fiduciary for a third party, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities. The parties hereto agree that, notwithstanding the provisions contained hereunder, the Shareholder shall not be obligated to vote as required hereunder in the event that FCB is in material breach of any covenant or agreement of the Merger Agreement or has breached any representation or warranty under standards set forth in Section 8.1 of the Merger Agreement.

6. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. Representations and Warranties. The Shareholder represents and warrants to EVBS as follows:

(a) The Shareholder is the record and beneficial owner of the number of EVBS Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any EVBS Shares.

(b) This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e) The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to FCB are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

(f) The Shareholder understands and acknowledges that FCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

8. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of FCB, EVBS and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholders may not transfer or assign any rights or interests in the Shares, except to FCB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by EVBS or the Shareholder without the prior written consent of the other parties, except as expressly contemplated hereunder. Any assignment in violation of the foregoing shall be void.

(b) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

EASTERN VIRGINIA BANKSHARES, INC.

By:

Name:

Title:

FIRST CAPITAL BANCORP, INC.

By:

Name:

Title:

SHAREHOLDER

Name:

Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

Exhibit A

[See attached]

Part II - Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The bylaws of Eastern Virginia contain provisions indemnifying the directors and officers of Eastern Virginia to the full extent permitted by Virginia law. In addition, the articles of incorporation of Eastern Virginia eliminate the personal liability of its Registrant’s directors and officers to Eastern Virginia or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is only a general summary of certain aspects of Virginia law and Eastern Virginia’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the articles of incorporation and bylaws of Eastern Virginia.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Eastern Virginia and First Capital dated as of April 3, 2009 (included as Annex A to this joint proxy statement/prospectus included in this registration statement)

3.1	Amended and Restated Articles of Incorporation of Eastern Virginia, incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

3.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia, incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

3.3*	Bylaws of Eastern Virginia

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 4.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009, incorporated by reference to Exhibit 4.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

5.1	Opinion of Williams Mullen regarding the legality of securities being registered (filed herewith)

8.1	Tax Opinion of Williams Mullen (filed herewith)

8.2	Tax Opinion of LeClairRyan P.C. (filed herewith)

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, incorporated by reference to Eastern Virginia’s 2003 Proxy Statement, as filed on March 24, 2003

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan, incorporated by reference to Eastern Virginia’s 2007 Proxy Statement, as filed on March 21, 2007

10.3	Employment Agreement dated as of January 1, 2008, between Eastern Virginia and Joe A. Shearin, incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.4	Employment Agreement dated as of March 4, 2008, between Eastern Virginia and Ronald L. Blevins, incorporated by reference to Exhibit 10.4 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.5	Employment Agreement dated as of March 4, 2008 between Eastern Virginia and Joseph H. James, incorporated by reference to Exhibit 10.5 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.6	Employment Agreement dated as of June 10, 2008, between Eastern Virginia and James S. Thomas, incorporated by reference to Exhibit 10.6 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.7	Purchase and Assumption Agreement between Eastern Virginia and Millennium Bank, N.A., incorporated by reference to Exhibit 99.2 to Eastern Virginia’s Current Report on Form 8-K dated December 3, 2007

10.8	Letter Agreement, dated as of January 9, 2009, by and between Eastern Virginia and the United States Department of the Treasury, incorporated by reference to Exhibit 10.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

10.9	Form of Waiver agreement between the Senior Executive Officers and Eastern Virginia, incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

10.10	Form of Consent agreement between the Senior Executive Officers and Eastern Virginia, incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

21.1	Subsidiaries of Eastern Virginia, incorporated by reference to Exhibit 21 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

23.1	Consent of Yount, Hyde & Barbour (filed herewith)

23.2	Consent of Cherry, Bekaert & Holland, L.L.P. (filed herewith)

23.3	Consent of Williams Mullen (included with Exhibits 5.1 and 8.1 hereto)

23.4	Consent of LeClairRyan P.C. (included with Exhibit 8.2 hereto)

23.5*	Consent of Keefe, Bruyette & Woods

23.6*	Consent of Davenport & Company LLC

24.1*	Powers of attorney are contained on the signature page of the Registration Statement

99.1	Eastern Virginia’s Form of Proxy (filed herewith)

99.2	First Capital’s Form of Proxy (filed herewith)

99.3*	Consent of Grant S. Grayson

99.4*	Consent of John M. Presley

99.5*	Consent of Richard W. Wright

99.6*	Consent of Debra L. Richardson

99.7*	Consent of P.C. Amin

*	Previously filed.

(b)	Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	That, for the purpose of determining liability under the Securities Act of 1933, treat each post-effective as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b)	(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No.1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Essex, Commonwealth of Virginia, on July 7, 2009.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joe A. Shearin	President and Chief Executive	July 7, 2009
Joe A. Shearin	Officer and Director (Principal Executive Officer)

*	Chief Financial Officer (Principal Financial	July 7, 2009
Ronald L. Blevins	and Accounting Officer)

*	Chairman of the Board of Directors	July 7, 2009
W. Rand Cook

*	Vice Chairman of the Board of Directors	July 7, 2009
F. L. Garrett, III

Ira C. Harris	Director

*	Director	July 7, 2009
F. Warren Haynie, Jr.

*	Director	July 7, 2009
William L. Lewis

*	Director	July 7, 2009
Charles R. Revere

*	Director	July 7, 2009
Howard R. Straughan

*	Director	July 7, 2009
Leslie E. Taylor

*	Director	July 7, 2009
Jay T. Thompson

*	Joe A. Shearin, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

July 7, 2009	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Eastern Virginia and First Capital dated as of April 3, 2009 (included as Annex A to this joint proxy statement/prospectus included in this registration statement)

3.1	Amended and Restated Articles of Incorporation of Eastern Virginia, incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

3.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia, incorporated by reference to Exhibit 3.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

3.3*	Bylaws of Eastern Virginia

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to Exhibit 4.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009, incorporated by reference to Exhibit 4.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

5.1	Opinion of Williams Mullen regarding the legality of securities being registered (filed herewith)

8.1	Tax Opinion of Williams Mullen (filed herewith)

8.2	Tax Opinion of LeClairRyan P.C. (filed herewith)

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan, incorporated by reference to Eastern Virginia’s 2003 Proxy Statement, as filed on March 24, 2003

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan, incorporated by reference to Eastern Virginia’s 2007 Proxy Statement, as filed on March 21, 2007

10.3	Employment Agreement dated as of January 1, 2008, between Eastern Virginia and Joe A. Shearin, incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.4	Employment Agreement dated as of March 4, 2008, between Eastern Virginia and Ronald L. Blevins, incorporated by reference to Exhibit 10.4 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.5	Employment Agreement dated as of March 4, 2008 between Eastern Virginia and Joseph H. James, incorporated by reference to Exhibit 10.5 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.6	Employment Agreement dated as of June 10, 2008, between Eastern Virginia and James S. Thomas, incorporated by reference to Exhibit 10.6 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

10.7	Purchase and Assumption Agreement between Eastern Virginia and Millennium Bank, N.A., incorporated by reference to Exhibit 99.2 to Eastern Virginia’s Current Report on Form 8-K dated December 3, 2007

10.8	Letter Agreement, dated as of January 9, 2009, by and between Eastern Virginia and the United States Department of the Treasury, incorporated by reference to Exhibit 10.1 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

10.9	Form of Waiver agreement between the Senior Executive Officers and Eastern Virginia, incorporated by reference to Exhibit 10.2 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

10.10	Form of Consent agreement between the Senior Executive Officers and Eastern Virginia, incorporated by reference to Exhibit 10.3 to Eastern Virginia’s Current Report on Form 8-K filed January 13, 2009

21.1	Subsidiaries of Eastern Virginia, incorporated by reference to Exhibit 21 to Eastern Virginia’s Annual Report on Form 10-K for the year ended December 31, 2008

23.1	Consent of Yount, Hyde & Barbour (filed herewith)

23.2	Consent of Cherry, Bekaert & Holland, L.L.P. (filed herewith)

23.3	Consent of Williams Mullen (included with Exhibits 5.1 and 8.1 hereto)

23.4	Consent of LeClairRyan P.C. (included with Exhibit 8.2 hereto)

23.5*	Consent of Keefe, Bruyette & Woods

23.6*	Consent of Davenport & Company LLC

24.1*	Powers of attorney are contained on the signature page of the Registration Statement

99.1	Eastern Virginia’s Form of Proxy (filed herewith)

99.2	First Capital’s Form of Proxy (filed herewith)

99.3*	Consent of Grant S. Grayson

99.4*	Consent of John M. Presley

99.5*	Consent of Richard W. Wright

99.6*	Consent of Debra L. Richardson

99.7*	Consent of P.C. Amin

*	Previously Filed.